UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 2)
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EAGLE ROCK ENERGY PARTNERS, L.P.

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY PROXY STATEMENT, SUBJECT TO CHANGE, DATED MARCH 12, 2010

Dear Eagle Rock Energy Partners, L.P. Common Unitholder:

Since the fall of 2008, a number of external events have occurred, including the worldwide credit crisis, the economic recession and the resulting decline in commodity prices and drilling activity levels, that have made it increasingly difficult for us to remain in compliance with covenants under our credit facility. As a result, we have taken actions to conserve cash to pay down our debt, including reducing our distributions to you. We propose to engage in a series of transactions intended to reduce our outstanding debt, improve our liquidity position and simplify our ownership structure. We believe these transactions will enhance our financial flexibility and assist us in our goals of growing and diversifying our business and in reestablishing a more meaningful quarterly cash distribution.

Accordingly, we have entered into a securities purchase agreement with entities affiliated with Natural Gas Partners, our sponsor, and a purchase and sale agreement with a subsidiary of Black Stone Minerals Company, L.P. that seek to simplify and recapitalize our partnership through a series of transactions including:

•	an option in favor of our partnership, exercisable by the issuance of 1,000,000 newly-issued common units to an affiliate of Natural Gas Partners, to capture the value of the controlling interest in us through (a) acquiring our general partner, and such general partner’s general partner, and immediately thereafter eliminating our 844,551 outstanding general partner units and (b) reconstituting our board of directors to allow our common unitholders not affiliated with Natural Gas Partners to elect the majority of our directors;

•	the sale of our minerals business to Black Stone Minerals Company, L.P. for total consideration of $174.5 million in cash, subject to customary purchase price adjustments;

•	a rights offering, which is described in more detail in the attached proxy statement, in which certain Natural Gas Partners affiliates will fully participate by exercising all rights issued in respect of 9,544,720 common and general partner units owned by them and any additional common units received by them in connection with the payment of the transaction fee described below;

•	the simplification of our capital structure through the contribution, and resulting cancellation, of our existing incentive distribution rights and 20,691,495 subordinated units currently held by affiliates of Natural Gas Partners; and

•	for a period of up to five months following unitholder approval of these transactions, Natural Gas Partners’ commitment to purchase up to $41.6 million, at a price of $3.10 per unit, of an Eagle Rock equity offering to be undertaken at the sole option of our conflicts committee.

In exchange for the contributions and commitments of Natural Gas Partners and its affiliates under the securities purchase agreement, we have agreed to pay an affiliate of Natural Gas Partners a transaction fee of $29 million payable in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units calculated on the 20th day prior to the date of our special meeting and (ii) $3.10 per common unit, unless our conflicts committee elects, in its sole discretion, to pay such transaction fee in cash. Our conflicts committee must make such election, if at all, at least 20 days prior to our special meeting. As of the date of this proxy statement, our conflicts committee intends to cause us to pay the transaction fee in common units.

The contemplated transactions provide needed near-term liquidity through the sale of our minerals business and the rights offering, while offering protection to us against a further economic downturn by way of the contemplated equity purchase commitment. Equally as important, the contemplated transactions seek to simplify our capital structure and governance, which should improve our access to the capital markets. This, in turn, we believe should enhance our ability to grow and ultimately to pay a more meaningful distribution to our unitholders.

Completion of the transactions described above is conditioned on, among other things, the approval of the securities purchase agreement and related amendments to our partnership agreement by holders of a majority of our outstanding common units (excluding those owned by our general partner and its affiliates) entitled to vote thereon. Accordingly, your vote is very important.

The special meeting will be held on          , 2010 at          , local time, at          . Whether or not you plan to attend the special meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

Our conflicts committee has unanimously determined that the transactions described above are in the best interests of us and our unitholders other than our general partner and its affiliates and has unanimously approved, and recommended to our board of directors that it approve, the securities purchase agreement, the minerals purchase and sale agreement and the matters contemplated thereby, including the related partnership agreement amendments.

Our board of directors, after considering the determination and recommendation of our conflicts committee, unanimously determined that the transactions described above are in the best interests of us and our unitholders other than our general partner and its affiliates and has unanimously approved the securities purchase agreement, the minerals purchase and sale agreement and the matters contemplated thereby, including the related partnership agreement amendments.

Accordingly, our board of directors and our conflicts committee both unanimously recommend that you vote “FOR” the proposals to approve the securities purchase agreement and the related amendments to our partnership agreement.

The attached proxy statement gives you detailed information about the special meeting and the proposed transactions. We urge you to read carefully the entire proxy statement, including all of its annexes. Our common units are traded on the Nasdaq Global Select Market under the symbol “EROC.” The last reported sale price of our common units on the Nasdaq Global Select Market on          , 2010 was $     .

Philip B. Smith	Joseph A. Mills
Chairman of the Conflicts Committee of the Board of Directors	Chairman of the Board of Directors and Chief Executive Officer
Eagle Rock Energy G&P, LLC	Eagle Rock Energy G&P, LLC

The attached proxy statement is dated          , 2010 and is first being mailed to our unitholders on or about          , 2010.

NOTICE OF SPECIAL MEETING OF UNITHOLDERS OF
EAGLE ROCK ENERGY PARTNERS, L.P.
TO BE HELD ON          , 2010

To the Common Unitholders of Eagle Rock Energy Partners, L.P.:

This is a notice that a special meeting of the common unitholders of Eagle Rock Energy Partners, L.P. (“EROC”) will be held on          , 2010 at          , local time, at          . The purpose of the special meeting is:

1. To consider and vote upon a proposal to approve the Amended and Restated Securities Purchase and Global Transaction Agreement (the “Global Transaction Agreement”), dated as of January 12, 2010, by and between EROC, Eagle Rock Energy GP, L.P., the general partner of EROC (“ERGP”), Eagle Rock Energy G&P, LLC, the general partner of ERGP (“G&P LLC”), Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. (collectively, “Natural Gas Partners”), Montierra Minerals & Production Company, L.P., an affiliate of Natural Gas Partners (“Montierra”), the general partner of Montierra, and Eagle Rock Holdings, L.P., an affiliate of Natural Gas Partners and the sole, direct or indirect, equity owner of ERGP (“ERH”), a copy of which is included as Annex A to the attached proxy statement, pursuant to which:

•	ERH will grant EROC an option, exercisable at the election of the Conflicts Committee of EROC, to acquire all of the issued and outstanding limited liability company interests of G&P LLC and limited partner interests of ERGP, in exchange for 1,000,000 common units of EROC, and EROC’s partnership agreement will be amended and restated to provide for, following the completion of such acquisition, the election of a majority of the Board of Directors of EROC by the common unitholders of EROC not affiliated with Natural Gas Partners and certain other corporate governance changes;

•	EROC will distribute to its existing unitholders 0.35 detachable and tradable rights for each outstanding common and general partner unit, with each whole right entitling the holder to acquire, for an exercise price of $2.50, both a newly-issued common unit of EROC and a detachable and tradable two-year warrant to purchase an additional common unit in EROC for $6.00 in cash, and Natural Gas Partners and certain affiliates will fully participate in the rights offering by exercising all of the rights received in respect of approximately 9,544,720 common units and general partner units owned by Natural Gas Partners and other affiliates and any additional common units received by them in connection with the payment of the transaction fee described below;

•	For a period of four months (which may be extended to five months in certain circumstances) following unitholder approval of these transactions, an affiliate of Natural Gas Partners will be committed to purchase up to $41.6 million, at a price of $3.10 per unit, of an EROC equity offering to be undertaken after the completion of the rights offering unless the Conflicts Committee of EROC determines it would not be in the best interest of EROC to commence such offering;

•	ERGP and ERH will contribute to EROC all of EROC’s outstanding incentive distribution rights and subordinated units, and the First Amended and Restated Agreement of Limited Partnership of EROC will be amended and restated to eliminate the incentive distribution rights and subordinated units (and, as a result, the concept of arrearages) from EROC’s capital structure; and

•	EROC will pay to ERH a transaction fee of $29 million payable in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of EROC’s common units calculated on the 20th day prior to the date of the special meeting and (ii) $3.10 per common unit, unless the Conflicts Committee of EROC elects, in its sole discretion, for EROC to pay the transaction fee in cash. The Conflicts Committee of EROC must make such election, if at all, at least 20 days prior to the special meeting. As of the date of this proxy statement, the Conflicts Committee of EROC intends to cause EROC to pay the transaction fee in common units.

2. To consider and vote upon the approval of Amendment No. 1 to EROC’s current partnership agreement (the “Interim Partnership Agreement Amendment”), a copy of which is included as Annex B to the attached proxy statement, which allows EROC to allocate gain and loss and make adjustments to capital accounts in order to maintain economic uniformity of any common units issued upon the exercise of rights and warrants with EROC’s other outstanding common units. The Interim Partnership Agreement Amendment will only be adopted if the Conflicts Committee of EROC elects to pay the transaction fee in cash, for reasons further described in the attached proxy statement.

3. To consider and vote upon the approval of the Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (the “Amended and Restated Partnership Agreement”), a copy of which is included as Annex C to the attached proxy statement.

4. To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

In connection with entering into the Global Transaction Agreement, certain subsidiaries of EROC have also entered into a Purchase and Sale Agreement (the “Minerals Purchase and Sale Agreement”), dated as of December 21, 2009, with BSAP II GP, L.L.C., a subsidiary of Black Stone Minerals Company, L.P. (“Black Stone Minerals”), a copy of which is included as Annex D to the attached proxy statement, providing for the sale to Black Stone Minerals of all of EROC’s fee mineral and royalty interests business, as well as its equity investment in Ivory Working Interests, L.P., for cash consideration of $174.5 million, subject to customary purchase price adjustments as described in the attached proxy statement.

The Conflicts Committee and the Board of Directors of EROC (upon the recommendation of the Conflicts Committee) unanimously approved the Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, and the Minerals Purchase and Sale Agreement and the minerals business sale and have determined that the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement (collectively, the “recapitalization and related transactions”), taken together, are in the best interests of EROC and its unitholders (other than EROC’s general partner and its affiliates). Accordingly, each of the Conflicts Committee and the Board of Directors of EROC unanimously recommends that EROC unitholders vote “FOR” each of (i) the proposal to approve the Global Transaction Agreement, (ii) the proposal to approve the Interim Partnership Agreement Amendment and (iii) the proposal to approve the Amended and Restated Partnership Agreement.

The proposals described in paragraphs 1, 2 and 3 above require the affirmative vote of the holders of a majority of the outstanding EROC common units (excluding those owned by EROC’s general partner and its affiliates) entitled to vote as of the record date. The approval of each of the items listed under paragraphs 1, 2 and 3 is a condition to completion of the recapitalization and related transactions, and the consummation of the minerals business sale is a condition to the completion of the matters contemplated in the Global Transaction Agreement. You are not being asked to approve the minerals business sale. However, the Minerals Purchase and Sale Agreement will automatically terminate upon the termination of the Global Transaction Agreement pursuant to its terms.

Only common unitholders of record at the close of business on           , 2010 are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement of that meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold common units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your common units through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold your common units through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the special meeting and voting your common units in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to Morrow & Co., LLC at the address provided with the proxy card at or before the special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed recapitalization and related transactions in more detail. We urge you to read carefully the entire document before voting your common units at the special meeting or submitting your voting instructions by proxy.

By Order of the Board of Directors of Eagle Rock Energy G&P, LLC, the general partner of EROC’s general partner.
Charles C. Boettcher
Secretary

Houston, Texas
          , 2010

SUMMARY

This brief summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. To understand the recapitalization and related transactions fully and for a complete description of the terms of the recapitalization and related transactions and related matters, you should read carefully this proxy statement, the documents incorporated by reference and the full text of the annexes to this proxy statement. Please read “Where You Can Find More Information” beginning on page 199.

The Recapitalization and Related Transactions (page 102)

Overview

Since the fall of 2008, a number of external events have occurred, including the worldwide credit crisis, the economic recession and the resulting decline in commodity prices and drilling activity levels, that have made it increasingly difficult for Eagle Rock Energy Partners, L.P. (which we may refer to as “we,” “us,” “EROC” or the “Partnership”) to remain in compliance with covenants under our credit facility. As a result, we have taken actions to conserve cash to pay down our debt, including by reducing our distributions to our unitholders. We propose to engage in a series of transactions intended to reduce our outstanding debt, improve our liquidity position and simplify our ownership structure. We believe these transactions will enhance our financial flexibility and assist us in our goals of growing and diversifying our business and in reestablishing a more meaningful quarterly cash distribution. Particularly, we have entered into:

•	a Securities Purchase and Global Transaction Agreement, dated as of December 21, 2009 (the “Original Global Transaction Agreement”) and amended and restated on January 12, 2010 (as amended and restated, the “Global Transaction Agreement”), with our general partner, Eagle Rock Energy G&P, LLC, the general partner of our general partner (“G&P LLC”), Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P. (together with Natural Gas Partners VII, L.P., “Natural Gas Partners”), Montierra Minerals & Production Company, L.P., an affiliate of Natural Gas Partners (“Montierra”), the general partner of Montierra and Eagle Rock Holdings, L.P., an affiliate of Natural Gas Partners and the sole, direct or indirect, equity owner of our general partner (“ERH” and, together with Natural Gas Partners, Montierra and the general partner of Montierra, the “NGP Parties”); and

•	a Purchase and Sale Agreement, dated as of December 21, 2009 (the “Minerals Purchase and Sale Agreement”), by and between our wholly-owned subsidiaries Eagle Rock Pipeline GP, LLC and EROC Production LLC (collectively, the “Minerals Business Selling Subsidiaries”) and BSAP II GP, L.L.C. (“Black Stone Acquisition Sub”), a subsidiary of Black Stone Minerals Company, L.P. (“Black Stone Minerals”).

Pursuant to the Global Transaction Agreement and the Minerals Purchase and Sale Agreement, we will be recapitalized through a series of transactions, including:

•	an option in favor of our partnership, exercisable by the issuance of 1,000,000 newly-issued common units to ERH, to capture the value of the controlling interest in us through (a) acquiring our general partner, and such general partner’s general partner, and immediately thereafter eliminating our 844,551 outstanding general partner units and (b) reconstituting our board of directors to allow our common unitholders not affiliated with Natural Gas Partners to elect the majority of our directors;

•	the sale of our minerals business to Black Stone Acquisition Sub, effective as of January 1, 2010 for purchase price adjustment purposes, for total consideration of $174.5 million in cash, subject to customary purchase price adjustments;

•	a rights offering in which Natural Gas Partners and certain of its affiliates will fully participate by exercising all rights issued in respect of 9,544,720 common and general partner units owned by them and any additional common units received by them in connection with the payment of the transaction fee described below;

•	the simplification of our capital structure through the contribution, and resulting cancellation, of our existing incentive distribution rights and 20,691,495 subordinated units currently held by affiliates of Natural Gas Partners; and

•	for a period of four months (which may be extended to five months under certain circumstances) following unitholder approval of these transactions, the commitment by affiliates of Natural Gas Partners to purchase up to $41.6 million, at a price of $3.10 per unit, of an EROC equity offering to be undertaken upon the completion of the rights offering unless the Conflicts Committee (the “Eagle Rock Conflicts Committee”) of the Board of Directors (the “Eagle Rock Board”) of G&P LLC determines it would not be in our best interest to commence such offering.

In exchange for the commitments and contributions of Natural Gas Partners and its affiliates under the Global Transaction Agreement, we have agreed to pay an affiliate of Natural Gas Partners a transaction fee of $29 million, payable in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units, calculated on the 20th day prior to the date of our special meeting (the “transaction fee determination date”) and (ii) $3.10 per common unit, unless the Eagle Rock Conflicts Committee elects, in its sole discretion, to pay the transaction fee in cash. The Eagle Rock Conflicts Committee must make such election, if at all, at least 20 days prior to the special meeting. In this proxy statement, we collectively refer to the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement as the “recapitalization and related transactions.”

The approval of the recapitalization and related transactions will result in the elimination of the subordinated units and will change the structure of EROC. Among other things, with only common units outstanding, distributions will be made equally to all unitholders and the concept of arrearages will therefore be eliminated. Accumulated arrearages, which were not a payment obligation, but represented limitations on distributions to the subordinated units until those arrearages had been made, will be eliminated.

The Global Transaction Agreement is attached to this proxy statement as Annex A and the Minerals Purchase and Sale Agreement is attached to this proxy statement as Annex D. Please read the Global Transaction Agreement and the Mineral Purchase and Sale Agreement carefully and fully as they are the primary legal documents that govern the recapitalization and related transactions. For a summary of the Global Transaction Agreement, please read “The Global Transaction Agreement” beginning on page 134 and for a summary of the Minerals Purchase and Sale Agreement, please read “The Minerals Business Sale” beginning on page 172.

GP Acquisition Option

At any time following the date on which we pay the transaction fee to ERH until December 31, 2012, we may exercise our option (the “GP acquisition option”) to acquire all of the issued and outstanding limited liability company interests of G&P LLC and limited partner interests of our general partner in exchange for the issuance to ERH of 1,000,000 of our common units (the “GP acquisition”).

Following the GP acquisition, our general partner and G&P LLC, its general partner, will be our wholly-owned subsidiaries and certain provisions in the Amended and Restated Partnership Agreement relating to our governance will become effective. In particular, our common unitholders that are not affiliated with Natural Gas Partners will be entitled to elect a majority of the Eagle Rock Board. For additional information, see “The Amended and Restated Partnership Agreement — Board of Directors Following the GP Acquisition” beginning on page 169.

As of the date of this proxy statement, the Eagle Rock Conflicts Committee intends to cause us to exercise the GP acquisition option as soon as practicable after (i) the required unitholder approvals of the proposals contemplated in this proxy statement have been obtained, (ii) the Credit Facility Amendment described under “— Recent Developments — Credit Facility Amendment” has taken effect (which we anticipate will be immediately after we obtain the required unitholder approvals referenced in clause (i) above) and (iii) the Eagle Rock Conflicts Committee has identified two additional independent director candidates who have agreed to serve on the Eagle Rock Board.

Minerals Business Sale

Within seven business days after the date we receive the requisite approval of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement from our unitholders and subject to the satisfaction of the conditions contained in the Minerals Purchase and Sale Agreement, we will complete the sale of all of our fee mineral and royalty interests business as well as our equity investment in Ivory Working Interests, L.P. (collectively, for the purposes of this proxy statement, the “Minerals Business”) to Black Stone Acquisition Sub for $174.5 million in cash, subject to customary purchase price adjustments (the “Minerals Business Sale”). Historically, EROC has reported its limited partner interest in Ivory Working Interests, L.P. as part of its Corporate segment rather than its Minerals segment. The effective date of the Minerals Purchase and Sale Agreement for determining purchase price adjustments is January 1, 2010. The purchase price will be adjusted so that we receive the benefit of revenue received and incur the costs on all costs incurred on account of operation of or production from the Minerals Business before January 1, 2010 and that Black Stone Minerals receives the benefit of revenue received and incurs the costs on all costs incurred on account of operation of or production from the Minerals Business on or after January 1, 2010. Additionally, the effective date for determining purchase price adjustments for capital expenditures is December 1, 2009. The obligations of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub under the Minerals Purchase and Sale Agreement have been guaranteed by EROC and Black Stone Minerals, respectively.

Payment of the Transaction Fee

In exchange for the granting of the GP acquisition option and the other obligations of the NGP Parties under the Global Transaction Agreement described below, we will pay to ERH a transaction fee of $29 million, payable in common units of EROC valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units calculated on the transaction fee determination date and (ii) $3.10 per common unit, unless the Eagle Rock Conflicts Committee elects, in its sole discretion, for us to pay the transaction fee in cash. We refer to this fee as the “transaction fee.”

The Eagle Rock Conflicts Committee must make such election, if at all, at least 20 days prior to the date of the special meeting. If the transaction fee is paid in common units, we will pay the transaction fee on the date on which the Minerals Business Sale is completed. If the Eagle Rock Conflicts Committee causes us to pay the transaction fee in cash, we will pay the transaction fee in connection with the completion of the equity offering described below (or if the equity offering is not completed, within four months (which may be extended to five months under certain circumstances) after the completion of the rights offering). As of the date of this proxy statement, the Eagle Rock Conflicts Committee intends to cause us to pay the transaction fee in common units.

Surrender of Subordinated Units and Incentive Distribution Rights

Concurrently with our payment of the transaction fee as described above, our general partner and ERH will contribute to us all of the outstanding incentive distribution rights and the 20,691,495 outstanding subordinated units in us.

In connection with the surrender of the subordinated units and incentive distribution rights, our general partner will execute and deliver the Second Amended and Restated Agreement of Limited Partnership of EROC in the form attached as Annex C to this proxy statement (the “Amended and Restated Partnership Agreement”). The Amended and Restated Partnership Agreement will provide for the elimination of subordinated units and incentive distribution rights in our partnership agreement, including the elimination of the concepts of a minimum quarterly distribution and a subordination period (and, as a result, the concept of arrearages on the common units). For additional information, see “The Amended and Restated Partnership Agreement” beginning on page 159.

Rights Offering

Subject to certain delay rights, on the first business day of the calendar month beginning after the date on which we complete the Minerals Business Sale, we will distribute to our existing unitholders 0.35 of a detachable, freely-tradeable right for each outstanding common and general partner unit. Each whole right will entitle the holder to acquire, for an exercise price of $2.50, both a newly-issued common unit of EROC and a detachable, freely-tradeable warrant to purchase an additional common unit of EROC and will remain outstanding and exercisable for approximately 30 days. The warrants will have an exercise price of $6.00 per unit, and will remain outstanding and exercisable for approximately two years. In this proxy statement, we refer to the distribution of rights, the related offering of common units and warrants for which the rights are exercisable, and the issuance of those common units and warrants to the extent that the rights are exercised as the “rights offering.” The NGP Parties and ERGP have agreed to fully participate in the rights offering, by exercising all of the rights received in respect of 8,700,169 common and 844,551 general partner units owned by the NGP Parties and ERGP and any additional common units received by them in connection with the payment of the transaction fee described above.

Each of our unitholders, including the NGP Parties, who timely exercise their rights in full, will be entitled to purchase any common units that our other unitholders do not purchase pursuant to their basic subscription privileges (the “undersubscribed units”), subject to a pro rata allocation of any undersubscribed units between holders exercising their oversubscription privileges. The pro rata allocation will be based on the relative number of common units such unitholder acquired upon the initial exercise of his rights. The NGP Parties may choose to exercise their oversubscription privileges in the event the rights offering is undersubscribed, but have no obligation to do so.

Immediately prior to the rights offering, if we have not already adopted the Amended and Restated Partnership Agreement in connection with the payment of the transaction fee in common units and the surrender of the subordinated units and incentive distribution rights, we will enter into Amendment No. 1 (the “Interim Partnership Agreement Amendment”) to our First Amended and Restated Agreement of Limited Partnership (which we refer to as our “current partnership agreement”), which allows us to allocate gain and loss and make adjustments to capital accounts in order to maintain the economic uniformity of any common units issued upon the exercise of rights and warrants with our other outstanding common units. If we have already adopted the Amended and Restated Partnership Agreement prior to the rights offering, it will not be necessary to enter into the Interim Partnership Agreement Amendment, as the Amended and Restated Partnership Agreement includes the provisions contemplated in the Interim Partnership Agreement Amendment. For additional information, see “The Interim Partnership Agreement Amendment” beginning on page 157.

Unitholders who do not exercise their rights in full should expect that they will, at the completion of the rights offering, own a smaller proportional interest in us than would otherwise be the case had they exercised their rights in full. In addition, the common units issuable upon the exercise of any warrants we issue in connection with the rights offering will further dilute the ownership interest of unitholders who do not exercise in full both their rights and the warrants issued upon exercise of their rights. While we anticipate that the rights will be transferable and listed on the NASDAQ Global Select Market, there will not be an established trading market for the rights and there can be no assurance that a market will develop for the rights. Even if a market for the rights does develop, the price of the rights may fluctuate and liquidity may be limited. As a result, holders of the rights may be unable to resell the rights or may only be able to sell them at an unfavorable price.

Equity Offering

After completion of the rights offering and within four months (which may be extended to five months under certain circumstances) of the date on which we receive the required unitholder approvals of the proposals contemplated in this proxy statement (the “offering completion deadline”), if the Eagle Rock Conflicts Committee determines it is in our best interest, we will attempt to complete an equity offering of no more than $105 million of our common units at a price to the public of not less than $3.10 per common unit or no more than $140 million of our common units at a price to the public of not less than $3.40 per common unit. If the Eagle Rock Conflicts Committee determines that it is not in our best interest to complete such an offering, we will have no obligation to do so.

If the Eagle Rock Conflicts Committee determines in good faith that we will not be able to complete an equity offering during this time period or if we receive less than $105 million in gross proceeds from the equity offering, the Eagle Rock Conflicts Committee may require the NGP Parties to purchase a number of our common units at $3.10 per unit that leads to an aggregate investment equal to the lesser of (i) $105 million minus the actual gross proceeds (if any) of the equity offering and (ii) $41,648,370 (the “standby commitment”).

Relationship of the Components of the Recapitalization and Related Transactions (page 105)

The completion of the transactions contemplated in the Global Transaction Agreement are conditioned upon the approval of the following by holders of a majority of our common units held by unitholders other than our general partner and its affiliates, including Natural Gas Partners and its affiliates (“EROC public unitholders”):

•	the Global Transaction Agreement;

•	the Interim Partnership Agreement Amendment; and

•	the Amended and Restated Partnership Agreement.

In addition, the Minerals Purchase and Sale Agreement will terminate automatically if the Global Transaction Agreement is terminated pursuant to its terms prior to the completion of the Minerals Business Sale. The transactions contemplated by the Global Transaction Agreement are conditioned upon the consummation of the Minerals Business Sale, and the Global Transaction Agreement will terminate automatically if the Minerals Purchase and Sale Agreement is terminated pursuant to its terms.

Each of the Global Transaction Agreement and the Minerals Purchase and Sale Agreement also contain additional conditions. Please see “The Global Transaction Agreement” beginning on page 134 and “The Minerals Business Sale — The Minerals Purchase and Sale Agreement — Conditions to the Completion of the Minerals Business Sale” beginning on page 175.

Recommendation of the Eagle Rock Conflicts Committee and Its Reasons for the Recapitalization and Related Transactions (page 54)

After considering the various positive and negative factors more fully described in “Special Factors — Recommendation of the Eagle Rock Conflicts Committee and its Reasons for the Recapitalization and Related Transactions,” the Eagle Rock Conflicts Committee, which was delegated the authority to review and evaluate the strategic transaction proposal made by Natural Gas Partners, and any potential alternatives thereto, has unanimously:

•	determined that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders;

•	approved the Global Transaction Agreement and the matters contemplated thereby; the Interim Partnership Agreement Amendment; the Amended and Restated Partnership Agreement; the Minerals Purchase and Sale Agreement and the Minerals Business Sale; and

•	recommended approval by the Eagle Rock Board of the Global Transaction Agreement and the matters contemplated thereby; the Interim Partnership Agreement Amendment; the Amended and Restated Partnership Agreement; and the Minerals Purchase and Sale Agreement and the Minerals Business Sale, and recommended the submission of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement to the EROC public unitholders for approval.

Therefore, the Eagle Rock Conflicts Committee recommends that the EROC public unitholders vote to approve the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

Recommendation of the Eagle Rock Board and Its Reasons for the Recapitalization and Related Transactions (page 60)

After considering various factors, including the unanimous recommendation of the Eagle Rock Conflicts Committee, the Eagle Rock Board has:

•	determined that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders; and

•	approved the Global Transaction Agreement and the matters contemplated thereby; the Interim Partnership Agreement Amendment; the Amended and Restated Partnership Agreement; and the Minerals Purchase and Sale Agreement and the Minerals Business Sale.

Therefore, the Eagle Rock Board recommends that the EROC public unitholders vote to approve the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee (page 73)

The Eagle Rock Conflicts Committee received an opinion from Madison Williams and Company LLC, formerly SMH Capital Inc. (“Madison Williams and Company”), its independent financial advisor, to the effect that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth in the opinion, the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders. The opinion is attached as Annex E to this proxy statement.

Madison Williams and Company approached its determination of fairness through a two part process: (i) a determination of whether our common unit value is increased as a result of the recapitalization and related transactions; and (ii) a determination of whether the value granted to the NGP Parties as consideration is consistent with the value received from the NGP Parties through its various commitments in the recapitalization and related transactions.

In part one of its analysis, Madison Williams and Company calculated the estimated value of our common units on both a status quo basis and a pro forma basis after giving effect to the recapitalization and related transactions (including alternatives for payment of the fee in cash or units) assuming base case, upside case and downside case crude oil and natural gas price sensitivities. To arrive at its summary results (shown below), Madison Williams and Company first performed both a consolidated discounted cash flow valuation analysis and a sum of parts valuation analysis, then averaged the results from each of these valuation analyses, and finally made a positive adjustment to these arithmetic averages, in the Base Case Pro Forma and Upside Case Pro Forma scenarios only, to account for the incremental value that Madison Williams and Company estimated would accrue to common unitholders who exercise their portion of the rights distributed in the rights offering and exercise the related warrants, net of the costs associated with exercising their rights and warrants.

The summary of the results of Madison Williams and Company’s part one analysis is as follows:

Implied Value per
Projections Based On	Common Unit

Base Case — Status Quo	$6.07 — $13.50
Base Case — Pro Forma(1)	$7.22 — $14.20
Base Case — Pro Forma(2)	$7.07 — $13.42
Upside Case — Status Quo	$15.17 — $22.87
Upside Case — Pro Forma(1)	$18.38 — $29.96
Upside Case — Pro Forma(2)	$17.23 — $27.80
Downside Case — Status Quo	$0.00 — $0.05
Downside Case — Pro Forma(1)	$0.00 — $0.45
Downside Case — Pro Forma(2)	$0.00 — $0.60

(1)	ERH transaction fee paid in cash.

(2)	ERH transaction fee paid in units.

In part two of its analysis, Madison Williams and Company analyzed whether the value of the consideration granted to the NGP Parties for participating in the transaction was consistent with the value received from the NGP Parties through the various components of the transaction. These values were calculated for the pro forma basis under the base, upside, and downside case scenarios. In addition, these values were determined assuming the $29.0 million fee to ERH was paid in cash or in units at a value of $5.30 per unit in the base case and upside case or $3.10 per unit in the downside case. The $5.30 per unit figure utilized in the base case and the upside case was calculated as a 10% discount to our 10-day volume-weighted average price as of January 8, 2010, whereas the floor price of $3.10 per unit as set forth in the Global Transaction Agreement was utilized in the downside case. It should be noted that the actual price per unit used to calculate the number of units to be issued to the NGP Parties if a unit payment option were chosen will likely differ from the $5.30 price utilized in Madison Williams and Company’s analysis.

Below are two tables that summarize the results of Madison Williams and Company’s part two (value paid vs. value received) analysis, one assuming the consideration is paid to ERH in cash and the other assuming the consideration is paid to ERH in units.

Transaction Fee in Cash

	Base	Upside	Downside
	Case	Case	Case
	($ in millions)

Value Received from the NGP Parties
Commitment to Participate in the Equity Rights Offering	$0.0	$0.0	$8.4
Commitment to Backstop the Equity Offering	$0.0	$0.0	$41.6
Subordinated Unit and IDR Transfer at Transaction Date	$0.0	$205.8	$0.0
Option Allowing EROC to Purchase GP Units and GP Control	$38.0	$82.4	$0.0

Total Value Received by EROC	$38.0	$288.2	$50.0
Total Consideration Paid to the NGP Parties (Cash)	$29.0	$29.0	$29.0

Net Value of Transaction to EROC	$9.0	$259.2	$21.0

Transaction Fee in Units

	Base	Upside	Downside
	Case	Case	Case
	($ in millions)

Value Received from the NGP Parties
Commitment to Participate in the Equity Rights Offering	$0.0	$0.0	$15.4
Commitment to Backstop the Equity Offering	$0.0	$0.0	$39.4
Subordinated Unit and IDR Transfer at Transaction Date	$0.0	$205.8	$0.0
Option Allowing EROC to Purchase GP Units and GP Control	$40.1	$84.6	$0.8

Total Value Received by EROC	$40.1	$290.4	$55.6

Total Consideration Paid to the NGP Parties	$38.1	$73.4	$1.4

Net Value of Transaction to EROC	$2.0	$217.0	$54.2

The foregoing analysis is only a summary of the analysis performed by Madison Williams and Company and is qualified in its entirety by reference to the description of the financial analysis performed by Madison Williams and Company contained in “Special Factors — Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee” and reference to the full text of the written opinion attached as Annex E to this proxy statement.

Information About the Special Meeting and Voting (page 98)

Time, Date and Place

The special meeting will be held on          , 2010 at          , local time, at           .

Purpose

Our unitholders are being asked to consider and vote on:

•	A proposal to approve the Global Transaction Agreement;

•	A proposal to approve the Interim Partnership Agreement Amendment;

•	A proposal to approve the Amended and Restated Partnership Agreement; and

•	Any proposal to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

We collectively refer to the first three proposals listed above as the “unitholder proposals.” The approval of each of the unitholder proposals is a condition to the completion of the recapitalization and related transactions.

The persons named in the accompanying proxy card will have discretionary authority to vote on other business, if any, that properly comes before the special meeting and any adjournment or postponement thereof.

Unitholders Entitled to Vote

Holders of our common units as of          , 2010, the record date for the special meeting, will be entitled to vote at the special meeting, and all holders of our common units as of the record date will be counted for purposes of establishing a quorum. Each unitholder may cast one vote at the special meeting for each common unit owned at the close of business on the record date. On the record date, there were           EROC common units outstanding and entitled to be voted at the special meeting.

Required Unitholder Votes

Under the terms of the Global Transaction Agreement and our current partnership agreement, as applicable, the proposals at the special meeting are subject to the following required unitholder votes.

The Global Transaction Agreement must be approved by holders of a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon voting as a class. The Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement must be approved by the holders of (i) a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon voting as a class; and (ii) a majority of our outstanding subordinated units entitled to vote thereon voting as a class. We collectively refer to these approvals as the “required unitholder approvals.”

Based on the number of our common units expected to be outstanding on the record date, approximately           common units owned by EROC public unitholders must be voted in favor of the unitholder proposals.

Pursuant to the Global Transaction Agreement, the NGP Parties have agreed to ensure that all of their common units are represented at the meeting for purposes of establishing a quorum, though their votes will not be counted in determining whether or not the unitholder proposals are approved by holders of a majority of our outstanding common units owned by EROC public unitholders. Also pursuant to the Global Transaction Agreement, ERH, as the direct or indirect owner of all of our outstanding subordinated units, has agreed to vote all of its subordinated units in favor of the applicable unitholder proposals. As such, we are contractually assured of receiving the approval of the applicable unitholder proposals by holders of a majority of our outstanding subordinated units.

Interests of Certain Persons in the Recapitalization and Related Transactions (page 90)

In considering the recommendations of the Eagle Rock Conflicts Committee, you should be aware that some of the executive officers and directors of G&P LLC have interests in the recapitalization and related transactions that may differ from, or may be in addition to, the interests of our unitholders generally. These interests are more fully described under “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions,” beginning on page 90.

Appraisal Rights (page 105)

Our unitholders are not entitled to exercise appraisal rights in connection with the recapitalization and related transactions under either our current partnership agreement or Delaware law.

Certain Provisions of the Global Transaction Agreement (page 134)

Conditions to the Matters Contemplated by the Global Transaction Agreement

Before we can complete any of the transactions contemplated in the Global Transaction Agreement, the following conditions must be satisfied, or where permissible, waived by us or the NGP Parties, as appropriate:

•	We must have received the required unitholder approvals; and

•	The Minerals Business Sale must have been completed.

For a summary of the conditions to the completion of the Minerals Business Sale, please see “The Minerals Business Sale — The Minerals Purchase and Sale Agreement — Conditions to the Completion of the Minerals Business Sale.”

Certain of the transactions contemplated by the Global Transaction Agreement, including the rights offering, Natural Gas Partners’ commitment to participate in the rights offering, our payment of the transaction fee and our exercise of the GP acquisition option are subject to additional conditions that must be satisfied, or where permissible, waived by us, our general partner or the NGP Parties, as appropriate.

For a description of certain of the conditions to the completion of the transactions contemplated in the Global Transaction Agreement, please see “The Global Transaction Agreement” beginning on page 134.

No Solicitation of Competing Proposals

The Global Transaction Agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions that would constitute a “competing proposal” to the transactions contemplated by the Global Transaction Agreement, as such term is defined under “The Global Transaction Agreement — Other Covenants and Agreements — Competing Proposals.”

Notwithstanding these restrictions, under circumstances specified in the Global Transaction Agreement, we may respond to an unsolicited written competing proposal if the Eagle Rock Board or the Eagle Rock Conflicts Committee determines, after consultation with its outside legal advisors and financial consultants, that such competing proposal could possibly lead to either the Eagle Rock Board or the Eagle Rock Conflicts Committee changing or withdrawing its recommendation of the unitholder proposals.

For additional information, please see “The Global Transaction Agreement — Other Covenants and Agreements — Competing Proposals” beginning on page 152.

Termination of Global Transaction Agreement

The Global Transaction Agreement may be terminated and the transactions contemplated in the Global Transaction Agreement that have not been consummated prior to such termination may be abandoned at any time prior to the date of the closing of the GP acquisition, whether before or after the receipt of the required unitholder approvals:

•	By the mutual consent of all of the parties to the Global Transaction Agreement in a written instrument;

•	By either the NGP Parties, on the one hand, or EROC, on the other, upon written notice to the other, if, generally:

•	the required unitholder approvals have not been obtained on or before June 30, 2010 (the “termination date”), provided that the failure to receive the required unitholder approvals was not the result of the terminating party’s breach of a covenant under the Global Transaction Agreement;

•	any governmental authority has taken any action permanently prohibiting or making illegal the consummation of any of the transactions contemplated by the Global Transaction Agreement or the Minerals Purchase and Sale Agreement;

•	the required unitholder approvals are not all obtained at the special meeting or a permissible adjournment or postponement thereof; or

•	there has been a material breach of any of the other party’s representations, warranties or covenants, which breach cannot be cured prior to the date the transaction fee is required to be paid or is not cured within 30 days following receipt of written notice of the breach (provided that notice is delivered prior to the date on which the transaction fee would otherwise be paid);

•	By the NGP Parties, upon requisite written notice:

•	if (i) we have willfully and materially breached our obligations related to the solicitation of competing proposals or (ii) a change in recommendation of the Eagle Rock Conflicts Committee or the Eagle Rock Board has occurred;

•	if the average of the closing prices on the Nasdaq of an EROC common unit during any period of ten consecutive trading days was less than $1.50; provided that the last period measured ends on the third trading day prior to the date the required unitholder approvals are obtained and no such notice may be delivered to us after the required unitholder approvals are obtained; or

•	if a material adverse change (as defined under “The Global Transaction Agreement — Other Covenants and Agreements — Efforts to Complete the Recapitalization and Related Transactions”)

has occurred, provided that no such notice may be delivered to us after the transaction fee has been paid; or

•	if the Minerals Business Sale has not closed within seven business days following the date on which we receive the required unitholder approvals (the “unitholder approval date”), provided that no such notice may be delivered to us after the transaction fee has been paid; and

•	By the Eagle Rock Conflicts Committee, upon written notice to the NGP Parties delivered prior to the receipt of the required unitholder approvals, if the Eagle Rock Conflicts Committee determines that terminating the Global Transaction Agreement in favor of a competing proposal is either in the best interest of EROC or in the best interests of the EROC public unitholders.

In addition, the Global Transaction Agreement will automatically terminate upon the termination of the Minerals Purchase and Sale Agreement prior to the completion of the Minerals Business Sale.

Effects of Termination; Termination Fee

If the Global Transaction Agreement is terminated under certain circumstances provided for in the Global Transaction Agreement, including upon a change in, or withdrawal of, the Eagle Rock Conflicts Committee’s or the Eagle Rock Board’s recommendation of the unitholder proposals, then we will pay to ERH, within five business days after such termination, $7 million cash in immediately available funds (which we refer to as the “termination fee”).

For additional information, please see “The Global Transaction Agreement — Termination of the Global Transaction Agreement — Effects of Termination; Termination Fee” beginning on page 156.

Fees and Expenses

Whether or not any or all of the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement are consummated and whether or not any or all of the required unitholder approvals are received, we will reimburse the NGP Parties for all documented reasonable out-of-pocket costs and expenses incurred in connection with the Global Transaction Agreement and the transactions contemplated by the Global Transaction Agreement, including reasonable attorneys’ fees.

Certain Provisions of the Minerals Purchase and Sale Agreement

No Solicitation of Competing Proposals

The Minerals Purchase and Sale Agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions that would constitute a “competing minerals business proposal” to the Minerals Business Sale, as such term is defined under “The Minerals Business Sale — The Minerals Purchase and Sale Agreement — No Solicitation of Competing Proposals.”

Notwithstanding these restrictions, under circumstances specified in the Minerals Purchase and Sale Agreement, we may respond to an unsolicited written competing proposal if the Eagle Rock Board or the Eagle Rock Conflicts Committee determines that furnishing such information to, or entering into or participating in discussions or negotiations with, any such person is likely to be in the best interests of EROC or the EROC public unitholders.

For additional information, please see “The Minerals Business Sale — The Minerals Purchase and Sale Agreement— No Solicitation of Competing Proposals” beginning on page 175.

Conditions to the Completion of the Minerals Business Sale

The Minerals Business Sale cannot be completed unless certain conditions to closing are met or those conditions are waived by the appropriate parties. The obligations of each of the Minerals Business Selling

Subsidiaries and Black Stone Acquisition Sub to complete the Minerals Business Sale are conditioned upon, among other things:

•	the material accuracy of the representations and warranties of their counterparty or counterparties contained in the Minerals Purchase and Sale Agreement;

•	the performance of their counterparty or counterparties of its or their obligations under the Minerals Purchase and Sale Agreement; and

•	the absence of any order, writ, injunction or decree in effect that, on a temporary or a permanent basis, enjoins or invalidates any of the transactions contemplated by the Minerals Purchase and Sale Agreement or the Global Transaction Agreement.

In addition, the obligations of the Minerals Business Selling Subsidiaries to complete the Minerals Business Sale are conditioned on the receipt of the required unitholder approvals described in this proxy statement.

Termination of the Minerals Purchase and Sale Agreement

The Minerals Purchase and Sale Agreement may be terminated and the Minerals Business Sale abandoned at any time prior to the completion of the Minerals Business Sale in the following manner:

•	By mutual written consent of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub;

•	By either the Minerals Business Selling Subsidiaries or Black Stone Acquisition Sub if:

•	The Minerals Business Sale has not been completed on or before June 30, 2010 (or a permitted extension of that date under certain limited circumstances), unless the failure to complete the Minerals Business Sale is due to a breach of the Minerals Purchase and Sale Agreement by the party seeking to terminate the Minerals Purchase and Sale Agreement; or

•	There is any statute, rule or regulation that makes the consummation of the Minerals Business Sale illegal or otherwise prohibited, or a governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Minerals Purchase and Sale Agreement, and the order, decree or ruling has become nonappealable.

In addition, the Minerals Purchase and Sale Agreement will automatically terminate upon the termination of the Global Transaction Agreement pursuant to its terms prior to the completion of the Minerals Business Sale. For a description of the circumstances in which the Global Transaction Agreement may be terminated, please see “The Global Transaction Agreement — Termination of the Global Transaction Agreement” beginning on page 155.

Effect of Termination

In the event that (i) the Minerals Purchase and Sale Agreement is terminated by the Minerals Business Selling Subsidiaries because the Minerals Business Sale has not been completed by June 30, 2010 (or a permitted extension of that date under certain limited circumstances) and (ii) Black Stone Acquisition Sub is in material breach of the Minerals Purchase and Sale Agreement at the time of the termination, then the Minerals Business Selling Subsidiaries will be entitled to retain the $17 million deposit delivered in escrow by Black Stone Acquisition Sub in connection with the execution of the Minerals Purchase and Sale Agreement. If the Minerals Purchase and Sale Agreement is terminated for any other reason, then the escrow agent will return the deposit to Black Stone Acquisition Sub.

The Amended and Restated Partnership Agreement (page 159)

In connection with the surrender of the subordinated units and incentive distribution rights and the payment of the transaction fee, we will enter into the Amended and Restated Partnership Agreement, which provides for the surrender of the subordinated units and the incentive distribution rights and the potential exercise of the GP acquisition option.

Cancellation of Subordinated Units and Incentive Distribution Rights; Termination of Subordination Period.

Subject to the terms of the Global Transaction Agreement, ERH and ERGP will contribute to us all of the incentive distribution rights of EROC and 20,691,495 subordinated units in EROC, representing all of our outstanding subordinated units, and such incentive distribution rights and subordinated units will be cancelled.

Upon the surrender and cancellation of the subordinated units and incentive distribution rights and the adoption of the Amended and Restated Partnership Agreement, no subordinated units or incentive distribution rights will remain outstanding and the concept of subordinated units and incentive distribution rights will be eliminated from the Amended and Restated Partnership Agreement. As a result, the concepts of a subordination period and a minimum quarterly distribution (and, as a result, the concept of arrearages on the common units) will be eliminated from the Amended and Restated Partnership Agreement. Under our current partnership agreement, the subordination period is the period during which quarterly cash distributions to holders of subordinated units are only allowed after the prior payment to holders of common units of the minimum quarterly distribution of $0.3625 per common unit (the “minimum quarterly distribution”) and prior payment of any outstanding arrearages in payment to holders of common units of the minimum quarterly distribution for all prior quarters.

As of the quarter ended December 31, 2009, our outstanding common units carried a cumulative arrearage of $1.35 per common unit which must be paid before any distributions may be paid on any outstanding subordinated units. If the recapitalization and related transactions are completed, the subordinated units will be eliminated and, as there will no longer be any units that are subordinate in right of payment of distributions to the common units, the subordination period will be terminated and, as a result, the concept of arrearages will be eliminated. The arrearages do not represent an obligation for us to pay our common unitholders. Rather, these only represent a limitation on our ability to pay distributions to our subordinated unitholders. With the elimination of the subordinated units, our common unitholders will be entitled to receive all future distributions that otherwise would have been allocated to the subordinated unitholders following the satisfaction of the outstanding arrearages and assuming payment to the common units at or above the minimum quarterly distribution.

Exercise of GP Acquisition Option; Right of Common Unitholders to Elect Directors.

If the Eagle Rock Conflicts Committee causes us to exercise the GP acquisition option, the governing structure of EROC will change. Until that time, or if the GP acquisition option is not exercised, the governing structure of EROC will remain as it currently exists.

In the event that we exercise the GP acquisition option, G&P LLC, as our wholly-owned subsidiary, will continue to manage us and the G&P LLC management team will continue in their current roles and will manage G&P LLC. Following the GP acquisition, the size of the Eagle Rock Board will be automatically reconstituted to include two new additional independent directors initially appointed by the Eagle Rock Conflicts Committee, for a total of nine directors, as described below. Those nine directors will be comprised of:

•	five directors elected by our common unitholders other than the NGP Parties, three of which must be independent;

•	one management director, consisting of the chief executive officer of G&P LLC or his designee; and

•	three directors appointed by Natural Gas Partners.

If, at any time, the NGP Parties’ ownership interest in our outstanding common units falls below 20% or 10%, however, Natural Gas Partners will only have the right to nominate and elect two or one directors, respectively, in which case the number of elected directors will increase to six and seven, respectively. If the NGP Parties’

ownership interest in our outstanding common units falls below 5%, then all of our directors, including the management director, will be elected by our common unitholders, including the NGP Parties.

In addition, certain provisions of our Amended and Restated Partnership Agreement become effective only upon the completion of the GP acquisition, at which time our general partner will be our wholly-owned subsidiary. As a result, following the completion of the GP acquisition:

•	our general partner units are converted to a non-economic general partner interest in us;

•	no capital contributions may be made in respect of our general partner’s interest;

•	our general partner no longer has the right to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner;

•	our general partner may no longer withdraw as general partner;

•	our general partner may not be removed without the vote of 100% of the outstanding units, including those held by our general partner and its affiliates;

•	our general partner may not transfer its general partner interest in us or otherwise delegate the power and authority to manage and control our business and affairs;

•	our general partner must remain a direct or indirect subsidiary of EROC; and

•	our general partner may no longer acquire all of the limited partner interests of any class of limited partner interests held by unaffiliated persons when our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of such class.

Proposed Modifications to Cash Distribution Policy (page 109)

Historically, provided we had sufficient available cash after establishing appropriate reserves, the Eagle Rock Board’s policy was to declare a quarterly distribution equal to at least the minimum quarterly distribution of $0.3625 per common unit, subordinated unit, and general partner unit per complete quarter (or $1.45 per unit per year on an annualized basis), which quarterly distribution would be paid no later than 45 days after the end of each fiscal quarter. For each quarter of 2009, the Eagle Rock Board determined that we did not have sufficient available cash (after establishing appropriate reserves) to distribute the minimum quarterly distribution, and reduced the quarterly distribution to, and maintained it at, $0.025 per common unit. If the required unitholder approvals are not received, the Eagle Rock management team does not anticipate recommending to the Eagle Rock Board an increase to the distribution per unit until we have reached our targeted range for total leverage ratio through growth of our Adjusted EBITDA or repayment of debt.

Upon completion of the recapitalization and related transactions, the subordinated units and incentive distribution rights will be eliminated and, as a result, the concept of a minimum quarterly distribution will be eliminated from our partnership agreement. Following the completion of the recapitalization and related transactions, and subject to market conditions at that time, the EROC management team intends to recommend to the Eagle Rock Board an increase to the quarterly distribution per unit. Currently, we anticipate recommending a quarterly distribution at an annualized rate in the range of $0.40 to $0.60 per unit commencing no later than the distribution made with respect to the fourth quarter of 2010. We expect this distribution level will allow us to retain a meaningful percentage of our available cash to fund potential organic growth projects and to further reduce our Total Leverage Ratio (as defined in our revolving credit facility) to our targeted range of less than 3.50. This initial distribution range and expected level of cash reserves assumes realized commodity prices are approximately in-line with our base case forecasts, which are presented under “Financial Projections Provided to Financial Advisors” beginning on page 61. Our estimated range for the distribution is subject to change should factors affecting the general business climate or our specific operations differ from our current expectations. All actual distributions paid will be at the discretion of the Eagle Rock Board.

We plan to institute a new distribution policy after we have reached our targeted range for our Total Leverage Ratio. This policy will include a “baseline distribution” that we believe would be sustainable in low commodity price environments. The initial baseline distribution would be established by the Eagle Rock Board based on information available to it at that time and would not necessarily bear any relationship to the $0.40 to $0.60 per unit distribution discussed above. The initial baseline distribution would be adjusted to reflect the long-term impact of subsequent significant acquisitions and organic growth projects. Furthermore, under the policy, if we generate distributable cash flow in excess of that required to make the baseline distribution, we would distribute 50% of the excess distributable cash flow above the amount required to cover the actual distribution by at least 120% (i.e., a coverage ratio of at least 1.20).

In making the determination to establish the baseline distribution and future distribution coverage ratios, the Eagle Rock Board will take into account the projected capital requirements of Eagle Rock, its view of future commodity prices, economic conditions present and forecasted in the United States and other economies around the world, and other variables that it believes could impact the near and long-term sustainability of the baseline distribution. In order to reduce the volatility in our distributions, the Eagle Rock Board may decide to make the baseline distribution, even in quarters in which we do not generate sufficient Distributable Cash Flow to fund such distributions, by using borrowings from our revolving credit facility. Under our new distribution policy, we plan to continue with our strategy of utilizing derivatives to mitigate the impact of changes in commodity prices on our financial results. The Eagle Rock Board will evaluate our distribution policy from time to time as conditions warrant in the future.

The Parties to the Recapitalization and Related Transactions (page 189)

Eagle Rock Energy Partners, L.P.

We are a publicly traded Delaware limited partnership engaged in the business of:

•	gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting natural gas liquids (“NGLs”); and marketing natural gas, condensate and NGLs, which we refer to in this proxy statement as EROC’s “Midstream Business”;

•	acquiring, developing and producing interests in oil and natural gas properties which we refer to in this proxy statement as EROC’s “Upstream Business”; and

•	acquiring and managing fee mineral, overriding royalty and royalty interests, either through direct ownership or through investment in other partnerships, which we refer to in this proxy statement as EROC’s “Minerals Business.”

References throughout this proxy statement to “we,” “us,” “our” or “the Partnership” are references to EROC unless the context necessitates otherwise.

Eagle Rock Energy GP, L.P.

Eagle Rock Energy GP, L.P., or ERGP, is a Delaware limited partnership and our general partner. References throughout this proxy statement to “our general partner” are references to ERGP. In addition to its general partner interest in us, ERGP owns all of our outstanding incentive distribution rights.

Eagle Rock Energy G&P, LLC

Eagle Rock Energy G&P, LLC, or G&P LLC, is a Delaware limited liability company and the general partner of ERGP. Because our general partner, ERGP, is a limited partnership, its general partner, G&P LLC, makes all determinations on behalf of ERGP, including determinations related to the conduct of our business and operations. As a result, the executive officers of G&P LLC, under the direction of the board of directors of G&P LLC (which we refer to in this proxy statement as the “Eagle Rock Board”) make all decisions on behalf of our general partner with respect to the conduct of our business and operations.

Natural Gas Partners

The Natural Gas Partners family of private equity funds are a leading private equity capital source for the energy industry. Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. beneficially own directly or through certain controlled or wholly-owned entities, including ERH, 12,310,046 common units, 20,691,495 subordinated units and all of the equity interests in our general partner (directly and through their ownership of all equity interests of our general partner’s general partner, G&P LLC), which holds 844,551 general partner units and the incentive distribution rights in us. For additional information about our ownership structure, please see “— Ownership Structure” beginning on page 19. Founded in 1988, the Natural Gas Partners family of private equity funds represents a $7.2 billion family of investment funds organized to make direct equity investments in private energy enterprises.

Eagle Rock Holdings, L.P.

Eagle Rock Holdings, L.P., or ERH, is a Texas limited partnership and the sole equity owner of ERGP. Natural Gas Partners owns approximately 82% of ERH (directly and through its general partner) and controls ERH. In addition, certain directors and officers of G&P LLC have ownership interests in ERH. Please see “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.”

Directly and through its wholly-owned subsidiary, G&P LLC, ERH owns 2,338,419 common units and 20,691,495 subordinated units in EROC and all of the equity interests in our general partner (directly and through their ownership of all equity interests of our general partner’s general partner, G&P LLC), which holds 844,551 general partner units and the incentive distribution rights in us.

Montierra Minerals & Production Company, L.P.

Montierra Minerals & Production Company, L.P., or Montierra, is a Texas limited partnership and its general partner, Montierra Management LLC, is a Texas limited liability company. Montierra beneficially owns 2,868,556 common units, and the general partner of Montierra directly owns an additional 28,491 common units.

In addition, certain directors and officers of G&P LLC have ownership interests in Montierra. Please see “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.”

We collectively refer to Natural Gas Partners, Montierra, the general partner of Montierra and ERH as the “NGP Parties.”

Black Stone Minerals Company, L.P.

Black Stone Minerals Company, L.P. is a privately-owned Delaware limited partnership located in Houston, Texas, and is one of the largest private fee mineral and royalty interest owners in the United States. BSAP II GP, L.L.C. is a subsidiary of Black Stone Minerals that is acting as the acquiring entity in the Minerals Business Sale. As used in this proxy statement, “Black Stone Minerals” refers to Black Stone Minerals Company, L.P. and “Black Stone Acquisition Sub” refers to its subsidiary, BSAP II GP, L.L.C.

While Black Stone Minerals is not affiliated with the NGP Parties, it manages a significant portion of the mineral interests owned by EROC and constituting EROC’s Minerals Business and controls the executive rights on a substantial portion of EROC’s minerals. Black Stone Minerals is also the general partner of Ivory Working Interests, L.P. We are selling our equity interests in Ivory Working Interests, L.P. as part of the Minerals Business Sale.

Recent Developments (page 106)

Certain Litigation

On February 9, 2010, a purported class action and derivative lawsuit, Allan Roffe v. Eagle Rock Energy Partners, L.P. et al., Civil Action No. 5258-VCL, was filed by one of our public unitholders in the Court of Chancery of the State of Delaware naming EROC, our general partner, certain affiliates of our general partner, including the general partner of our general partner, and each member of the Eagle Rock Board as defendants (the “Complaint”). The Complaint alleged, among other things, that (i) the recapitalization and related transactions are unfair to our public unitholders, (ii) the preliminary proxy statement filed on January 14, 2010 in connection with the recapitalization and related transactions contains material misstatements and omissions and (iii) that the defendants breached their fiduciary duties to the EROC public unitholders in connection with the recapitalization and related transactions.

We believe that the Roffe action is entirely without merit and that we and the other defendants have valid defenses to all claims. Nevertheless, in an effort to minimize the further cost, expense, burden and distraction of any litigation relating to the action, the parties to the Roffe action after arms-length negotiations entered into a Memorandum of Understanding regarding the terms of a potential settlement of the action on March 11, 2010. Pursuant to the Memorandum of Understanding, EROC has agreed to include in this proxy statement certain supplemental disclosures suggested by plaintiff. The settlement contemplated by the Memorandum of Understanding is subject to, among other things: (i) plaintiff being satisfied after conducting confirmatory discovery that the settlement is in the best interest of the class of EROC common unitholders; (ii) negotiation and execution of definitive settlement documentation; (iii) EROC obtaining the requisite approval of its common unitholders as contemplated in the Global Transaction Agreement; (iv) the first to occur of (A) consummation of the Minerals Business Sale, (B) payment of the transaction fee to Natural Gas Partners as contemplated in the Global Transaction Agreement, or (C) consummation of the rights offering as contemplated in the Global Transaction Agreement; and (v) approval of the settlement by the Delaware Court of Chancery. If the settlement is consummated, it, among other things, would resolve the allegations by plaintiff against the defendants in connection with the recapitalization and related transactions and would provide a release and settlement by a proposed class of EROC common unitholders during the period September 17, 2009 through and including the date of the closing of the transactions of all claims against EROC, ERGP, G&P LLC, the directors of G&P LLC, Natural Gas Partners and certain of their affiliates, and each of these parties’ affiliates and agents, and others in connection with the recapitalization and related transactions. The parties have not yet reached an agreement regarding the amount of plaintiff’s attorney’s fees and costs that EROC would agree not to oppose, and are still in negotiations concerning that item. Any amount of fees and costs will be subject to court approval. If the parties are unable to reach an agreement on the amount of plaintiff’s attorney’s fees and costs, plaintiff will have the right to make an application to the Court for an award of fees and costs, and defendants will have the right to contest such application. The Memorandum of Understanding provides that EROC will pay on behalf of the individual defendants any award of fees and costs by the Court. There can be no assurance as to when or whether the conditions to a settlement will be satisfied or the settlement will be consummated. In the event that the settlement is not consummated, we intend to vigorously defend against the action.

Credit Facility Amendment

On March 8, 2010, EROC entered into the Second Amendment to its Credit Agreement, dated as of December 13, 2007, with Wachovia Bank, N.A., Bank of America, N.A., HSH NordBank AG, New York Branch, The Royal Bank of Scotland, PLC, BNP Paribas and the other lenders party thereto (which we refer to as our “credit agreement” and the facility it governs as our “revolving credit facility”). We refer to this amendment as the “Credit Facility Amendment.”

Prior to execution of the Credit Facility Amendment, we had concluded that it would require a waiver from our lender group in order to exercise the GP acquisition option without triggering a “Change in Control” event and potential event of default under our credit agreement. The Credit Facility Amendment, however, modifies the definition of “Change in Control” in such a way that our exercise of the GP acquisition option would no longer trigger a “Change in Control” event and potential default provided we receive unitholder approval of the recapitalization and related transactions prior to July 31, 2010. In light of the amendment, the Eagle Rock Conflicts Committee currently intends to cause us to exercise the GP acquisition option as soon as practicable after we obtain the required unitholder approvals of the recapitalization and related transactions. The Credit Facility Amendment will take effect upon our providing written notice to our lender group that the required unitholder approvals have been obtained prior to July 31, 2010 (which we anticipate will be immediately after we obtain the required unitholder approvals of the proposals contemplated in this proxy statement).

In addition to modifying the definition of “change in control,” the Credit Facility Amendment also:

•	Reduces the maximum permitted Senior Secured Leverage Ratio (as such term is defined in the Credit Agreement) from 4.25 to 1.0 under the current credit agreement to 3.75 to 1.0 (and from 4.75 to 1.0 to 4.25 to 1.0 for specified periods following certain permitted acquisitions);

•	Obligates us to use $100 million of the proceeds from the Minerals Business Sale to make a mandatory prepayment towards our outstanding borrowings under the revolving credit facility; and

•	Reduces, upon such mandatory prepayment, our borrowing capacity under the revolving credit facility by the $100 million amount of such mandatory prepayment; however, our availability under our revolving credit facility is not currently impacted because it is calculated on our outstanding debt and compliance with financial covenants.

The Credit Facility Amendment further clarifies that the proceeds from the Minerals Business Sale in excess of $100 million may be used to immediately reduce debt but will not result in a mandatory prepayment unless such proceeds are not reinvested in Property (as defined in our credit agreement) within the 270-day post-closing period provided in our credit agreement.

Ownership Structure

The following diagrams depict our ownership structure before and after giving effect to (i) the Minerals Business Sale, (ii) the surrender by our general partner and ERH of our outstanding subordinated units and incentive distribution rights, (iii) the issuance of an assumed number of common units to ERH in connection with payment of the transaction fee and (iv) our exercise of the GP acquisition option in exchange for the issuance of 1,000,000 common units to ERH, but without giving effect to the rights offering, the potential equity offering or the standby commitment. The ownership percentages shown in the following diagrams are calculated on a fully-diluted basis.

Current Ownership Structure

(1)	For a discussion of management’s ownership, please read “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.”

(2)	Includes a total of 7,074,580 common units beneficially owned by Natural Gas Partners and its affiliates, but excludes all common units beneficially owned by ERH, Montierra and the general partner of Montierra.

(3)	Includes 2,868,556 common units directly owned by Montierra and 28,491 common units directly owned by the general partner of Montierra. Additionally, Montierra owns a 39.34% economic interest in our incentive distribution rights, through an agreement with ERH.

Ownership Structure Following Certain Portions of the Recapitalization and Related Transactions

(1)	For a discussion of management’s ownership, please read “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.”

(2)	Includes a total of 7,074,580 common units beneficially owned by Natural Gas Partners and its affiliates, but excludes all common units beneficially owned by ERH, Montierra and the general partner of Montierra.

(3)	Includes 2,868,556 common units directly owned by Montierra and 28,491 common units directly owned by the general partner of Montierra. In addition, in connection with the surrender of the incentive distribution rights, Montierra’s 39.34% economic interest in the incentive distribution rights held by ERH will likely be converted into a 1.35% equity interest in ERH. Montierra’s equity interest may increase, however, as we currently anticipate Montierra may make a disproportionate capital contribution to ERH in connection with the funding of the capital necessary for ERH to exercise the rights distributed to ERH in the rights offering.

(4)	Includes common units that are assumed to be issued to ERH as payment of the transaction fee. This number assumes that the volume-adjusted trailing 10-day average of the trading price of our common units calculated on the 20th day prior to the date of our special meeting equals $ (which was the volume-adjusted trailing 10-day average of the trading price of our common units as of 2010). Please read “— Questions and Answers — If the Eagle Rock Conflicts Committee elects to pay the transaction fee owed in common units, how will the number of common units be determined?” for a discussion of how the number of units to be issued to ERH will be calculated if the Eagle Rock Conflicts Committee determines to pay the transaction fee in common units.

Accounting Treatment of the Recapitalization and Related Transactions (page 105)

For accounting purposes, we are allocating the $29 million transaction fee payable to ERH to the following component parts of the recapitalization and related transactions: (i) the surrender of the subordinated units, (ii) the surrender of the incentive distribution rights and (iii) the granting of the GP acquisition option. The surrender of the subordinated units and incentive distribution rights would be reflected as a transfer of value from the subordinated units and incentive distribution rights to the common units, less the allocation (if any) of the fee to each such surrender. As the granting of the GP acquisition option by EROC would be considered a transaction between entities under common control, the acquired assets and liabilities would be recorded by EROC at carrying value. As no assets or liabilities will be transferred at either the granting or the exercise of the GP acquisition option, no value would be allocated to either event and the allocation of the transaction fee to the GP acquisition component will be recorded as a distribution to ERH.

Because the accounting treatment for the allocation of the transaction fee results in recording of an offset to equity for each such component, no allocation of the transaction fee among such components has been made for accounting purposes.

Material Federal Income Tax Consequences of the Recapitalization and Related Transactions (page 179)

Tax matters associated with the recapitalization and related transactions are complicated. The tax consequences to an EROC unitholder will depend on such unitholder’s own personal tax situation and such unitholder’s subsequent investment decisions and actions. EROC unitholders are urged to consult their tax advisors for a full understanding of the federal, state, local and foreign tax consequences of the recapitalization and related transactions that will be applicable to them.

Except as described below with respect to the potential for reducing debt shifts, neither the surrender of the subordinated units and incentive distribution rights, the acquisition or exercise of the GP acquisition option, nor the equity offering should cause EROC or its existing unaffiliated public common unitholders to recognize income or gain. For more information, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions” beginning on page 179.

The Minerals Business Sale is a taxable disposition of the Minerals Business by EROC, and EROC unitholders will be allocated a share of EROC’s gain resulting therefrom. A portion of any such gain, determined by reference to the amount of depletion previously deducted by the unitholders with respect to the Minerals Business, may be subject to recapture rules and taxed as ordinary income, and the remainder generally will be treated as capital gain. Each unitholder’s share of such recapture income and capital gain depends upon the prices and times at which such unitholder purchased its common units. EROC anticipates that unitholders will be allocated between $0.40 and $1.70 of capital gain per common unit and between $0.20 and $0.70 of ordinary income attributable to recapture items upon the Minerals Business Sale. Because a unitholder’s share of EROC’s trade or business losses and deductions are subject to passive loss limitations, unitholders may not offset their share of this ordinary income from recapture or their share of this capital gain with their share of EROC’s ordinary losses. For more detailed information and projections, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — The Minerals Business Sale” beginning on page 184.

The distribution of the rights is not anticipated to cause EROC or the existing public common unitholders to recognize income or gain. However, the rights offering presents numerous considerations for EROC common unitholders, and the tax consequences depend upon the unitholder’s subsequent investment decisions and actions. For more information, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — The Rights Offering” beginning on page 180.

The tax consequences relating to the issuance and exercise of the warrants are unclear. However, EROC intends to follow proposed Treasury regulations issued on January 22, 2003, relating to the tax treatment of noncompensatory options issued by partnerships (the “Noncompensatory Option Regulations”). Under these rules, it is not anticipated that EROC or its existing common unitholders will recognize income or gain. It is important to note that the Noncompensatory Option Regulations are proposed Treasury regulations that are not finalized and are subject to change. Consequently, if the warrants are issued, no assurance can be provided that the issuance and exercise of the warrants will be tax free or that our methods to be adopted for allocating income and loss among our unitholders to take into account the outstanding warrants will be given effect for federal income tax purposes. For more information, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — The Warrants” beginning on page 182.

The tax treatment of the transaction fee depends, in part, upon the allocation of the transaction fee among the fair market value of (i) the assets acquired by EROC from the NGP Parties, including the surrender of the incentive distribution rights and subordinated units and the GP acquisition option, and (ii) the services rendered to EROC by the NGP Parties in connection with the recapitalization and related transactions, including full exercise of the rights received by the NGP Parties, the standby commitment by the NGP Parties, and services rendered by the NGP Parties in structuring the transactions. Pursuant to the process provided by the Global Transaction Agreement, ERH and EROC have agreed to allocate the transaction fee to the surrender of the incentive distribution rights and the GP acquisition option, valued at $1 million and $28 million, respectively. As a result, the transaction fee will not be currently deductible or amortizable to EROC or its unitholders. For more information, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — Allocation of the Transaction Fee” beginning on page 186.

To effect the recapitalization and related transactions, additional EROC common units will be issued and the holders of such new units will be allocated their pro rata share of EROC’s nonrecourse liabilities. This will result in a reduction in the allocable share of nonrecourse liabilities of an existing EROC unitholder, which is referred to as a “reducing debt shift.” If an existing EROC unitholder experiences a reducing debt shift as a result of the recapitalization and related transactions, such unitholder will be deemed to have received a cash distribution in the amount of the reduction. An existing EROC unitholder will recognize gain to the extent such unitholder’s share of the constructive cash distribution exceeds such unitholder’s tax basis in such unitholder’s EROC common units. Although EROC has not received an opinion with respect to the shift of nonrecourse liabilities, EROC does not expect that any constructive cash distribution will exceed an existing unitholder’s tax basis in his EROC common units. For more information, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts” beginning on page 185.

EROC estimates that the recapitalization and related transactions will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing EROC unitholders for the period from January 1, 2010 through December 31, 2012 (the “Projection Period”). Specifically, EROC estimates that existing EROC common unitholders will be allocated, on a cumulative basis, between $0.30 and $0.70 more net ordinary income (or less net ordinary loss) per common unit during the Projection Period as a result of the recapitalization and related transactions, excluding any gain from the Minerals Business Sale and any impact of an equity offering, if one were to occur. Although there are numerous variables, many of which are beyond EROC’s control, EROC anticipates that even with the incremental effects of the recapitalization and related transactions, most, if not all, existing common unitholders will be allocated a net passive loss for the Projection Period. In addition, as discussed above with respect to the Minerals Business Sale, each current EROC unitholder will be allocated a share of EROC’s gain on the Minerals Business Sale, anticipated to be between $0.40 and $1.70 of capital gain per common unit and between $0.20 and $0.70 per common unit of ordinary income attributable to recapture items, depending on the times and prices at which the unitholder purchased its common units. Because a unitholder’s share of EROC’s trade or business losses and deductions are subject to passive loss limitations, unitholders may not offset their share of this ordinary income from recapture or their share of this capital gain with their share of EROC’s passive losses. For more information and a detailed discussion of the assumptions upon which these projections are based, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions — Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders” beginning on page 187.

The federal income tax consequences described above may not apply to some holders of EROC common units. Please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions” beginning on page 179 for a more complete discussion of the federal income tax consequences of the recapitalization and related transactions.

QUESTIONS AND ANSWERS

In the following questions and answers below, we highlight selected information from this proxy statement but have not included all of the information that may be important to you regarding the recapitalization and related transactions. To better understand the recapitalization and related transactions, and for a complete description of the legal terms of the agreements relating to the recapitalization and related transactions, you should carefully read this proxy statement in its entirety, including the annexes, as well as the documents we have incorporated by reference in this proxy statement. Please read “Where You Can Find More Information” beginning on page 199.

Questions and Answers About the Special Meeting and Voting

Q:	Why am I receiving these materials?

A:	The recapitalization and related transactions described in this proxy statement cannot be completed without obtaining the appropriate approvals of our unitholders. We are holding a special meeting of our common unitholders to obtain these approvals.

Q:	Where and when is the special meeting?

A:	We will hold a special meeting of common unitholders on , 2010 at , local time, at .

Q:	Who is entitled to vote at the special meeting?

A:	All of our common unitholders of record at the close of business on , 2010, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, and will be counted for purposes of establishing a quorum. Pursuant to the Global Transaction Agreement, the NGP Parties have agreed to ensure that all of their common units are represented at the meeting for purposes of establishing a quorum, but the Global Transaction Agreement provides that any EROC common units owned by the NGP Parties will not be counted towards determining whether persons holding a majority of our common units owned by the EROC public unitholders have approved each unitholder proposal.

Q:	What EROC unitholder approvals are required?

A:	The Global Transaction Agreement must be approved by holders of a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon voting as a class. The Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement must be approved by the holders of (i) a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon, voting as a class; and (ii) a majority of our outstanding subordinated units entitled to vote thereon, voting as a class.

Pursuant to the Global Transaction Agreement, ERH, as the direct or indirect owner of all of our outstanding subordinated units, has agreed to vote all of its subordinated units in favor of the applicable unitholder proposals. As such, we are contractually assured of receiving the approval of the applicable unitholder proposals by holders of a majority of our outstanding subordinated units.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your common units will be represented and voted at the special meeting.

If your common units are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate our unitholders and to allow you to confirm that your instructions have been properly recorded.

The method you use to submit a proxy will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. If your common units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:	If my EROC common units are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A:	No. Your broker will not be able to vote your common units without instructions from you. Please follow the procedure your broker provides to vote your units.

In connection with the special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. Further, an abstention will be the equivalent of a vote against all of the matters to be voted upon. A broker non-vote will have the effect of a vote against all of the matters to be voted upon at the special meetings.

An abstention occurs when a unitholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding units through a bank, broker or other nominee does not provide instructions as to how the shares or units should be voted, and the broker lacks discretionary authority to vote on a particular proposal.

Q:	If I am planning on attending the special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. Generally, our common units will not be voted if the holder of such common units does not submit a proxy and if such holder does not vote in person at the special meeting. Failure to submit a proxy would have the same effect as a vote against all the proposals at the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your common units are voted at the special meeting. You can do this in any of the three following ways:

• by sending a written notice to in time to be received before the special meeting stating that you revoke your proxy;

• by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

• if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the special meeting and voting in person.

If your common units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q:	Can I submit my proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet procedures are described on your proxy card.

Q:	Who can I contact with questions about the special meeting or the recapitalization and related transactions?

A:	If you have any questions about the recapitalization and related transactions and the other matters contemplated by this proxy statement or how to submit your proxy or voting instruction card, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instruction card, you should contact our proxy solicitor at:

Morrow & Co., llc

470 West Avenue — 3rd Floor
Stamford, CT 06902

E-mail: EROC.info@morrowco.com

Banks and Brokerage Firms, please call (203) 658-9400

Unitholders, please call (800) 607-0088

Questions and Answers About the Recapitalization and Related Transactions

Q:	When do you expect the recapitalization and related transactions to be completed?

A:	A number of conditions must be satisfied before we can complete the recapitalization and related transactions, including the receipt of the required unitholder approvals. We expect to complete the recapitalization and related transactions on the timeline described under “The Recapitalization and Related Transactions” following the special meeting.

Q:	If the Eagle Rock Conflicts Committee elects to pay the transaction fee owed in common units, how will the number of common units be determined?

A:	If the Eagle Rock Conflicts Committee determines to pay the transaction fee in common units, we will issue to Natural Gas Partners $29 million of our common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units (the “vwap price”) calculated on the 20th day prior to the date of our special meeting (the “transaction fee determination date”) and (ii) $3.10 per common unit.

As an example, if the vwap price of our common units as of the transaction fee determination date is equal to $ (which was the volume-adjusted trailing 10-day average of the trading price of our common units as of , 2010), we would issue common units in payment of the transaction fee. The number of common units that we will be required to issue in payment of the transaction fee will be higher or lower than units to the extent that the vwap price is lower or higher, respectively, than $ .

Q:	What are some of the consequences of EROC exercising the GP acquisition option?

A:	At any time following the date on which we pay the transaction fee to ERH until December 31, 2012, we may exercise our option to acquire all of the issued and outstanding limited liability company interests of G&P LLC and limited partner interests of our general partner in exchange for the issuance and distribution to ERH of 1,000,000 of our common units.

Following the GP acquisition, our general partner and G&P LLC, its general partner, will be our wholly-owned subsidiaries and certain provisions in the Amended and Restated Partnership Agreement relating to our governance will become effective. In particular, the EROC public unitholders will be entitled to elect a majority of the Eagle Rock Board, which will eliminate certain control rights with respect to EROC, which are currently held by G&P LLC as the sole general partner of ERGP.

Q:	After completion of the recapitalization and related transactions, will I be able to vote to elect directors of G&P LLC?

A:	Yes, but only if we exercise the GP acquisition option. Under the Amended and Restated Partnership Agreement, if we exercise the GP acquisition option, then our common unitholders will have the right to elect directors to the Eagle Rock Board. Following the exercise of the GP acquisition option, common unitholders will have the right to elect a minimum of five directors (subject to adjustment upward for reductions in the NGP Parties’ ownership as described below) by the plurality of the votes cast at each annual meeting of our unitholders. The terms of the directors of the Eagle Rock Board will be “staggered,” and the directors will be divided into three classes. As a result, at each annual meeting of our unitholders, only one class of elected directors will be elected. The elected directors elected at any annual meeting of our unitholders will hold office until the third succeeding annual meeting of unitholders or until the directors’ successors are duly elected and qualified, or until the directors’ earlier death, resignation or removal. The Eagle Rock Board will also consist of the chief executive officer of G&P LLC (or his designee) and up to three directors appointed by Natural Gas Partners. If, at any time, the NGP Parties’ ownership interest in our outstanding common units falls below 20% or 10%, however, Natural Gas Partners will only have the right to nominate and elect two or one directors, respectively, in which case the number of elected directors will increase to six and seven, respectively. If the NGP Parties’ ownership interest in our outstanding common units falls below 5%, then all of our directors, including the management director, will be elected by our common unitholders, including the NGP Parties.

For additional information about our current intentions related to the exercise of the GP acquisition option, please see the immediately subsequent question and answer.

Q:	Do you intend to exercise the GP acquisition option, and if so when do you intend to exercise the GP acquisition option?

A:	We currently expect to exercise the GP acquisition option; however, the GP acquisition is subject to the satisfaction of certain conditions and the election to exercise the GP acquisition option must be approved by the Eagle Rock Conflicts Committee.

As of the date of this proxy statement, the Eagle Rock Conflicts Committee intends to cause us to exercise the GP acquisition option as soon as practicable after (i) the required unitholder approvals of the proposals contemplated in this proxy statement have been obtained, (ii) the Credit Facility Amendment has taken effect (which we anticipate will be immediately after we obtain the required unitholder approvals referenced in clause (i) above) and (iii) the Eagle Rock Conflicts Committee has identified two additional independent director candidates who have agreed to serve on the Eagle Rock Board. For additional information, please see “Summary — Recent Developments — Credit Facility Amendment.”

Q:	If the recapitalization and related transactions are completed, what happens to the cumulative arrearages carried on my common units?

A:	As of the quarter ended December 31, 2009, our outstanding common units carried a cumulative arrearage of $1.35 per common unit which, pursuant to the terms of our current partnership agreement, generally must be paid before any distributions may be paid on any outstanding subordinated units. We are not required to pay the cumulative arrearages, however, except in certain circumstances described in our current partnership agreement, and we may choose not to pay the arrearages so long as we do not make any distributions on our subordinated units.

If the recapitalization and related transactions are completed, our subordinated units will be eliminated. As there will no longer be any units that are subordinate in right of payment of distributions to the common units, the subordination period will be terminated and, as a result, the concept of arrearages will be eliminated. While you will not receive any cash payment in connection with the elimination of our subordinated units, we believe you will benefit from a capital structure without subordinated units or arrearages as compared to a structure with subordinated units and accumulated arrearages. The arrearages do not represent an obligation for us to pay our common unitholders, but only represent a limitation on our ability to pay distributions to our subordinated unitholders. With the elimination of the subordinated units, our common unitholders will be entitled to receive all future distributions that otherwise would have been allocated to our subordinated unitholders after satisfaction of the outstanding arrearages.

Q:	What do you intend to do with the cash proceeds from the recapitalization and related transactions?

A:	Under the terms of the Minerals Purchase and Sale Agreement, we will close on the Minerals Business Sale and receive $174.5 million of proceeds, prior to any purchase price adjustments, within seven business days of receipt of the requisite unitholder approvals. In addition, we expect to receive up to $49.7 million of gross proceeds from the rights offering, depending on the level of unitholder participation and without giving effect to any common units issued as payment of the transaction fee. We intend to use the net proceeds from these transactions, together with any additional proceeds from the optional equity offering, primarily to repay outstanding borrowings under our revolving credit facility. In particular, pursuant to the terms of the Credit Facility Amendment, we agreed to treat our payment of $100 million of the proceeds from the Minerals Business Sale to the lenders under our revolving credit facility as a mandatory prepayment which reduces, upon such mandatory prepayment, our borrowing capacity under the revolving credit facility by the $100 million amount of such mandatory prepayment; however, our availability under the revolving credit facility is not impacted because it is calculated based on our outstanding debt and compliance with financial covenants. We may also use the proceeds, or re-draw repaid amounts under our revolving credit facility, to fund our growth initiatives and to pay the $29 million transaction fee, if we choose to forego the option to pay the transaction fee in common units.

Q:	Do you intend to complete the equity offering contemplated in the Global Transaction Agreement?

A:	We will only undertake the equity offering if the Eagle Rock Conflicts Committee determines it is in our best interest to do so. That decision will be based on our liquidity position, growth capital needs and the general business conditions and the state of the U.S. capital markets at that time. The commitment by the NGP Parties to purchase up to $41.6 million at a price of $3.10 per unit will be drawn upon only if the Eagle Rock Conflicts Committee determines an equity offering is necessary and we are unable to achieve a higher price in such offering, or we are unable to raise sufficient capital in such offering.

Q:	Do you plan to begin paying the minimum quarterly distribution of $0.3625 per unit upon completion of the recapitalization and related transactions?

A:	Upon completion of the recapitalization and related transactions, the concept of a minimum quarterly distribution will be eliminated from our partnership agreement. Following the completion of the recapitalization and related transactions, and subject to market conditions at that time, the EROC management team intends to recommend to the Eagle Rock Board an increase to the distribution per unit. Currently, we anticipate recommending a quarterly distribution at an annualized rate in the range of $0.40 to $0.60 per unit commencing no later than the distribution with respect to the fourth quarter of 2010. We expect this distribution level will allow us to retain a meaningful percentage of our available cash to fund potential organic growth projects and to further reduce our Total Leverage Ratio (as defined in our revolving credit facility) to our targeted range of less than 3.50. This initial distribution range and expected level of cash reserves assumes realized commodity prices are approximately in-line with our base case forecasts, which are presented under “Financial Projections Provided to Financial Advisors” beginning on page 61. Our estimated range for the distribution is subject to change should factors affecting the general business climate or our specific operations differ from our current expectations. All actual distributions paid will be at the discretion of the Eagle Rock Board.

We plan to institute a new distribution policy after we have reached our targeted Total Leverage Ratio. This additional time will allow for greater clarity as to the natural gas environment and its impact on the drilling plans of our producer customers. This policy will include a “baseline distribution” that we believe would be sustainable in low commodity price environments. The initial baseline distribution would be established by the Eagle Rock Board based on information available to it at that time and would not necessarily bear any relationship to the $0.40 to $0.60 per unit distribution discussed above. The initial baseline distribution would be adjusted to reflect the long-term impact of subsequent significant acquisitions and organic growth projects. Furthermore, under the policy, if we generate distributable cash flow in excess of that required to make the baseline distribution, we would distribute 50% of the excess distributable cash flow above the amount required to cover the actual distribution by at least 120% (i.e., a coverage ratio of at least 1.20).

In making the determination to establish the baseline distribution and future distribution coverage ratios, the Eagle Rock Board will take into account the projected capital requirements of the partnership, its view of future commodity prices, economic conditions present and forecasted in the United States and other economies around the world, and other variables that it believes could impact the near and long term sustainability of the baseline distribution. In order to reduce the volatility in our distributions, the Eagle Rock Board may decide to make the baseline distribution, even in quarters in which we do not generate sufficient Distributable Cash Flow to fund such distributions, by using borrowings from our revolving credit facility. Under our new distribution policy, we plan to continue with our strategy of utilizing derivatives to mitigate the impact of changes in commodity prices on our financial results. The Eagle Rock Board will evaluate our distribution policy from time to time as conditions warrant in the future.

Q:	What is a rights offering?

A:	A rights offering is an opportunity for unitholders to purchase additional securities at a specified price with nominal transaction costs. Although unitholders are not required to purchase additional securities, they are given the opportunity, or “right,” to purchase securities based on the number of underlying common or general partner units they own on the applicable record date. In the rights offering, we will distribute to our existing unitholders 0.35 of a detachable, freely-tradeable right for each outstanding common and general partner unit. Each whole right will entitle the holder to acquire, for an exercise price of $2.50, both a newly-issued common unit of EROC and a detachable, freely-tradeable warrant to purchase an additional common unit of EROC and will remain outstanding and exercisable for approximately 30 days. The warrants will have an exercise price of $6.00 per unit, and will remain outstanding and exercisable for approximately two years.

Q:	Why is there information about the Minerals Business Sale in this proxy statement if I am not being asked to approve the Minerals Purchase and Sale Agreement and the Minerals Business Sale?

A:	Pursuant to the terms of the Global Transaction Agreement, the Minerals Purchase and Sale Agreement, our current partnership agreement and applicable law, we have the authority to sell the Minerals Business without the approval of our unitholders. We are therefore not seeking your approval. We have included information about the Minerals Business Sale in this proxy statement, however, because the Minerals Business Sale is related, contractually and otherwise, to the unitholder proposals. We believe that understanding the terms and provisions of the Minerals Purchase and Sale Agreement and the Minerals Business Sale is important to understanding the recapitalization and related transactions as a whole. Particularly, the Minerals Purchase and Sale Agreement and the Global Transaction Agreement are contractually linked because:

• completion of the Minerals Business Sale is a condition to the completion of the transactions contemplated by the Global Transaction Agreement; and

• if the Global Transaction Agreement is terminated pursuant to its terms prior to the completion of the Minerals Business Sale (including because the required unitholder approvals are not obtained), the Minerals Purchase and Sale Agreement will automatically terminate.

SPECIAL FACTORS

Background of the Recapitalization and Related Transactions

EROC was formed in 2006 as a growth-oriented master limited partnership (“MLP”) with a traditional MLP capital structure. Upon the completion of EROC’s initial public offering, or IPO, in October 2006, Natural Gas Partners, as its sponsor, retained control of EROC’s general partner and continued as the largest individual equity investor in EROC through ownership of: (i) the 0.9 million general partner units; (ii) approximately 3.5 million common units representing an approximate 8% limited partner interest in EROC; (iii) approximately 20.7 million subordinated units, collectively representing an approximate 49% limited partner interest in EROC; and (iv) all of the incentive distribution rights in EROC.

Upon its IPO, EROC’s objective was to generate stable and growing distributions to its unitholders. In this regard, EROC grew its quarterly distribution from $0.3625 per common unit for the first quarter of 2007 to $0.41 per common unit for the second quarter of 2008, representing an approximate 10.4% compound annual growth rate and EROC’s aggregate distribution (including distributions made in respect of subordinated units) increased 137.8% on a compound annual growth rate over the same period beginning in the first quarter of 2007. EROC was able to achieve its objective of increasing distributions to unitholders during this time in large measure by completing a number of strategic acquisitions. In the period from the IPO through the second quarter of 2008, EROC completed six acquisitions totaling over $800 million, including multiple deals involving oil and natural gas production assets and fee mineral and royalty interests which transitioned EROC into a hybrid MLP with oil and natural gas producing assets, fee minerals and royalty interests and natural gas gathering and processing assets. EROC’s ability to increase its distribution per unit during this time also benefited from the positive impact of increasing commodity prices. Similar to most oil and gas production companies and natural gas gathering and processing companies, EROC’s earnings and cash flows are sensitive to changes in commodity prices. The margins generated under some of EROC’s gathering and processing contracts, particularly its keep-whole and percentage-of-proceeds contracts, fluctuate based on the price of natural gas and NGLs and, in some cases, the relationship between the price of natural gas and NGLs.

EROC attempts to hedge its commodity price exposure through the use of various financial instruments. The results of EROC’s Midstream Business, however, also are dependent on the level of production from natural gas wells that supply natural gas to its systems. Changes in commodity prices impact the drilling and production decisions of the producer customers utilizing EROC’s midstream assets. EROC is unable to hedge against the risk that its producer customers may reduce drilling activity or curtail or shut-in production in areas served by EROC’s midstream assets. This indirect volumetric exposure to commodity prices is heightened in the case of EROC in that its core midstream operating areas serve producing formations, such as the Granite Wash reservoir and the Austin Chalk trend, which are characterized by high initial production rates followed by steep production declines. Accordingly, the throughput levels on EROC’s gathering systems are highly sensitive to producer drilling activity.

EROC benefited from this volumetric commodity price exposure through the summer of 2008 as producer drilling activity in its core midstream areas continued to increase. EROC also continued its strategy of growing through acquisitions. On April 30, 2008, EROC acquired all of the outstanding capital stock of Stanolind Oil & Gas Corp. for an aggregate purchase price of $81.9 million cash, financed through cash-on-hand and a draw on EROC’s revolving credit facility. In the summer of 2008, EROC negotiated the acquisition of Millennium Midstream Partners, L.P., which closed on October 1, 2008, for an aggregate purchase price of approximately $224 million, including approximately $181.0 million in cash funded from borrowings under EROC’s revolving credit facility, and approximately 4.0 million common units, subject to purchase price and other adjustments under an escrow agreement. These transactions, along with earlier acquisitions, increased the total outstanding borrowings under the facility to approximately $800 million. Management’s intention at the time was to refinance a portion of its borrowings under the revolving credit facility through a subsequent equity offering and a high yield debt offering.

After that time, however, a confluence of external factors made it increasingly difficult for EROC to continue to steadily increase distributions to its unitholders or to refinance some of its outstanding indebtedness. In particular:

•	The worldwide credit crisis, which was precipitated by the United States subprime mortgage market collapse, resulted in a global economic recession, a distressed global banking industry and reduced access to capital;

•	The global economic recession led to a significant reduction in the demand for products that EROC produces, including crude oil, natural gas, NGLs and sulfur; and

•	The decrease in demand for crude oil, natural gas, NGLs and sulfur, coupled with an increase in natural gas supply due to increased production in various shale gas plays in the United States, led to dramatic decreases in the prices of these commodities.

Against this backdrop, on October 28, 2008, the Eagle Rock Board held a regularly-scheduled meeting to consider its quarterly distribution for the third quarter of 2008. Despite significant reductions in commodity prices from peak levels in the summer of 2008 and the continuing unrest in the credit and capital markets, EROC’s third quarter was very successful when measured against both the second quarter of 2008 and the third quarter of 2007. For the third quarter of 2008, EROC generated Adjusted EBITDA of $75.5 million, a 31.3% increase over second quarter 2008 Adjusted EBITDA and a 67.2% increase over third quarter 2007 Adjusted EBITDA. Distributable Cash Flow for the third quarter totaled $60.0 million, a 63.5% increase over the second quarter of 2008. Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. For additional information, please see “Certain Financial Information of EROC — Summary Historical Financial Information of EROC — Non-GAAP Financial Measures.” Additionally, even accounting for the additional debt associated with the acquisition of Millennium, EROC’s ratio of total funded indebtedness to adjusted consolidated EBITDA (as those terms are defined in the credit agreement, the “Total Leverage Ratio”) was only 3.5, well below the maximum permitted Total Leverage Ratio of 5.0 to 1.0.

In addition to presenting third quarter financial results at the Eagle Rock Board meeting, management also presented the Eagle Rock Board with its forecast for 2009 (the “initial 2009 forecast”). Based on the then-current forward commodity strip prices of $75.19 per barrel NYMEX crude oil and $7.42 per MMBtu NYMEX natural gas throughout 2009, management forecast Adjusted EBITDA of $199.4 million and Distributable Cash Flow of $131.1 million for the 2009 fiscal year. Based on these projections, management indicated that it believed EROC would generate the $126.8 million in Distributable Cash Flow necessary to maintain the annualized distribution of $1.64 per unit (including subordinated units) throughout 2009.

After considering EROC’s third quarter performance, the initial 2009 forecast and the continuing uncertainty in the markets, the Eagle Rock Board declared a distribution of $0.41 per unit, maintaining the distribution level from the previous quarter. By maintaining the distribution, EROC’s $60.0 million in third quarter Distributable Cash Flow represented 200% coverage of the distribution, and EROC was able to retain the remainder of the Distributable Cash Flow for capital expenditures in subsequent quarters in the event the credit environment did not improve.

On October 31, 2008, EROC executed two hedge reset transactions, upon prior approval from the Eagle Rock Board. These transactions included the reset of the strike price on a WTI crude oil swap from $73.90 per barrel to $100.00 per barrel on 80,000 barrels per month for November and December of 2008, and the reset of the strike price on a WTI crude oil swap from $80.25 per barrel to $100.00 per barrel on 50,000 barrels per month for calendar year 2009. The total cost of these hedge reset transactions was $15.9 million.

Throughout the remainder of 2008, however, commodity prices continued to fall. Beginning in mid-November 2008, the EROC management team began analyzing the impact the significant and continuing decline in commodity prices could have on the initial 2009 forecast and EROC’s ability to maintain its distributions and meet the financial covenants contained in its revolving credit facility. Management began exploring various strategies to increase Adjusted EBITDA and Distributable Cash Flow, as well as to reduce outstanding indebtedness, in order to support an annualized distribution of $1.64 per unit and ensure covenant compliance under the revolving credit facility through 2009, particularly:

•	reductions in capital expenditures;

•	reductions in operating expenditures and general and administrative expenses;

•	the potential sale of non-core assets (which the Eagle Rock management team had discussed informally with two potential strategic acquirers, one of which had entered into a confidentiality agreement); and

•	a “hedge reset” strategy that would involve buying up the strike prices of certain existing hedges in order to enhance 2009 adjusted consolidated EBITDA (as that term is defined in our credit agreement) for revolving credit facility covenant compliance.

At a special meeting of the Eagle Rock Board, held on December 22, 2008, management presented a revised 2009 forecast (the “updated 2009 forecast”) based on the following assumptions: (i) the then-current forward commodity price strips of approximately $45 per barrel of crude oil and approximately $5.00 per MMBtu of natural gas in each of 2009 and 2010; (ii) future prices for sulfur below the cost of transporting sulfur to the market delivery points; (iii) continued depressed NGL prices compared to crude oil prices, based on management’s assumption that the correlation of NGL prices to crude oil prices would continue to be lower than the historical correlations; (iv) reduced and deferred capital expenditures compared to the initial 2009 forecast; (v) reduced general and administrative expenditures compared to the initial 2009 forecast; and (vi) management’s most current volumes projections for each of EROC’s systems, which were reduced from the initial 2009 forecast.

Based on the revised assumptions, the updated 2009 forecast predicted $154.9 million in Adjusted EBITDA and $95.8 million in Distributable Cash Flow for 2009, a decrease of 22% and 27%, respectively, compared to the initial 2009 forecast prepared two months earlier. Additionally, the updated 2009 forecast projected that, absent action by EROC, EROC would be unable to maintain distributions at the minimum quarterly distribution level throughout 2009 and could be in violation of the maximum permitted Total Leverage Ratio under its revolving credit facility, of 5.0 to 1.0, as early as the end of the second quarter of 2009. After reviewing the updated 2009 forecast and the various alternatives, the Eagle Rock Board authorized management to execute additional hedge resets to enhance EROC’s cash flows, and its ability to maintain distributions and remain in compliance with the Total Leverage Ratio covenant under the revolving credit facility in 2009.

On January 5, 2009, Mr. Jeffrey P. Wood joined EROC as senior vice president and chief financial officer of G&P LLC. In connection with Mr. Wood’s appointment, Mr. Alfredo Garcia ceased serving as the interim chief financial officer but continued to serve as senior vice president, corporate development of G&P LLC.

On January 8, 2009, EROC executed a series of hedging transactions as authorized by the Eagle Rock Board, particularly: (i) unwinding a portion of existing “in-the-money” 2011 and 2012 WTI crude oil swaps and collars; (ii) unwinding two “in-the-money” 2009 WTI crude oil collars; and (iii) using the related proceeds and additional cash to purchase a 2009 WTI crude oil swap at $97 per barrel.

On January 13, 2009, EROC announced the January 8 hedge resets and management’s belief that the additional cash flows from the transactions would allow EROC to maintain the current distribution and remain in compliance with its revolving credit facility covenants through 2009. In this announcement, EROC specifically noted that actual distributions would be subject to EROC’s operating performance (subject to its assumptions regarding drilling activity by its producer customer base and the resulting throughput volume projections in its Midstream business), prevailing market conditions (including forward oil, natural gas and sulfur commodity prices), the impact of unforeseen events, and the approval of the Eagle Rock Board.

On February 4, 2009, at the regularly-scheduled Eagle Rock Board meeting, after reviewing the fourth quarter financial and operating results and the impact of the January hedge resets on forecasted 2009 cash flows, the Eagle Rock Board recommended that the distribution for the fourth quarter be maintained at $0.41 per unit. The $0.41 per unit distribution was announced later that day.

In the subsequent weeks, external factors continued to negatively impacted EROC’s 2009 outlook. The price of natural gas continued to fall precipitously, with the prompt month declining from $4.60/MMBtu on February 4, 2009 to $3.37/MMBtu by the end of April (prior to this period, natural gas had not been below $4.00/MMBtu since November of 2002). NGL prices also remained low during the same period. In particular, the market price for ethane was below the level necessary to economically process it out of the natural gas stream for much of the first two months of 2009. During this period, however, crude oil prices continued to rebound from their lows experienced in the last week of December 2008. The weakening in the correlation between crude oil and NGL prices, compared to historical correlations, reduced the effectiveness of EROC’s hedging program, which predominantly used crude oil hedges as a substitute for direct-product hedges and assumed that the historical correlations between crude oil and NGL prices would persist. As a result, EROC’s cash flows suffered from lower realized revenues with respect to its physical equity NGL volumes and lower-than-expected hedging benefits due to the rising crude oil price.

In late February, in response to the ongoing weakness in natural gas prices, the most significant producer on EROC’s East Texas midstream operations informed EROC that it was significantly reducing its drilling activity in the Austin Chalk trend for the remainder of 2009. That producer’s declining drilling activity was representative of the industry generally, as the U.S. rotary rig count as reported by Baker Hughes fell from 1,472 on January 30, 2009 to 1,170 on March 6, 2009, a decline of approximately 21% in five weeks. Through this and other notifications from its producer customers during this time, EROC’s estimate of drilling rigs operating on its dedicated acreage in the Austin Chalk trend during the remainder of 2009 fell from 14 to 3. This led to a significant downward revision in the estimated volumes expected through EROC’s Brookeland system for 2009, and, therefore, lower expected cash flow from the Midstream Business.

During this time period, certain members of the EROC management team met with representatives from several of the lenders under its credit facility, including representatives from the lead agent (the “Lead Agent”), to review EROC’s 2009 and 2010 business outlook in light of the weaker commodity price environment. During a meeting with the Lead Agent on February 26, 2009, the Lead Agent expressed some concern regarding EROC’s ability to remain in compliance with the Total Leverage Ratio covenant under EROC’s revolving credit facility and also expressed concern with a potential use of hedge resets (i.e., resetting hedges to above market prices) as part of an overall strategy to maintain the current distribution level. The Lead Agent also highlighted the difficulty and costs that companies similar to EROC were experiencing in obtaining new loans, obtaining waivers of covenant breaches, or in amending their existing credit facilities.

Confronting indications that (i) there would be declining activity from producers on EROC’s midstream systems, (ii) the depressed commodity price environment would continue, and (iii) any amendments or covenant breach waivers under EROC’s revolving credit facility would be difficult and/or costly to obtain, the EROC management team decided to engage a third-party financial advisor to aid EROC in evaluating the Partnership’s strategic options. Of particular concern was EROC’s ability to remain in compliance with the Total Leverage Ratio covenant under its revolving credit facility. Outstanding borrowings under the facility are allocated first to the borrowing base, which is supported by the value of EROC’s proved reserves in its Upstream Business. The borrowing base is redetermined twice each year in April and October. Borrowings in excess of the borrowing base must be supported by EROC’s Midstream and Minerals businesses under the Total Leverage Ratio.

From February 25, 2009 to March 13, 2009, Mr. Mills met several times with representatives from UBS Investment Bank (“UBS”), which was subsequently engaged by EROC to review potential strategic alternatives available to EROC. However, UBS was never engaged by EROC, the Eagle Rock Board, the Eagle Rock Conflicts Committee or Natural Gas Partners to provide any services related to, nor to analyze or provide any opinion as to the fairness of, the recapitalization and related transactions.

On March 30, 2009, the EROC management team met again with the Lead Agent as a follow-up to the February 26, 2009 meeting. At that meeting, the Lead Agent reviewed EROC’s 2009 and 2010 projected liquidity and covenant compliance under various scenarios involving combinations of distribution cuts and hedge resets. During the meeting, the Lead Agent reiterated its concern with regard to any potential use of hedge resets as part of an overall strategy to maintain the current distribution level, but did not raise any issue with respect to permissibility of such under the credit facility. At the time of the meeting, the Lead Agent estimated that EROC’s borrowing base would be reduced to approximately $120 million from $206 million in the regularly-scheduled redetermination in April 2009. A decrease of this magnitude would result in EROC’s Midstream and Minerals Businesses supporting an additional $86 million of borrowings under the revolving credit facility for purposes of compliance with the Total Leverage Ratio covenant. Further, the Lead Agent stated that some lenders were using borrowing base redeterminations as an opportunity to re-price below-market credit facilities to current market terms. Based on recent comparable deals and EROC’s current outstanding borrowings under the revolving credit facility, management estimated at the time that re-pricing the revolving credit facility on market terms could result in EROC incurring up to an additional $30 million in annual interest costs.

EROC, the Lead Agent and the rest of the lending group worked through the various aspects of the borrowing base determination over the next several weeks.

On April 13, 2009, with the EROC management team in attendance, Mr. William J. Quinn, a member of the Eagle Rock Board and a managing partner of the Natural Gas Partners private equity funds, Messrs. Tony R. Weber and Christopher D. Ray, each managing directors of the Natural Gas Partners private equity funds, and Messrs. Tomas Ackerman and Daniel Goodman, also of the Natural Gas Partners private equity funds, met in their Dallas, Texas office with representatives of UBS to discuss various potential strategic alternatives available to EROC. Specifically, the group discussed: (i) maintaining EROC’s current distribution model; (ii) reducing or eliminating distributions; (iii) raising capital through the issuance of equity or debt; (iv) converting to a limited liability company or a corporation; (v) modifying EROC’s capital structure, cash distribution policy and/or governance through one or more of the following:

•	adopting a variable distribution model;

•	lowering the minimum quarterly distribution;

•	eliminating the subordinated units;

•	modifying the distribution thresholds at which incentive distribution rights are triggered or eliminating the incentive distribution rights entirely; and

•	providing the unitholders the right to elect directors;

(vi) a merger or similar transaction; and (vii) an asset sale. The group also discussed the possibility that EROC would likely violate the Total Leverage Ratio under its revolving credit facility in 2009 and that EROC should consider reducing distributions immediately and begin paying down debt in order to maintain compliance with the debt covenants under its revolving credit facility. In addition, the group discussed the possibility, in the long-term, of EROC amending its partnership agreement to reset the minimum quarterly distribution downwards to provide additional flexibility to EROC in low-commodity price environments.

On April 21, 2009 the lending group under EROC’s revolving credit facility agreed to a borrowing base redetermination of $135 million from the previous level of $206 million. The decrease was primarily a result of lower expected future commodity prices, including a dramatic reduction in the expected future price of sulfur. The new borrowing base of $135 million was in-line with management’s expectations and, importantly, was achieved without any re-pricing of the attractive borrowing rates under the revolving credit facility.

On April 28, 2009, the Eagle Rock Board held a regularly scheduled board meeting, during which the Eagle Rock Board discussed various strategic alternatives, including, among others: (i) maintaining EROC’s current distribution model; (ii) reducing or eliminating distributions; (iii) raising capital through the issuance of equity or debt; (iv) converting to a limited liability company or a corporation; (v) modifying EROC’s capital structure, cash distribution policy and/or governance through one or more of the following:

•	adopting a variable distribution model;

•	lowering the minimum quarterly distribution;

•	eliminating the subordinated units;

•	modifying the distribution thresholds at which incentive distribution rights are triggered or eliminating the incentive distribution rights entirely; and

•	providing the unitholders the right to elect directors;

(vi) a merger or similar transaction; and (vii) an asset sale. The Eagle Rock Board also discussed that, based on the most recently-available commodity price information, EROC might be in violation of its Total Leverage Ratio covenant as early as June 30, 2009 unless distributions were cut substantially. The Eagle Rock Board also discussed the implications of a distribution cut. Most notably, because EROC continued to have subordinated units outstanding, the suspension of distributions would lead to an arrearage of $0.3625 accumulating on each common unit for every quarter that distributions were not paid, or approximately $82 million in aggregate cumulative arrearages for each four-quarter period in which distributions were suspended on the common units. Management discussed with the Eagle Rock Board the effect such an accumulation of arrearages would have on the ability of EROC to access the capital and credit markets, as well as the negative impact that a distribution cut would have on the trading price of EROC’s common units and EROC’s relationships with its customers. Management indicated that additional discussions with potential underwriters led EROC to believe that continued arrearages could cause annual interest costs associated with a high yield offering to increase by up to 200 basis points.

Following a presentation by the EROC management team regarding the first quarter financial results, the borrowing base redetermination and the outlook for EROC’s business, the Eagle Rock Board declared a distribution of $0.025 per common unit for the first quarter of 2009. Because the distribution was below the minimum quarterly distribution level, no distribution was paid on the subordinated units. This event marked the end of six consecutive quarters of distributions at or above the minimum quarterly distribution level as to all units (including subordinated units), which was six quarters shy of the period for the most common method of converting subordinated units to common units, effectively resetting the conversion metric on the subordinated units. During the meeting, the Eagle Rock Board requested that management continue to actively explore all potential alternatives to accelerate the reinstatement of a meaningful distribution to EROC’s unitholders.

On April 29, 2009, EROC issued a press release announcing the reduced distribution and the redetermination of the borrowing base under its revolving credit facility, which triggered a one-day 41% decrease in the trading price of EROC’s common units, from $6.43 per common unit at the close of trading on April 29 to $3.79 at the close of trading the following day.

On April 30, 2009, Black Stone Minerals indicated in email correspondence to Mr. Kenneth Hersh, a member of the Eagle Rock Board and a managing partner of the Natural Gas Partners private equity funds, its preliminary interest in acquiring a large portion of EROC’s Minerals Business, including its business located in the Haynesville Shale, for an implied value of up to $135 million. Because EROC acquired this portion of its Minerals Business from the Pure Resources Company, that portion of the Minerals Business (which includes EROC’s equity investment in Ivory Working Interests, L.P.) is referred to as the “Pure Minerals.” Black Stone Minerals is a privately held partnership, which is not affiliated with EROC or Natural Gas Partners, but which manages a significant portion of the mineral interests owned by EROC and controls the executive rights associated with the fee mineral and royalty interests included in the Pure Minerals and serves as the general partner of Ivory Working Interests, L.P.

Mr. Mills followed up with Black Stone Minerals to set up a meeting. On May 14, 2009, representatives of Black Stone Minerals made a presentation to the EROC management team indicating Black Stone Minerals’ interest in acquiring the Pure Minerals for $80 million or the entire Minerals Business for $100 million. The EROC management team rejected the offer as undervaluing the Minerals Business. Following the meeting, management began assembling a virtual data room and offering memorandum containing information on the Minerals Business to prepare for the possibility of EROC marketing the Minerals Business to potential acquirers. On May 27, 2009, Black Stone Minerals contacted Mr. Mills and increased its offer for the Pure Minerals to $112 million. EROC subsequently rejected this offer as insufficient consideration for its interest in the Pure Minerals.

The EROC management team continued to prepare to market the Minerals Business to a broad group of potential acquirers, and held preliminary discussions with financial advisors which could assist EROC in marketing the Minerals Business.

On June 22, 2009, Messrs. Mills and Wood met with Messrs. Hersh, Quinn, Ackerman and Ray of Natural Gas Partners to discuss the possibility of EROC entering into a strategic transaction with Natural Gas Partners. Since EROC’s IPO in October 2006, Natural Gas Partners and its affiliates had increased their ownership in EROC from approximately 3.5 million common units to approximately 12.3 million common units, primarily as a result of taking equity back in two distinct “drop-down” contribution transactions. In particular, they discussed an indicative term sheet prepared by Natural Gas Partners for a transaction involving: (i) the conversion of the subordinated units, general partner units and incentive distribution rights into 15,328,598 common units; (ii) the sale of the Minerals Business to Natural Gas Partners for $130 million, subject to a go-shop period (wherein EROC would be encouraged, and allowed, to market the Minerals Business to attempt to obtain a higher price) and a 3% termination fee payable to Natural Gas Partners; (iii) EROC conducting a best efforts public equity offering of $100 million of common units, priced at $3.25 per common unit, with Natural Gas Partners agreeing to purchase (on a backstop-basis) $50 million of the offering; (iv) the conversion of EROC into a limited liability company in which the common unitholders of EROC would be entitled to elect a majority of EROC’s directors; and (v) the issuance to the EROC management team of up to 5 million options to purchase common units.

Over the next week, the EROC management team reviewed the indicative term sheet and had regular telephonic meetings with representatives of Natural Gas Partners to further discuss the potential transaction, including revisions to the indicative terms that the EROC management team suggested Natural Gas Partners consider prior to presenting the indicative terms to the Eagle Rock Board or the Eagle Rock Conflicts Committee.

On July 1, 2009, the EROC management team met with Vinson & Elkins LLP (“Vinson & Elkins”) to discuss the indicative term sheet as well as the implications under EROC’s current partnership agreement and applicable law of EROC entering into a strategic transaction with Natural Gas Partners.

On July 8, 2009, Natural Gas Partners provided the EROC management team with its internal projections and models related to the indicative term sheet.

On July 9, 2009, Messrs. Mills and Wood and Mr. Charles C. Boettcher, the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of G&P LLC, met telephonically with Messrs. Philip Smith, William Smith and William White, the three members of the standing Eagle Rock Conflicts Committee, to inform them that the EROC management team had been in discussions with Natural Gas Partners about the possibility of a strategic transaction.

In the event that EROC entered into negotiations related to a strategic transaction involving Natural Gas Partners, the negotiations would present actual and potential conflicts with certain of the Eagle Rock Board members. Particularly, Messrs. Hersh and Quinn are managing partners of, and Mr. Weinzierl is a managing director of, the Natural Gas Partners private equity funds, and Mr. Mills is a limited partner in, and executive officer of, ERH and Montierra. Because of such actual and potential conflicts, the EROC management team anticipated that the Eagle Rock Board would seek the involvement of the Eagle Rock Conflicts Committee in the negotiations. Mr. Mills indicated that the Eagle Rock Conflicts Committee may want to engage legal counsel pursuant to its authority as a standing committee of the Eagle Rock Board and begin discussing the implications of the possibility that they may be asked to evaluate and negotiate such a transaction.

On July 14, 2009, the Eagle Rock Conflicts Committee formally engaged Andrews Kurth LLP (“Andrews Kurth”) to act as the Eagle Rock Conflicts Committee’s legal counsel in connection with the Eagle Rock Conflicts Committee’s role in evaluating, negotiating and possibly recommending to the Eagle Rock Board a potential strategic transaction involving Natural Gas Partners. The Eagle Rock Conflicts Committee elected to engage Andrews Kurth based on the firm’s significant, relevant experience advising MLPs and their conflicts committees in connection with similar transactions.

Also on July 14, 2009, the Eagle Rock Conflicts Committee met with Andrews Kurth to discuss the legal duties and obligations of the Eagle Rock Conflicts Committee in the context of evaluating and approving a potential related-party transaction. The Eagle Rock Conflicts Committee and Andrews Kurth also discussed matters related to the independence of the Eagle Rock Conflicts Committee members.

On July 16, 2009, Andrews Kurth discussed the Eagle Rock Conflicts Committee’s potential role in connection with a potential strategic transaction involving Natural Gas Partners with Mr. Boettcher and Vinson & Elkins.

At a meeting on July 21, 2009, the Eagle Rock Conflicts Committee and Andrews Kurth discussed the independence requirements of the Eagle Rock Conflicts Committee members and related disclosure obligations. Andrews Kurth described to the Eagle Rock Conflicts Committee the various levels of inquiry, addressing the more objective tests under EROC’s current partnership agreement and the Second Amended and Restated Limited Liability Company Agreement of G&P LLC (the “LLC Agreement”), the exchange requirements and applicable law, as well as the subjective considerations and determinations to be made by the Eagle Rock Conflicts Committee and other members of the Eagle Rock Board. Based on information previously provided by each Eagle Rock Conflicts Committee member with respect to their current and past affiliations with Natural Gas Partners, if any, with the assistance of Andrews Kurth, the Eagle Rock Conflicts Committee determined each member to be independent for purposes of evaluating, negotiating, possibly providing special approval and possibly recommending to the Eagle Rock Board a potential strategic transaction involving Natural Gas Partners.

From July 22, 2009 to July 25, 2009, Andrews Kurth had several discussions with the EROC management team and Vinson & Elkins regarding the respective roles of the EROC management team and the Eagle Rock Conflicts Committee in developing indicative terms for a potential strategic transaction involving Natural Gas Partners. On July 26, 2009, the Eagle Rock Conflicts Committee held a meeting at which Andrews Kurth reported the EROC management team’s desire to develop the indicative terms of a potential strategic transaction involving Natural Gas Partners in consultation with the Eagle Rock Conflicts Committee. At the meeting, the Eagle Rock Conflicts Committee agreed to serve in such capacity pursuant to its current authority as a standing committee of the Eagle Rock Board. The Eagle Rock Conflicts Committee and Andrews Kurth also discussed the process of hiring a financial advisor to assist the Eagle Rock Conflicts Committee.

On July 28, 2009, the Eagle Rock Board held its regularly-scheduled board meeting. During this meeting, the EROC management team updated the Eagle Rock Board on the discussions with Natural Gas Partners regarding a strategic transaction and the indication of interest for the Minerals Business received from Black Stone Minerals. In addition, the Eagle Rock Board again reviewed various strategic alternatives discussed at the July 28, 2009 board meeting, focusing on (i) maintaining the status quo of $0.10 annualized distributions, with arrearages accumulating over time; (ii) completing an internal restructuring involving the elimination of the subordinated units and a sale of the Minerals Business; and (iii) raising additional equity capital.

After discussing the various alternatives available to EROC, including a potential restructuring transaction with Natural Gas Partners, the Eagle Rock Board authorized the EROC management team: (i) to review and to evaluate the terms and conditions of the potential strategic alternative that had been presented by Natural Gas Partners; (ii) to develop the terms and conditions of a potential transaction with Natural Gas Partners and any agreements necessary for the consummation of a potential transaction; (iii) to present analyses of the strategic alternative presented by Natural Gas Partners or any other potential transaction to the standing Eagle Rock Conflicts Committee or Natural Gas Partners, or both, as appropriate, and to modify the terms of such alternative or transaction in response to considerations raised by the Eagle Rock Conflicts Committee or Natural Gas Partners as the EROC management team deemed necessary or desirable; and (iv) following any such modifications, to determine whether or not to recommend any transaction to the Eagle Rock Board and Natural Gas Partners and recommend that the Eagle Rock Board seek approval of such transaction or any alternative from the Eagle Rock Conflicts Committee.

The Eagle Rock Conflicts Committee convened a meeting immediately following the Eagle Rock Board Meeting. During the meeting, Mr. Mills made a presentation, based on the financial analysis performed by the EROC management team of a potential strategic transaction with Natural Gas Partners and, as an alternative, the potential sale of the Minerals Business. The financial analysis performed by the EROC management team contemplated the following transactions and terms (which we refer to as the “July 28 Indicative Terms”): (i) the conversion of the subordinated units, general partner units and incentive distribution rights into 13,259,448 common units; (ii) the sale of the Minerals Business to Natural Gas Partners for $135 million, subject to a go-shop period (wherein EROC would be encouraged, and allowed, to market the Minerals Business to attempt to obtain a higher price) and a $3 million termination fee payable to Natural Gas Partners (the “Minerals Business backstop”); (iii) EROC conducting a best efforts public equity offering of $100 million of common units, with Natural Gas Partners agreeing to purchase (on a backstop basis) $50 million of the offering at a price equal to $3.00 per common unit; (iv) the conversion of EROC into a limited liability company in which the common unitholders of EROC would be entitled to elect a majority of EROC’s directors; and (v) the issuance to the EROC management team of up to 5 million options to purchase common units.

On July 29, 2009, the Eagle Rock Conflicts Committee interviewed three potential financial advisors, including Tudor, Pickering, Holt & Co., LLC (“Tudor Pickering”), Lazard Frères & Co. LLC (“Lazard”) and Madison Williams and Company, which was then the principal capital markets division of Sanders Morris Harris Group.

On July 30, 2009, the Eagle Rock Conflicts Committee met to discuss the terms of the engagement proposals received from each of Tudor Pickering, Lazard and Madison Williams and Company and considered the experience of the three financial advisors with MLPs. The Eagle Rock Conflicts Committee agreed to hire Lazard, based on the firm’s relevant industry experience and expertise.

On July 31, 2009, the Eagle Rock Conflicts Committee met to discuss the negotiation of an engagement letter with Lazard, the timing of its financial advisor’s participation in the overall timeline of a potential strategic transaction with Natural Gas Partners, and developments since the Eagle Rock Board and Eagle Rock Conflicts Committee meetings held on July 28, 2009.

On August 10, 2009, the Eagle Rock Conflicts Committee met with representatives of Lazard to discuss the status of their financial analysis. Representatives of Lazard reported that they had been successful in gathering from the EROC management team the information necessary for their financial analysis and described the focus of such analysis. The Eagle Rock Conflicts Committee, Lazard and Andrews Kurth also discussed generally the various components of the potential strategic transaction with Natural Gas Partners and the July 28 Indicative Terms.

On August 20, 2009, the Eagle Rock Conflicts Committee met with the EROC management team. The EROC management team confirmed that representatives of Lazard were in the process of asking questions and gathering information for their financial analysis. The Eagle Rock Conflicts Committee and the EROC management team also discussed various potential transaction structures and the value of a fairness opinion to the Eagle Rock Conflicts Committee in the event the Eagle Rock Conflicts Committee were to make a recommendation to the Eagle Rock Board regarding a strategic transaction involving Natural Gas Partners.

On August 25, 2009, the Eagle Rock Conflicts Committee met to discuss other recent, publicly disclosed transactions in relation to a potential strategic transaction with Natural Gas Partners. Also on August 25, 2009, representatives of Lazard made an oral presentation of the status of the firm’s preliminary financial analysis to the Eagle Rock Conflicts Committee, accompanied by a written presentation, including a preliminary analysis of EROC’s overall financial condition, the July 28 Indicative Terms, and Lazard’s proposed changes to the July 28 Indicative Terms. Representatives of Lazard asked the Eagle Rock Conflicts Committee to consider: (i) whether to add a rights offering component to the transaction, which would likely be consummated more quickly than an equity offering; and (ii) certain potential tax issues related to the issuance of options to the EROC management team. The Eagle Rock Conflicts Committee and Lazard discussed and considered the substance of the presentation. At the request of the Eagle Rock Conflicts Committee, the EROC management team later joined the meeting for a summary of Lazard’s analysis primarily focused on Lazard’s proposed changes to the July 28 Indicative Terms. The Eagle Rock Conflicts Committee, the EROC management team and Lazard discussed the advantages and disadvantages of the July 28 Indicative Terms and the proposed changes thereto. Also on August 25, 2009, the Eagle Rock Conflicts Committee formally engaged Lazard to serve as its financial advisor and to potentially issue a fairness opinion.

At the Eagle Rock Conflicts Committee’s request, on August 26, 2009, representatives of Lazard made a detailed presentation of their preliminary financial analysis to the EROC management team.

On August 27, 2009, the Eagle Rock Conflicts Committee requested that Lazard re-evaluate the July 28 Indicative Terms based on information and feedback from the Eagle Rock Conflicts Committee and the EROC management team during Lazard’s presentations on August 25th and 26th.

On August 28, 2009, the Eagle Rock Conflicts Committee met with Lazard and the EROC management team. At the meeting, Mr. Mills reported that he had briefly summarized Lazard’s conclusions for Natural Gas Partners and that Natural Gas Partners was interested in having a working session on the July 28 Indicative Terms with Messrs. Mills and Philip Smith. Also on August 28, 2009, representatives of Lazard alerted Andrews Kurth that they had an informal preliminary discussion with a member of Lazard’s fairness opinion committee regarding the potential transaction structure and that they had concluded, based on their preliminary financial analysis of the components of the transaction which indicated the transaction would primarily constitute a “financing” transaction for which Lazard does not generally render fairness opinions, that Lazard’s fairness opinion committee might not authorize issuance of a fairness opinion in connection with the potential transaction structure.

On August 31, 2009, Messrs. Mills and Philip Smith had a working session with Messrs. Hersh, Quinn and Ray of Natural Gas Partners to discuss the July 28 Indicative Terms. Discussion points included: (i) the Minerals Business backstop and purchase price of the Minerals Business Sale; (ii) the price and size of a potential rights offering with warrants attached to the rights offering and Natural Gas Partners firm participation in such offering; (iii) a subsequent equity offering with Natural Gas Partners committing to purchase (on a backstop basis) equity at a firm price; (iv) the contribution of the general partner units, subordinated units and incentive distribution rights from ERH to EROC; and (v) the form of the transaction fee payable to ERH, either in equity or potentially in cash. The discussion also included analytics of the potential capital that could be raised by such a transaction and the potential impact on EROC’s common unit price prior to and following any such transaction(s).

Following the working session on August 31, 2009, the Eagle Rock Conflicts Committee met with the EROC management team and Andrews Kurth. The Eagle Rock Conflicts Committee considered the July 28 Indicative Terms and changes thereto, based on the working session with Natural Gas Partners, relating to the purchase price for the sale of the Minerals Business, oversubscription privileges related to the rights offering, limitations on the amount of any equity offering, and the amount and form of consideration payable to Natural Gas Partners. At the meeting, the Eagle Rock Conflicts Committee, the EROC management team and Andrews Kurth discussed the mechanics of the Eagle Rock Board and unitholder approval process, the timing of various aspects of the transactions contemplated in the July 28 Indicative Terms and the financial analysis being performed by Lazard. Lazard later joined the meeting, and the Eagle Rock Conflicts Committee requested that Lazard consider and evaluate the proposed changes to the July 28 Indicative Terms, communicate to the Eagle Rock Conflicts Committee any issues identified in their financial analysis and either confirm that the type of transaction being considered is the type for which Lazard would render a fairness opinion or communicate the available alternatives to a fairness opinion.

At a meeting with the Eagle Rock Conflicts Committee on September 2, 2009, Andrews Kurth reported that representatives of Lazard had confirmed their conclusion that, as described above, Lazard’s opinion committee would not likely authorize issuance of a fairness opinion to the Eagle Rock Conflicts Committee with respect to a potential strategic transaction with Natural Gas Partners involving the components then being negotiated (particularly the proposed commitment from Natural Gas Partners to participate in a rights offering and backstop an equity offering). Lazard’s fairness opinion committee was never convened to consider the potential transaction. Because the Eagle Rock Conflicts Committee believed it appropriate under the circumstances to obtain such an opinion before approving the ultimate negotiated terms of any potential strategic transaction with Natural Gas Partners, the Eagle Rock Conflicts Committee determined that it would terminate Lazard’s engagement, subject to the negotiation of the terms of the termination.

The Eagle Rock Conflicts Committee and Andrews Kurth discussed options for evaluating the July 28 Indicative Terms and the proposed modifications following Lazard’s termination. Also, the Eagle Rock Conflicts Committee and Andrews Kurth discussed the safe harbors available under EROC’s current partnership agreement in connection with a related party transaction and the process for reviewing and evaluating a proposal for any such transaction prior to making a recommendation to the Eagle Rock Board. The Eagle Rock Conflicts Committee also considered several matters related to the July 28 Indicative Terms, including the appropriate number of warrants to be issued in the rights offering, whether to obtain non-affiliated unitholder approval of various components of the transaction, and the timing of the conversion of the subordinated units, general partner units and incentive distribution rights so as to comply with EROC’s revolving credit facility. The EROC management team later joined the meeting, and the Eagle Rock Conflicts Committee communicated its decision to terminate Lazard’s engagement and summarized its discussion regarding the July 28 Indicative Terms. The Eagle Rock Conflicts Committee and the EROC management team then discussed the timing of various aspects of a potential strategic transaction with Natural Gas Partners based on the July 28 Indicative Terms.

On September 3, 2009, the Eagle Rock Conflicts Committee met with the EROC management team and Andrews Kurth to discuss the Eagle Rock Conflicts Committee engaging another financial advisor to perform the financial analysis and potentially deliver a fairness opinion in connection with a potential strategic transaction with Natural Gas Partners. The Eagle Rock Conflicts Committee agreed to approach Madison Williams and Company about potentially serving as the Eagle Rock Conflicts Committee’s financial advisor.

On September 4, 2009, Natural Gas Partners delivered to the EROC management team a term sheet updating the July 28 Indicative Terms based on the previous working session held on August 31, 2009, among Messrs. Mills and Philip Smith, and Messrs. Hersh, Quinn and Ray of Natural Gas Partners, which described a series of potential transactions with EROC, including: (i) an equity rights offering by the Partnership with warrants attached; (ii) a commitment from Natural Gas Partners to exercise all of its rights in the equity rights offering; (iii) the Minerals Business backstop at $135 million, which would be subject to a go-shop process (wherein EROC would be encouraged, and allowed, to market the Minerals Business to attempt to obtain a higher price); (iv) a public equity offering by EROC of common units at not less than $3.10 per unit; (v) an equity investment commitment from Natural Gas Partners to support (by agreeing to purchase on a backstop commitment basis) a portion of the public equity offering at $3.10 per unit; (vi) a transfer by ERH to EROC of 49% of G&P LLC and all of the outstanding subordinated units of EROC; (vii) an option in favor of EROC for a period of one year to later acquire the remaining 51% of G&P LLC, all of the outstanding limited partner interests of ERGP and all incentive distribution rights held by ERGP, which, if exercised, would require EROC to partially reconstitute the Eagle Rock Board; (viii) a commitment from Natural Gas Partners to support the issuance to the EROC management team of up to 5,000,000 options to purchase common units; and (ix) a payment by EROC to Natural Gas Partners of a cash fee of $31.5 million, subject to being callable by EROC for reinvestment as part of Natural Gas Partners’ equity investment commitment, as consideration for Natural Gas Partners’ participation in the preceding transactions. We refer to these terms as the “September 4 Indicative Terms.”

The Eagle Rock Conflicts Committee met again with the EROC management team and representatives of Andrews Kurth on September 6, 2009. The Eagle Rock Conflicts Committee, the EROC management team and Andrews Kurth discussed the September 4 Indicative Terms at length. Madison Williams and Company later joined the meeting to discuss the firm’s potential representation of the Eagle Rock Conflicts Committee and confirmed that Madison Williams and Company could deliver an opinion as to the fairness of a transaction of the type contemplated by the September 4 Indicative Terms. After Madison Williams and Company left the meeting, the Eagle Rock Conflicts Committee discussed the proposed fee arrangement with Madison Williams and Company. The Eagle Rock Conflicts Committee agreed that, following termination of Lazard’s engagement, the Eagle Rock Conflicts Committee would engage Madison Williams and Company as its financial advisor based on the firm’s relevant industry experience and expertise and its ability to issue an opinion as to the fairness of the proposed transaction.

The Eagle Rock Conflicts Committee met again with the EROC management team on September 8, 2009. At the meeting, Mr. Mills described for the Eagle Rock Conflicts Committee his conversations with

Natural Gas Partners regarding the Eagle Rock Conflicts Committee’s questions and concerns about the September 4 Indicative Terms. Mr. Mills reported that Natural Gas Partners desired to meet with the Eagle Rock Board to review the September 4 Indicative Terms, and the Eagle Rock Conflicts Committee and the EROC management team agreed that the Eagle Rock Board should schedule an informational session with Natural Gas Partners. The Eagle Rock Conflicts Committee also instructed Andrews Kurth to negotiate an engagement letter with Madison Williams and Company. Also on September 8, 2009, the Eagle Rock Conflicts Committee and Lazard officially terminated the engagement of Lazard by mutual agreement.

On September 9, 2009, the Eagle Rock Conflicts Committee formally engaged Madison Williams and Company to serve as its financial advisor and potentially issue a fairness opinion in connection with a potential strategic transaction with Natural Gas Partners.

On September 14, 2009, the EROC management team and the Eagle Rock Conflicts Committee held an informational session with Messrs. Hersh, Quinn, Ray and Ackerman of Natural Gas Partners to analyze the financial impact of and further discuss the September 4 Indicative Terms. The informational session presentation included a discussion of potential issues the September 4 Indicative Terms could cause under EROC’s revolving credit facility, items remaining open for negotiation, filing requirements of EROC and Natural Gas Partners in the event a proposal were made, and the potential timing of a transaction.

On September 15, 2009, the Eagle Rock Conflicts Committee met with Andrews Kurth to discuss the informational session that had taken place with Natural Gas Partners the previous day. The Eagle Rock Conflicts Committee also discussed the status of Madison Williams and Company’s financial analysis of the September 4 Indicative Terms.

On September 17, 2009, EROC received a formal letter from Natural Gas Partners enclosing a non-binding term sheet (the “September 17 Proposal”), which set forth a series of proposed transactions with EROC that were substantially the same as those provided in the September 4 Indicative Terms, with the addition of (i) a cash advisory fee of $5 million payable to Natural Gas Partners upon the closing of the sale to any party (including Natural Gas Partners) of the Minerals Business and (ii) the authorization of 8,000,000 options to purchase common units as incentive compensation, 5,000,000 of which would be issued in connection with this transaction. That evening, Natural Gas Partners filed an amended Schedule 13D with the Securities and Exchange Commission (the “SEC”), reflecting the terms of the September 17 Proposal, and EROC filed a current report on Form 8-K announcing its receipt of the September 17 Proposal.

Following receipt of the September 17 Proposal, the Eagle Rock Board convened a special telephonic meeting on September 18, 2009. At the meeting, the Eagle Rock Board considered the independence of each of the members of the Conflicts Committee, including with respect to Natural Gas Partners. Following a lengthy discussion, the Eagle Rock Board determined that each of the members qualified to serve as a member of the Conflicts Committee under the terms of EROC’s current partnership agreement and that none of the members of the Conflicts Committee has any relationships that would interfere with his independence. In making this determination, the Eagle Rock Board considered, among other things, the fact that Mr. Philip Smith, the Chairman of the Eagle Rock Conflicts Committee: (i) is a limited partner in three separate funds that, while not constituting any of the Natural Gas Partners private equity funds (such as those that are invested in Eagle Rock), have some association with Natural Gas Partners (such association being that the management company of the Natural Gas Partners funds owns an economic interest in those three separate funds and participates in certain strategic decisions that occur at the board or investment committee level of those three separate funds), (ii) from 1980 to 2002 served as the chief executive officer and on the board of several portfolio companies that were sponsored by Natural Gas Partners, and (iii) is, together with other former chief executive officers of Natural Gas Partners portfolio companies, an informal advisor to Natural Gas Partners from time to time on an uncompensated basis.

Additionally, the Eagle Rock Board considered the fact that Mr. William White (i) served as an independent director, audit committee chairman and member of the compensation committee of CRC-Evans International, Inc., an affiliate of a portfolio company of Natural Gas Partners, from July 1, 2008 through December 31, 2008, during which time he received $35,000 in fees; and (ii) served as Vice President, Finance and Administration and Chief Financial Officer of Pure Resources, Inc. from September 1996 to November

2002 (a predecessor of which, Titan Exploration, Inc., was a Natural Gas Partners portfolio company until 1999).

Following the independence determination, the Eagle Rock Board delegated to the Eagle Rock Conflicts Committee the power and authority: (i) to review and to evaluate the terms and conditions of the September 17 Proposal and any related arrangements or any potential alternative thereto, on behalf of the EROC public unitholders and EROC; (ii) to negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the September 17 Proposal and any related arrangements or any alternative transactions; (iii) to determine whether or not to recommend to the Eagle Rock Board the September 17 Proposal and any related arrangements or any alternative transaction, any such recommendation of the September 17 Proposal and any related arrangements to constitute Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (iv) to determine whether the September 17 Proposal and any related arrangements or any alternative transactions is in the best interests of EROC and the EROC public unitholders; and (v) to make any recommendation to the EROC public unitholders as to what action, if any, should be taken by the EROC public unitholders with respect to the September 17 Proposal and any related arrangements or any alternative transaction.

On September 21, 2009, the Eagle Rock Conflicts Committee met and discussed in detail the Eagle Rock Conflicts Committee’s proposed written response to the September 17 Proposal. The Eagle Rock Conflicts Committee and Andrews Kurth discussed various issues that had been conveyed to the Eagle Rock Conflicts Committee by the Eagle Rock Conflicts Committee members, the EROC management team and Madison Williams and Company regarding the September 17 Proposal. Madison Williams and Company later joined the meeting and discussed issues that would need to be addressed by the Eagle Rock Conflicts Committee in its response to the September 17 Proposal. After the representatives of Madison Williams and Company left the meeting, the EROC management team joined the meeting and Andrews Kurth summarized for the EROC management team the Eagle Rock Conflicts Committee’s proposed response to the September 17 Proposal. The Eagle Rock Conflicts Committee and the EROC management team discussed the proposed response in light of EROC’s financial condition. Also, the Eagle Rock Conflicts Committee agreed to meet with Towers Perrin, EROC’s regular compensation consultant, to discuss the potential issuance of options to the EROC management team as described in the September 17 Proposal.

On September 22, 2009, the Eagle Rock Conflicts Committee met with Towers Perrin to discuss the potential issuance of options to the EROC management team. Towers Perrin expressed to the Eagle Rock Conflicts Committee that such an issuance was appropriate in the context of the September 17 Proposal.

Also on September 22, 2009, the Eagle Rock Conflicts Committee delivered to Natural Gas Partners a written response to the September 17 Proposal (the “September 22 Response”) requesting the following changes to the terms of the September 17 Proposal: (i) increasing the exercise price of the warrants to be issued in connection with the rights offering from $6.00 to $7.00, (ii) clarifying that the exercise period for the rights offering must occur within any one calendar month; (iii) extending the deadline for closing the equity offering; (iv) eliminating the $105 million equity offering cap if the offering price equals or exceeds $3.40 per common unit; (v) extending the call period for Natural Gas Partners’ equity investment commitment; (vi) changing the form of the sale of the Minerals Business from an asset sale to an entity sale; (vii) clarifying that EROC would have the right to shop and sell the Minerals Business in one or more pieces or packages to one or more third parties; (viii) eliminating the initial transfer of 49% of G&P LLC to EROC and revising the option to acquire G&P LLC to allow EROC to acquire 100% of G&P LLC at once; (ix) transferring the incentive distribution rights to EROC simultaneously with the subordinated units on the date the transaction fee is paid to Natural Gas Partners, instead of transferring the incentive distribution rights in connection with the exercise of the option to acquire G&P LLC and ERGP; (x) extending the period during which EROC may exercise its option to acquire G&P LLC and ERGP to December 31, 2012; (xi) reducing the number of directors of the Eagle Rock Board that Natural Gas Partners would have the right to nominate as Natural Gas Partners’ equity ownership in EROC decreases; (xii) eliminating EROC’s obligation to reimburse the fees and expenses of ERH, Natural Gas Partners, G&P LLC and ERGP incurred in connection with the September 17 Proposal; (xiii) eliminating the $5 million advisory fee to be paid to Natural Gas Partners; (xiv) providing EROC with the option to pay Natural Gas Partners’ transaction fee either in cash or in a private placement of common units at a price of $3.10 per unit; (xv) further limiting Natural Gas Partners’ conditions to closing; and (xvi) adding a “fiduciary out” exercisable by the Eagle Rock Conflicts Committee if EROC were to receive a superior offer. The September 22 Response also noted that the potential issuance of 8,000,000 options to the EROC management team as described in the September 17 Proposal was subject to further consideration and analysis by the Eagle Rock Conflicts Committee.

On September 24, 2009, Natural Gas Partners delivered a written response to the September 22 Response. Natural Gas Partners accepted most of the Eagle Rock Conflicts Committee’s proposed changes to the September 17 Proposal, except that Natural Gas Partners rejected the Eagle Rock Conflicts Committee’s proposed: (i) increase in the exercise price of the warrants to be issued in connection with the rights offering from $6.00 to $7.00, (ii) elimination of the $105 million equity offering cap, (iii) elimination of EROC’s reimbursement of the fees and expenses of ERH, Natural Gas Partners, G&P LLC and ERGP incurred in connection with the September 17 Proposal; and (iv) elimination of the $5 million advisory fee to Natural Gas Partners, which Natural Gas Partners instead proposed to reduce to $2.5 million. Natural Gas Partners agreed to allow EROC to shop and sell the Minerals Business in one or more pieces or packages to one or more third parties, provided that such piecemeal sales close simultaneously and aggregate to at least $135 million in proceeds to EROC. Natural Gas Partners also agreed to extend the period during which EROC may exercise its option to acquire G&P LLC and ERGP to December 31, 2012 to allow EROC to comply with the terms of its revolving credit facility, provided that the exercise price would be one million common units through June 30, 2011, and three million common units from July 1, 2011 through December 31, 2012. Additionally, Natural Gas Partners agreed to allow EROC a fiduciary out exercisable by the Eagle Rock Conflicts Committee if EROC were to receive a superior offer, provided that EROC pay Natural Gas Partners a break-up fee of $15 million plus expenses.

Also on September 24, 2009, Black Stone Minerals submitted a written unsolicited offer to the Eagle Rock Board, which was received by Mr. Mills and forwarded to the Eagle Rock Board, including the Eagle Rock Conflicts Committee, to purchase the Minerals Business for $155 million in cash, which offer was not contingent upon Black Stone Minerals obtaining financing or any due diligence on the Pure Minerals portion of the Minerals Business.

On September 25, 2009, Madison Williams and Company made an oral presentation to the Eagle Rock Conflicts Committee, accompanied by a written presentation, which included a detailed financial analysis of each of the transactions set forth in the September 17 Proposal. The Eagle Rock Conflicts Committee and Madison Williams and Company discussed the financial analysis and Madison Williams and Company’s internal process generally with respect to delivering fairness opinions on transactions. The Eagle Rock Conflicts Committee and Madison Williams and Company also discussed Black Stone Minerals’ offer to acquire the Minerals Business and the impact of that offer on the Eagle Rock Conflicts Committee’s negotiations with Natural Gas Partners. The Eagle Rock Conflicts Committee requested that Madison Williams and Company provide feedback on Natural Gas Partners’ response letter delivered the previous day. The Eagle Rock Conflicts Committee also directed Madison Williams and Company to run a financial analysis of the transactions in the September 17 Proposal excluding a sale of the Minerals Business to Natural Gas Partners. Mr. Mills later joined the meeting, and the Eagle Rock Conflicts Committee and Mr. Mills discussed how to proceed internally in evaluating Black Stone Minerals’ offer to acquire the Minerals Business.

On September 29, 2009, the Eagle Rock Conflicts Committee met telephonically with the EROC management team to discuss EROC’s budgeting process and related financial projections, the feedback received by the EROC management team from investors regarding the September 17 Proposal and the EROC management team’s views on the potential sale of the Minerals Business in general. Also on September 29, 2009, the Eagle Rock Conflicts Committee met to discuss and agree on its response to Natural Gas Partners.

On September 30, 2009, the Eagle Rock Conflicts Committee delivered to Natural Gas Partners a written response to Natural Gas Partners’ previous letter requesting certain changes to the terms of the September 17 Proposal, including the following: (i) increasing the equity offering cap from $105 million to $140 million; (ii) increasing the Minerals Business backstop from $135 million to $155 million; providing EROC with the option to open its data room to potential purchasers of the Minerals Business when EROC deems appropriate;

and providing EROC with 60 consecutive days to close any piecemeal sales of the Minerals Business, instead of requiring any such sales to close simultaneously, and eliminating the requirement that the proceeds of any such sales aggregate to $135 million, or, in the alternative, excluding the Minerals Business backstop and allowing EROC to immediately market the Minerals Business for sale to potential purchasers; (iii) extending the period during which EROC may exercise its option to acquire G&P LLC and ERGP without a corresponding increase in the exercise price for such option; (iv) placing a $100,000 cap on EROC’s obligation to reimburse the fees and expenses of ERH, Natural Gas Partners, G&P LLC and ERGP incurred in connection with the September 17 Proposal; (v) eliminating the payment of any advisory fee to Natural Gas Partners; (vi) increasing Natural Gas Partners’ transaction fee from $31.5 million to $34 million if Natural Gas Partners were to accept the proposed increase in the amount of the Minerals Business backstop, or alternatively, reducing the transaction fee to $29 million if the Minerals Business backstop were excluded from the September 17 Proposal; (vii) further limiting Natural Gas Partners’ conditions to closing; and (viii) reducing the break-up fee payable to Natural Gas Partners in the event the Eagle Rock Conflicts Committee were to exercise EROC’s fiduciary out to $5 million rather than $15 million as proposed by Natural Gas Partners.

On October 2, 2009, the Eagle Rock Board held a meeting which included updates regarding EROC’s fourth quarter 2009 and full-year 2010 financial projections, as well as valuation information regarding the possible sale of the Minerals Business. Mr. Mills reviewed the offer from Black Stone Minerals for the Minerals Business, briefly discussed his communications with Black Stone Minerals regarding the same and reported that the offer was valid until October 10, 2009. The EROC management team also presented valuations for the Minerals Business based on four different analyses: (i) a cash flow multiple analysis, which implied a valuation range of $130.1 to $246.2 million; (ii) a production multiple analysis, which implied a valuation range of $145.3 to $269.7 million; (iii) a reserves multiple analysis, which implied a valuation range of $105.4 to $215.2 million; and (iv) a present value analysis (assuming then-current commodity strip pricing), which implied a valuation range of $131.3 to $224.4 million. By averaging the four valuation ranges, the EROC management team arrived at a valuation range of $128 to $239 million for the Minerals Business.

Also on October 2, 2009, the Eagle Rock Board held a working session with Natural Gas Partners regarding the September 17 Proposal. On the same day, the Eagle Rock Conflicts Committee received from Towers Perrin a draft of Towers Perrin’s analysis of the terms of a new long-term incentive plan to be established in connection with the issuance of 5,000,000 options to the EROC management team as contemplated in the September 17 Proposal, which reflected that the proposed terms of such plan were within the range of typical market practice for analogous transactions.

On October 5, 2009, the Eagle Rock Conflicts Committee met and discussed matters raised at the Eagle Rock Board meeting held on October 2, 2009, the subsequent working session with Natural Gas Partners with respect to the September 17 Proposal and the related written correspondence between the Eagle Rock Conflicts Committee and Natural Gas Partners since September 17, 2009. The Eagle Rock Conflicts Committee also discussed EROC’s financial projections, the ability of EROC to comply with its revolving credit facility covenants and Madison Williams and Company’s valuation of the Minerals Business. The Eagle Rock Conflicts Committee considered the sale of the Minerals Business in light of the September 17 Proposal and Black Stone Minerals’ offer to acquire the Minerals Business and agreed that, based on its discussions with Natural Gas Partners during the previous working session, Natural Gas Partners would probably not elect to exclude the Minerals Business backstop from the September 17 Proposal. The Eagle Rock Conflicts Committee addressed the amount of the break-up fee to be paid to Natural Gas Partners in connection with the Partnership’s fiduciary out and agreed that the Eagle Rock Conflicts Committee would seek the advice of Madison Williams and Company on the appropriate amount of such fee. In addition, the Eagle Rock Conflicts Committee discussed Towers Perrin’s analysis of the issuance of 5,000,000 options to the EROC management team.

Later on October 5, 2009, Madison Williams and Company presented to the Eagle Rock Conflicts Committee an updated financial analysis of the September 17 Proposal, based on correspondence between the Eagle Rock Conflicts Committee and Natural Gas Partners since September 17, 2009. The Eagle Rock Conflicts Committee and Madison Williams and Company also discussed Natural Gas Partners’ proposed break-up fee. At the end of the meeting, the Eagle Rock Conflicts Committee agreed that the following matters needed to be addressed: (i) determining EROC’s response to the offer made by Black Stone Minerals; (ii) obtaining written confirmation from Natural Gas Partners that the Minerals Business backstop would be a required component of the September 17 Proposal; (iii) determining the appropriate effective date of the sale of the Minerals Business in the September 17 Proposal; (iv) discussing with the EROC management team the need for the Partnership to put a contingency plan in place, including proactive measures such as hedge resets, in the event a transaction cannot be consummated in time to avoid a covenant violation under EROC’s revolving credit facility; and (v) determining the appropriate amount of Natural Gas Partners’ break-up fee in the event the Eagle Rock Conflicts Committee were to exercise EROC’s fiduciary out under the September 17 Proposal.

Also on October 5, 2009, the Eagle Rock Conflicts Committee received a revised non-binding term sheet from Natural Gas Partners (the “October 5 Proposal”). Natural Gas Partners stated in its cover letter to the October 5 Proposal that Natural Gas Partners viewed the October 5 Proposal as a comprehensive solution for EROC, and that Natural Gas Partners was not interested in financing, leading or participating in transactions comprised of only portions of the transactions set forth in the October 5 Proposal. As such, the October 5 Proposal incorporated most of the changes to the terms of the September 17 Proposal that had been requested by the Eagle Rock Conflicts Committee since September 17, 2009, except that Natural Gas Partners rejected the Eagle Rock Conflicts Committee’s alternative to exclude the Minerals Business backstop and allow an immediate marketing of the Minerals Business while Natural Gas Partners would remain committed to participate in the remainder of the transactions, and also rejected the Eagle Rock Conflicts Committee’s request to (i) increase the Minerals Business backstop to $155 million, and instead proposed an increase to $145 million; (ii) provide EROC with the ability to open its data room to potential purchasers of the Minerals Business when EROC deems appropriate; (iii) provide EROC with 60 consecutive days to close any piecemeal sales of the Minerals Business, instead of requiring any such sales to close simultaneously, and eliminate the requirement that the proceeds of any such sales aggregate to $135 million; (iv) place a $100,000 cap on EROC’s obligation to reimburse the fees and expenses of ERH, Natural Gas Partners, G&P LLC and ERGP incurred in connection with the September 17 Proposal, and instead proposed a change to cover reasonable expenses; (v) increase Natural Gas Partners’ transaction fee to $34 million, and instead proposed a $32.5 million transaction fee based on Natural Gas Partners’ revised $145 million Minerals Business backstop; and (vi) reduce the break-up fee to $5 million, and instead proposed a $7 million break-up fee payable to Natural Gas Partners if the Eagle Rock Conflicts Committee were to exercise EROC’s fiduciary out.

On October 7, 2009, the Eagle Rock Conflicts Committee met to discuss the October 5 Proposal and proposed revisions to the October 5 Proposal, which had been circulated by Andrews Kurth on October 6, 2009, and included comments from the Eagle Rock Conflicts Committee, Madison Williams and Company and Andrews Kurth. The Eagle Rock Conflicts Committee reached an agreement on each of the proposed revisions to the October 5 Proposal (the material terms of which are summarized in the next paragraph), most of which were intended to clarify the language proposed by Natural Gas Partners.

Later on October 7, 2009, the Eagle Rock Conflicts Committee delivered to Natural Gas Partners proposed revisions to the October 5 Proposal (the “October 7 Response”), which were meant to refine the terms of the October 5 Proposal, including the following: (i) clarifying the period for the exercise of the warrants in connection with the rights offering; (ii) further clarifying the language regarding the form of the sale of the Minerals Business as an entity sale rather than an asset sale; (iii) with respect to the go-shop period for the sale of the Minerals Business, specifying the time after which EROC could request bids from potential buyers and the time during which EROC could shop and sell the Minerals Business; and (iv) clarifying the terms related to the payment of Natural Gas Partners’ transaction fee. In its cover letter to Natural Gas Partners, the Eagle Rock Conflicts Committee noted that, based on discussions with Natural Gas Partners, the Eagle Rock Conflicts Committee was of the understanding that Natural Gas Partners firmly considered the October 5 Proposal as a comprehensive solution for EROC, and therefore, the Eagle Rock Conflicts Committee’s October 7 Response did not provide EROC with the ability to sell the Minerals Business before the date on which EROC’s unitholders approved the transactions contemplated in the October 5 Proposal. In the view of the Eagle Rock Conflicts Committee, the principal effect under Black Stone Minerals’ offer would be to address the near-term liquidity needs of EROC, while the October 5 Proposal constituted a more “comprehensive solution” because it not only addressed EROC’s near-term and intermediate-term liquidity needs, but it also addressed the “overhang” created by the arrearages on subordinated units and absence of distributions on the incentive distribution rights, provided non-affiliated unitholders with the right to participate in acquiring additional units of EROC pursuant to the proposed rights offering and would ultimately allow a change of control of EROC.

On October 8, 2009, the Eagle Rock Conflicts Committee held a working session with Andrews Kurth, Natural Gas Partners and Akin Gump Strauss Hauer & Feld LLP, legal counsel to Natural Gas Partners (“Akin Gump”), to discuss the Eagle Rock Conflicts Committee’s October 7 Response. Later on October 8, 2009, the Eagle Rock Conflicts Committee met to discuss the results of such working session and the members’ belief that Natural Gas Partners would soon deliver a final proposal. The Eagle Rock Conflicts Committee also discussed various matters related to the potential issuance of options to the EROC management team as set forth in the October 5 Proposal and the instructions that the Eagle Rock Conflicts Committee would deliver to the EROC management team regarding a response to Black Stone Minerals’ offer to acquire the Minerals Business. The Eagle Rock Conflicts Committee agreed that, after receiving a final proposal from Natural Gas Partners, the Eagle Rock Conflicts Committee would recommend that Mr. Mills contact Black Stone Minerals to inform them (i) of the existence of the final proposal, (ii) that the final proposal was non-binding but constituted an acceptable framework for negotiating definitive documents, and (iii) that EROC was interested in Black Stone Minerals’ participation in the go-shop process described in the final proposal.

On October 9, 2009, Natural Gas Partners delivered a final term sheet (the “Final NGP Proposal”) to the Eagle Rock Conflicts Committee. Separately, the Eagle Rock Conflicts Committee requested that Mr. Mills contact Black Stone Minerals.

On October 13, 2009, Natural Gas Partners filed with the SEC an amendment to its Schedule 13D, which included the Final NGP Proposal and clarified that (i) the Final NGP Proposal is non-binding and was negotiated to serve as a framework for negotiating definitive documents, and (ii) the Eagle Rock Conflicts Committee had neither approved nor made a recommendation to the Eagle Rock Board with respect to the Final NGP Proposal. On the same day, EROC filed with the SEC a Form 8-K, which also included the Final NGP Proposal.

On October 15, 2009, Mr. Mills contacted Black Stone Minerals as previously requested by the Eagle Rock Conflicts Committee.

On October 17, 2009, Black Stone Minerals made a revised proposal to EROC to (i) purchase the Minerals Business for $157.5 million; (ii) provide an equity investment commitment to support a proposed public offering by EROC of common units at $3.40 per unit; and (iii) grant EROC options to reacquire from Black Stone Minerals up to 2.8 million common units issued to Black Stone Minerals pursuant to its equity investment commitment and up to 15% of the Minerals Business (the “Black Stone Minerals October 17 Proposal”). The Black Stone Minerals October 17 Proposal was contingent upon extinguishing the subordinated units and incentive distribution rights, did not contemplate any fees payable to Black Stone Minerals and was not contingent upon Black Stone Minerals obtaining financing.

At a meeting with the Eagle Rock Conflicts Committee on October 19, 2009, Madison Williams and Company made an oral presentation to the Eagle Rock Conflicts Committee, accompanied by a written presentation, of its financial analysis of the Final NGP Proposal. The Eagle Rock Conflicts Committee and Madison Williams and Company also discussed the terms of the Black Stone Minerals October 17 Proposal compared to those of the Final NGP Proposal.

Later on October 19, 2009, the Eagle Rock Conflicts Committee discussed the Black Stone Minerals October 17 Proposal with Messrs. Mills and Boettcher. The Eagle Rock Conflicts Committee summarized for Messrs. Mills and Boettcher the Madison Williams and Company presentation that had occurred earlier in the day. The Eagle Rock Conflicts Committee and Mr. Mills then discussed the Black Stone Minerals October 17 Proposal compared to the Final NGP Proposal and agreed that the purchase price of the Black Stone Minerals October 17 Proposal would have to be increased substantially for EROC to consider not proceeding with the Final NGP Proposal, which offered a much more comprehensive solution and a Minerals Business go-shop right for EROC. The Eagle Rock Conflicts Committee and Mr. Mills agreed to schedule an informational session with Black Stone Minerals to learn more about the proposed terms of the Black Stone Minerals

October 17 Proposal and to inform Natural Gas Partners that such an informational session was being scheduled.

On October 20, 2009, the Eagle Rock Conflicts Committee and Messrs. Mills and Wood held an informational session with Black Stone Minerals to learn more about the proposed terms of the Black Stone Minerals October 17 Proposal. Black Stone Minerals presented its proposal formally to members of the Eagle Rock Conflicts Committee as well as to Mr. Mills. There was discussion of Black Stone Minerals’ ability to consummate the transaction, the rationale for submitting an offer to EROC, the specifics around its valuation of the Minerals Business and Black Stone Minerals’ ability to fund the transaction without financing considerations. Additional items discussed were the limited due diligence Black Stone Minerals would require, its desire to backstop the equity offering, and its intentions to be a substantial holder of EROC equity.

On October 23, 2009, the Eagle Rock Conflicts Committee discussed with Madison Williams and Company the Black Stone Minerals October 17 Proposal and the Final NGP Proposal. Also on October 23, 2009, Black Stone Minerals signed a confidentiality agreement with EROC with respect to information to be provided by EROC to Black Stone Minerals in connection with the sale of the Minerals Business, and EROC allowed Black Stone Minerals to access such information in EROC’s data room.

On October 23, 2009, Black Stone Minerals made a proposal to EROC to purchase all of the Minerals Business for $160.25 million in cash (the “Black Stone Minerals Alternative Proposal”). The Black Stone Minerals Alternative Proposal was made as an alternative to the Black Stone Minerals October 17 Proposal, and Black Stone Minerals expressed in writing that it would proceed with either proposal.

On October 26, 2009, the Eagle Rock Compensation Committee held a meeting at the offices of EROC. Representatives of Towers Perrin provided analyses regarding the right of management to acquire eight million common units of EROC as set forth in the Final NGP Proposal. Towers Perrin also presented to EROC management and the Eagle Rock Compensation Committee various equity grant scenarios that could equate to the projected value of the eight million common units. EROC management further reviewed certain tax issues related to the granting of options at an exercise price below the then current fair market value and alternatives to address these tax issues. The Eagle Rock Compensation Committee requested that Towers Perrin perform specific additional analyses and report back as soon as the analyses were ready.

Also on October 26, 2009, Black Stone Minerals submitted a revised proposal to EROC, which altered the Black Stone Minerals October 17 Proposal by (i) increasing Black Stone Minerals’ proposed equity investment commitment to $3.50 per unit from $3.40 per common unit and (ii) removing the contingency regarding prior extinguishment of the subordinated units and incentive distribution rights (collectively, the “Black Stone Minerals October 26 Proposal”). The purchase price for the Minerals Business remained at $157.5 million in the Black Stone Minerals October 26 Proposal.

On October 27, 2009, the Eagle Rock Board held a meeting at the offices of EROC. Mr. William A. Smith, Chairman of the Eagle Rock Compensation Committee, provided a summary of the Eagle Rock Compensation Committee meeting held on October 26, 2009. Mr. Philip B. Smith, Chairman of the Eagle Rock Conflicts Committee, provided a report on behalf of the Eagle Rock Conflicts Committee stating that EROC management was continuing to diligently work to finalize the documents with respect to the Final NGP Proposal. EROC management then provided an update to the Eagle Rock Board regarding EROC’s third quarter 2009 financial results, 2009 reforecast and 2010 budget. The Eagle Rock Board also approved the filing of a shelf registration statement on Form S-3 with the SEC, which was ultimately filed on December 7, 2009.

On October 28, 2009, the Eagle Rock Conflicts Committee met and discussed the Black Stone Minerals October 26 Proposal, the Black Stone Minerals Alternative Proposal and the Final NGP Proposal. Because the Eagle Rock Conflicts Committee believed that Black Stone Minerals and Natural Gas Partners working together to prepare and submit a combined proposal could lead to a comprehensive solution that would be in the best interests of EROC and its non-affiliated unitholders and would be more beneficial than the proposals that either Black Stone Minerals or Natural Gas Partners could submit independently, at the meeting, the Eagle Rock Conflicts Committee authorized Mr. Philip Smith to contact Black Stone Minerals and authorize Black

Stone Minerals to contact Natural Gas Partners about Black Stone Minerals’ interest in purchasing the Minerals Business. Accordingly, Mr. Philip Smith contacted Black Stone Minerals.

Natural Gas Partners and Black Stone Minerals met on October 30, 2009. Mr. Hersh indicated to Black Stone Minerals that Natural Gas Partners’ goal was to find the most beneficial solution to improve EROC’s position, and noted that the Final NGP Proposal had a market check on the Minerals Business value by virtue of EROC’s express ability to shop the Minerals Business to find the highest willing and capable alternative buyer. Mr. Thomas L. Carter, Jr., the Chief Executive Officer of Black Stone Minerals, replied that Black Stone Minerals wanted to buy EROC’s Minerals Business and that if there was a way to do that by way of a combined proposal with Natural Gas Partners then the parties should try such an approach. Mr. Carter emphasized that Black Stone Minerals had all necessary funding and approvals to close the purchase of the Minerals Business. The parties discussed and agreed upon potential terms of a combined proposal and decided that Natural Gas Partners should then communicate such potential terms to the Eagle Rock Conflicts Committee.

Later on October 30, 2009, Natural Gas Partners contacted the Eagle Rock Conflicts Committee about the terms of a potential joint proposal from Natural Gas Partners and Black Stone Minerals, based on the meeting between Natural Gas Partners and Black Stone Minerals earlier that day. Natural Gas Partners described for the Eagle Rock Conflicts Committee the contemplated changes to the Final NGP Proposal that would likely be contained in a joint proposal, including: (i) selling the Minerals Business to Black Stone Minerals following unitholder approval for $170 million in cash, such sale to be effective as of November 1, 2009; (ii) increasing the price per unit on Natural Gas Partners’ equity investment commitment from $3.10 to $3.20 per unit; and (iii) reducing the transaction fee payable to Natural Gas Partners from $32.5 million to $29 million.

On November 2, 2009, the Eagle Rock Conflicts Committee met with the EROC management team to discuss a potential joint proposal from Natural Gas Partners and Black Stone Minerals and the changes to the Final NGP Proposal that would likely be contained in such a joint proposal. Mr. Mills expressed to the Eagle Rock Conflicts Committee that the EROC management team supported the contemplated terms of a potential joint proposal, provided that the effective date of the sale of the Minerals Business be changed to January 1, 2010. The EROC management team also suggested eliminating the issuance of options to the EROC management team from any joint proposal, based on feedback from unitholders regarding the Final NGP Proposal. At the end of the meeting, the Eagle Rock Conflicts Committee authorized and instructed Mr. Philip Smith to contact Natural Gas Partners with the following changes to the proposed terms of a joint proposal: (i) changing the effective date of the sale of the Minerals Business from November 1, 2009 to January 1, 2010; (ii) eliminating the concept of issuing options to the EROC management team; and (iii) increasing the price per unit of Natural Gas Partner’s equity investment commitment from $3.20 to $3.40 per unit. The Eagle Rock Conflicts Committee also agreed to request that Madison Williams and Company update its financial analysis based on the proposed terms of a potential joint proposal.

On November 5, 2009, Black Stone Minerals signed a confidentiality agreement with Natural Gas Partners with respect to information to be provided by Natural Gas Partners to Black Stone Minerals in connection with Black Stone Minerals’ potential purchase of the Minerals Business.

On November 7, 2009, the Eagle Rock Conflicts Committee received a non-binding joint term sheet from Natural Gas Partners and Black Stone Minerals (the “Joint Proposal”), which replaced the Final NGP Proposal and outstanding proposals from Black Stone Minerals and included the following changes to the Final NGP Proposal: (i) selling the Minerals Business to Black Stone Minerals following unitholder approval for $170 million, such sale to be effective (for purchase price adjustment purposes) as of January 1, 2010; (ii) eliminating EROC’s ability to require Natural Gas Partners to reinvest the cash portion of its transaction fee as part of Natural Gas Partners’ equity investment commitment; (iii) providing that the per unit price of Natural Gas Partners’ equity investment commitment would be either $3.10 or $3.40 per unit, to be determined by the disinterested members of the Eagle Rock Board; (iv) requiring EROC to reimburse the fees and expenses of Black Stone Minerals, in addition to those of ERH, Natural Gas Partners, G&P LLC and ERGP, incurred in connection with the Joint Proposal; (v) reducing Natural Gas Partners’ transaction fee to $29 million, payable at EROC’s option in cash or some combination of cash, common units and/or warrants;

(vi) eliminating the issuance of options to the EROC management team; and (vii) adding Black Stone Minerals’ conditions to closing.

On November 9, 2009, Natural Gas Partners filed with the SEC an amendment to its Schedule 13D, and EROC filed with the SEC a Form 8-K, each of which included the Joint Proposal.

On November 9, 2009, the Eagle Rock Conflicts Committee met and discussed in detail the Joint Proposal, including the alternative formulas for the payment of Natural Gas Partners’ transaction fee. The EROC management team later joined the meeting to discuss the Joint Proposal with the Eagle Rock Conflicts Committee. The Eagle Rock Conflicts Committee and the EROC management team concluded that, although the Joint Proposal did not reference a deposit on the purchase price for the purchase of the Minerals Business, the transaction documents governing the sale of the Minerals Business to Black Stone Minerals would require such a deposit. In addition, the EROC management team and the Eagle Rock Conflicts Committee concluded that the transaction documents should include only limited representations and warranties from EROC, and further agreed that Black Stone Minerals should be responsible for its own transaction fees. The Eagle Rock Conflicts Committee also authorized the EROC management team to revise the draft Minerals Purchase and Sale Agreement to incorporate the terms of the Joint Proposal and send it to Black Stone Minerals.

On November 10, 2009, Madison Williams and Company presented to the Eagle Rock Conflicts Committee its financial analysis of the Joint Proposal. After discussing the financial analysis with the Eagle Rock Conflicts Committee, Madison Williams and Company confirmed to the Eagle Rock Conflicts Committee that it had all the data that it needed for its financial analysis and, although Madison Williams and Company’s conclusion was preliminary, that Madison Williams and Company was generally comfortable with a purchase price of $170 million for the Minerals Business. The EROC management team later joined the meeting and confirmed that they had no additional comments to the Joint Proposal. The Eagle Rock Conflicts Committee agreed that the Joint Proposal provided a reasonable framework from which to produce definitive documents and authorized Andrews Kurth to prepare a response to the Joint Proposal.

Also on November 10, 2009, the Eagle Rock Conflicts Committee delivered to Natural Gas Partners and Black Stone Minerals a written response to the Joint Proposal prepared with the assistance of Andrews Kurth (the “November 10 Response”), requesting certain changes to the terms of the Joint Proposal, including the following: (i) providing for a $17 million cash deposit, to be held in escrow, payable by Black Stone Minerals upon execution of the Minerals Purchase and Sale agreement; (ii) clarifying that the special warranty-type protections for Black Stone Minerals regarding title defects in the Minerals Purchase and Sale Agreement would cover only those title defects created by, through and under EROC; and (iii) clarifying that EROC would not be required to reimburse Black Stone Minerals for its costs and expenses incurred in connection with the Joint Proposal unless the Eagle Rock Conflicts Committee exercised EROC’s fiduciary out. In its cover letter to Natural Gas Partners and Black Stone Minerals, the Eagle Rock Conflicts Committee expressed that it was prepared to proceed with the preparation of definitive agreements that reflect the Joint Proposal subject to the changes requested in the November 10 Response.

On November 12, 2009, Natural Gas Partners confirmed to the Eagle Rock Conflicts Committee, via e-mail correspondence, that Natural Gas Partners and Black Stone Minerals had agreed to the changes to the Joint Proposal requested by the Eagle Rock Conflicts Committee in the November 10 Response and were prepared to proceed with the preparation of definitive agreements that reflect the Joint Proposal, as supplemented by the November 10 Response.

Also on November 12, 2009, the Eagle Rock Conflicts Committee met to discuss a letter and related request received from a large unitholder of EROC regarding the Joint Proposal. The Committee authorized Andrews Kurth to contact the legal counsel for the unitholder to communicate that the Eagle Rock Conflicts Committee had received and considered the unitholder’s comments regarding the Joint Proposal but would not engage in any valuation discussion with unitholders, which Andrews Kurth subsequently did. Madison Williams and Company later joined the meeting and presented its updated financial analysis of the Joint Proposal, after having discussed with Andrews Kurth the liquidation provisions of EROC’s current partnership agreement. Madison Williams and Company confirmed that much of its evaluation of the fairness of the entire transaction would be focused upon the change of control premium for the control that would be transferred from Natural Gas Partners to the unitholders under the terms of the Joint Proposal. Madison Williams and Company also reported that it would provide an update to its internal fairness opinion committee on November 17, 2009.

On November 16, 2009, the Eagle Rock Conflicts Committee met to discuss, at the EROC management team’s request, whether to request from Natural Gas Partners, in connection with the Joint Proposal, an additional more narrow fiduciary out only with respect to the sale of the Minerals Business to Black Stone Minerals, whereby that component could be replaced with a substitute while retaining the other aspects of the transaction. The Eagle Rock Conflicts Committee concluded that a fiduciary out with respect to the entire transaction was sufficient given the need for a comprehensive solution for EROC. The Eagle Rock Conflicts Committee also agreed to request that Madison Williams and Company perform a financial analysis of the transaction fee alternatives proposed by Natural Gas Partners in the Joint Proposal.

On November 19, 2009, the Eagle Rock Conflicts Committee met with Madison Williams and Company to discuss the transaction fee alternatives proposed by Natural Gas Partners. After discussing the transaction fee alternatives with the Eagle Rock Conflicts Committee, Madison Williams and Company reported to the Eagle Rock Conflicts Committee on its preliminary evaluation of the Joint Proposal. The Eagle Rock Conflicts Committee and Madison Williams and Company then discussed the importance of the change of control aspect of the transaction in the fairness analysis. As a result, Madison Williams and Company, the Eagle Rock Conflicts Committee and Andrews Kurth discussed the need to further limit Natural Gas Partners’ decision-making power following consummation of the transaction given Natural Gas Partners’ potential ownership of common units of EROC. The Eagle Rock Conflicts Committee concluded that it needed to negotiate certain provisions with Natural Gas Partners to assure the Joint Proposal results in a change of control of EROC.

On November 30, 2009, the Eagle Rock Conflicts Committee met with Andrews Kurth to discuss and provide comments to a draft of the Original Global Transaction Agreement, which had been distributed by Andrews Kurth on November 24, 2009. Following the meeting, the Eagle Rock Conflicts Committee met with Natural Gas Partners and negotiated the terms of the Original Global Transaction Agreement. At the meeting, the Eagle Rock Conflicts Committee and Natural Gas Partners also discussed the mechanics of implementing ERH’s obligations under the Original Global Transaction Agreement and the ancillary documents to the Original Global Transaction Agreement.

On December 7, 2009, the Eagle Rock Conflicts Committee met to discuss comments received from Natural Gas Partners with respect to the latest draft of the Minerals Purchase and Sale Agreement and agreed on responses to Natural Gas Partners’ comments. Natural Gas Partners later joined the meeting and the Eagle Rock Conflicts Committee negotiated with Natural Gas Partners various issues that had been raised by Natural Gas Partners in their comments to the Minerals Purchase and Sale Agreement. The parties agreed, among other things, that, consistent with the Joint Proposal, the Minerals Purchase and Sale Agreement would automatically terminate in the event the Original Global Transaction Agreement terminated. The parties also agreed on certain restrictions on Natural Gas Partners’ voting rights with respect to the election of directors under EROC’s current partnership agreement and on the definition of “material adverse change” and “material adverse effect” in the Original Global Transaction Agreement.

On December 9, 2009, the Eagle Rock Conflicts Committee met with Madison Williams and Company to discuss generally the logistics that would be involved in obtaining a fairness opinion from Madison Williams and Company in connection with the recapitalization and related transactions. During the meeting, Madison Williams and Company reiterated the importance of the change of control aspect of the transaction in Madison Williams and Company’s fairness analysis. The Eagle Rock Conflicts Committee and Madison Williams and Company also discussed the fairness of the recapitalization and related transactions excluding the sale of the Minerals Business to Black Stone Minerals.

Also on December 9, 2009, Andrews Kurth delivered to Natural Gas Partners a term sheet summarizing certain proposed restrictions on Natural Gas Partners. Generally, the term sheet provided that, except for sales (i) in a broad underwritten distribution (in which no purchaser acquires 5% or more of the outstanding units from Natural Gas Partners), (ii) in a transaction in which the other holders of outstanding units have the right to participate in the premium, or (iii) at a time that Natural Gas Partners owns less than 5% of the common units, if Natural Gas Partners desires to sell 5% or more of the outstanding common units in any transaction (or series of related transactions) for a price that reflects a premium exceeding 5% of the then current market price for the 10 trading days preceding the date the agreement to sell is entered into, such sale must be approved in advance by the approval of a majority of the members of the Eagle Rock Conflicts Committee.

On December 11, 2009, Natural Gas Partners delivered to Andrews Kurth a response to the term sheet summarizing proposed restrictions on Natural Gas Partners, in which Natural Gas Partners generally agreed to the restrictions, except that Natural Gas Partners: (i) proposed a change with respect to the definition of “current market price”; (ii) clarified that the restrictions would only apply prior to the expiration of the period during which EROC could exercise its option to acquire G&P LLC and ERGP and, if EROC elects to exercise such option, one year following such exercise; and (iii) clarified that such restrictions would cease to apply if EROC’s option to acquire G&P LLC and ERGP expires unexercised. Natural Gas Partners’ response also addressed Natural Gas Partners’ proposed resolution with respect to certain other matters still pending under the Original Global Transaction Agreement, the Minerals Purchase and Sale Agreement and the Amended and Restated Partnership Agreement.

From December 11, 2009 to December 16, 2009, the Eagle Rock Conflicts Committee, EROC, Natural Gas Partners and Black Stone Minerals and their respective advisors continued to negotiate and substantially finalize the Original Global Transaction Agreement, the Minerals Purchase and Sale Agreement and the Amended and Restated Partnership Agreement.

On December 16, 2009, the Eagle Rock Board held an informational session to (i) obtain an update on the valuation of the Minerals Business from the EROC management team, (ii) view a presentation from Madison Williams and Company on its valuation methodology in evaluating the overall fairness of the recapitalization and related transactions and (iii) discuss a future distribution policy for EROC in light of the recapitalization and related transactions. The EROC management team provided an update on the Minerals Business based on information it had obtained from Black Stone Minerals as a result of questions arising in connection with negotiating terms of the definitive agreement, including certain representations and warranties to be made by Black Stone Minerals.

The EROC management team also presented updated valuations for the Minerals Business as a result of factoring in information obtained by the EROC management team after confirmatory due diligence meetings with Black Stone representatives on December 7, 2009, including without limitation information that showed greater royalty participation in wells in the core Haynesville area than previously assumed, greater levels of anticipated future lease bonuses, and more significant non-operated drilling and working interest exposure of Ivory Working Interest, L.P. to the core Haynesville area than previously assumed. As was the case with the original October 2nd valuation presentation, the EROC management team’s updated valuations were based on the same four types of analyses: (i) a cash flow multiple analysis, which implied a valuation range of $129.9 to $244.3 million, virtually unchanged from the October 2nd valuation; (ii) a production multiple analysis, which implied a valuation range of $145.0 to $269.3 million, virtually unchanged from the October 2nd valuation; (iii) a reserves multiple analysis, which implied a valuation range of $123.6 to $245.3 million, up over 13% as compared to the October 2nd valuation; and (iv) a present value analysis (assuming then-current commodity strip pricing), which implied a valuation range of $147.1 to $251.6 million, up over 12% as compared to the October 2nd valuation. By averaging the four valuation ranges, the EROC management team arrived at a valuation range of $136.2 to $252.6 million for the Minerals Business, up approximately 6% as compared to the October 2nd valuation.

The EROC management team also highlighted that, unlike a typical long life cash flow-based minerals valuation, given the location of the Pure Minerals in the Haynesville shale, their value was highly dependent upon future drilling assumptions for which management had incomplete information, including information about:

•	the timing and location of drilling activity, completions and production in 2010 and beyond;

•	the nature of the decline curves of wells drilled in the Haynesville shale;

•	Black Stone Minerals’ future decisions to cause Ivory Working Interests, L.P. to participate in certain wells; and

•	the timing, terms and conditions in leasing of currently unleased acreage.

Finally, the EROC management team identified certain factors that could impact a sales process of the Minerals Business and potentially affect the value realized in such a sale, particularly:

•	Black Stone Minerals’ role as minerals manager of the Pure Minerals, which could limit the due diligence that could be conducted by potential third-party buyers;

•	the lack of executive rights associated with the Pure Minerals, which would remain with Black Stone Minerals, which could reduce a third-party’s valuation of the Minerals Business;

•	the ability of Black Stone Minerals to withhold from royalty payments on the Pure Minerals such capital as it properly calls under the terms and conditions of the Ivory Working Interests, L.P. governing documents, thereby reducing cash flow to be received by a potential buyer;

•	a potential decrease in commodity prices or drilling activity during the marketing period;

•	the costs associated with hiring an advisor to market the Minerals Business; and

•	timing issues associated with the marketing of the Minerals Business, including the possibility of being forced to sell the Minerals Business at a discount if EROC’s liquidity position continued to deteriorate.

Based on this new information, including increasing activity in the Haynesville Shale play of North Louisiana and other variables, such as leasing activity, it was determined that the purchase price should be negotiated further to keep the valuation in a range of acceptable values. After thorough discussion, the Eagle Rock Board requested Mr. Mills attempt to negotiate further concessions from Black Stone Minerals with the goal of increasing the purchase price with the same effective date. Madison Williams and Company confirmed that the purchase price should be increased. Following this discussion, Madison Williams and Company conducted an update for the Eagle Rock Board on its methodology and valuation metrics and financial analysis with respect to the recapitalization and related transactions. The Eagle Rock Board was afforded the opportunity to ask questions of members of the Madison Williams and Company team. Following the question and answer session, the members of Madison Williams and Company were excused from the meeting. The EROC management team then proceeded to discuss its view of distribution policies employed by various competitor MLPs and reviewed for the Eagle Rock Board various distribution scenarios that were most applicable for EROC’s underlying businesses and its sensitivity to commodity prices and fluctuations in activity by its producer customers as it related to its Midstream Business. After much discussion and deliberation, the Eagle Rock Board asked management to further evaluate its distribution policy with the view of developing a variable distribution policy with a baseline target distribution with a strong coverage ratio to withstand further volatility in commodity price cycles.

On December 17, 2009, Mr. Mills discussed with Mr. Carter the Black Stone Minerals offer and the parties agreed to increase the purchase price of the Minerals Business Sale from $170 million to $174.5 million. All other terms of the transaction remained the same.

On December 18, 2009, Madison Williams and Company presented to the Eagle Rock Conflicts Committee its updated financial analysis with respect to the recapitalization and related transactions, including the higher purchase price for the Minerals Business. After discussing the financial analysis with the Eagle Rock Conflicts Committee, Madison Williams and Company reported on a meeting with its internal fairness opinion committee and confirmed that Madison Williams and Company was comfortable with the fairness of the recapitalization and related transactions and was prepared to deliver a fairness opinion to the Eagle Rock Conflicts Committee upon request.

On December 21, 2009, the Eagle Rock Conflicts Committee met again with Madison Williams and Company. Madison Williams and Company advised the Eagle Rock Conflicts Committee that a purchase price of $3.10 per common unit of EROC for the equity purchase commitment by Natural Gas Partners was more beneficial from a financial point of view to EROC and the EROC public unitholders than a purchase price of $3.40 per common unit based on the cost of the warrants and the unitholder dilution associated with the transaction fee payable at a purchase price of $3.40 per common unit. Madison Williams and Company also reported that there had been no change in its fairness analysis with respect to the fairness of the recapitalization and related transactions. At the request of the Eagle Rock Conflicts Committee, Madison Williams and

Company delivered its opinion to the Eagle Rock Conflicts Committee and the Eagle Rock Board to the effect that the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders. After receiving the fairness opinion, the Eagle Rock Conflicts Committee unanimously: (i) declared that the transactions contemplated in the Original Global Transaction Agreement and the Minerals Purchase and Sale Agreement (collectively, the “December 21 Approved Transactions”) are in the best interests of EROC and the EROC public unitholders; (ii) approved the Original Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale, with such approvals constituting Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (iii) recommended approval by the Eagle Rock Board of the Original Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale, and the submission of the Original Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement to the EROC public unitholders for approval; and (iv) recommended that the EROC public unitholders vote to approve the Original Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

Following the conclusion of the Eagle Rock Conflicts Committee meeting, the Eagle Rock Board convened a special meeting. During the meeting, the Eagle Rock Conflicts Committee delivered a report to the Eagle Rock Board on (i) its process in evaluating and negotiating the terms of the December 21 Approved Transactions, (ii) the opinion of Madison Williams and Company delivered that morning that the terms of the December 21 Approved Transactions are fair from a financial point of view to EROC and the EROC public unitholders, and (iii) the resolutions adopted by the Eagle Rock Conflicts Committee earlier that day, approving and recommending the December 21 Approved Transactions and granting Special Approval of such transactions, pursuant to Section 7.9 of EROC’s current partnership agreement.

Following the report of the Eagle Rock Conflicts Committee, the Eagle Rock Board unanimously (i) determined that the December 21 Approved Transactions are in the best interests of EROC and the EROC public unitholders, (ii) approved the Original Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale and (iii) recommended that the EROC public unitholders vote to approve the Original Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

That afternoon, the applicable parties executed the Original Global Transaction Agreement and the Minerals Purchase and Sale Agreement, and EROC issued a press release and filed a Current Report on Form 8-K announcing the signing of the Original Global Transaction Agreement and the Minerals Purchase and Sale Agreement. That evening, Natural Gas Partners filed with the SEC a corresponding amendment to its Schedule 13D.

On January 6, 2010, an EROC investor contacted members of the EROC management team on an unsolicited basis and advised the EROC management team that it was the opinion of that investor that restructuring the transaction fee to be paid in full in common units at a market-based price would be more beneficial to EROC and the EROC public unitholders. Subsequently, the EROC management team considered, among other things, recent factors including general market and macroeconomic conditions, strengthening of oil prices and EROC’s unit price increase, and contacted Mr. Philip Smith and Natural Gas Partners about potentially changing the transaction fee structure. Natural Gas Partners expressed to the EROC management team that they would consider a proposal to limit payment of the transaction fee to common units to, among other things, improve EROC’s liquidity, provided that any such payment be based on a 10% discount to a formula based on a 10-day average of the closing price of EROC’s common units.

On January 7, 2010, the EROC management team met with the Eagle Rock Conflicts Committee, Madison Williams and Company and Andrews Kurth to discuss with them the conversations the EROC management team had with the EROC investor and representatives of Natural Gas Partners, and to recommend that the Eagle Rock Conflicts Committee and its advisors consider potential proposed changes to the terms of the payment of the transaction fee to Natural Gas Partners, including the payment of the fee only in common units (the “Proposed Modifications”), that would address the concerns raised by the EROC investor and the considerations of the EROC management team to improve EROC’s liquidity position, taking into account recent factors, including general market and macroeconomic conditions, strengthening of oil prices and EROC’s unit price increase. During the meeting, Madison Williams and Company discussed the potential impact of the Proposed Modifications on the fairness opinion previously delivered by Madison Williams and Company to the Eagle Rock Conflicts Committee on December 21, 2009 (the “December 21 Fairness Opinion”). The Eagle Rock Conflicts Committee directed Madison Williams and Company to revise its financial analysis of the December 21 Approved Transactions to give effect to the Proposed Modifications with a view to reporting the results of such revision to the Eagle Rock Conflicts Committee, assuming that the Eagle Rock Conflicts Committee and Natural Gas Partners are able to mutually agree to such terms.

Later on January 7, 2010, the Eagle Rock Conflicts Committee met again with Madison Williams and Company and Andrews Kurth to discuss the anticipated potential impact that the Proposed Modifications could have on the December 21 Fairness Opinion, based on Madison Williams and Company’s preliminary financial analysis. Madison Williams and Company emphasized to the Eagle Rock Conflicts Committee the importance, for purposes of its fairness analysis, of the Eagle Rock Conflicts Committee maintaining in any change to the transaction fee structure the option to pay the transaction fee to Natural Gas Partners in cash. After a discussion of the Proposed Modifications and potential alternatives thereto, the Eagle Rock Conflicts Committee directed Madison Williams and Company to revise its financial analysis of the recapitalization and related transactions based on the payment of the transaction fee, at the election of the Eagle Rock Conflicts Committee, either in cash or in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of EROC’s common units prior to the date on which the Eagle Rock Conflicts Committee makes its election and (ii) $3.10 per common unit (the “Revised Payment Terms”). As the future unit price at which the common unit payment option would be based was not then determinable, Madison Williams and Company advised the Eagle Rock Conflicts Committee that they would use an illustrative price in their analysis based on 90 percent of the volume-adjusted trailing 10-day average of the trading price of EROC’s common units as of January 8, 2010.

On January 8, 2010, Madison Williams and Company presented to the Eagle Rock Conflicts Committee its financial analysis of the recapitalization and related transactions. Madison Williams and Company again emphasized to the Eagle Rock Conflicts Committee the importance to the financial fairness of the recapitalization and related transactions of maintaining the option to pay the transaction fee to Natural Gas Partners in cash. The EROC management team later joined the meeting. After much discussion, the Eagle Rock Conflicts Committee agreed that it would propose to Natural Gas Partners that the terms of the transaction fee to be paid to Natural Gas Partners set forth in the Original Global Transaction Agreement be revised to reflect the Revised Payment Terms.

From January 9, 2010 through January 11, 2010, the Eagle Rock Conflicts Committee, EROC and Natural Gas Partners and their respective advisors discussed, negotiated and substantially finalized the Global Transaction Agreement and the recapitalization and related transactions.

On January 12, 2010, the Eagle Rock Conflicts Committee met again with Madison Williams and Company. At the request of the Eagle Rock Conflicts Committee, Madison Williams and Company delivered its opinion to the Eagle Rock Conflicts Committee and the Eagle Rock Board to the effect that the terms of the recapitalization and related transactions, including the Revised Payment Terms, are fair from a financial point of view to EROC and the EROC public unitholders. After receiving the fairness opinion, the Eagle Rock Conflicts Committee unanimously: (i) declared that the Global Transaction Agreement and the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders; (ii) approved the Global Transaction Agreement and the recapitalization and related transactions, with such approvals constituting Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (iii) recommended approval by the Eagle Rock Board of the Global Transaction Agreement and the recapitalization and related transactions, and the submission of the Global Transaction Agreement to the EROC public unitholders for approval; and (iv) recommended that the EROC public unitholders vote to approve the Global Transaction Agreement.

Following the conclusion of the Eagle Rock Conflicts Committee meeting, the Eagle Rock Board convened a special meeting. During the meeting, the Eagle Rock Conflicts Committee delivered a report to the Eagle Rock Board on (i) its process in evaluating and negotiating the terms of the recapitalization and related transactions, (ii) the opinion of Madison Williams and Company delivered that morning to the effect that the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders, and (iii) the resolutions adopted by the Eagle Rock Conflicts Committee earlier that day, approving and recommending the recapitalization and related transactions, with such approvals constituting Special Approval of the recapitalization and related transactions, pursuant to Section 7.9 of EROC’s current partnership agreement.

Following the report of the Eagle Rock Conflicts Committee, the Eagle Rock Board unanimously (i) determined that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders, (ii) approved the Global Transaction Agreement and the recapitalization and related transactions and (iii) recommended that the EROC public unitholders vote to approve the Global Transaction Agreement.

That afternoon, the applicable parties executed the Global Transaction Agreement and EROC issued a press release and filed a Current Report on Form 8-K announcing the signing of the Global Transaction Agreement.

Recommendation of the Eagle Rock Conflicts Committee and Its Reasons for the Recapitalization and Related Transactions

The Eagle Rock Conflicts Committee is a standing committee and consists of three independent directors: Philip B. Smith, William A. Smith and William K. White. In resolutions approved by the Eagle Rock Board on September 18, 2009, the Eagle Rock Conflicts Committee was authorized: (a) to review and to evaluate the terms and conditions of the September 17 Proposal and any related arrangements or any potential alternative thereto, on behalf of the EROC public unitholders and EROC; (b) to negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of the September 17 Proposal and any related arrangements or any alternative transactions; (c) to determine whether or not to recommend to the Eagle Rock Board the September 17 Proposal and any related arrangements or any alternative transaction, any such recommendation to constitute Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (d) to determine whether the September 17 Proposal and any related arrangements or any alternative transaction is in the best interests of EROC and the EROC public unitholders; and (e) to make any recommendation to the EROC public unitholders as to what action, if any, should be taken by the EROC public unitholders with respect to the September 17 Proposal and any related arrangements or any alternative transaction. The Eagle Rock Conflicts Committee initially retained Lazard as its independent financial advisor and, for reasons described under “— Background of the Recapitalization and Related Transactions,” subsequently retained Madison Williams and Company as its independent financial advisor. The Eagle Rock Conflicts Committee retained Andrews Kurth as its independent legal counsel. The Eagle Rock Conflicts Committee oversaw the performance of financial due diligence by Madison Williams and Company, conducted an extensive review and evaluation of the September 17 Proposal and its subsequent revisions, including the Final NGP Proposal, the Black Stone Minerals October 16 Proposal, the Black Stone Minerals Alternative Proposal, the Black Stone Minerals October 26 Proposal and the Joint Proposal. The Eagle Rock Conflicts Committee also conducted negotiations with Natural Gas Partners and Black Stone Minerals and their respective representatives with respect to the Global Transaction Agreement and the matters contemplated thereby, the Minerals Purchase and Sale Agreement and the Minerals Business Sale and the various other agreements related to the Joint Proposal.

The Eagle Rock Conflicts Committee, by unanimous vote at a meeting held on January 12, 2010, (1) determined that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders; (2) approved the Global Transaction Agreement and the matters contemplated thereby, which approvals constitute Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (3) recommended approval by the Eagle Rock Board of the Global Transaction Agreement and the matters contemplated thereby, and the submission of the Global Transaction Agreement to the EROC public unitholders for approval; and (4) recommended that the EROC public unitholders vote to approve the Global Transaction Agreement. Additionally, the Eagle Rock Conflicts Committee, by unanimous vote at a meeting held on December 21, 2009, (1) approved the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale, which approvals constitute Special Approval pursuant to Section 7.9 of EROC’s current partnership agreement; (2) recommended approval by the Eagle Rock Board of the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale, and the submission of the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement to the EROC public unitholders for approval; and (3) recommended that the EROC public unitholders vote to approve the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

In reaching its determinations, the Eagle Rock Conflicts Committee consulted with and received the advice of its independent financial and legal advisors, considered the potential alternatives of EROC, including the uncertainties and risks facing it, and considered the interests of the EROC public unitholders. In reaching its determination, the only potential alternative transactions considered by the Eagle Rock Conflicts Committee were the September 17 Proposal and its subsequent revisions, including the Final NGP Proposal, the Black Stone Minerals October 16 Proposal, the Black Stone Minerals Alternative Proposal and the Black Stone Minerals October 26 Proposal as described in the definitive proxy statement.

In determining that the recapitalization and related transactions were in the best interests of EROC and the EROC public unitholders and recommending the approval of the Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale to the Eagle Rock Board, the Eagle Rock Conflicts Committee considered a number of factors. The material factors are summarized below.

The Eagle Rock Conflicts Committee considered the following as being generally positive or favorable factors in reaching its determination and recommendation:

1. The recapitalization and related transactions present a comprehensive financing and restructuring solution for EROC in that they will provide EROC with additional equity capital, satisfy EROC’s near-term and intermediate-term liquidity needs, eliminate accrued and future arrearages on the common units, improve EROC’s capitalization and generally provide additional stability.

2. The opinion received by the Eagle Rock Conflicts Committee from its financial advisor, Madison Williams and Company, delivered at the Eagle Rock Conflicts Committee meeting on January 12, 2010 (and the earlier opinion dated December 21, 2009), to the effect that, as of the date of such opinion, the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders.

3. The evaluation and analysis presented by Madison Williams and Company to the Eagle Rock Conflicts Committee at meetings held on December 18, 2009, as updated on December 21, 2009 and on January 12, 2010, in connection with the foregoing opinion, which is described under “— Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee.”

4. The difficult business environment currently facing EROC, including: continued turbulence in the world’s banking system and reduced availability of credit on attractive terms; precipitous drops in the value of almost all asset classes including equity, bonds, real estate, and other investment vehicles; significant volatility in commodity prices including the prices for crude oil, natural gas, NGLs, condensate, and sulfur, among others; the significant reaction to the fall in natural gas prices by EROC’s producer customers in the midstream business, especially in the form of reduced drilling activity and curtailment or shutting-in of natural gas production; the possibility of a prolonged period of economic recession; and the resulting negative effect on the financial condition and results of operations of EROC.

5. The possibility that, unless EROC addresses its capital structure, EROC could be in violation of one or more of its financial covenants under EROC’s revolving credit facility as early as the second quarter of 2010, based on anticipated lower contributions from EROC’s hedging portfolio in 2010 and potentially lower cash flows in the event of lower through-put volumes and/or volatile commodity price levels, which could result in EROC exceeding the allowable covenant levels in its revolving credit facility. The Eagle Rock Conflicts Committee has been advised by Madison Williams and Company that any such violation could substantially increase costs to EROC.

6. The Eagle Rock Conflicts Committee’s understanding that, unless EROC’s capital structure is addressed, it is unlikely that EROC could raise sufficient equity capital on acceptable terms through a sale of equity to the public or to private investors to reduce EROC’s outstanding indebtedness in order to remain in compliance with the financial covenants under its revolving credit facility.

7. The terms of the recapitalization and related transactions, principally including:

•	the rights offering by EROC, with a commitment from Natural Gas Partners to exercise all of its rights in the rights offering, which will generate additional capital for EROC without diluting its existing unitholders because its existing unitholders have the right to participate in such offering;

•	the commitment from Black Stone Minerals to purchase the Minerals Business for $174.5 million, which sale will provide EROC with significant cash proceeds that will permit EROC to accelerate its debt reduction strategy and focus on EROC’s core businesses;

•	a public equity offering by EROC of common units at not less than $3.10 per unit, to be undertaken at the sole option of the Eagle Rock Conflicts Committee, with an equity investment commitment from Natural Gas Partners to support a portion of the public equity offering at $3.10 per unit, which could provide EROC with significant additional capital to continue to reduce its outstanding indebtedness and pursue additional growth projects;

•	the transfer of all subordinated units and incentive distribution rights to EROC, which will simplify EROC’s capital structure and eliminate the arrearages on the common units and the requirement for distributions on subordinated units and incentive distribution rights;

•	the reduction in EROC’s future equity cost of capital because EROC will no longer have any issued and outstanding incentive distribution rights;

•	the option of EROC to acquire EROC’s outstanding general partner interests through the purchase of all of the outstanding equity interests in ERGP and G&P LLC, which will eliminate certain control rights that G&P LLC has, as the sole general partner of ERGP, with respect to EROC, and will enable EROC’s public unitholders to share in the change of control premium in any potential future sale of EROC;

•	the absence of a financing condition to Natural Gas Partners’ and Black Stone Minerals’ obligations to consummate the recapitalization and related transactions;

•	the requirement that the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement be approved by a vote of the holders of a majority of the outstanding common units of EROC held by EROC public unitholders, voting as a class;

•	the provisions in the Global Transaction Agreement allowing the Eagle Rock Board and/or Eagle Rock Conflicts Committee to withdraw, modify or qualify in any manner adverse to Natural Gas Partners the recommendation of the Eagle Rock Board and/or the Eagle Rock Conflicts Committee with respect to the approval of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement if the Eagle Rock Board and/or the Eagle Rock Conflicts Committee, as the case may be, has concluded in good faith, after consultation with its outside legal advisors and financial consultants, that the failure to make a change in recommendation would either not be in the best interests of EROC or in the best interests of the EROC public unitholders;

•	the provisions of the Global Transaction Agreement allowing for EROC or the Eagle Rock Conflicts Committee to participate in negotiations with a third party in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal; and

•	the provisions of the Global Transaction Agreement allowing for the Eagle Rock Conflicts Committee to terminate the Global Transaction Agreement by exercising its fiduciary out if the Eagle Rock Conflicts Committee, after consultation with its outside legal advisors and financial consultants, determines that terminating the Global Transaction Agreement in favor of an unsolicited competing proposal is either in the best interests of EROC or in the best interests of the EROC public unitholders.

8. The fact that, in the event the EROC public unitholders do not vote in favor of the recapitalization and related transactions, EROC does not pay any penalties or damages, and the only direct costs to EROC are the costs involved in negotiating and preparing the proposal to the EROC public unitholders.

9. The enhancement of EROC’s ability to compete for new acquisitions following the recapitalization and related transactions as a result of its reduced equity cost of capital.

10. The fact that the recapitalization and related transactions are expected to be long-term accretive to EROC’s Distributable Cash Flow per common unit.

11. The fact that the recapitalization and related transactions are expected to result in a long-term increase in the growth rate of and accretion to EROC’s Distributable Cash Flow per common unit, thereby improving total return due to both valuation and distribution growth.

12. The fact that the recapitalization and related transactions will likely result in a capital structure and governance structure of EROC that is more easily understood by the investing public.

13. The fact that having a greater number of outstanding common units in EROC is expected to increase the public float and trading liquidity of the market for EROC common units.

14. The fact that it would be more difficult to market the Minerals Business to third parties, making Black Stone Minerals the logical purchaser of the Minerals Business, due to the following:

•	EROC does not have executive rights over a significant portion of the Minerals Business, which affects EROC’s influence over the timing of the leasing and development of its properties and makes it difficult for EROC to predict and value future cash flows because Black Stone Minerals, which controls the executive rights over all of the Pure Minerals, decides whether or not to participate in future drilling;

•	Because Black Stone Minerals controls the executive rights over all of the Pure Minerals, a third party purchaser would have no control over its interests in the Pure Minerals and no information as to the status of any of its minerals interests until approximately 60-90 days after initial production; and

•	EROC’s ability to share information with third parties is limited by certain confidentiality agreements with respect to the Pure Minerals, which would make the due diligence process with third parties more difficult.

15. Although the Eagle Rock Conflicts Committee understood that a sale of the Minerals Business for cash at a price substantially in excess of the amount in the Black Stone Minerals October 26 Proposal could address the current liquidity issues confronting EROC, the Eagle Rock Conflicts Committee believed that any sale of the Minerals Business alone (instead of as a component of the recapitalization and related transactions) would likely result in EROC continuing to have a capitalization structure that still would not permit it to effectively compete in a capital-constrained environment. The Eagle Rock Conflicts Committee believed that, in addition to the sale of the Minerals Business, EROC should also address the problems with EROC’s capital structure resulting from continuing arrearages on the common units and the existence of subordinated units and incentive distribution rights, all of which could result in a higher cost of capital for EROC or other structural impediments to future financing transactions. It was always a condition of Natural Gas Partners’ willingness to provide funding for any “global solution” for EROC that the sale of the Minerals Business be a component part and a condition precedent to consummating the other components, which condition became express in the October 5 Proposal wherein Natural Gas Partners stated that it was not interested in financing, leading, or otherwise providing funding for transactions comprised of only portions of the transactions set forth in the October 5 Proposal. Because Natural Gas Partners controls the subordinated units and incentive distribution rights, the elimination of which would eliminate the arrearages and other structural impediments to future financing transactions, the Eagle Rock Conflicts Committee believed that the combination of the sale of the Minerals Business to Black Stone Minerals and the restructuring with Natural Gas Partners presented an opportunity for EROC to address both a significant part of EROC’s immediate liquidity concerns and a simplification of the capitalization structure going forward.

The Eagle Rock Conflicts Committee considered the following to be generally negative or unfavorable factors in making its determination and recommendation:

1. The Global Transaction Agreement’s limitations on EROC’s ability to solicit third party offers. However, in considering this factor, the Eagle Rock Conflicts Committee noted that the September 17 Proposal had been known to the public for approximately three months, and resulted in the submission of individual proposals from Black Stone Minerals, and ultimately the Joint Proposal, to EROC. No other comprehensive solutions were specifically proposed by any other party.

2. The recapitalization and related transactions may not be consummated as a result of a failure to satisfy the conditions contained in the Global Transaction Agreement, including the failure to receive unitholder approval with respect to the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

3. The risk that the potential benefits sought in the recapitalization and related transactions might not be fully realized.

4. The bases on which the Eagle Rock Conflicts Committee made its determination, including assumptions associated with consumption of products transported by EROC’s pipelines, the price of commodities and cost of capital, are uncertain.

5. The obligation of EROC to reimburse ERH, Natural Gas Partners, G&P LLC and ERGP for all of their reasonable fees and expenses incurred in connection with the recapitalization and related transactions, regardless of whether or not the EROC public unitholders vote in favor of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

6. The consummation of the recapitalization and related transactions might not be completed in a timely manner, which could result in EROC’s inability to maintain its covenant compliance under its revolving credit facility.

7. Some of the executive officers and directors of G&P LLC have interests in the recapitalization and related transactions that may differ from, or may be in addition to, the interests of EROC’s unitholders generally, due to their association with Natural Gas Partners.

The foregoing discussion of the information and factors considered by the Eagle Rock Conflicts Committee is not intended to be exhaustive, but includes the material factors considered by the Eagle Rock Conflicts Committee. In view of the variety of factors considered in connection with its evaluation of the recapitalization and related transactions, the Eagle Rock Conflicts Committee did not find it practicable to, and did not, quantify or otherwise assign specific weights to the factors considered in reaching its determination and recommendation. In addition, each of the members of the Eagle Rock Conflicts Committee may have given differing weights to different factors. On balance, the Eagle Rock Conflicts Committee believed that the positive factors discussed above outweighed the negative factors discussed above. The Eagle Rock Conflicts Committee expressly adopted the analysis of Madison Williams and Company and considered such analysis and opinion, among other factors, in reaching its determination as to whether the recapitalization and related transactions were in the best interests of EROC and the EROC public unitholders.

The Eagle Rock Conflicts Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the recapitalization and related transactions and to permit the Eagle Rock Conflicts Committee to represent effectively the interests of the EROC public unitholders, each of which the Eagle Rock Conflicts Committee believes supports its decision and provides assurance of the fairness of the recapitalization and related transactions to the EROC public unitholders. The Eagle Rock Conflicts Committee determined that the process it followed in making its determination and recommendation with respect to the recapitalization and related transactions was procedurally fair to the EROC public unitholders because:

1. The Eagle Rock Conflicts Committee consisted solely of directors who are not officers or controlling unitholders of EROC, or affiliates of Natural Gas Partners, and the Eagle Rock Conflicts Committee was charged with representing the interests of EROC and the EROC public unitholders.

2. The members of the Eagle Rock Conflicts Committee were adequately compensated for their services and their compensation was in no way contingent on their approving the recapitalization and related transactions or the Global Transaction Agreement and the matters contemplated thereby, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement and the Minerals Purchase and Sale Agreement and the Minerals Business Sale.

3. The Eagle Rock Conflicts Committee retained and was advised by independent legal counsel experienced in advising on matters of this kind.

4. The Eagle Rock Conflicts Committee retained and was advised by independent investment bankers to assist in evaluating the fairness of the recapitalization and related transactions.

5. The Eagle Rock Conflicts Committee’s financial advisor conducted due diligence regarding EROC and their prospects and considered all viable alternatives presented to EROC in addition to the recapitalization and related transactions.

6. The Eagle Rock Conflicts Committee received the opinion of Madison Williams and Company that, as of the date of the opinion, the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders.

7. The Eagle Rock Board had the ultimate authority to decide whether or not to proceed with the recapitalization and related transactions; however the Eagle Rock Board resolved not to approve the recapitalization and related transactions without the prior recommendation of the recapitalization and related transactions by the Eagle Rock Conflicts Committee.

8. The requirement that the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement be approved by a vote of the holders of a majority of the outstanding common units of EROC, excluding those owned by ERGP and its affiliates, voting as a class.

9. The Eagle Rock Conflicts Committee, with the assistance of its legal and financial advisors, negotiated the terms of the recapitalization and related transactions and the Global Transaction Agreement and the matters contemplated thereby, the Minerals Purchase and Sale Agreement and the Minerals Business Sale on an arms-length basis with Natural Gas Partners, Black Stone Minerals and their respective legal and financial advisors.

10. The Eagle Rock Conflicts Committee was aware that it had no obligation to recommend any transaction, including the recapitalization and related transactions.

It should be noted that this explanation of the reasoning of the Eagle Rock Conflicts Committee and all other information presented in this section are forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Recommendation of the Eagle Rock Board and Its Reasons for the Recapitalization and Related Transactions

The Eagle Rock Board consists of seven directors: Joseph A. Mills, Kenneth A. Hersh, William J. Quinn, Philip B. Smith, William A. Smith, John A. Weinzierl and William K. White.

The directors of G&P LLC have different interests in the recapitalization and related transactions than the EROC public unitholders, generally. In particular:

•	Messrs. Hersh and Quinn are managing partners of and Mr. Weinzierl is a managing director of the Natural Gas Partners private equity funds, which are counterparties to EROC in the Global Transaction Agreement;

•	Mr. Mills is a limited partner in and executive officer of ERH and Montierra, which are counterparties to EROC in the Global Transaction Agreement;

•	certain members of the Eagle Rock Board have an economic interest in the general partner units, subordinated units and incentive distribution rights of EROC, which will be surrendered to EROC in exchange for, among other things, a transaction fee pursuant to the Global Transaction Agreement; and

•	the members of the Eagle Rock Conflicts Committees have received payments in the amount of $5,000 for each month of service for their consideration and negotiation of the Global Transaction Agreement, which payments were not contingent on any outcome of the negotiations.

For a complete discussion of these and other interests of the members of the Eagle Rock Board in the recapitalization and related transactions, see “— Interests of Certain Persons in the Recapitalization and Related Transactions.”

Because of such actual and potential conflicts, the Eagle Rock Board authorized the Eagle Rock Conflicts Committee to review, evaluate and make recommendations to the Eagle Rock Board and the EROC public unitholders regarding the September 17 Proposal and any alternatives. On December 21, 2009 and again on January 12, 2010, the Eagle Rock Board met to consider the report and recommendation of the Eagle Rock Conflicts Committee. On the basis of the Eagle Rock Conflicts Committee’s recommendation and the other factors described below, on January 12, 2010, each of the seven members of the Eagle Rock Board unanimously (1) determined that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders, (2) approved the Global Transaction Agreement and the matters contemplated thereby and (3) recommended that the EROC public unitholders vote to approve the Global Transaction Agreement. Additionally, on the basis of the Eagle Rock Conflicts Committee’s recommendation and the other factors described below, on December 21, 2009 each of the seven members of the Eagle Rock Board unanimously (1) approved the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Minerals Purchase and Sale Agreement and the Minerals Business Sale and (2) recommended that the EROC public unitholders vote to approve the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement.

Each of the six non-employee members of the Eagle Rock Board voted to approve the recapitalization and related transactions.

In determining that the recapitalization and related transactions are in the best interests of EROC and the EROC public unitholders and approving the Global Transaction Agreement, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement and the Minerals Purchase and Sale Agreement, and recommending that the EROC public unitholders vote for the approval of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement, the Eagle Rock Board considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the Eagle Rock Conflicts Committee;

•	the opinion of Madison Williams and Company delivered orally at the Eagle Rock Conflicts Committee meeting on January 12, 2010 (and the earlier opinion dated December 21, 2009), each of which was subsequently confirmed in writing, that, based upon and subject to the factors and assumptions set forth in such opinion, the recapitalization and related transactions were fair, from a financial point of view, to the EROC public unitholders, as of the date of such opinion, as described in the opinion of Madison Williams and Company;

•	a financial presentation of Madison Williams and Company on its valuation methodology in evaluating the overall fairness of the recapitalization and related transactions, which was presented to the Eagle Rock Board on December 16, 2009 at the request of the Eagle Rock Conflicts Committee;

•	the fact that the terms of the Global Transaction Agreement resulted from negotiations between the Eagle Rock Conflicts Committee and the NGP Parties and that the terms of the Minerals Purchase and Sale Agreement resulted from negotiations between the Eagle Rock Conflicts Committee and Black Stone Minerals; and

•	the factors considered by the Eagle Rock Conflicts Committee, including the positive factors and potential benefits of the recapitalization and related transactions, the risks and potentially negative factors relating to the recapitalization and related transactions, and the factors relating to procedural safeguards, each as described in “— Recommendation of the Eagle Rock Conflicts Committee and Its Reasons for the Recapitalization and Related Transactions” above.

In doing so, the Eagle Rock Board expressly adopted the analysis of the Eagle Rock Conflicts Committee, which is discussed above.

The foregoing discussion of the information and factors considered by the Eagle Rock Board includes the material factors considered by Eagle Rock Board. In view of the variety of factors considered in connection with its evaluation of the recapitalization and related transactions, the Eagle Rock Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weight to different factors. The Eagle Rock Board approved and recommends the recapitalization and related transactions based upon the totality of the information presented to and considered by it.

Financial Projections Provided to Financial Advisors

In connection with the proposed recapitalization and related transactions, the EROC management team prepared projections that included future financial and operating performance. The projections were prepared for EROC on a stand-alone basis and on a transaction-adjusted basis giving effect to the proposed recapitalization and related transactions, including the Minerals Business Sale, under downside, base and upside pricing scenarios. The projections were provided to Madison Williams and Company in connection with its independent financial analysis and in the preparation of its fairness opinion. The projections were also presented to the Eagle Rock Conflicts Committee and Natural Gas Partners. The following projected information is included in this proxy statement only because this information was provided to the financial advisors, the Eagle Rock Conflicts Committee and Natural Gas Partners, in connection with the recapitalization and related transactions.

The following projections are a summary of the projections provided to the financial advisors, the Eagle Rock Conflicts Committee and Natural Gas Partners, and include only summary projections through 2013. The summary projections set forth below summarize the most recent projections provided to the financial advisors, the Eagle Rock Conflicts Committee and Natural Gas Partners prior to execution of the Global Transaction Agreement. The inclusion of the following summary projections in this proxy statement should not be regarded as an indication that either EROC or their respective representatives considered or consider the projections to be a reliable or accurate prediction of future performance or events, and the summary projections set forth below should not be relied upon as such.

EROC does not as a matter of course make public projections as to future sales, earnings, or other results. However, the EROC management team has prepared the forecasted financial information set forth below for internal use to assist in various management decisions and in the Eagle Rock Conflicts Committee’s evaluation of the recapitalization and related transactions. The accompanying forecasted financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forecasted financial information, but, in the view of the EROC management team, was prepared on a reasonable basis, reflects the best then-currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of EROC. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the forecasted financial information. Neither EROC’s independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecasted financial information.

The internal financial forecasts (upon which the projected information is based) of EROC are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by the EROC management team, including the categories of material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the foregoing projected financial information was based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. You should consider the risks identified in EROC’s most recent Annual Report on Form 10-K, which is incorporated by reference into this proxy statement, and the matters discussed elsewhere in this proxy statement under “Forward-Looking Statements.”

In developing the projections, the EROC management team made the following material assumptions with respect to EROC:

•	organic growth opportunities and the amounts and timing of related costs and potential economic returns;

•	the availability and cost of capital;

•	the cash flow from existing assets and business activities;

•	the prices of crude oil, natural gas, NGLs and sulfur;

•	the drilling activity of our producing customers; and

•	other general business, market and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of EROC. Although the EROC management team believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

The projections provided by senior management of G&P LLC outlined the following scenarios:

•	Status Quo Projections: Assume no transactions occur and EROC does not pursue any additional capital raising initiatives, except for the hedge transactions already consummated in the fourth quarter of 2009; and

•	Transaction Adjusted Projections: Assume the recapitalization and related transactions are approved and consummated on March 31, 2010.

In both of these scenarios, the EROC management team assumed, in addition to the general assumptions discussed above, that (i) distributions paid to common unitholders are held constant at $0.025 per quarter

($0.10 annualized) and that no distributions are paid to subordinated unitholders or with respect to the incentive distribution rights for the length of the projection period; (ii) EROC’s Upstream Business borrowing base is held constant at $135 million through the third quarter of 2010 and increased to $140 million beginning in the fourth quarter of 2010 and held constant thereafter; (iii) no additional hedges are entered into over the projection period and (iv) any covenant breach under the revolving credit facility results in a 50 basis point amendment fee and a 250 basis point increase in the interest rate under the revolving credit facility.

Each scenario is shown under three commodity price cases. The prices assumed for each case are shown in the forecast tables below. The projections assume that general and administrative expenses and capital expenditures remain constant across the price cases. Certain operating expenses, however, including cost of goods sold in the Midstream Business and severance taxes in the Upstream Business and Minerals Business, are assumed to vary with commodity prices.

In some instances, certain assumptions used in the projections provided by the EROC management team were altered by Madison Williams and Company in connection with its independent financial analysis. The assumptions described below under “Special Factors — Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee” reflect those used by Madison Williams and Company in its discussions with the Eagle Rock Conflicts Committee.

The transaction adjusted projections assume the recapitalization and related transactions are consummated on March 31, 2010 and the following related components of the transaction occur on the following dates:

•	The Minerals Business is sold on April 1, 2010 for $174.5 million with an effective date of January 1, 2010;

•	The rights offering occurs on April 30, 2010 at a $2.50 per common unit price, which includes a warrant to purchase an additional common unit for $6.00. Dilution associated with granting $6.00 warrants is accounted for using the treasury stock method to calculate net diluted units outstanding;

•	Full participation by all unitholders is assumed in the base and upside pricing cases, which provides cash proceeds of $49.4 million when the fee to the NGP Parties is paid in cash and $54.2 million when the fee to the NGP Parties is paid in units to EROC net of fees. In the downside pricing case, we assume that no EROC public unitholders participate in the rights offering, which provides cash proceeds of $8.1 million when the fee to the NGP Parties is paid in cash and $16.2 million when the fee to the NGP Parties is paid in units to EROC;

•	ERGP and ERH transfer the subordinated units and incentive distribution rights to us on July 31, 2010;

•	No public equity offering occurs in the base and upside cases whereas the downside case assumes only ERH participates at $3.10/unit in an equity offering (approximately $41.6 million of cash proceeds before fees);

•	ERH transfers to EROC all of the outstanding limited liability company interests in G&P LLC and all of the outstanding limited partner interests in ERGP, and thus 100% of the ownership of EROC’s general partner, to us on December 31, 2012 in exchange for 1,000,000 of our common units; and

•	The transaction adjusted projections assume an accelerated capital expenditure plan relative to the status quo basis given the additional liquidity and capital resources associated with consummating the recapitalization and related transactions.

In addition, each transaction adjusted projection pricing case is shown alternatively assuming (i) that the transaction fee is paid in cash on July 31, 2010 with proceeds from the Minerals Business Sale and (ii) that the transaction fee is paid in units at a value of $5.30 per unit in the base and upside pricing scenarios or $3.10 per unit in the downside pricing scenarios on April 1, 2010.

Stand-Alone Projections — Base Pricing Scenario

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$79.51	$84.45	$85.97	$87.31	$89.41		$91.33		$92.78
Natural Gas ($/mcf)	$5.76	$5.71	$5.90	$6.35	$6.42		$6.56		$6.70
Revenues
Midstream	$173,780	$185,006	$189,832	$193,867	$805,741		$789,064		$742,013
Upstream	21,447	24,158	24,096	24,506	95,658		88,417		80,057
Minerals	6,575	6,821	5,667	5,863	23,698		24,228		24,547

Total Revenue	$201,803	$215,985	$219,596	$224,237	$925,096		$901,709		$846,616
Operating Expenses
Midstream	$145,916	$152,683	$157,945	$161,870	$675,676		$661,007		$624,318
Upstream	9,267	7,103	7,060	6,780	28,008		26,715		23,266
Minerals	390	420	447	470	1,970		2,084		2,153
Other	0	0	0	0	0		0		0

Total Operating Expenses	$155,573	$160,205	$165,452	$169,120	$705,653		$689,806		$649,737
Total General and Administrative (excluding non-cash items)(1)	$8,250	$8,250	$8,250	$8,250	$33,000		$33,000		$33,000
Hedging Impact	$(1,772)	$(10,409)	$(11,587)	$(12,976)	$(16,782)		$(11,754)		$0

Adjusted EBITDA(2)	$36,208	$37,121	$34,307	$33,891	$169,661		$167,149		$163,879
Total Maintenance CAPEX	$7,775	$5,068	$4,320	$3,650	$22,800		$23,900		$23,200
Total Growth CAPEX	$0	$0	$0	$0	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$36,208	$37,121	$34,307	$33,891	$169,661		$167,149		$163,879
Less: Interest Expense	10,081	9,876	9,663	9,456	57,371		46,877		33,981
Less: Maintenance CAPEX	7,775	5,068	4,320	3,650	22,800		23,900		23,200

Total Distributable Cash Flow	$18,352	$22,177	$20,324	$20,784	$89,490		$96,371		$106,698
Total LP Units Outstanding(4)	76,696	76,696	76,696	76,696	76,696		76,696		76,696
Total Leverage Ratio	4.6x	4.6x	4.9x	5.4x	3.9x	(5)	3.3x	(5)	2.8x	(5)
Total Leverage Test	Pass	Pass	Pass	Fail	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure, defined as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense, impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to our equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; gains (losses) on discontinued operations and other (income) expenses. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure, defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be out of compliance with the Total Leverage Test in the first quarter of 2011, and in compliance with the Total Leverage Test in the remainder of the quarters through 2013.

Stand-Alone Projections — Upside Pricing Scenario

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$107.18	$126.68	$128.96	$130.97	$134.11		$137.00		$139.17
Natural Gas ($/mcf)	$7.67	$8.57	$8.85	$9.53	$9.64		$9.85		$10.04
Revenues
Midstream	$231,498	$269,968	$277,883	$284,156	$1,175,502		$1,141,663		$1,070,262
Upstream	28,811	36,561	36,468	36,933	145,171		133,805		120,766
Minerals	8,281	9,479	8,416	8,712	35,216		36,029		36,518

Total Revenue	$268,589	$316,008	$322,767	$329,800	$1,355,890		$1,311,497		$1,227,546
Operating Expenses
Midstream	$191,223	$218,617	$226,561	$232,391	$966,634		$936,030		$878,981
Upstream	9,960	8,305	8,257	7,985	32,577		30,938		27,112
Minerals	476	554	586	614	2,554		2,684		2,762
Other	0	0	0	0	0		0		0

Total Operating Expenses	$201,659	$227,476	$235,404	$240,991	$1,001,764		$969,652		$908,854
Total General and Administrative (excluding non-cash items)(1)	$8,250	$8,250	$8,250	$8,250	$33,000		$33,000		$33,000
Hedging Impact	$(20,380)	$(38,695)	$(40,294)	$(42,234)	$(98,401)		$(82,020)		$0

Adjusted EBITDA(2)	$38,300	$41,587	$38,819	$38,326	$222,725		$226,825		$285,691
Total Maintenance CAPEX	$7,775	$5,068	$4,320	$3,650	$22,800		$23,900		$23,200
Total Growth CAPEX	$0	$0	$0	$0	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$38,300	$41,587	$38,819	$38,326	$222,725		$226,825		$285,691
Less: Interest Expense	10,075	9,828	9,564	9,307	32,906		26,650		15,619
Less: Maintenance CAPEX	7,775	5,068	4,320	3,650	22,800		23,900		23,200

Total Distributable Cash Flow	$20,450	$26,692	$24,935	$25,369	$167,019		$176,275		$246,873
Total LP Units Outstanding(4)	76,696	76,696	76,696	76,696	76,696		76,696		76,696
Total Leverage Ratio	4.5x	4.4x	4.4x	4.6x	2.3x	(5)	1.4x	(5)	0.1x	(5)
Total Leverage Test	Pass	Pass	Pass	Pass	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be in compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Stand-Alone Projections — Downside Pricing Scenario

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$51.83	$42.23	$42.99	$43.66	$44.70		$45.67		$46.39
Natural Gas ($/mcf)	$3.85	$2.86	$2.95	$3.18	$3.21		$3.28		$3.35
Revenues
Midstream	$116,059	$100,039	$101,777	$103,574	$436,013		$436,458		$413,756
Upstream	13,831	11,330	11,344	11,744	45,016		42,037		38,458
Minerals	4,870	4,163	2,919	3,015	12,179		12,427		12,576

Total Revenue	$134,760	$115,532	$116,040	$118,334	$493,209		$490,921		$464,790
Operating Expenses
Midstream	$100,605	$86,745	$89,325	$91,345	$384,703		$385,977		$369,648
Upstream	8,573	5,900	5,863	5,575	23,438		22,491		19,420
Minerals	305	286	309	326	1,387		1,484		1,545
Other	0	0	0	0	0		0		0

Total Operating Expenses	$109,483	$92,931	$95,497	$97,246	$409,528		$409,953		$390,613
Total General and Administrative (excluding non-cash items)(1)	$8,250	$8,250	$8,250	$8,250	$33,000		$33,000		$33,000
Hedging Impact	$17,258	$18,573	$17,984	$17,289	$62,661		$56,966		$0

Adjusted EBITDA(2)	$34,285	$32,924	$30,277	$30,127	$113,341		$104,934		$41,177
Total Maintenance CAPEX	$7,775	$5,068	$4,320	$3,650	$22,800		$25,200		$23,200
Total Growth CAPEX	$0	$0	$0	$0	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$34,285	$32,924	$30,277	$30,127	$113,341		$104,934		$41,177
Less: Interest Expense	10,086	9,921	9,755	19,000	55,805		55,455		73,182
Less: Maintenance CAPEX	7,775	5,068	4,320	3,650	22,800		25,200		23,200

Total Distributable Cash Flow	$16,423	$17,936	$16,202	$7,477	$34,736		$24,280		($55,205)
Total LP Units Outstanding(4)	76,696	76,696	76,696	76,696	76,696		76,696		76,696
Leverage Ratio	4.7x	4.9x	5.4x	6.5x	7.5x	(5)	7.9x	(5)	20.7x	(5)
Leverage Test	Pass	Pass	Fail	Fail	Fail	(5)	Fail	(5)	Fail	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be out of compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Base Pricing Scenario — Fee Paid in Cash

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$79.51	$84.45	$85.97	$87.31	$89.41		$91.33		$92.78
Natural Gas ($/mcf)	$5.76	$5.71	$5.90	$6.35	$6.42		$6.56		$6.70
Revenues
Midstream	$173,878	$185,510	$190,480	$194,576	$808,746		$792,584		$745,963
Upstream	22,773	27,372	28,458	29,322	118,350		116,016		109,358
Minerals	6,575	0	0	0	0		0		0

Total Revenue	$203,226	$212,882	$218,938	$223,899	$927,096		$908,600		$855,321
Operating Expenses
Midstream	$145,916	$152,683	$157,945	$161,870	$675,676		$661,007		$624,318
Upstream	9,490	7,788	8,279	7,602	31,950		31,636		28,500
Minerals	390	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$155,796	$160,471	$166,224	$169,472	$707,625		$692,643		$652,818
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$(1,772)	$(9,806)	$(10,941)	$(12,278)	$(16,979)		$(11,883)		$0

Adjusted EBITDA(2)	$36,408	$33,355	$32,522	$32,899	$165,492		$167,073		$165,503
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$36,408	$33,355	$32,522	$32,899	$165,492		$167,073		$165,503
Less: Interest Expense	10,124	8,055	7,625	7,489	28,323		24,604		18,711
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$16,769	$17,760	$20,167	$21,460	$104,184		$110,011		$114,313
Total LP Units Outstanding(4)	76,696	96,593	75,901	75,901	75,901		75,901		76,901
Leverage Ratio	4.6x	3.2x	3.8x	4.4x	2.9x	(5)	2.1x	(5)	1.3x	(5)
Leverage Test	Pass	Pass	Pass	Pass	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes an additional 19,897,118 common units resulting from full participation in the rights offering. In 3Q10E, assumes all subordinated units outstanding are eliminated. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be in compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Base Pricing Scenario — Fee Paid in Units

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$79.51	$84.45	$85.97	$87.31	$89.41		$91.33		$92.78
Natural Gas ($/mcf)	$5.76	$5.71	$5.90	$6.35	$6.42		$6.56		$6.70
Revenues
Midstream	$173,878	$185,510	$190,480	$194,576	$808,746		$792,584		$745,963
Upstream	22,773	27,372	28,458	29,322	118,350		116,016		109,358
Minerals	6,575	0	0	0	0		0		0

Total Revenue	$203,226	$212,882	$218,938	$223,899	$927,096		$908,600		$855,321
Operating Expenses
Midstream	$145,916	$152,683	$157,945	$161,870	$675,676		$661,007		$624,318
Upstream	9,490	7,788	8,279	7,602	31,950		31,636		28,500
Minerals	390	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$155,796	$160,471	$166,224	$169,472	$707,625		$692,643		$652,818
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$(1,772)	$(9,806)	$(10,941)	$(12,278)	$(16,979)		$(11,883)		$0

Adjusted EBITDA(2)	$36,408	$33,355	$32,522	$32,899	$165,492		$167,073		$165,503
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$36,408	$33,355	$32,522	$32,899	$165,492		$167,073		$165,503
Less: Interest Expense	10,124	8,012	7,318	7,129	26,541		23,099		16,519
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$16,769	$17,803	$20,474	$21,820	$105,966		$111,516		$116,504
Total LP Units Outstanding(4)	76,696	83,287	83,287	83,287	83,287		83,287		84,287
Leverage Ratio	4.6x	3.2x	3.5x	4.0x	2.6x	(5)	1.8x	(5)	1.0x	(5)
Leverage Test	Pass	Pass	Pass	Pass	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes subordinated units are eliminated and the transaction fee is paid in 5,470,666 additional common units and an additional 21,811,851 common units resulting from full participation in the rights offering. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be in compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Upside Pricing Scenario — Fee Paid in Cash

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$107.18	$126.68	$128.96	$130.97	$134.11		$137.00		$139.17
Natural Gas ($/mcf)	$7.67	$8.57	$8.85	$9.53	$9.64		$9.85		$10.04
Revenues
Midstream	$231,595	$270,472	$278,531	$284,865	$1,178,508		$1,145,183		$1,074,212
Upstream	30,719	41,469	43,149	44,293	179,917		175,924		165,288
Minerals	8,281	0	0	0	0		0		0

Total Revenue	$270,596	$311,941	$321,680	$329,159	$1,358,424		$1,321,106		$1,239,501
Operating Expenses
Midstream	$191,223	$218,617	$226,561	$232,391	$966,634		$936,030		$878,981
Upstream	10,224	9,120	9,648	8,996	37,388		36,942		33,501
Minerals	476	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$201,923	$227,737	$236,209	$241,387	$1,004,022		$972,972		$912,482
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$(20,380)	$(37,047)	$(38,596)	$(40,468)	$(98,257)		$(81,823)		$0

Adjusted EBITDA(2)	$39,042	$37,907	$37,625	$38,053	$219,146		$229,311		$290,019
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$39,042	$37,907	$37,625	$38,053	$219,146		$229,311		$290,019
Less: Interest Expense	10,116	8,009	7,529	7,337	26,119		20,105		6,277
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$19,411	$22,358	$25,366	$26,766	$160,041		$176,748		$251,262
Total LP Units Outstanding(4)	76,696	96,593	75,901	75,901	75,901		75,901		76,901
Leverage Ratio	4.5x	3.0x	3.4x	3.8x	1.6x	(5)	0.6x	(5)	0.0x	(5)
Leverage Test	Pass	Pass	Pass	Pass	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes an additional 19,897,118 common units resulting from full participation in the rights offering. In 3Q10E, assumes all subordinated units outstanding are eliminated. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be in compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Upside Pricing Scenario — Fee Paid in Units

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$107.18	$126.68	$128.96	$130.97	$134.11		$137.00		$139.17
Natural Gas ($/mcf)	$7.67	$8.57	$8.85	$9.53	$9.64		$9.85		$10.04
Revenues
Midstream	$231,595	$270,472	$278,531	$284,865	$1,178,508		$1,145,183		$1,074,212
Upstream	30,719	41,469	43,149	44,293	179,917		175,924		165,288
Minerals	8,281	0	0	0	0		0		0

Total Revenue	$270,596	$311,941	$321,680	$329,159	$1,358,424		$1,321,106		$1,239,501
Operating Expenses
Midstream	$191,223	$218,617	$226,561	$232,391	$966,634		$936,030		$878,981
Upstream	10,224	9,120	9,648	8,996	37,388		36,942		33,501
Minerals	476	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$201,923	$227,737	$236,209	$241,387	$1,004,022		$972,972		$912,482
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$(20,380)	$(37,047)	$(38,596)	$(40,468)	$(98,257)		$(81,823)		$0

Adjusted EBITDA(2)	$39,042	$37,907	$37,625	$38,053	$219,146		$229,311		$290,019
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$39,042	$37,907	$37,625	$38,053	$219,146		$229,311		$290,019
Less: Interest Expense	10,116	7,966	7,222	6,977	24,660		18,614		4,371
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$19,411	$22,401	$25,673	$27,126	$161,501		$178,239		$253,168
Total LP Units Outstanding(4)	76,696	83,287	83,287	83,287	83,287		83,287		84,287
Leverage Ratio	4.5x	3.0x	3.2x	3.4x	1.4x	(5)	0.3x	(5)	0.0x	(5)
Leverage Test	Pass	Pass	Pass	Pass	Pass	(5)	Pass	(5)	Pass	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes subordinated units are eliminated and the transaction fee is paid in 5,470,666 additional common units and an additional 21,811,851 common units resulting from full participation in the rights offering. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be in compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Downside Pricing Scenario — Fee Paid in Cash

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$51.83	$42.23	$42.99	$43.66	$44.70		$45.67		$46.39
Natural Gas ($/mcf)	$3.85	$2.86	$2.95	$3.18	$3.21		$3.28		$3.35
Revenues
Midstream	$116,156	$100,543	$102,424	$104,283	$439,019		$439,977		$417,706
Upstream	14,561	12,813	13,346	13,973	55,484		54,783		51,996
Minerals	4,870	0	0	0	0		0		0

Total Revenue	$135,586	$113,356	$115,770	$118,257	$494,502		$494,761		$469,702
Operating Expenses
Midstream	$100,605	$86,745	$89,325	$91,345	$384,703		$385,977		$369,648
Upstream	8,755	6,456	6,911	6,208	26,511		26,330		23,499
Minerals	305	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$109,665	$93,201	$96,236	$97,553	$411,214		$412,307		$393,147
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$17,258	$18,087	$17,519	$16,851	$61,875		$56,295		$0

Adjusted EBITDA(2)	$33,930	$28,992	$27,803	$28,304	$108,163		$101,748		$39,555
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$33,930	$28,992	$27,803	$28,304	$108,163		$101,748		$39,555
Less: Interest Expense	10,131	8,476	7,791	7,802	49,426		44,482		56,895
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$14,284	$12,976	$15,282	$16,552	$25,752		$24,809		$(49,820)
Total LP Units Outstanding(4)	76,696	80,037	72,780	72,780	72,780		72,780		73,780
Leverage Ratio	4.7x	3.7x	4.2x	5.1x	6.1x	(5)	6.4x	(5)	18.8x	(5)
Leverage Test	Pass	Pass	Pass	Fail	Fail	(5)	Fail	(5)	Fail	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes an increase of 3,340,652 common units as a result of only the NGP Parties’ participation in the rights offering. In 3Q10E, assumes subordinated units are eliminated and 13,434,958 of additional common units resulting from only the NGP Parties’ participation in the equity offering. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be out of compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

Transaction Adjusted Projections — Downside Pricing Scenario — Fee Paid in Units

	1Q10E	2Q10E	3Q10E	4Q10E	2011E		2012E		2013E
	($ and units in thousands, except where indicated)

NYMEX Price Assumptions
Crude Oil ($/bbl)	$51.83	$42.23	$42.99	$43.66	$44.70		$45.67		$46.39
Natural Gas ($/mcf)	$3.85	$2.86	$2.95	$3.18	$3.21		$3.28		$3.35
Revenues
Midstream	$116,156	$100,543	$102,424	$104,283	$439,019		$439,977		$417,706
Upstream	14,561	12,813	13,346	13,973	55,484		54,783		51,996
Minerals	4,870	0	0	0	0		0		0

Total Revenue	$135,586	$113,356	$115,770	$118,257	$494,502		$494,761		$469,702
Operating Expenses
Midstream	$100,605	$86,745	$89,325	$91,345	$384,703		$385,977		$369,648
Upstream	8,755	6,456	6,911	6,208	26,511		26,330		23,499
Minerals	305	0	0	0	0		0		0
Other	0	0	0	0	0		0		0

Total Operating Expenses	$109,665	$93,201	$96,236	$97,553	$411,214		$412,307		$393,147
Total General and Administrative (excluding non-cash items)(1)	$9,250	$9,250	$9,250	$9,250	$37,000		$37,000		$37,000
Hedging Impact	$17,258	$18,087	$17,519	$16,851	$61,875		$56,295		$0

Adjusted EBITDA(2)	$33,930	$28,992	$27,803	$28,304	$108,163		$101,748		$39,555
Total Maintenance CAPEX	$9,514	$7,540	$4,730	$3,950	$32,985		$32,458		$32,480
Total Growth CAPEX	$5,325	$6,432	$2,449	$300	$20,000		$18,000		$16,000
Distributable Cash Flow(3)
Adjusted EBITDA	$33,930	$28,992	$27,803	$28,304	$108,163		$101,748		$39,555
Less: Interest Expense	10,131	8,402	7,449	7,238	43,372		41,375		52,056
Less: Maintenance CAPEX	9,514	7,540	4,730	3,950	32,985		32,458		32,480

Total Distributable Cash Flow	$14,284	$13,050	$15,624	$17,116	$31,806		$27,915		$(44,981)
Total LP Units Outstanding(4)	76,696	71,974	85,409	85,409	85,409		85,409		86,409
Leverage Ratio	4.7x	3.7x	3.8x	4.6x	5.4x	(5)	5.6x	(5)	16.8x	(5)
Leverage Test	Pass	Pass	Pass	Pass	Fail	(5)	Fail	(5)	Fail	(5)

(1)	The non-cash item excluded from Total General and Administrative Expense is the amortization of long-term incentive plan units.

(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(3)	Distributable Cash Flow is a non-GAAP financial measure. Please see “— Projected Non-GAAP Financial Measures.”

(4)	Based on 56,004,357 common units and 20,691,495 subordinated units outstanding. In 2Q10E, assumes subordinated units are eliminated and the transaction fee is paid in 9,354,839 additional common units and an increase of 6,614,846 common units as a result of only the NGP Partiers’ participation in the rights offering. In 3Q10E, assumes 13,434,958 of additional common units resulting from only the NGP Parties’ participation in the equity offering. In 2013E, assumes an increase of 1,000,000 common units resulting from exercise of the GP acquisition option.

(5)	Because the Total Leverage Ratio is calculated on a quarterly basis, we have included only the calculations for the fourth quarter in the columns of the table showing annual projections. EROC was projected to be out of compliance with the Total Leverage Test in each quarter of 2011, 2012 and 2013.

The projections are forward-looking statements and are subject to risks and uncertainties. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections. EROC does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the projections. Neither Deloitte & Touche LLP nor any of its representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and EROC has not made any representations to EROC unitholders regarding such information. The inclusion of the projections in this proxy statement should not be regarded as an indication that the financial advisors or the Eagle Rock Conflicts Committee considered the projections predictive of actual/future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, EROC unitholders are cautioned not to rely on the foregoing projections.

Projected Non-GAAP Financial Measures

The projections set forth above include projections of Adjusted EBITDA and Distributable Cash Flow through 2013. We have not included reconciliations of the Adjusted EBITDA and Distributable Cash Flow estimates contained in the projections, because (i) such information was only included in this proxy statement because the projections were provided to the Eagle Rock Conflicts Committee, Natural Gas Partners, and their respective financial advisors; (ii) reconciliations were not provided to the Eagle Rock Conflicts Committee, Natural Gas Partners or their respective financial advisors; and (iii) EROC does not forecast certain items necessary to calculate net income or cash flows from operations, including depreciation, depletion, amortization and income taxes, thus, preparing and including the reconciliations could not be accomplished without undue hardship, because the Adjusted EBITDA and Distributable Cash Flow numbers are estimations, approximations and/or ranges, and it is difficult for EROC to present the detailed reconciliation with unknown variables for the reconciling items.

Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. For additional information on how we define and use the term Adjusted EBITDA, please see “Certain Financial Information of EROC — Non-GAAP Financial Measures.”

Distributable Cash Flow is a significant performance metric used by the EROC management team to compare cash flows generated by EROC (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Eagle Rock Board) to the cash distributions expected to be paid to unitholders. Using this metric, the EROC management team can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether EROC is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Eagle Rock Board.

Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee

At a meeting of the Eagle Rock Conflicts Committee held on January 12, 2010, Madison Williams and Company rendered its opinion to the Eagle Rock Conflicts Committee that, as of January 12, 2010, and based upon and subject to the factors and assumptions set forth in the opinion, the terms of the recapitalization and related transactions are fair from a financial point of view to EROC and the EROC public unitholders.

The opinion speaks only as of the date it was delivered and not as of the time the transaction will be completed or any other time. The opinion is based on the consummation of the recapitalization and related transactions as described in the transaction documents reviewed by Madison Williams and Company and does not apply to a transaction in which either the transactions contemplated by the Global Transaction Agreement or the Minerals Business Sale components of the recapitalization and related transactions occur without the other. The opinion does not reflect any circumstances, developments or events that may occur or have occurred since January 12, 2010, which could significantly alter the value of EROC or the trading price of our common units, which are among the factors on which Madison Williams and Company’s opinion was based.

The full text of Madison Williams and Company’s opinion, dated as of January 12, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Madison Williams and Company in rendering its opinion, is attached as Annex E to this proxy statement and is incorporated herein by reference. The summary of the Madison Williams and Company opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Our unitholders are urged to read the Madison Williams and Company opinion carefully and in its entirety. Madison Williams and Company provided its opinion for the information and assistance of the Eagle Rock Conflicts Committee in connection with its consideration of the transaction. The Madison Williams and Company opinion does not constitute a recommendation to any of our unitholders as to how such unitholder should vote with respect to the transaction or any other matter.

Madison Williams and Company’s opinion and its presentation to the Eagle Rock Conflicts Committee were among many factors taken into consideration by the Eagle Rock Conflicts Committee in approving the transaction and making its recommendation regarding the transaction.

In connection with rendering its opinion described above and performing its related financial analyses, Madison Williams and Company reviewed the following, among other things:

•	the form of the Interim Partnership Agreement Amendment;

•	the form of the Amended and Restated Partnership Agreement;

•	the form of the Minerals Purchase and Sales Agreement;

•	the form of the Global Transaction Agreement;

•	our Annual Reports on Form 10-K for the three years ended December 31, 2008;

•	certain of our Quarterly Reports on Form 10-Q;

•	certain other communications from us to our unitholders and from our unitholders to us;

•	certain publicly available financial information and documents of EROC, including our credit agreement and our stock market performance data;

•	certain internal financial information and forecasts for EROC prepared by the EROC management team (the “Forecasts”);

•	certain future crude oil and natural gas price sensitivities to the Forecasts prepared by Madison Williams and Company at the direction of the Eagle Rock Conflicts Committee (the “Crude Oil and Natural Gas Price Sensitivities”);

•	certain publicly available research analyst reports with respect to our future financial performance, which Madison Williams and Company discussed with the EROC management team and the Eagle Rock Conflicts Committee.

Madison Williams and Company analyzed the pro forma impact of the recapitalization and related transactions and compared the pro forma analysis, which is referred to as the pro forma basis, to the status quo basis, which assumes that the recapitalization and related transactions do not occur. The status quo basis and the pro forma basis are based on the following assumptions, respectively:

•	The status quo basis assumes the recapitalization and related transactions do not occur and we do not pursue any other capital raising initiatives other than a $4.2 million hedge reset in the fourth quarter of 2009 and a $5.6 million hedge reset in the first quarter of 2010. The status quo basis also assumes our revolving credit facility is renewed in 2013 at an assumed market rate and assumes that any credit facility covenant default will result in a 50 basis point amendment fee and a 250 basis point interest rate increase. Capital expenditures in the status quo basis are based on reduced capital availability, and therefore are less than the expenditures assumed in the pro forma basis discussed below.

•	The pro forma basis assumes the recapitalization and related transactions are consummated on March 31, 2010 and the following related components of the transaction occur on the following dates:

•	The Minerals Business is sold on April 1, 2010 for $174.5 million with an effective date of January 1, 2010.

•	The rights offering occurs on April 30, 2010 at a $2.50 per common unit price, which includes a warrant to purchase an additional common unit for $6.00. Dilution associated with granting $6.00 warrants is accounted for using the treasury stock method to calculate net diluted units outstanding.

•	ERGP and ERH transfer the subordinated units and incentive distribution rights to us on July 31, 2010.

•	ERH transfers all of the outstanding limited liability company interests in G&P LLC and limited partner interests in ERGP, and thus 100% of the ownership of our general partner, to us on December 31, 2012 in exchange for 1,000,000 of our common units.

•	The pro forma basis assumes an accelerated capital expenditure plan relative to the status quo basis given the additional liquidity and capital resources associated with consummating the recapitalization and related transactions.

The Crude Oil and Natural Gas Price Sensitivities that Madison Williams and Company applied to the pro forma basis included three sensitivity cases:

•	The first case, which is referred to as the Base Case, assumes oil and natural gas pricing consistent with NYMEX strip prices as of January 8, 2010. The Base Case also assumes full participation by all of our unitholders in the rights offering, which results in net cash proceeds to us of $49.4 million when the fee to the NGP Parties is paid in cash and $54.2 million when the fee to the NGP Parties is paid in units at a price of $5.30 per unit, and assumes that a public equity offering does not occur.

•	The second case, which is referred to as the Upside Case, assumes oil and natural gas pricing that is 50% higher than NYMEX strip prices as of January 8, 2010. The Upside Case also assumes full participation by all of our unitholders in the rights offering, which results in net cash proceeds to us of $49.4 million when the fee to the NGP Parties is paid in cash and $54.2 million when the fee to the NGP Parties is paid in units at a price of $5.30 per unit, and assumes that a public equity offering does not occur.

•	The third case, which is referred to as the Downside Case, assumes oil and natural gas pricing that is 50% lower than NYMEX strip prices as of January 8, 2010. The Downside Case assumes that only the NGP Parties participate in the rights offering, which results in net cash proceeds to us of $8.1 million when the fee to the NGP Parties is paid in cash and $16.2 million when the fee to the NGP Parties is paid in units at a price of $3.10 per unit, and assumes that only the NGP Parties participate in our public equity offering at a price of $3.10 per common unit, which results in net cash proceeds to us of $41.1 million.

Madison Williams and Company also held discussions with members of the EROC management team and the Eagle Rock Conflicts Committee regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and our past and current business operations, financial condition and future prospects. In addition, Madison Williams and Company reviewed the reported price and trading activity for our common units, compared certain financial and stock market information for EROC with similar information for certain other publicly traded partnerships or companies (including publicly traded royalty trusts), compared the financial terms of the transaction with the financial terms of certain recent business combinations in the midstream and upstream sectors of the energy industry, including business combinations involving MLPs, and performed such other studies and analyses, and considered such other factors, as Madison Williams and Company considered appropriate.

For purposes of its opinion, Madison Williams and Company assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or that is publicly available. In that regard, Madison Williams and Company assumed (i) that the Forecasts were reasonably prepared on a basis reflecting the best estimates available at that time and judgments of the EROC management team, (ii) that such Forecasts will be realized in the amounts and within the time periods contemplated thereby and (iii) that any future capital investments by us will achieve financial results consistent with the financial assumptions underlying the Crude Oil and Natural Gas Price Sensitivities. Madison Williams and Company also assumed that all governmental, regulatory and other consents or approvals necessary for the consummation of the transaction will be obtained without any adverse effect on us, any of the other parties to the transaction, our unitholders or the expected benefits of the transaction in any meaningful way to Madison Williams and Company’s analysis. In addition, Madison Williams and Company has not made an independent evaluation or appraisal of our assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) or any of our subsidiaries, and has not been furnished with any such evaluation or appraisal.

Madison Williams and Company’s opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to it as of, January 12, 2010. Madison Williams and Company has not assumed and has disclaimed expressly any responsibility or obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion.

The estimates contained in Madison Williams and Company’s analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, as Madison Williams and Company’s analyses and estimates are based upon numerous factors and events beyond the control of the parties and their respective advisors, they are inherently subject to substantial uncertainty, and none of Madison Williams and Company, EROC or any other person assumes responsibility if future results are materially different from those forecast.

Madison Williams and Company’s opinion does not address the relative merits of the recapitalization and related transactions as compared to any alternative transaction that might be available to us, nor does it address our underlying business decision to engage in the recapitalization and related transactions. Madison Williams and Company’s opinion relates solely to the fairness, from a financial point of view, to EROC and the EROC public unitholders of the terms of the recapitalization and related transactions. Madison Williams and Company does not express any view on, and its opinion does not address, any other term or aspect of the transaction, the Interim Partnership Agreement Amendment, the Amended and Restated Partnership Agreement, the Global Transaction Agreement, or the Minerals Purchase and Sale Agreement, including, without limitation, any consideration received in connection with the transaction by our unitholders, including officers, directors or employees of our general partner, in their capacities as holders of our common units, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of EROC or any other party to the transaction; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of our general partner or any other party to the transaction, or any other class of such persons, in connection with the transaction, whether relative to the transaction or otherwise. Madison Williams and Company has not been asked to consider, and its opinion does not address, the price at which our common units will trade at any time. Madison Williams and Company did not render any legal, regulatory, tax or accounting advice to the Eagle Rock Conflicts Committee in connection with the transaction.

Financial Analysis of Madison Williams and Company

The following is a summary of the material analyses employed and factors considered by Madison Williams and Company in rendering its opinion to the Eagle Rock Conflicts Committee on January 12, 2010. The following summary, however, does not purport to be a complete description of the financial analyses performed by Madison Williams and Company, nor does the order of analyses described represent relative importance or weight given to those analyses by Madison Williams and Company. Some of the summaries of the financial analyses described below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Madison Williams and Company’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 12, 2010 and is not necessarily indicative of current market conditions.

Madison Williams and Company approached its determination of fairness through a two part process. Part One of Madison Williams and Company’s analysis focused on determining whether our expected value per common unit is increased as a result of the recapitalization and related transactions. Madison Williams and Company performed various analyses as detailed below to determine whether the expected value of our common units is higher in the pro forma basis as compared to the status quo basis under different Crude Oil and Natural Gas Price Sensitivities. Part Two of Madison Williams and Company’s analysis focused on determining whether the value granted to the NGP Parties as consideration in the recapitalization and related transactions is consistent with the value received from the NGP Parties through their various commitments in the recapitalization and related transactions. In conducting their analysis in Part Two, Madison Williams and Company valued the various NGP Parties-related components of the proposed transaction and then compared these values to the total consideration granted to the NGP Parties to determine whether the consideration paid to the NGP Parties by us was consistent with the value received from the NGP Parties by us.

For purposes of its analysis, Madison Williams and Company defined Adjusted EBITDA as revenue less operating expenses, general and administrative expenses, impact of hedges plus impact of hedge resets.

Part One: Review of Status Quo Basis vs. Pro Forma Basis Common Unit Value

Madison Williams and Company calculated the estimated value of our common units in both the status quo basis and the pro forma basis after giving effect to the recapitalization and related transactions (including alternatives for payment of the fee in cash or units) assuming the following Crude Oil and Natural Gas Price Sensitivities: (i) the Base Case, (ii) the Upside Case and (iii) the Downside Case. To arrive at its summary results, Madison Williams and Company first performed both a consolidated discounted cash flow valuation analysis and a sum of parts valuation analysis, then averaged the results from each of these valuation analyses. Madison Williams and Company then made a positive adjustment to these arithmetic averages, in the Base Case Pro Forma and Upside Case Pro Forma scenarios, to account for the incremental value that Madison Williams and Company estimated would accrue to common unitholders who exercise their portion of the rights distributed in the rights offering and exercise the related warrants, net of the costs associated with exercising their rights and warrants. No such adjustment was made in the Downside Case scenarios as it was assumed that the common unitholders (other than the NGP Parties and ERGP) would not participate in the rights offering in the Downside Case scenarios because in the Downside Case the calculated common unit value is below the rights offering price of $2.50 per unit.

The pro forma figures seen below in the Base Case and Upside Case scenarios have been adjusted to account for each common unitholder’s assumed participation in the rights offering and the related warrant grant. This adjustment represents a positive adjustment to the common unit price range as calculated by the average price ranges of the discounted cash flow analysis and the sum of parts analysis. The amount of the positive adjustment was calculated as the incremental value that accrues to common unitholders who exercise their portion of the rights distributed in the rights offering and exercise the related warrants, net of the costs associated with exercising their rights and warrants. No such adjustment was made in the Downside Case scenarios as it was assumed that the common unitholders (other than the NGP Parties and ERGP) would not participate in the rights offering in the Downside Case scenarios because in the Downside Case the calculated common unit value is below the rights offering price of $2.50 per unit.

The summary of the results of Madison Williams and Company’s analysis under Part One is as follows:

Implied Value per
Projections Based On	Common Unit

Base Case — Status Quo	$6.07 — $13.50
Base Case — Pro Forma(1)	$7.22 — $14.20
Base Case — Pro Forma(2)	$7.07 — $13.42

Upside Case — Status Quo	$15.17 — $22.87
Upside Case — Pro Forma(1)	$18.38 — $29.96
Upside Case — Pro Forma(2)	$17.23 — $27.80

Downside Case — Status Quo	$0.00 — $0.05
Downside Case — Pro Forma(1)	$0.00 — $0.45
Downside Case — Pro Forma(2)	$0.00 — $0.60

(1)	ERH transaction fee paid in cash.

(2)	ERH transaction fee paid in units.

Consolidated Discounted Cash Flow Valuation Analysis

Madison Williams and Company performed discounted cash flow analyses to calculate an implied valuation range for our common and subordinated units in both the status quo basis and the pro forma basis. Madison Williams and Company discounted our 2010-2013 annual consolidated cash flow before debt service (beginning at the assumed transaction date of March 31, 2010) at an estimated weighted average cost of capital based on contributions from each of our three business segments in the status quo basis (Midstream Business, Upstream Business and Minerals Business), and for the Midstream and Upstream Businesses only in the pro forma basis (because the Minerals Business is being sold in the pro forma basis). Madison Williams and Company then applied a terminal year EBITDA multiple to estimated 2013 Adjusted EBITDA to arrive at an estimated total asset value for us at December 31, 2013 and discounted this value back to March 31, 2010 using our calculated weighted average cost of capital. Madison Williams and Company then deducted estimated March 31, 2010 net debt to arrive at an unadjusted equity value for EROC. This unadjusted equity value was then reduced by the present value of the estimated cost of any future covenant violations and the present value of our estimated subordinated unit value (in the status quo basis only since the subordinated units are transferred to us in the pro forma basis) to arrive at an adjusted total common unit equity value. Madison Williams and Company then calculated, for each of the discounted cash flow scenarios, the implied value range for EROC on a per common unit basis and a per subordinated unit basis relative to our common units and subordinated units based on estimated March 31, 2010 common and subordinated units outstanding (or units expected to be issued in the pro forma basis as part of the transaction).

Madison Williams and Company performed three separate discounted cash flow valuation analyses for the status quo basis and the pro forma basis (including both when the fee to the NGP Parties is paid in cash or in units) considering Base Case, Upside Case and Downside Case pricing assumptions. On a consolidated EROC basis, the range of discount rates used was 9.9% to 13.9%, and the range of terminal year cash flow multiples used was 7.0x to 9.0x in the status quo basis and 6.75x to 8.75x in the pro forma basis.

The consolidated discounted cash flow analysis indicated the following implied per unit valuation ranges for our common and subordinated units:

	Implied Value per	Implied Value per
Projections Based On	Common Unit(1)	Subordinated Unit

Base Case — Status Quo	$5.35 — $11.60	$0.00 — $0.00
Base Case — Pro Forma(2)	$5.89 — $9.56	NA
Base Case — Pro Forma(3)	$5.77 — $9.15	NA

Upside Case — Status Quo	$14.23 — $23.44	$10.58 — $16.91
Upside Case — Pro Forma(2)	$13.21 — $19.59	NA
Upside Case — Pro Forma(3)	$12.47 — $18.30	NA

Downside Case — Status Quo	$0.00 — $0.00	$0.00 — $0.00
Downside Case — Pro Forma(2)	$0.00 — $0.00	NA
Downside Case — Pro Forma(3)	$0.00 — $0.00	NA

(1)	The pro forma implied values per common unit give pro forma effect to the dilutive impact (if any) on the outstanding common units of (i) the rights offering and the associated exercise of the rights to purchase common units, (ii) any warrants to purchase common units issued in connection with the rights offering and the associated exercise of the warrants to purchase common units, (iii) any common units issued as part of the equity offering and (iv) any common units issued in connection with the exercise of the GP acquisition option. These values do not include any value accruing to common unitholders who exercise their portion of the rights offering and exercise the related warrants, net of the cost associated with exercising their rights and warrants.

(2)	ERH transaction fee paid in cash.

(3)	ERH transaction fee paid in units.

Sum of Parts Valuation Analysis

Madison Williams and Company also performed a sum of parts analysis to calculate an implied valuation range for our common and subordinated units in both the status quo basis and the pro forma basis. Madison Williams and Company estimated an asset-level valuation range for each of our three businesses segments based on: (i) a segment-level discounted cash flow analysis using methodology similar to that discussed above, (ii) a segment-level comparable publicly traded partnership and company trading analysis, and (iii) a segment level selected transaction analysis. Madison Williams and Company then added the resulting values for each of our business segments to derive the total value of EROC. Madison Williams and Company then added the value of our hedges and subtracted our total outstanding debt, net of cash, as of March 31, 2010 as estimated in the Forecasts, from each valuation to arrive at a sum of parts derived equity valuation range. This range of total equity value was then allocated to common units and subordinated units consistent with partnership dissolution provisions of our partnership agreement. These allocated equity values were then divided by the estimated common and subordinated units outstanding as of March 31, 2010 (or units expected to be issued in the pro forma basis as part of the transaction) to determine the implied value range for EROC on a per common unit basis and a per subordinated unit basis.

The sum of parts analysis indicated the following implied per unit valuation ranges for our common and subordinated units:

	Implied Value per	Implied Value per
Projections Based On	Common Unit(1)	Subordinated Unit

Base Case — Status Quo	$6.78 — $15.40	$0.00 — $0.00
Base Case — Pro Forma(2)	$6.10 — $10.65	NA
Base Case — Pro Forma(3)	$5.99 — $10.14	NA

Upside Case — Status Quo	$16.10 — $22.31	$0.00 — $18.37
Upside Case — Pro Forma(2)	$11.92 — $19.15	NA
Upside Case — Pro Forma(3)	$11.30 — $17.90	NA

Downside Case — Status Quo	$0.00 — $0.09	$0.00 — $0.00
Downside Case — Pro Forma(2)	$0.00 — $0.91	NA
Downside Case — Pro Forma(3)	$0.00 — $1.21	NA

(1)	The pro forma implied values per common unit give pro forma effect to the dilutive impact (if any) on the outstanding common units of (i) the rights offering and the associated exercise of the rights to purchase common units, (ii) any warrants to purchase common units issued in connection with the rights offering and the associated exercise of the warrants to purchase common units, (iii) any common units issued as part of the equity offering and (iv) any common units issued in connection with the exercise of the GP acquisition option. These values do not include any value accruing to common unitholders who exercise their portion of the rights offering and exercise the related warrants, net of the cost associated with exercising their rights and warrants.

(2)	ERH transaction fee paid in cash.

(3)	ERH transaction fee paid in units.

The per unit valuation ranges seen in the table above are based on the following segment level valuation ranges, which were based on a review of discounted cash flows, comparable publicly traded company analysis and select transaction analysis.

Implied Segment Value
Projections Based On	($ in thousands)

Midstream — Base Case — Status Quo	$700,000 — $980,000
Midstream — Base Case — Pro Forma	$700,000 — $990,000
Midstream — Upside Case — Status Quo	$1,190,000 — $1,650,000
Midstream — Upside Case — Pro Forma	$1,200,000 — $1,650,000
Midstream — Downside Case — Status Quo	$210,000 — $310,000
Midstream — Downside Case — Pro Forma	$210,000 — $320,000

Upstream — Base Case — Status Quo	$330,000 — $450,000
Upstream — Base Case — Pro Forma	$390,000 — $540,000
Upstream — Upside Case — Status Quo	$520,000 — $720,000
Upstream — Upside Case — Pro Forma	$660,000 — $910,000
Upstream — Downside Case — Status Quo	$90,000 — $130,000
Upstream — Downside Case — Pro Forma	$110,000 — $160,000

Minerals — Base Case	$155,000 — $245,000
Minerals — Upside Case	$215,000 — $335,000
Minerals — Downside Case	$100,000 — $155,000

Business Segment Level Discounted Cash Flow Analysis.  Madison Williams and Company performed a discounted cash flow analysis on each of our segments using similar methodology to the consolidated discounted cash flow analysis discussed above. The range of discount rates used for our Midstream Business, Upstream Business and Minerals Business were 9.5% to 13.5%, 11.3% to 15.3% and 11.6% to 15.6%, respectively. The range of terminal year cash flow multiples used for our Midstream Business, Upstream Business and Minerals Business were 7.5x to 9.5x, 5.5x to 7.5x and 10.0x to 12.0x, respectively.

Business Segment Level Comparable Master Limited Partnership and Other Entity Trading Analysis. Madison Williams and Company reviewed and compared certain financial, operating and stock market information for the following MLPs, corporations, and other publicly traded entities in each of the midstream and upstream sectors of the oil and gas industry and the minerals business, respectively.

•	Midstream Sector of Oil and Gas Industry: Atlas Pipeline Partners, L.P.; Copano Energy, L.L.C.; Crosstex Energy, L.P.; DCP Midstream Partners, L.P.; MarkWest Energy Partners, L.P.; Regency Energy Partners, L.P.; Targa Resources Partners, L.P. and Williams Partners, L.P.

•	Upstream Sector of Oil and Gas Industry: Madison Williams and Company reviewed both Upstream C Corporations and Upstream MLPs, including the following:

•	MLPs: BreitBurn Energy Partners, L.P.; Encore Energy Partners, L.P.; EV Energy Partners, L.P.; Legacy Reserves, L.P.; Pioneer Southwest Energy Partners, L.P.; and Vanguard Natural Resources, L.L.C.

•	C Corporations: Arena Resources, Inc.; Brigham Exploration Company; Carrizo Oil & Gas, Inc.; GeoResources, Inc.; GMX Resources, Inc.; and Goodrich Petroleum Corporation.

•	Minerals Business: Cross Timbers Royalty Trust; Dorchester Minerals, L.P.; Eastern American Natural Gas Trust; Hugoton Royalty Trust; Natural Resource Partners, L.P.; Penn Virginia Partners, L.P.; Permian Basin Royalty Trust; Sabine Royalty Trust; and San Juan Basin Royalty Trust.

Madison Williams and Company selected these MLPs, corporations and other publicly traded entities because they have operations that, for purposes of this analysis, may be considered similar to the operations of our business segments in one or more respects.

For each of the comparable MLPs, corporations and other publicly traded entities, Madison Williams and Company calculated the multiple of enterprise value to estimated EBITDA for the year ended December 31, 2009 and December 31, 2010 (2010 figures calculated on either a status quo basis or pro forma basis) using third-party research estimates and publicly available information. For each comparable MLP, Madison Williams and Company first calculated the equity value of the limited partnership interests by adding the products of each class of unit outstanding as of the most recently reported date multiplied by the closing price per unit on January 8, 2010 for the publicly traded securities. In the case of non-publicly traded limited partnership interests, such as subordinated units, Madison Williams and Company assumed the same price per unit price as for the publicly traded common units. Madison Williams and Company then increased the equity value in order to account for the economic interest of the general partner by dividing the equity value as derived in the previous sentence by one minus the general partnership economic percentage interest. The general partnership economic percentage interest was calculated as the greater of (i) the general partner’s general partnership interest in the MLP (e.g. 2.0%) and (ii) the then-current proportionate percentage of cash distributed to the general partner based on the then-current quarterly distribution which accounts for incremental cash flow associated with the general partners’ incentive distribution rights. Madison Williams and Company then calculated each limited partnership’s enterprise value by adding the calculated equity value to the total outstanding debt balance, net of cash, as of the most recently reported date. Madison Williams and Company then divided the resulting estimated enterprise value for each partnership by their respective estimated EBITDA for the year ended December 31, 2009 and December 31, 2010 to calculate the multiple of enterprise value to EBITDA (“EV/EBITDA”). Madison Williams and Company performed comparable calculations to determine the multiple of EV/EBITDA for the corporations and other entities identified above. Madison Williams and Company calculated the adjusted mean of the EV/EBITDA trading multiples of these comparable companies calculated as the mean excluding the high and low figures in the comp set (“Adjusted

Mean”). Madison Williams and Company then created a EV/EBITDA multiple range by multiplying the Adjusted Mean EV/EBITDA multiple by 80% and 120%. This range of comparable MLP and other entity multiples was applied to EROC’s estimated 2009 and 2010 EBITDA for each business segment to calculate the implied enterprise value range for EROC’s business segments as of March 31, 2010.

For the upstream business segment in the Base Case, Madison Williams and Company also utilized an enterprise value to proved reserves and an enterprise value to production multiple valuation. These were also calculated in a similar manner as the EV/EBITDA valuation described above, except reserves or production figures were used instead of EBITDA. Proved reserve figures were used as of the most recent disclosed date by the comparable companies. Production figures are based on the last quarter’s average production as of the date of the opinion.

For the Minerals Business, Madison Williams and Company also utilized an enterprise value to revenue multiple valuation. This was calculated in a similar manner as the EV/EBITDA valuation described above, except revenue is used instead of EBITDA. Madison Williams and Company utilized LTM (as later defined) projections as of March 31, 2010 for the valuation. In addition, Madison Williams and Company also applied a discount to the minerals segment valuation of 5% and 15% to account for the lack of transparency and executive rights underlying many of the assets comprising the minerals segment.

The following table sets forth the results of these analyses based on the EROC management team’s Forecasts and the Base Case:

Midstream

		Comparable Multiple
Period	Estimated EBITDA	Range(1)		Valuation Range
		($ in thousands)

2009	$66,983	9.4x — 14.1	x	$630,480 — $945,720
2010 — Status Quo	$103,692	8.1x — 12.1	x	$834,803 — $1,252,204
2010 — Pro Forma	$103,254	8.1x — 12.1	x	$831,273 — $1,246,909

(1)	Represents Adjusted Mean (+/- 20%)

Upstream — MLP

		Comparable MLP
Period	Estimated EBITDA	Multiple Range(1)		Valuation Range
	($ in thousands, except per unit figures)

2009	$28,274	7.1x — 10.6	x	$200,305 — $300,458
2010 — Status Quo	$54,456	6.2x — 9.3	x	$339,275 — $508,912
2010 — Pro Forma	$63,981	6.2x — 9.3	x	$398,618 — $597,927

Comparable MLP
	EROC Figure	Multiple Range(1)	Valuation Range

Reserves	116.8 Bcfe	$3.08 — $4.61	$359,244 — $538,865
Production	33,431 Mcfe/d	$19,333 — $29,000	$646,332 — $969,498

(1)	Represents Adjusted Mean (+/- 20%) of multiples for comparable MLPs.

Upstream — Corporation

		Comparable Company
Period	Estimated EBITDA	Multiple Range(1)		Valuation Range
	($ in thousands, except per unit figures)

2009	$28,274	9.5x — 14.3	x	$268,783 — $403,175
2010 — Status Quo	$54,456	7.4x — 11.1	x	$402,832 — $604,248
2010 — Pro Forma	$63,981	7.4x — 11.1	x	$473,292 — $709,938

Comparable Company
	EROC Figure	Multiple Range(1)	Valuation Range

Reserves	116.8 Bcfe	$2.57 — $3.86	$300,675 — $451,012
Production	33,431 Mcfe/d	$17,718 — $26,578	$560,063 — $840,095

(1)	Represents Adjusted Mean (+/- 20%) of multiples for comparable companies.

Minerals

		Comparable Multiple
Period	Revenue	Range(1)		Valuation Range(2)
		($ in thousands)

Last Twelve Months	$19,041	11.6x — 17.4	x	$187,855 — $314,933

		Comparable Multiple
Period	EBITDA	Range(1)		Valuation Range

Last Twelve Months	$14,305	12.5x — 18.8	x	$152,446 — $255,571

(1)	Represents Adjusted Mean (+/- 20%) of multiples for comparable MLPs and companies.

(2)	Includes a discount (+/- 5% to 15%) to account for a lack of transparency and executive rights.

Business Segment Level Selected Transactions Analysis.  Using publicly available information and third-party research, Madison Williams and Company calculated multiples of transaction value to estimated EBITDA for the trailing and forward annual periods, based on the purchase prices paid in selected publicly announced transactions involving companies in the midstream and upstream sectors of oil and gas industry in the last three years. The selected transactions were chosen because the target companies were deemed to be similar to EROC in one or more respects, including nature of the business, size and geographic concentration. Madison Williams and Company then calculated a range of multiples by multiplying the Adjusted Mean of the transaction multiples by 80% and 120%. This range was then multiplied by our projected last twelve months (“LTM”) and next twelve months (“NTM”) EBITDA (NTM included projections for both the status quo basis and the pro forma basis) for each business segment to arrive at an implied valuation range for each segment as of March 31, 2010.

The following tables set forth the selected transactions reviewed and the results of these analyses:

Selected Transactions in Midstream Sector

Transaction Value/EBITDA
Acquirer	Seller	Trailing	Forward

Waskom Gas Processing	Crosstex Energy LP	13.3x	NA
Holly Energy Partners, L.P.	Holly Corporation	NA	7.2x
American Midstream Partners	Enbridge Energy Partners, L.P.	9.4x	NA
Kinder Morgan Energy Partners, L.P.	Crosstex Energy, L.P.	7.0x	NA
El Paso Pipeline Partners, L.P.	El Paso Corporation	8.9x	8.1x
Magellan Midstream Partners, L.P.	Flying J Oil & Gas Inc.	NA	7.0x
Western Gas Partners, L.P.	Anadarko Petroleum Corporation	NA	8.0x
Multiple	TEPPCO Partners, L.P.	11.0x	NA
Southcross Energy, L.L.C.	Crosstex Energy, L.P.	NA	7.3x
Spectra Energy Partners, LP	Atlas Pipeline Partners, L.P.	6.5x	NA
The Williams Companies, Inc.	Atlas Pipeline Partners, L.P.	NA	9.0x
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	4.7x	NA
Western Gas Partners, L.P.	Anadarko Petroleum Corporation	NA	8.0x
Eagle Rock Energy Partners, L.P.	Millennium Midstream Partners, L.P.	NA	8.1x
Penn Virginia Resource Partners, L.P.	Lone Star Gathering, L.P.	NA	14.5x
Regency Energy Partners, L.P.	Nexus Gas Partners, L.L.C.	NA	10.0x
Regency Energy Partners, L.P.	GE Energy	NA	8.0x
Copano Energy, L.L.C.	Metalmark Capital, L.L.C.	NA	16.9x
GE Energy	HM Capital Partners, L.L.C.	NA	13.9x
Atlas Pipeline Partners, L.P.	Anadarko Petroleum Corporation	14.2x	NA
Martin Midstream Partners L.P.	Woodlawn Pipeline Company, Inc.	NA	7.3x
Copano Energy, L.L.C.	Taos Gathering, L.P. and Cimmarron Gathering GP, L.L.C.	11.0x	NA
Regency Energy Partners, L.P.	Bear Cub Investments, L.L.C.	NA	9.0x
Eagle Rock Energy Partners, L.P.	Laser Midstream Company, L.L.C.	NA	8.4x
DCP Midstream Partners, L.P.	Anadarko Petroleum Corporation	9.5x	NA
Adjusted Mean		9.6x	9.1x

Madison Williams and Company applied this range of multiples to our EBITDA for the comparable periods based on the EROC management team’s Forecasts and the Base Case to derive the following valuation for our midstream segment:

		Comparable
		Precedent Transaction
	Forecasts	Multiple Range(1)	Valuation Range
	(In thousands)		(In thousands)

Last Twelve Months EBITDA	$83,430	7.7x — 11.5x	$639,569 — $959,353
Next Twelve Months EBITDA — Status Quo	$106,844	7.2x — 10.9x	$774,250 — $1,161,376
Next Twelve Months EBITDA — Pro Forma	$107,012	7.2x — 10.9x	$775,467 — $1,163,200

(1)	Represents Adjusted Mean (+/- 20%) of multiples from the Selected Transactions.

Selected Transactions in Upstream Sector

		Transaction Value/
		Reserves	Production
Acquirer	Seller	($/mcfe)	($/mcfe/d)

Ironwood Oil & Gas LLC	Undisclosed	NA	$8,500
Total SA	Chesapeake Energy Corporation	$2.25	9,657
Whiting Petroleum Corp	Undisclosed	2.85	19,855
Private Company	The Meridian Resource Corporation	1.58	3,852
Concho Resources Inc	Undisclosed	1.96	NA
Mariner Energy Inc	Edge Petroleum Corp	1.96	7,185
Sumitomo Corporation	Carrizo Oil & Gas Incorporated	NA	1,256
ExxonMobil Corporation	XTO Energy, Inc.	2.22	10,456
Denbury Resources, Inc.	Wapiti Energy, L.L.C.	2.37	18,970
Talon Oil & Gas, L.L.C.	Denbury Resources, Inc.	1.15	7,615
SandRidge Energy, Inc.	Forest Oil Corporation	1.48	15,570
Concho Resources, Inc.	Undisclosed	2.34	18,250
Whiting Petroleum Corporation	Undisclosed	2.93	23,889
Endeavour International Corporation	J-W Operating Company	1.15	3,846
Undisclosed	Sterling Energy plc	1.31	3,390
Public Gas Partners, Inc.	Edge Petroleum Corporation	1.48	5,596
Merit Management Partners I, L.P.	Petrohawk Energy Corporation	2.12	12,533
Apollo Global Management, L.L.C.	Parallel Petroleum Corporation	2.13	10,504
Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources Company	1.51	21,949
Linn Energy, L.L.C.	Forest Oil Corporation	1.64	14,568
Vanguard Natural Resources, L.L.C.	Lewis Energy Group, L.P.	1.94	10,450
Encore Energy Partners, L.P.	Encore Acquisition Company	2.55	14,874
Encore Acquisition Company	EXCO Resources, Inc.	2.54	10,785
Indigo Minerals, L.L.C.	Chesapeake Energy Corporation	NA	7,923
Energen Corporation	Range Resources Corporation	1.55	9,212
Apache Corporation	Marathon Oil Corporation	1.16	8,568
Black Stone Minerals Company, L.P.	Undisclosed Private Company	1.69	6,000
Undisclosed	El Paso Corporation	1.85	4,933
Occidental Petroleum Corporation	Plains Exploration & Production Company	2.26	16,067
Denbury Resources, Inc.	Venoco, Inc.	4.35	13,958
Forest Oil Corporation	Cordillera Energy Partners, L.L.C.	2.09	21,530
Vanguard Natural Resources, L.L.C.	Lewis Energy Group, L.P.	2.67	17,800
EXCO Resources, Inc.	Multiple	1.47	10,710
Berry Petroleum Company	Multiple	1.80	18,812
XTO Energy Inc.	Hunt Petroleum Corp.	3.36	13,518
Concho Resources Inc.	Henry Petroleum, L.P.	3.00	14,826
Cabot Oil & Gas Corporation	Enduring Resources, L.L.C.	3.19	17,537
Undisclosed	Comstock Resources, Inc.	2.75	14,353
Crimson Exploration Inc.	Undisclosed Private Company	2.83	9,286
Newfield Exploration Company	United Resources	3.84	10,105
Eagle Rock Energy Partners, L.P.	Stanolind Oil and Gas Corporation	1.87	14,681
Forest Oil Corporation	Undisclosed Private Company	2.55	21,615
Legacy Reserves, L.P.	Crown Oil Partners, L.P.	3.13	16,193
Plains Exploration & Production Company	PYR Energy Corporation	3.03	9,727
Isramco, Inc.	GE Energy	2.72	14,493
Smith Production, Inc.	El Paso Corporation	2.71	9,232
MDU Resources Group, Inc.	EnerVest, Ltd.	2.24	12,400
Adjusted Mean		$2.24	$12,316

Madison Williams and Company applied this range of multiples to our reserves and production based on the EROC management team’s Forecasts and the Base Case to derive the following valuation for our upstream segment:

Comparable Precedent
Transaction Multiple
	EROC Figure	Range(1)	Valuation Range
(In thousands)

Reserves	116.8 Bcfe	$1.79 — $2.69	$209,374 — $314,061
Production	33,431 Mcfe/d	$9,852 — $14,779	$329,377 — $494,065

(1)	Represents Adjusted Mean (+/- 20%) from the Selected Transactions.

Part Two: Review of Value Paid vs. Value Received in Relation to the Transaction

Part Two of Madison Williams and Company’s analysis determined whether the value of the consideration granted to the NGP Parties for participating in the transaction was consistent with the value received from the NGP Parties through the various components of the transaction. These values were calculated for the pro forma basis under the Base Case, Upside Case, and Downside Case scenarios. In addition, these values were determined assuming the $29.0 million fee to ERH was paid in cash or in units at a value of $5.30 per unit in the Base Case and Upside Case or $3.10 per unit in the Downside Case. The $5.30 per unit figure utilized in the Base Case and the Upside Case was calculated as a 10% discount to our 10-day volume-weighted average price as of January 8, 2010, whereas the floor price of $3.10 per unit as set forth in the Global Transaction Agreement was utilized in the Downside Case. It should be noted that the actual price per unit used to calculate the number of units to be issued to the NGP Parties if a unit payment option were chosen will likely differ from the $5.30 price utilized in Madison Williams and Company’s analysis.

Below are tables that summarize the results of this value paid vs. value received analysis assuming the consideration is paid to ERH in cash or in units.

Transaction Fee in Cash

	Base	Upside	Downside
	Case	Case	Case
	($ in millions)

Value Received from the NGP Parties
Commitment to Participate in the Equity Rights Offering	$0.0	$0.0	$8.4
Commitment to Backstop the Equity Offering	$0.0	$0.0	$41.6
Subordinated Unit and IDR Transfer at Transaction Date	$0.0	$205.8	$0.0
Option Allowing EROC to Purchase GP Units and GP Control	$38.0	$82.4	$0.0

Total Value Received by EROC	$38.0	$288.2	$50.0
Total Consideration Paid to the NGP Parties (Cash)	$29.0	$29.0	$29.0

Net Value of Transaction to EROC	$9.0	$259.2	$21.0

Transaction Fee in Units

	Base	Upside	Downside
	Case	Case	Case
	($ in millions)

Value Received from the NGP Parties
Commitment to Participate in the Equity Rights Offering	$0.0	$0.0	$15.4
Commitment to Backstop the Equity Offering	$0.0	$0.0	$39.4
Subordinated Unit and IDR Transfer at Transaction Date	$0.0	$205.8	$0.0
Option Allowing EROC to Purchase GP Units and GP Control	$40.1	$84.6	$0.8

Total Value Received by EROC	$40.1	$290.4	$55.6

Total Consideration Paid to the NGP Parties	$38.1	$73.4	$1.4

Net Value of Transaction to EROC	$2.0	$217.0	$54.2

Calculation of Value Paid in the Transaction

As we have the option of paying the $29.0 million fee to ERH in cash or in common units, which Madison Williams and Company valued at $5.30 per unit in the Base Case and Upside Case or $3.10 per unit in the Downside Case (as described above), Madison Williams and Company calculated the value of the consideration granted to ERH using both of these options under each scenario (Base Case, Upside Case, and Downside Case). The value of the fee paid in cash is $29.0 million in each scenario. The value of the fee paid in units is different in each scenario as the estimated value and number of common units issued to ERH varies in each scenario. The value per common unit is different in each scenario primarily because of the different pricing assumptions used in the Base Case, Upside Case, and Downside Case, the number of common units issued to ERH in each scenario, as well as the number of units outstanding in each scenario. In addition, since the common units issued to ERH will not be registered at the time of issuance and represent a large block of equity relative to our current trading volume, Madison Williams and Company applied a 10% liquidity discount to the estimated fundamental value of our common units in each scenario.

Calculation of Value Received in the Transaction

Commitment to Participate in the Equity Rights Offering.  As part of the transaction, we have committed to pursue a rights offering beginning the first day of the month following unitholder approval of the transaction, subject to certain delay rights. Each of our unitholders will receive rights to purchase 0.35 common units for every common unit and general partner unit they own for a price of $2.50 per whole unit. In addition, those exercising their rights as part of the rights offering will receive a warrant to purchase an additional common unit at a price of $6.00 per unit. The NGP Parties and ERGP have committed to fully participate in the rights offering by exercising all of the rights issued in respect of their common units, which results in varying amounts of units being purchased by the NGP Parties and ERGP depending on the scenario. Madison Williams and Company valued this portion of the transaction by taking the difference between (i) the cash proceeds received from the NGP Parties and ERGP (related to the exercise of their rights) and, (ii) the estimated value of the common units and the warrants received by the NGP Parties and ERGP. While the calculation of the value provided by the NGP Parties and ERGP could result in a negative figure if the estimated value of the common units and the warrants received by the NGP Parties and ERGP exceeds the purchase price of those units and warrants in the rights offering, Madison Williams and Company set a floor value of $0 on the rights offering. Madison Williams set a floor of $0 on this part of the transaction because all common unitholders have the ability to participate in the offering and the rights are freely tradable, thereby mitigating any dilution borne to other common unitholders associated with the NGP Parties and ERGP receiving rights at a below market price.

Commitment to Backstop the Equity Offering.  As part of the transaction, we have the option to pursue a registered public equity offering within 120 days following approval of the transaction to raise gross proceeds of up to $105 million (or up to $140 million if the gross price received from investors is at least $3.40 per unit). The NGP Parties agreed to provide a backstop for this equity offering of approximately $41.6 million at $3.10 per common unit. Madison Williams and Company valued this portion of the transaction as a 120-day put option using a Black-Scholes option pricing model.

Subordinated Unit and IDR Transfer by Natural Gas Partners.  As part of the transaction, ERH and ERGP will transfer to us all of the approximately 20.7 million outstanding subordinated units of EROC as well as all of the outstanding incentive distribution rights of EROC when the transaction fee is paid to ERH. Madison Williams and Company valued the subordinated units in each of the scenarios using the valuation methodologies detailed in Part One of their analysis above, but did not place any value on the incentive distribution rights given the current level of arrearages, the Forecasts, and other factors.

General Partner Units and General Partnership Control Transfer Option.  As part of the transaction, ERH is granting us the option through December 31, 2012 to acquire all of the outstanding limited liability company interests in G&P LLC and limited partner interests in ERGP, and thus 100% controlling interest in our general partner, in exchange for 1.0 million EROC common units. Madison Williams and Company valued this part of the transaction as a 2.75-year call option using a Black-Scholes option pricing model.

Comparable MLP Change of Control Transactions.  To calculate the value of the change of control that was used as the underlying price in the call option valuation associated with the general partner control transfer option, Madison Williams and Company reviewed information on selected MLP change of control transactions to determine a range of control premiums paid for the general partners of MLPs. The control premiums were calculated as the amount paid for the general partner in each of the transactions less the economic value of the general partner. The general partner economic value was calculated as the value of any limited partner securities held by the general partner as well as the implied economic value of the general partner interests. This implied economic value was estimated by taking the value of all limited partner units of the partnership in the transaction and dividing this value by the difference of one minus the percent of the partnership’s indicative distributions attributable to the general partner interests and then subtracting the value of the limited partner units. The control premium for the entire partnership was then calculated as the amount of the general partner control premium divided by the total equity value of the partnership (which includes both limited partner and general partner interests). This resulting partnership premium range was applied to our pro forma basis equity value to arrive at a control premium valuation range for gaining control over our partnership through purchase of the general partner interests. The following table sets forth the results of this analysis:

			Implied	Implied
			Value of	Premium
			General	Paid for	Control
			Partner	General	Premium for	Control
			Interests and	Partner	General	Premium for
Date	Acquirer	Seller	IDRs(1)	Control(2)	Partner	Partnership
			($ in millions)

Related Party Transactions
03/04/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.	$958.7	$189.2	16.5%	6.1%
09/06/07	MarkWest Energy Partners, L.P.	Mark West Hydrocarbon, Inc.	$414.4	$161.0	28.0%	9.2%
07/28/06	Suburban Propane Partners, L.P.	Suburban Energy Services Group, L.L.C.	$44.6	$31.1	41.1%	2.9%
3rd Party Transactions
06/19/07	General Electric Company	Regency Energy Partners, L.P.	$24.6	$144.6	85.5%	10.5%
06/12/06	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.	$49.6	$279.5	84.9%	16.2%
02/24/05	EPCO Inc.	TEPPCO Partners, L.P.	$970.6	$129.4	11.8%	3.7%
11/01/04	Valero, L.P. (NuStar Energy, L.P.)	Kaneb Pipe Line Partners, L.P.	$197.0	$14.5	6.9%	0.7%

(1)	Represents the implied value of the general partner based on the limited partnership’s current distributions to the holders of the general partner interests relative to the holders of the limited partner units.

Calculated as the Total LP Value grossed up by the current percentage of total distributions paid to the holders of the general partner interests less the Total LP Value, where Total LP Value is defined as the product of the number of units representing limited partner interests multiplied by either the market price for such units or the price at which the units were purchased.

(2)	Represents the difference between Total Consideration Paid for GP and the Implied Value of General Partner Interests and IDRs. Total Consideration Paid for GP is the purchase price paid to the entity owning the general partner less the value of the limited partner interests held by such entity.

Fairness Opinion Approach and Arrangements

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Madison Williams and Company used several analytical methodologies and did not attribute any particular weight to any particular methodology or factor considered by it. Moreover, each analytical methodology has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Madison Williams and Company believes that no one single method of analysis necessarily should be regarded as critical to the overall conclusion reached by Madison Williams and Company and that its analyses must be considered as a whole. Selecting portions of Madison Williams and Company’s analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying Madison Williams and Company’s opinion. The conclusion reached by Madison Williams and Company as to fairness, therefore, is based on the application of Madison Williams and Company’s own experience and judgment as to all analyses and factors considered by Madison Williams and Company, taken as a whole.

No company or transaction used in the analyses above is identical to EROC or the recapitalization and related transactions. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected companies, differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the proposed transaction were determined through arms-length negotiations between the Eagle Rock Conflicts Committee and Natural Gas Partners and Black Stone Minerals and were approved by each of Natural Gas Partners, Black Stone Minerals, the Eagle Rock Conflicts Committee and the Eagle Rock Board. Madison Williams and Company provided analysis as requested to the Eagle Rock Conflicts Committee in advance of certain negotiations leading to the determination of the terms of the recapitalization and related transactions. Madison Williams and Company did not, however, recommend any specific financial terms of the transaction to the Eagle Rock Conflicts Committee or assert that any specific financial terms of the transaction constituted the only appropriate financial terms of the transaction.

Madison Williams and Company and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Madison Williams and Company and its affiliates also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, Madison Williams and Company and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of EROC, any of the other parties to the transaction and any of their respective affiliates and (ii) any currency or commodity that may be involved in the transaction and the other matters contemplated by the transaction. In addition, Madison Williams and

Company and its affiliates and certain of its employees, including members of the team performing services in connection with the transaction, as well as certain private equity funds associated or affiliated with Madison Williams and Company in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Natural Gas Partners, Black Stone Minerals and their respective affiliates.

Madison Williams and Company may provide investment banking and other financial services to EROC or to any of the other parties to the transaction or their respective equity holders, unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, Madison Williams and Company may receive compensation.

The Eagle Rock Conflicts Committee selected Madison Williams and Company to act as its financial advisor, and to render a fairness opinion, in connection with the recapitalization and related transactions because of Madison Williams and Company’s expertise, reputation, familiarity and experience with the energy industry, including recent business combinations in the midstream sector of the energy industry and recent business combinations involving MLPs. Pursuant to the terms of the engagement letter dated September 4, 2009, between Madison Williams and Company and the Eagle Rock Conflicts Committee, EROC paid Madison Williams and Company a fee of $200,000 upon signing of the engagement letter. Additionally, EROC paid Madison Williams and Company a fee of $250,000 upon delivery of Madison Williams and Company’s fairness opinion, a fee of $250,000 for including a description of Madison Williams and Company’s analysis in this proxy statement, and a fee of $50,000 if the fairness opinion is required to be updated for either changes in the terms of the transaction or general market conditions. EROC has also agreed to pay Madison Williams and Company an additional monthly fee of $50,000 payable for Madison Williams and Company’s continued advice to the Eagle Rock Conflicts Committee on the transaction subsequent to October 31, 2009. In addition, EROC has agreed to reimburse Madison Williams and Company for its reasonably incurred out-of-pocket expenses resulting from or arising out of the engagement. EROC has also agreed to indemnify Madison Williams and Company, its affiliates and their respective officers, directors, agents, employees and controlling persons against various liabilities.

Interests of Certain Persons in the Recapitalization and Related Transactions

In considering the recommendations of the Eagle Rock Conflicts Committee and the Eagle Rock Board, you should be aware that some of the executive officers and directors of G&P LLC have interests in the recapitalization and related transactions that may differ from, or may be in addition to, the interests of EROC common unitholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interests, and these interests, to the extent material, are described in this section.

G&P LLC, the general partner of EROC’s general partner, is owned by ERH and its affiliates. While ERGP, as the general partner of EROC, has a fiduciary duty to manage EROC in a manner beneficial to EROC and the EROC unitholders, the directors and officers of G&P LLC also have a fiduciary duty to manage ERGP in a manner beneficial to its ultimate owners, including Natural Gas Partners and its affiliates.

Certain of the executive officers of G&P LLC are also executive officers and limited partners of ERH, and are thus associated with Natural Gas Partners. As officers of ERH, the executive officers of G&P LLC have certain duties and obligations to the equity holders of ERH, which may in certain cases from time to time conflict with the duties and obligations that the executive officers of G&P LLC have under our current partnership agreement.

For more information, please see “— Background of the Recapitalization and Related Transactions,” “— Recommendation of the Eagle Rock Conflicts Committee and its Reasons for the Recapitalization and Related Transaction” and “— Recommendation of the Eagle Rock Board and its Reasons for the Recapitalization and Related Transactions.”

Natural Gas Partners

The Natural Gas Partners private equity funds are a leading private equity source for the energy industry. Natural Gas Partners beneficially owns directly or through certain controlled or wholly-owned entities, including ERH, 12,310,046 common units, 20,691,495 subordinated units and all of the equity interests in ERGP (directly and through ownership of all equity interests of G&P LLC), which holds the incentive distribution rights and 844,551 general partner units in us.

Through its energy investment management business, NGP Energy Capital Management manages the Natural Gas Partners private equity funds that invest in ERH and Montierra, which own a significant equity position in EROC. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management and has certain duties and obligations to such entity, which may in certain cases from time to time conflict with the duties and obligations that he has as a member of the Eagle Rock Board.

Natural Gas Partners, certain members of the Eagle Rock Board and certain executive officers of G&P LLC also have equity interests in us that may differ from those of common unitholders. Please see “— Equity Interests in EROC.”

Eagle Rock Board

Three of the seven members of the Eagle Rock Board are affiliated with Natural Gas Partners, and thus have economic and other interests in the recapitalization and related transactions that are different than the interests of EROC unitholders generally. Kenneth A. Hersh and William J. Quinn are each managing partners and John A. Weinzierl is a managing director of the Natural Gas Partners private equity funds. In addition, Joseph A. Mills, the chairman of the Eagle Rock Board and the chief executive officer of G&P LLC, is also the chief executive officer of ERH and Montierra, which are affiliates of Natural Gas Partners.

Philip B. Smith, William A. Smith and William K. White, who compose the Eagle Rock Conflicts Committee, may each receive compensation of up to $45,000 in connection with the Eagle Rock Conflicts Committee’s consideration of the recapitalization and related transactions. The fee represents $5,000 for each full or partial month the Eagle Rock Conflicts Committee is engaged in relation to the recapitalization and related transactions, beginning with the month of August 2009, and has been and will continue to be paid to each of the Eagle Rock Conflicts Committee members in addition to the standard compensation they receive for serving on the Eagle Rock Conflicts Committee, the Eagle Rock Board and any other committees of the Eagle Rock Board. These payments were not and are not predicated on any result of the deliberations of the Eagle Rock Conflicts Committee.

Additionally, Philip Smith: (a) is a limited partner in three separate funds that, while not constituting any of the Natural Gas Partners private equity funds (such as those that are invested in Eagle Rock), have some association with Natural Gas Partners (such association being that the management company of the Natural Gas Partners funds owns an economic interest in those three separate funds and participates in certain strategic decisions that occur at the board or investment committee level of those three separate funds), (b) from 1980 to 2002 served as the chief executive officer and on the board of several portfolio companies that were sponsored by Natural Gas Partners, and (c) is, together with other former chief executive officers of Natural Gas Partners portfolio companies, an informal advisor to Natural Gas Partners from time to time on an uncompensated basis.

William White served as an independent director, audit committee Chairman and member of the compensation committee of CRC-Evans International, Inc., an affiliate of a portfolio company of Natural Gas Partners, from July 1, 2008 through December 31, 2008, during which time he received $35,000 in fees. Mr. White also served as Vice President, Finance and Administration and Chief Financial Officer of Pure Resources, Inc., (a predecessor of which, Titan Exploration, Inc., was a Natural Gas Partners portfolio company until 1999).

Certain members of the Eagle Rock Board also have equity interests in EROC that may differ from those of common unitholders. Please see “— Equity Interests in EROC.”

Eagle Rock Executive Officers

Certain of the executive officers of G&P LLC are also executive officers of ERH’s general partner and limited partners of ERH, and are thus associated with Natural Gas Partners. As officers of ERH’s general partner, the executive officers of G&P LLC have certain duties and obligations to the equity holders of ERH as provided in the applicable organizational agreements, which may conflict with the duties and obligations that the executive officers of G&P LLC have under our current partnership agreement.

Additionally, some members of senior management of G&P LLC currently have an economic interest (through ownership of ERH, Montierra or both) in the subordinated units, general partner units and incentive distribution rights of EROC, in addition to common units. Senior management of G&P LLC prepared projections with respect to EROC’s future financial and operating performance as well as valuation analyses with respect to the Minerals Business, which were provided to the Eagle Rock Board, the Eagle Rock Conflicts Committee and Madison Williams and Company in connection with its independent financial analyses and in the preparation of its fairness opinions. The projections may have affected the values assigned to the surrender of the subordinated units and incentive distribution rights and/or the Minerals Business Sale by (i) the Eagle Rock Conflicts Committee in negotiating the Global Transaction Agreement and the Minerals Purchase and Sale Agreement and recommending the recapitalization and related transactions and (ii) Madison Williams and Company in rendering its fairness opinion.

Certain executive officers of G&P LLC also have equity interests in EROC that may differ from those of common unitholders. Please see “— Equity Interests in EROC.”

Equity Interests in EROC

The following table sets forth the beneficial ownership of ERH, Montierra and the directors and officers of G&P LLC in the common and subordinated units of EROC as of March 1, 2010. For additional information about the beneficial ownership of EROC, please see “Security Ownership of Certain Beneficial Owners and Management of G&P LLC” beginning on page 194.

		Percentage		Percentage of	Percentage of
	Common	of Common	Subordinated	Subordinated	Total Common
	Units	Units	Units	Units	And Subordinated
	Beneficially	Beneficially	Beneficially	Beneficially	Units Beneficially
Name of Beneficial Owner	Owned(1)	Owned	Owned	Owned	Owned

Eagle Rock Holdings, L.P.(2)	2,338,419	4.2%	20,691,495	100.0%	30.0%
Montierra Minerals & Production, L.P.(2)	2,868,556	5.1%	—	—%	3.7%
Joseph A. Mills	362,480	*%	—	—%	*%
Jeffrey P. Wood	145,635	*%	—	—%	*%
Alfredo Garcia	13,690	*%	—	—%	*%
Charles C. Boettcher	170,615	*%	—	—%	*%
Steven G. Hendrickson	143,118	*%	—	—%	*%
Joseph E. Schimelpfening	149,631	*%	—	—%	*%
William E. Puckett	83,857	*%	—	—%	*%
Kenneth A. Hersh(3)	12,310,046	22.0%	20,691,495	100.0%	43.0%
William J. Quinn	10,000	*%	—	—%	*%
Philip B. Smith	17,000	*%	—	—%	*%
William A. Smith	12,000	*%	—	—%	*%
John A. Weinzierl	8,800	*%	—	—%	*%
William K. White	22,200	*%	—	—%	*%
All directors and executive officers as a group (13 persons)	13,449,072	24.0%	20,691,495	100.0%	44.5%

*	Less than 1%

(1)	Includes restricted common units. For additional information about the amounts and applicable vesting schedules of restricted common units, please see “Security Ownership of Certain Beneficial Owners and Management of G&P LLC” beginning on page 194.

(2)	Certain of our directors and executive officers have interests in the units beneficially owned by ERH and Montierra. For additional information, please see “— Ownership of ERH and G&P LLC” and “— Ownership of Montierra.”

(3)	For additional information about the calculation of Mr. Hersh’s beneficial ownership interest in us, please see “Security Ownership of Certain Beneficial Owners and Management of G&P LLC.”

In addition to the common and subordinated units it owns, ERH also beneficially owns all of the incentive distribution rights in EROC. Montierra is contractually entitled to approximately 39% of the distributions received by ERH in respect of the incentive distribution rights.

Ownership of ERH and G&P LLC.  ERH and G&P LLC are owned primarily by Natural Gas Partners and certain directors and executive officers of G&P LLC. Certain of the executive officers of G&P LLC have been granted incentive interests in ERH in the form of various “tier” units. In addition, Alfredo Garcia, the Senior Vice President — Corporate Development of G&P LLC, holds direct, non-incentive equity ownership in ERH.

The incentive interests represent an interest in the future profits of ERH, and consist of three “tiers” of interests intended to create incentives for the management of the private company to reach certain pre-determined payout goals. The incentive interests are subject both to time-vesting requirements and to meeting payout hurdles defined as cumulative cash payout amounts distributed to Natural Gas Partners within a certain time period.

The first of these incentive tiers has met its payout goal and therefore the Tier I incentive interests are participating ratably with respect to 17.5% of the distributions from ERH, though Tier I incentive interests issued on or after January 1, 2006 continue to be subject to forfeiture. The Tier II payout goal is met when Natural Gas Partners has received cumulative cash distributions equal to 2.5 times its cumulative capital contributions at which point the Tier II incentive interests will participate ratably with respect to an additional 5% of the distributions from ERH. The Tier III payout goal is met when Natural Gas Partners has received cumulative cash distributions equal to 3.5 times its cumulative capital contributions at which point the Tier III incentive interests will participate ratably with respect to an additional 5% of the distributions from ERH. At this time, it is unlikely that the Tier II and Tier III payout goals will be achieved, so we have not reflected such interests in the below table.

Based on their equity ownership and Tier I profits interests in ERH and equity ownership in G&P LLC, as applicable, as of December 31, 2009, Natural Gas Partners and the directors and officers of G&P LLC have the right to receive the following percentages of distributions paid by ERH (which are funded by distributions paid on the common and subordinated units of EROC held by ERH and approximately 61% of the incentive distribution rights in EROC held by ERH):

Interest in
Name of Beneficial Owner	Distributions by ERH

Natural Gas Partners VII, L.P.	32.2%
Natural Gas Partners VIII, L.P.	49.7%
Joseph A. Mills	0.3%
Jeffrey P. Wood	0.6%
Alfredo Garcia	3.3%
Charles C. Boettcher	0.2%
Steven G. Hendrickson	0.1%
Joseph E. Schimelpfening	0.1%
William E. Puckett	0.8%

Ownership of Montierra.  Montierra is owned primarily by Natural Gas Partners and certain directors and executive officers of G&P LLC. Based on their equity ownership in Montierra, those persons have the right to receive the following percentages of distributions paid by Montierra (which are funded by distributions paid on the common units of EROC held by Montierra and distributions paid on approximately 39% of the incentive distribution rights in EROC held by ERH, and indirectly held by Montierra):

Interest in Distributions
Name of Beneficial Owner	by Montierra

Natural Gas Partners VII, L.P.	97.1%
Joseph A. Mills	2.4%
Steven G. Hendrickson	0.1%
Joseph E. Schimelpfening	0.2%

In addition to the equity interests in Montierra reflected in the above table, Messrs. Mills, Hendrickson and Schimelpfening also have been granted incentive interests in Montierra in the form of various “tier” units, consisting of five tiers of interests. Based on the current payout structure associated with such interests, it is unlikely that any of the payout goals will be achieved, so no such interests have been reflected in the above table. The equity interests in Montierra of Messrs. Mills, Hendrickson and Schimelpfening were granted in 2006 and 2007 when such individuals first joined Montierra.

In connection with the surrender of the incentive distribution rights, Montierra’s 39.34% economic interest in the incentive distribution rights held by ERH will likely be converted into a 1.35% equity interest in ERH. Montierra’s equity interest may increase, however, as we currently anticipate Montierra may make a disproportionate capital contribution to ERH in connection with the funding of the capital necessary for ERH to exercise the rights distributed to ERH in the rights offering.

Interests of Officers and Directors in the Rights Offering

The following table sets forth the number of rights each of the directors and officers of G&P LLC are expected to receive in connection with the rights offering, based upon their beneficial ownership of common units (including restricted common units) and general partner units in EROC as of December 31, 2009. For additional information about the ownership of EROC, please see “Security Ownership of Certain Beneficial Owners and Management of G&P LLC” beginning on page 194.

Generally, unless otherwise indicated, the officers and directors of G&P LLC will be able to exercise or sell the rights issued to them in respect of the common units (including restricted common units) and general partner units beneficially owned by them in the same manner as other EROC unitholders.

		Rights Expected
	Common Units and	to be Issued
	General Partner Units	in Respect of
	Beneficially	Common and General
Name of Beneficial Owner	Owned	Partner Units

Joseph A. Mills(1)	362,480	126,868
Jeffrey P. Wood(2)	145,635	50,972
Alfredo Garcia(2)	13,690	4,791
Charles C. Boettcher(2)	170,615	59,715
Steven G. Hendrickson(1)	143,118	50,091
Joseph E. Schimelpfening(1)	149,631	52,370
William E. Puckett(2)	83,857	29,349
Kenneth A. Hersh(3)	13,154,597	4,604,108
William J. Quinn	10,000	3,500
Philip B. Smith	17,000	5,950
William A. Smith	12,000	4,200
John A. Weinzierl	8,800	3,080
William K. White	22,200	7,770

(1)	Does not include any interests such person may have in (i) common units held by ERH (or rights to be issued in respect of such common units), due to such person’s interest in distributions paid by ERH, which are discussed under “— Equity Interests in EROC — Ownership of ERH and G&P LLC” or (ii) common units held by Montierra (or rights to be issued in respect of such common units), due to such person’s interest in distributions paid by Montierra, which are discussed under “— Equity Interests in EROC — Ownership of Montierra.”

(2)	Does not include any interests such person may have in common units held by ERH (or rights to be issued in respect of such common units), due to such person’s interest in distributions paid by ERH, which are discussed under “— Equity Interests in EROC — Ownership of ERH and G&P LLC.”

(3)	Includes (i) 844,551 general partner units owned by ERGP; (ii) 2,338,419 common units directly owned by ERH; (iii) 2,868,556 common units directly owned by Montierra; (iv) 28,491 common units directly owned by the general partner of Montierra; (v) 1,701,497 common units directly owned by NGP VII; and (vi) 1,763,206 common units directly owned by NGP VIII. Pursuant to the terms of the Global Transaction Agreement, the NGP Parties have agreed to cause each of the rights issued in respect of the common and general partner units owned by the NGP Parties and ERGP to be exercised. Therefore, Mr. Hersh is not entitled to cause such rights to be sold or otherwise transferred, despite the fact that he may be deemed to be the beneficial owner of such rights. Additionally, unless the Eagle Rock Conflicts Committee elects to pay the transaction fee in cash, the common units issued to ERH in connection with the payment of the transaction fee prior to the rights offering may be deemed beneficially owned by Mr. Hersh. Pursuant to the terms of the Global Transaction Agreement, the NGP Parties have agreed to exercise any rights received on account of units received by them in connection with the payment of the transaction fee.

Directors’ and Officers’ Indemnification Agreements

On July 28, 2009, the Eagle Rock Board approved a substantially final form of Supplemental Indemnification Agreement to be entered into with each of the seven members of the Eagle Rock Board and the six Senior Vice Presidents of G&P LLC (Messrs. Jeffrey P. Wood, Charles C. Boettcher, Alfredo Garcia, Steven G. Hendrickson, Joseph Schimelpfening, and William E. Puckett). The Supplemental Indemnification Agreements are intended to provide more certainty and a simple process for obtaining indemnification granted under EROC’s current partnership agreement. Members of the Eagle Rock Conflicts Committee and Andrews Kurth, as counsel to the Eagle Rock Conflicts Committee, negotiated with EROC’s outside counsel the form of the Supplemental Indemnification Agreement.

The form of agreement provides for indemnification coverage if a person serving EROC or G&P LLC as directors or officers or in other capacities, at the request of G&P LLC (the “Indemnitee”), becomes involved in litigation proceedings. The Indemnitee may request advancement of expenses upon delivery of an undertaking to the Company that the Indemnitee will reimburse the G&P LLC for the expenses if it is determined that the Indemnitee is not entitled to the expenses. The Indemnitee also may request that independent counsel determine whether the Indemnitee is entitled to indemnification. If not requested, the disinterested Eagle Rock Board members will make the determination of entitlement, or the Eagle Rock Board will appoint independent counsel to make such determination. The Indemnitee is entitled to indemnification to the fullest extent permitted by applicable law unless the Indemnitee’s conduct is determined in a final decision by a court having jurisdiction to have been knowingly fraudulent or not in good faith or constituted willful misconduct, or, in the case of a criminal matter, to have been knowingly unlawful or the liability was otherwise covered by insurance payments. Although the indemnification obligations of EROC under the Supplemental Indemnification Agreements are intended to be supplemental to the indemnification provided under EROC’s current partnership agreement, the general indemnification standard is substantively no different than that provided under EROC’s current partnership agreement.

On December 30, 2009, the Eagle Rock Board approved the final form of Supplemental Indemnification Agreement. Each of the seven members of the Eagle Rock Board and the six Senior Vice Presidents of G&P LLC executed substantially identical forms of the Supplemental Indemnification Agreement.

FORWARD-LOOKING STATEMENTS

This proxy statement, including information included or incorporated by reference in this proxy statement, contains certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not historical facts, as well as certain information relating to the recapitalization and related transactions, including, without limitation:

•	Statements relating to the benefits of the recapitalization and related transactions;

•	The financial projections described under “Special Factors — Financial Projections Provided to Financial Advisors” and statements relating to the financial results of EROC following the recapitalization and related transactions or in the event that the recapitalization and related transactions are not completed; and

•	Statements preceded by, followed by or that include the words “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2008, as well as the following factors:

•	The risks associated with the completion of the recapitalization and related transactions, including the risks associated with completing an equity offering;

•	Drilling and exploration risks;

•	Assumptions underlying oil and natural gas reserve levels;

•	Commodity prices;

•	Hedging activities;

•	Ability to obtain credit and access capital markets;

•	Conditions in the securities and/or capital markets;

•	Future processing volumes and throughput;

•	Loss of significant customers;

•	Availability and cost of processing and transportation;

•	Competition in the oil and natural gas industry;

•	Relevant legislative or regulatory changes, including retroactive royalty or production tax regimes, changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations;

•	Ability to make favorable acquisitions and integrate operations from such acquisitions;

•	Shortages of personnel and equipment;

•	Increases in interest rates;

•	Creditworthiness of our counterparties;

•	Weather, including the occurrence of any adverse weather conditions and/or natural disasters affecting our business;

•	Any other factors that impact or could impact the exploration of oil or natural gas resources, including but not limited to the geology of a resource, the total amount and costs to develop recoverable reserves, legal title, regulatory, natural gas administration, marketing and operations factors relating to the extraction of oil and natural gas; and

•	Tax risk associated with pass-through investment, including potential reduction in tax shield or creation of phantom income in the event distributions are not enough to support the tax burden.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC. Please read “Where You Can Find More Information” beginning on page 199.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this proxy statement. All subsequent written and oral forward-looking statements concerning the recapitalization and related transactions or other matters addressed in this proxy statement and attributable to EROC or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Date, Time and Place

We will hold a special meeting of our common unitholders on          , 2010 at          , local time, at          .

Purpose

At the special meeting, our common unitholders will be asked:

(i) To consider and vote on a proposal to approve the Global Transaction Agreement.

(ii) To consider and vote upon the approval of the Interim Partnership Agreement Amendment.

(iii) To consider and vote upon the approval of the Amended and Restated Partnership Agreement.

(iv) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum Requirement

We have fixed          , 2010, as the record date. Only holders of record of our common units as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were approximately           common units of EROC issued and outstanding held by approximately           holders of record.

Each holder of record of our common units at the close of business on the record date is entitled to one vote for each common unit then held on each matter submitted to a vote of unitholders at the special meeting.

At the special meeting, the presence, in person or by proxy, of unitholders holding a majority of the outstanding units of the class or classes for which a meeting has been called (including outstanding units deemed owned by our general partner) represented in person or by proxy will constitute a quorum for the special meeting. Pursuant to the Global Transaction Agreement, the NGP Parties have agreed to appear at the special meeting (or any adjournment or postponement thereof) or otherwise cause the common units beneficially owned by such NGP Party as of the relevant time to be counted as present for purposes of calculating a quorum, unless instructed by EROC to do otherwise.

If you are a record holder on the record date and vote by proxy or in person at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. EROC common units or subordinated units that are entitled to vote but are not voted (called abstentions) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding units for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

Holders of record can ensure that their units are voted at the special meeting by completing, signing, dating and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and vote. If you hold your units through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with this proxy statement.

Voting Via Telephone or the Internet

Voting via telephone or the Internet is fast, convenient and your vote is immediately confirmed and tabulated. If you choose to vote by telephone or the Internet, instructions to do so are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number, which appears on the proxy card. These procedures, which comply with Delaware law, allow unitholders to appoint a proxy to vote their units and to confirm that their instructions have been properly recorded. If you vote by telephone or the Internet, you do not have to mail in your proxy card, but your vote must be received by          , New York time, on          , 2010.

If you own your EROC common units in your own name, you can vote via the Internet in accordance with the instructions provided on the enclosed proxy card. If your units are held by a bank, broker or other nominee, please follow the instructions provided with your proxy materials to determine if Internet or telephone voting is available. If your bank or broker does make Internet or telephone voting available, please follow the instructions provided on the voting form supplied by your bank or broker.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of your revocation in person at the special meeting or in writing bearing a later date than your proxy, delivered to the Secretary of EROC prior to the special meeting, P.O. Box 2968, Houston, Texas 77252-2968;

•	delivering to the Secretary of EROC, prior to the special meeting, a duly executed subsequent proxy (including a proxy delivered by telephone or the Internet) bearing a later date and indicating a contrary vote; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

If your units are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Who to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Morrow & Co., LLC, which is acting as a proxy solicitation agent and information agent in connection with the recapitalization and related transactions as follows:          .

Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902
E-mail: EROC.info@morrowco.com
Banks and Brokerage Firms, please call (203) 658-9400
Unitholders, please call (800) 607-0088

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your units are held in “street name,” which means your units are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the units authorizing you to vote at the special meeting. Please contact your broker, bank or nominee for specific instructions.

Vote Required at the Special Meeting; How Units are Voted

Under the terms of the Global Transaction Agreement, the Minerals Purchase and Sale Agreement and our current partnership agreement, as applicable, the proposals at the special meeting are subject to the following required unitholder votes.

The Global Transaction Agreement must be approved by holders of a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon voting as a class. The Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement must be approved by the holders of (i) a majority of our outstanding common units owned by EROC public unitholders entitled to vote thereon voting as a class and (ii) a majority of our outstanding subordinated units entitled to vote thereon, voting as a class.

Based on the number of our common units expected to be outstanding on the record date, approximately EROC common units owned by EROC public unitholders must be voted in favor of each of the unitholder proposals.

Pursuant to the Global Transaction Agreement, the NGP Parties’ votes will not be counted in determining whether or not the unitholder proposals are approved by holders of a majority of our outstanding common units owned by EROC public unitholders. Also pursuant to the Global Transaction Agreement, ERH, as the direct or indirect owner of all of our outstanding subordinated units, has agreed to vote all of its subordinated units in favor of the unitholder proposals. As such, we are contractually assured of receiving the approval of the applicable unitholder proposals by holders of a majority of our outstanding subordinated units.

Pursuant to our current partnership agreement, our general partner may authorize its designated chairman of the special meeting to adjourn the special meeting. Subject to revocation, all units represented by each properly executed proxy will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” the approval of each of (i) the Global Transaction Agreement, (ii) the Interim Partnership Agreement Amendment and (iii) the Amended and Restated Partnership Agreement, and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of (i) the Global Transaction Agreement, (ii) the Interim Partnership Agreement Amendment and (iii) the Amended and Restated Partnership Agreement. If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the units represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

As of          , 2010, the record date, the directors and executive officers of G&P LLC held, in the aggregate, EROC common units representing approximately     % of our outstanding common units. We believe that the directors and executive officers of G&P LLC intend to vote all of their EROC common units “FOR” the approval of the (i) the Global Transaction Agreement, (ii) the Interim Partnership Agreement Amendment and (iii) the Amended and Restated Partnership Agreement. Pursuant to the terms of our current partnership agreement, however, the directors and officers of G&P LLC are considered affiliates of the general partner of EROC, and therefore their votes will not be counted in determining if (i) the Global Transaction Agreement, (ii) the Interim Partnership Agreement and (iii) the Amended and Restated Partnership Agreement have been approved by persons holding a majority of the outstanding common units of EROC held by EROC public unitholders.

Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by EROC. We will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of this proxy statement, the notice of the special meeting of unitholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common units. The directors, officers and regular employees of EROC and G&P LLC may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail. We have retained Morrow & Co., LLC, a proxy solicitation firm, to assist with the solicitation of proxies for the special meeting for a fee estimated not to exceed $           plus expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common units. See “Costs Related to the Recapitalization and Related Transactions” for more information about the fees we expect to pay in connection with the recapitalization and related transactions.

ADJOURNMENT

Pursuant to our current partnership agreement, our general partner may authorize its designated chairman of the special meeting to adjourn the respective special meeting. Our general partner may adjourn the special meeting (including a further adjournment of an adjourned meeting) to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If proxies representing the required unitholder approvals have not been received at the time of the special meeting (or such adjourned meeting), we may choose to adjourn the meeting so that we may solicit additional proxies in favor of the unitholder proposals.

Our ability to adjourn the special meeting is restricted in certain circumstances by the terms of the Global Transaction Agreement. For additional information, please see “The Global Transaction Agreement — Other Covenants and Agreements — Proxy Statement and Unitholder Meeting” beginning on page 148.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Eagle Rock Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Householding of Special Meeting Materials

Some banks, brokers and other nominees may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple unitholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to Morrow & Co., LLC, we will provide a separate copy of the proxy statement. In addition, unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to Morrow & Co., LLC at the address and telephone number stated above.

THE RECAPITALIZATION AND RELATED TRANSACTIONS

The following section summarizes the material information about the recapitalization and related transactions. We urge you to read this entire proxy statement and all of its annexes before you decide how to vote.

General

Pursuant to the Global Transaction Agreement and the Minerals Purchase and Sale Agreement, we will be recapitalized through a series of transactions, including:

•	an option in favor of our partnership, exercisable by the issuance of 1,000,000 newly-issued common units to ERH, to capture the value of the controlling interest in us through (a) acquiring our general partner, and such general partner’s general partner, and immediately thereafter eliminating our 844,551 outstanding general partner units and (b) reconstituting the Eagle Rock Board to allow EROC public unitholders to elect the majority of our directors;

•	the Minerals Business Sale to Black Stone Minerals, effective January 1, 2010 for purchase price adjustment purposes, for total consideration of $174.5 million in cash, subject to customary purchase price adjustments;

•	a rights offering in which the NGP Parties and ERGP will fully participate by exercising all rights issued in respect of 9,544,720 common and general partner units owned by them;

•	the simplification of our capital structure through the contribution, and resulting cancellation of, our existing incentive distribution rights and 20,691,495 subordinated units currently held by affiliates of Natural Gas Partners; and

•	for a period of four months (which may be extended to five months in certain circumstances) following unitholder approval of these transactions, the commitment by affiliates of Natural Gas Partners to purchase up to $41.6 million, at a price of $3.10 per unit, of an EROC equity offering to be undertaken upon the completion of the rights offering unless the Eagle Rock Conflicts Committee determines it would not be in our best interest to commence such offering.

In exchange for the contributions and commitments of Natural Gas Partners and its affiliates under the Global Transaction Agreement, we have agreed to pay an affiliate of Natural Gas Partners a transaction fee of $29 million, payable in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units calculated on the transaction fee determination date and (ii) $3.10 per common unit, unless the Eagle Rock Conflicts Committee elects, in its sole discretion, for us to pay the transaction fee in cash. The Eagle Rock Conflicts Committee must make such election, if at all, at least 20 days prior to the special meeting.

The approval of the recapitalization and related transactions will result in the elimination of the subordinated units and will change the structure of EROC. Among other things, with only common units outstanding, distributions will be made equally to all unitholders and the concept of arrearages will therefore be eliminated. Accumulated arrearages, which were not a payment obligation, but represented limitations on distributions to the subordinated units until those arrearages had been made, will be eliminated.

The Global Transaction Agreement is attached to this proxy statement as Annex A and the Minerals Purchase and Sale Agreement is attached to this proxy statement as Annex D. Please read the Global Transaction Agreement and the Minerals Purchase and Sale Agreement carefully and fully as they are the primary legal documents that govern the recapitalization and related transactions. For a summary of the Global Transaction Agreement, please read “The Global Transaction Agreement” beginning on page 134 and for a summary of the Minerals Purchase and Sale Agreement, please read “The Minerals Business Sale” beginning on page 172.

Steps and Agreements Related to the Recapitalization and Related Transactions

Pursuant to the Global Transaction Agreement and the Minerals Purchase and Sale Agreement, EROC will be recapitalized through a number of steps, which are summarized below.

GP Acquisition Option

At any time following the date on which we pay the transaction fee to ERH until December 31, 2012, we may exercise our option to acquire all of the issued and outstanding limited liability company interests of G&P LLC and limited partner interests of our general partner in exchange for the issuance to ERH of 1,000,000 of our common units.

Following the GP acquisition, our general partner and G&P LLC, its general partner, would be our wholly-owned subsidiaries and certain provisions in the Amended and Restated Partnership Agreement relating to our governance would become effective. In particular, EROC public unitholders will be entitled to elect a majority of the Eagle Rock Board. For additional information, see “The Amended and Restated Partnership Agreement — Board of Directors Following the GP Acquisition” beginning on page 169.

As of the date of this proxy statement, the Eagle Rock Conflicts Committee intends to cause us to exercise the GP acquisition option as soon as practicable after (i) the required unitholder approvals of the proposals contemplated in this proxy statement have been obtained, (ii) the Credit Facility Amendment has taken effect (which we anticipate will be immediately effective after we obtain the required unitholder approvals referenced in clause (i) above) and (iii) the Eagle Rock Conflicts Committee has identified two additional independent director candidates who have agreed to serve on the Eagle Rock Board. For additional information, please see “Summary — Recent Developments — Credit Facility Amendment.”

Minerals Business Sale

Within seven business days after the date we receive the requisite approval of the Global Transaction Agreement, the Interim Partnership Agreement Amendment and the Amended and Restated Partnership Agreement from our unitholders and subject to the satisfaction of the conditions contained in the Minerals Purchase and Sale Agreement, we will complete the sale of all of our fee mineral and royalty interests business and our equity interest in Ivory Working Interests, L.P., which we refer to as our “Minerals Business,” to Black Stone Acquisition Sub for $174.5 million in cash, subject to customary purchase price adjustments. Historically, EROC has reported its limited partner interest in Ivory Working Interests, L.P. as part of its Corporate segment rather than its Minerals segment. In general, the effective date of the Minerals Purchase and Sale Agreement for determining purchase price adjustments is January 1, 2010. The purchase price will be adjusted so that we receive the benefit of revenue received and incur the costs on all costs incurred on account of operation of or production from the Minerals Business before January 1, 2010 and that Black Stone Minerals receives the benefit of revenue received and incurs the costs on all costs incurred on account of operation of or production from the Minerals Business on or after January 1, 2010. The effective date for determining purchase price adjustments for capital expenditures is December 1, 2009. The obligations of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub under the Minerals Purchase and Sale Agreement have been guaranteed by EROC and Black Stone Minerals, respectively.

Payment of the Transaction Fee

In exchange for the granting of the GP acquisition option and the other obligations of the NGP Parties under the Global Transaction Agreement described below, we will pay to ERH a transaction fee of $29 million, payable in common units of EROC valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units calculated on the transaction fee determination date and (ii) $3.10 per common unit, unless the Eagle Rock Conflicts Committee elects, in its sole discretion, for us to pay the transaction fee in cash.

The Eagle Rock Conflicts Committee must make such election, if at all, at least 20 days prior to the date of the special meeting. If the transaction fee is paid in common units, we will pay the transaction fee on the date on which the Minerals Business Sale is completed. If the Eagle Rock Conflicts Committee causes us to pay the transaction fee in cash, we will pay the transaction fee in connection with the completion of the equity offering described below (or if the equity offering is not completed, within four months (which may be extended to five months under certain circumstances) after the completion of the rights offering). As of the date of this proxy statement, the Eagle Rock Conflicts Committee intends to cause us to pay the transaction fee in common units.

Surrender of Subordinated Units and Incentive Distribution Rights

Concurrently with our payment of the transaction fee as described above, ERGP and ERH will contribute to us all of the outstanding incentive distribution rights and the 20,691,495 outstanding subordinated units in us.

In connection with the surrender of the subordinated units and incentive distribution rights, our general partner will execute and deliver the Amended and Restated Partnership Agreement, which will provide for the elimination of subordinated units and incentive distribution rights in our partnership agreement, including the elimination of the concepts of a minimum quarterly distribution and a subordination period (and, as a result, the concept of arrearages on the common units). Under our current partnership agreement, the subordination period is the period during which cash distributions to holders of subordinated units are subordinated to the prior payment to holders of common units of the minimum quarterly distribution of $0.3625 per common unit and any arrearages in payment of the minimum quarterly distribution for all prior quarters.

As of the quarter ended December 31, 2009, our outstanding common units carried a cumulative arrearage of $1.35 per common unit which must be paid before any distributions may be paid on any outstanding subordinated units. If the recapitalization and related transactions are completed, the subordinated units will be eliminated and, as there will no longer be any units that are subordinate in right of payment of distributions to the common units, the subordination period will be terminated and our outstanding common units will no longer carry an arrearage.

Rights Offering

Subject to certain delay rights, on the first business day of the calendar month beginning after the date on which we complete the Minerals Business Sale, we will distribute to our existing unitholders 0.35 of a detachable, freely-tradeable right for each outstanding common and general partner unit. Each whole right will entitle the holder to acquire, for an exercise price of $2.50, both a newly-issued common unit of EROC and a detachable, freely-tradeable warrant to purchase an additional common unit of EROC and will remain outstanding and exercisable for approximately 30 days. The warrants will have an exercise price of $6.00 per unit, and will remain outstanding and exercisable for approximately two years. The NGP Parties and ERGP have agreed to fully participate in the rights offering, by exercising all of the rights received in respect of 8,700,169 common and 844,551 general partner units owned by the NGP Parties and ERGP and any additional common units received by them in connection with the payment of the transaction fee described above.

Each of our unitholders, including the NGP Parties, who timely exercise their rights in full, will be entitled to purchase any common units that our other unitholders do not purchase pursuant to their basic subscription privileges, subject to a pro rata allocation of any undersubscribed units between holders exercising their oversubscription privileges. The pro rata allocation will be based on the relative number of common units such unitholder acquired upon the initial exercise of his rights. The NGP Parties may choose to exercise their oversubscription privileges in the event the rights offering is undersubscribed, but have no obligation to do so.

Immediately prior to the rights offering, if we have not already adopted the Amended and Restated Partnership Agreement in connection with the payment of the transaction fee in common units and the surrender of the subordinated units and incentive distribution rights, we will enter into the Interim Partnership Agreement Amendment to our current partnership agreement, which allows us to allocate gain and loss and make adjustments to capital accounts in order to maintain the economic uniformity of any common units issued upon the exercise of rights and warrants with our other outstanding common units. If we have already adopted the Amended and Restated Partnership Agreement prior to the rights offering, it will not be necessary to enter into the Interim Partnership Agreement Amendment, as the Amended and Restated Partnership Agreement includes the provisions contemplated in the Interim Partnership Agreement Amendment. For additional information, see “The Interim Partnership Agreement Amendment” beginning on page 157.

Unitholders who do not exercise their rights in full should expect that they will, at the completion of the rights offering, own a smaller proportional interest in us than would otherwise be the case had they exercised their rights in full. In addition, any common units we issue upon the exercise of the warrants we issue in connection with the rights offering will further dilute the ownership interest of unitholders who do not exercise in full both their rights and the warrants issued upon exercise of their rights. While we anticipate that the rights will be transferable and listed on the NASDAQ Global Select Market, there will not be an established trading market for the rights and there can be no assurance that a market will develop for the rights. Even if a market for the rights does develop, the price of the rights may fluctuate and liquidity may be limited. As a result, holders of the rights may be unable to resell the rights or may only be able to sell them at an unfavorable price.

Equity Offering

After completion of the rights offering and within four months (which may be extended to five months under certain circumstances) of the unitholder approval date (the “offering completion deadline”), if the Eagle Rock Conflicts Committee determines it is in our best interest, we will attempt to complete an equity offering of no more than $105 million of our common units at a price to the public of not less than $3.10 per common unit or no more than $140 million of our common units at a price to the public of not less than $3.40 per common unit. If the Eagle Rock Conflicts Committee determines that it is not in our best interest to complete such an offering, we will have no obligation to do so.

If the Eagle Rock Conflicts Committee determines in good faith that we will not be able to complete an equity offering during this time period or if we receive less than $105 million in gross proceeds from the equity offering, the Eagle Rock Conflicts Committee may require the NGP Parties to purchase a number of common units at $3.10 per unit that leads to an aggregate investment equal to the lesser of (i) $105 million minus the actual gross proceeds (if any) of the equity offering and (ii) $41,648,370.

Relationship of the Components of the Recapitalization and Related Transactions

The completion of the transactions contemplated in the Global Transaction Agreement are conditioned upon the approval of the following by holders of a majority of our common units held by the EROC public unitholders:

•	the Global Transaction Agreement;

•	the Interim Partnership Agreement Amendment; and

•	the Amended and Restated Partnership Agreement.

In addition, the Minerals Purchase and Sale Agreement will terminate automatically if the Global Transaction Agreement is terminated pursuant to its terms prior to the completion of the Minerals Business Sale. The transactions contemplated by the Global Transaction Agreement are conditioned upon the consummation of the Minerals Business Sale, and the Global Transaction Agreement will terminate automatically if the Minerals Purchase and Sale Agreement is terminated pursuant to its terms.

Each of the Global Transaction Agreement and the Minerals Purchase and Sale Agreement also contain additional conditions. Please see “The Global Transaction Agreement” beginning on page 134 and “The Minerals Business Sale — The Minerals Purchase and Sale Agreement — Conditions to the Completion of the Minerals Business Sale” beginning on page 175.

Appraisal Rights

Under Delaware law, EROC unitholders will not have and are not entitled to exercise appraisal rights.

Accounting Treatment of the Recapitalization and Related Transactions

For accounting purposes, we are allocating the $29 million transaction fee payable to ERH to the following component parts of the recapitalization and related transactions: (i) the surrender of the subordinated units, (ii) the surrender of the incentive distribution rights and (iii) the granting of the GP acquisition option. The surrender of the subordinated units and incentive distribution rights would be reflected as a transfer of value from the subordinated units and incentive distribution rights to the common units, less the allocation (if any) of the fee to each such surrender. As the granting of the GP acquisition option by EROC would be considered a transaction between entities under common control, the acquired assets and liabilities would be recorded by EROC at carrying value. As no assets or liabilities will be transferred at either the granting or the exercise of the GP acquisition option, no value would be allocated to either event and the allocation of the transaction fee to the GP acquisition component will be recorded as a distribution to ERH.

Because the accounting treatment for the allocation of the transaction fee results in recording of an offset to equity for each such component, no allocation of the transaction fee among such components has been made for accounting purposes.

Certain Litigation

On February 9, 2010, a purported class action and derivative lawsuit, Allan Roffe v. Eagle Rock Energy Partners, L.P. et al., Civil Action No. 5258-VCL, was filed by one of our public unitholders in the Court of Chancery of the State of Delaware naming EROC, our general partner, certain affiliates of our general partner, including the general partner of our general partner, and each member of the Eagle Rock Board as defendants.

In the Complaint, Plaintiff alleges, among other things, that the recapitalization and related transactions are unfair to the EROC public unitholders because, among other reasons:

•	Natural Gas Partners and its affiliates will be receiving significant consideration without providing equivalent consideration to EROC;

•	the subordinated units and incentive distribution rights to be contributed to EROC by ERGP and ERH have little or no value and that Natural Gas Partners is attempting to obtain substantial value for them through this complex and difficult to assess recapitalization and related transactions;

•	the cumulative arrearages and the concept of minimum quarterly distributions are being eliminated;

•	at least one member of the three-person Eagle Rock Conflicts Committee had a conflict because of his connections to Natural Gas Partners;

•	the Eagle Rock Conflicts Committee and the Eagle Rock Board were operating under Natural Gas Partners’ influence;

•	the circumstances that purportedly justified the initiation of the recapitalization and related transactions are no longer applicable as the economy, credit availability and natural gas prices have all improved since April 2009;

•	Natural Gas Partners refused to allow the Eagle Rock Board to consider a separate sale of the Minerals Business apart from the recapitalization and related transactions; and

•	through the recapitalization and related transactions, Natural Gas Partners is seeking to increase its ownership interests in EROC and unfairly dilute the ownership interests of the public unitholders.

In addition, the Complaint alleges that the preliminary proxy statement filed by EROC on January 14, 2010, failed to provide all material information to the EROC public unitholders because, among other things, it failed to disclose:

•	how changed economic conditions had impacted EROC;

•	whether EROC was subject to any realistic threat of breaching its financial covenants and/or whether it had additional discussions or negotiations with its lenders that would preclude the need for the recapitalization and related transactions;

•	that EROC’s recent failure to pay the minimum quarterly distribution on its common units rendered the subordinated units virtually worthless and that the recapitalization and related transactions were a way for Natural Gas Partners to extract value for them;

•	that the reasons provided for exploring a possible transaction were no longer applicable given that commodity prices had increased, the economy had recovered from the crisis of early 2009 and the availability of credit was increasing;

•	a detailed analysis of the value of the Minerals Business and whether the Minerals Business was being sold for a full and fair price; and

•	a credible explanation as to why Lazard, the Eagle Rock Conflicts Committee’s initial financial advisor, was terminated from its engagement beyond that it was purportedly unable to give a fairness opinion on what it viewed as a financing transaction.

The Complaint also made certain allegations related to Madison Williams’ financial analyses and the summary of those analyses included in the preliminary proxy statement, particularly:

•	that, while in the Madison Williams “Base Case” analysis it is the GP acquisition option that is determined to provide value from Natural Gas Partners in the recapitalization and related transactions, the analysis did not appear to account for (i) the one million common units to be issued to ERH in connection with the exercise of the GP acquisition or (ii) the likelihood that Natural Gas Partners will remain in control of EROC for almost three years;

•	that the manner in which Madison Williams otherwise valued the “change in control” provision is not sufficiently explained in detail;

•	that in several of the analyses it performed, the subordinated units had an implied value of $0;

•	that although Madison Williams acknowledges that the commitment by Natural Gas Partners to participate in the equity rights offering could result in a negative value, Madison Williams inappropriately sets a floor value of $0 on such calculation because it concluded that all common unitholders will have the ability to participate in the offering and the rights are freely-tradeable, thus mitigating any dilution associated with Natural Gas Partners receiving rights at a below market price;

•	that the Madison Williams’ analysis is buried in the preliminary proxy statement; and

•	that while the Madison Williams’ analysis appears to place great significance on the GP acquisition option in concluding that the recapitalization and related transactions are fair, the analysis assumes that the GP acquisition option will not be exercised for almost three years and the preliminary proxy statement does not adequately disclose the possible consequences of Natural Gas Partners maintaining control over EROC during that period.

We believe that the Roffe action is entirely without merit and that we and the other defendants have valid defenses to all claims. Nevertheless, in an effort to minimize the further cost, expense, burden and distraction of any litigation relating to the action, the parties to the Roffe action after arms-length negotiations entered into a Memorandum of Understanding regarding the terms of a potential settlement of the action on March 11, 2010. Pursuant to the Memorandum of Understanding, EROC has agreed to include in this proxy statement certain supplemental disclosures suggested by plaintiff. The settlement contemplated by the Memorandum of Understanding is subject to, among other things: (i) plaintiff being satisfied after conducting confirmatory discovery that the settlement is in the best interest of the class of EROC common unitholders; (ii) negotiation and execution of definitive settlement documentation; (iii) EROC obtaining the requisite approval of its common unitholders as contemplated in the Global Transaction Agreement; (iv) the first to occur of (A) consummation of the Minerals Business Sale, (B) payment of the transaction fee to Natural Gas Partners as contemplated in the Global Transaction Agreement, or (C) consummation of the rights offering as contemplated in the Global Transaction Agreement; and (v) approval of the settlement by the Delaware Court of Chancery. If the settlement is consummated, it, among other things, would resolve the allegations by plaintiff against the defendants in connection with the recapitalization and related transactions and would provide a release and settlement by a proposed class of EROC common unitholders during the period September 17, 2009 through and including the date of the closing of the transactions of all claims against EROC, ERGP, G&P LLC, the directors of G&P LLC, Natural Gas Partners and certain of their affiliates, and each of these parties’ affiliates and agents, and others in connection with the recapitalization and related transactions. The parties have not yet reached an agreement regarding the amount of plaintiff’s attorney’s fees and costs that EROC would agree not to oppose, and are still in negotiations concerning that item. Any amount of fees and costs will be subject to court approval. If the parties are unable to reach an agreement on the amount of plaintiff’s attorney’s fees and costs, plaintiff will have the right to make an application to the Court for an award of fees and costs, and defendants will have the right to contest such application. The Memorandum of Understanding provides that EROC will pay on behalf of the individual defendants any award of fees and costs by the Court. There can be no assurance as to when or whether the conditions to a settlement will be satisfied or the settlement will be consummated. In the event that the settlement is not consummated, we intend to vigorously defend against the action.

DESCRIPTION OF PARTNERSHIP INTERESTS OF EROC BEFORE AND AFTER THE
EFFECTIVENESS OF THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

The following is a summary description of our partnership interests and the associated rights of our partners before and after the effectiveness of the Amended and Restated Partnership Agreement, which amends certain terms and provisions of our current partnership agreement that affect the characteristics of our common units, subordinated units, general partner units and incentive distribution rights.

Before	After

Outstanding Partnership Interests

We have four separate classes of partnership interests: • common units; • subordinated units; • general partner units; and	We will have two separate classes of partnership interests:

    •   common units; and

    •   general partner units

If we exercise the GP acquisition option, we will own our general partner, which owns the general partner units.

Please see “Summary — Ownership Structure” for a diagram of our ownership structure following the recapitalization and related transactions.
• incentive distribution rights.
Please see “Summary — Ownership Structure” for a diagram of our current ownership structure.

Common Units

The common units represent limited partner interests in us. Holders of our common units have the rights, including the right to participate in distributions, as described below under “Distributions of Available Cash — Before.”	The common units will continue to represent limited partner interests in us. Holders of common units will have the rights, including the rights to participate in distributions, as described below under “Distributions of Available Cash — After” and in the section entitled “The Amended and Restated Partnership Agreement.”

General Partner Interest

Our general partner, ERGP, is entitled to 1.09% of all quarterly distributions that we make prior to our liquidation. This general partner interest is represented by 844,551 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. Our general partner’s 1.09% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.09% general partner interest.	Prior to our exercise of the GP acquisition option, our general partner will continue to be entitled to distributions as described to the left under “Before.”

If we exercise the GP acquisition option, however, we would wholly-own our general partner and it would no longer maintain an economic interest in us. As such, our general partner would no longer be entitled to distributions.

Subordinated Units

The subordinated units are a class of limited partner interest in EROC that is separate from the common units. These units are deemed “subordinated” because for a period of time, referred to as the	There will be no subordinated units outstanding.

Before	After

subordination period, the subordinated units are not entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages accrue, or are paid, on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Additionally, the voting rights of holders of subordinated units differ from the rights of the holders of common units, as discussed below under “Voting Rights — Before.”
Subordination Period

Under our current partnership agreement, the “subordination period” extends until the first business day after each of the following tests are met:

•     distributions of available cash from “operating surplus” (as defined below) on each of the outstanding common, subordinated and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non- overlapping four-quarter periods immediately preceding that date;

•   the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common, subordinated and general partner units during those periods; and

•   there are no arrearages in payment of the minimum quarterly distribution on the common units.

Alternatively, the subordination period will end the first business day after the following tests are met:

• distributions of available cash from operating surplus on each of the outstanding common, subordinated and general partner units equaled or exceeded $0.5438 per quarter* (150% of the minimum quarterly distribution) for the four-quarter period immediately preceding that date;	Because all subordinated units will be eliminated, the concept of a subordination period will be eliminated, and as a result, the concept of arrearages on the common units will also be eliminated.

* This number and the minimum quarterly distribution are subject to reduction as described in “Distributions from Capital Surplus — Before.”

Before	After

•     the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $0.5438* (150% of the minimum quarterly distribution) on each of the outstanding common, subordinated and general partner units during that period on a fully diluted basis; and

•   there are no arrearages in payment of the minimum quarterly distributions on the common units.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro rata with the other common units in distributions of available cash.

Further, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•   the subordination period will end and each subordinated unit will immediately convert into one common unit;

•   any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•   our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Based on current conditions, we do not expect the subordination period to end in the foreseeable future because we have not made any distributions on the subordinated units since the distribution made with respect to the fourth quarter of 2008.

Distributions of Available Cash

Our current partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (after the establishment of applicable reserves as discussed in the definition of “available cash” below) to unitholders of record on the applicable record date. This cash is distributed among the common units, subordinated units, general partner units and	Subject to applicable law, within 45 days after the end of each quarter, we will distribute all of our available cash (after establishment of applicable reserves as discussed in the definition of “available cash” to the left under “Before”) to EROC unitholders of record on the applicable record date. We will make distributions of available cash to all EROC unitholders, including holders of EROC

* This number and the minimum quarterly distribution are subject to reduction as described in “Distributions from Capital Surplus — Before.”

Before	After

incentive distribution rights as described in the following sections.

“Available cash,” for any quarter, consists of all cash on hand at the end of that quarter: (i) less the amount of cash reserves established by our general partner to (x) provide for the proper conduct of our business, (y) comply with applicable law, any of our debt instruments or other agreements or (z) provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters; and (ii) plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.	common units and general partner units, pro rata. If we elect to exercise the GP acquisition option, the general partner units will cease to have an interest in the distributions, and all available cash will be distributed to EROC common unitholders, pro rata.

We will not make any distributions in respect of the subordinated units and incentive distribution rights, as they will have been eliminated.

We will no longer differentiate between distributions from operating surplus and capital surplus, as all distributions will be made pro rata.

All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

“Operating surplus” consists of:

•     an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter; plus

•   all of our operating expenditures after the closing of our initial public offering, including maintenance capital expenditures, but excluding the repayment of borrowings (other than working capital borrowings) and growth capital expenditures or transaction expenses (including taxes) related to interim capital transactions; less

• the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

“Adjusted operating surplus” is intended to reflect the cash generated from operations during a particular period and, therefore, excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

• operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point in the definition of “operating surplus” above); plus

Before	After

•     any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to that period; less

•   any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

• any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

“Capital surplus” consists of:

•     borrowings;

•   sales of our equity and debt securities; and

•   sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Our current partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our current partnership agreement also requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after certain target distribution levels (all in increasing increments in excess of the $0.3625 minimum quarterly distribution — $0.4169, 0.4531 and $0.5438 per quarter*) as to common, general partner and subordinated units, respectively, have been achieved, as described under “Distributions on General Partner Interest and Incentive Distribution Rights — Before” below.	There will be no incentive distribution rights.
Our general partner, ERGP, currently holds the incentive distribution rights, but may transfer these

* The minimum quarterly distribution and the target distribution levels are subject to reduction as described in “Distributions from Capital Surplus — Before.”

Before	After

rights separately from its general partner interest, subject to restrictions in our current partnership agreement.

ERH, which owns all of the equity interests in our general partner (either directly or through ownership of all of the equity interests in our general partner’s general partner), has assigned an approximate 39% economic interest in the incentive distribution rights to Montierra.

Distributions of Available Cash from Operating Surplus During Subordination Period

Our current partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•     first, 98.91% to the common unitholders, pro rata, and 1.09% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•   second, 98.91% to the common unitholders, pro rata, and 1.09% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•   third, 98.91% to the subordinated unitholders, pro rata, and 1.09% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•   thereafter, in the manner described in “Distributions of Available Cash from Operating Surplus on General Partner Interest and Incentive Distribution Rights — Before” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.09% general partner interest and that we do not issue additional classes of equity securities.	Because all subordinated units will be eliminated, the subordination period will be terminated and distributions will be made as described under “Distributions of Available Cash from Operating Surplus After Subordination Period — After” below.

Distributions of Available Cash from Operating Surplus After Subordination Period

Our current partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

• first, 98.91% to all unitholders, pro rata, and 1.09% to the general partner, until we distribute	We will make distributions of available cash to all EROC unitholders, including holders of EROC common units and general partner units, pro rata. If we elect to exercise the GP acquisition option, the general partner units will cease to have an interest

Before	After

for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and	in the distributions, and all available cash will be distributed to EROC common unitholders, pro rata.

•     thereafter, in the manner described in “Distributions of Available Cash from Operating Surplus on General Partner Interest and Incentive Distribution Rights — Before” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.09% general partner interest and that we do not issue additional classes of equity securities.

We will not make any distributions in respect of the incentive distribution rights, as they will have been eliminated.

We will no longer differentiate between distributions from operating surplus and capital surplus, as all distributions will be made pro rata.

Distributions of Available Cash from Operating Surplus on
General Partner Interest and Incentive Distribution Rights

If for any quarter: (i)   we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and (ii)   we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; then, our current partnership agreement requires that we distribute any additional available cash from operating surplus:

•     first, 98.91% to all unitholders, pro rata, and 1.09% to the general partner, until each unitholder receives a total of $0.4169 per unit* for that quarter;

•   second, 85.91% to all unitholders, pro rata, and 14.09% to the general partner, until each unitholder receives a total of $0.4531 per unit* for that quarter;

•   third, 75.91% to all unitholders, pro rata, and 24.09% to the general partner, until each unitholder receives a total of $0.5438 per unit* for that quarter; and

•   thereafter, 50.91% to all unitholders, pro rata, and 49.09% to the general partner.

The previous discussion assumes that the general partner maintains its 1.09% general partner interest, that there are no arrearages on common units and that the general partner continues to own the incentive distribution rights.	We will make distributions of available cash to all EROC unitholders, including holders of EROC common units and general partner units, pro rata. If we elect to exercise the GP acquisition option, the general partner units will cease to have an interest in the distributions, and all available cash will be distributed to EROC common unitholders, pro rata.

We will not make any distributions in respect of the incentive distribution rights, as they will have been eliminated.

We will no longer differentiate between distributions from operating surplus and capital surplus, as all distributions will be made pro rata.

* The target distribution levels are subject to reduction as described in “Distributions from Capital Surplus — Before.”

Before	After

Distributions from Capital Surplus

Our current partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner (assuming a 1.09% general partner interest):

•     first, 98.91% to all unitholders, pro rata, and 1.09% to the general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•   second, 98.91% to the common unitholders, pro rata, and 1.09% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•   thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Our current partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.	We will make distributions of available cash to all EROC unitholders, including holders of EROC common units and general partner units, pro rata. If we elect to exercise the GP acquisition option, the general partner units will cease to have an interest in the distributions, and all available cash will be distributed to EROC common unitholders, pro rata.

We will not make any distributions in respect of the subordinated units and incentive distribution rights, as they will have been eliminated.

We will no longer differentiate between distributions from operating surplus and capital surplus, as all distributions will be made pro rata.

Once we distribute capital surplus on each common unit issued in our initial public offering in an amount equal to the initial unit price of a common unit issued in our initial public offering, our current partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our current partnership agreement specifies that we then make

Before	After

all future distributions from operating surplus, with 51.91% being paid to the holders of units and 49.09% to the general partner. The percentage interests shown for our general partner assumes its 1.09% general partner interest and assumes the general partner has not transferred the incentive distribution rights.
Voting Rights

Under our current partnership agreement, certain matters require the approval of a “Unit Majority” which is defined as:

•     during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•   after the subordination period, the approval of a majority of the common units voting as a class.

Matters generally requiring the approval of a Unit Majority include: (i) amendments to the partnership agreement; (ii) mergers or sales of all or substantially all of EROC’s assets; and (iii) dissolution of EROC.	Under the Amended and Restated Partnership Agreement, because the subordinated units are eliminated and the subordination period is terminated, a “Unit Majority” is defined only as the approval of a majority of the common units voting as a class.

The threshold approval requirements for other matters requiring only the approval of (i) a certain percentage of our common units, (ii) a certain percentage of our common units (excluding common units held by our general partner or its affiliates) and (iii) a certain percentage of all of our outstanding units voting together as a single class, will generally remain the same.

For additional information, please see “The Amended and Restated Partnership Agreement — Voting Rights.”
Other matters generally do not require the approval of the subordinated unitholders, voting as a class.
Governance

Because our general partner is a limited partnership, its general partner, G&P LLC, makes all determinations on behalf of our general partner, including determinations related to the conduct of our business and operations. As a result, the executive officers of G&P LLC, under the direction of the board of directors of G&P LLC, which we refer to as the “Eagle Rock Board,” make all decisions on behalf of our general partner with respect to the conduct of our business and operations. Neither our general partner, nor the general partner of our general partner, is elected by our unitholders, and neither entity will be subject to re-election on a regular basis in the future. Unitholders are not entitled to elect the directors of G&P LLC, nor are unitholders otherwise entitled to directly or indirectly participate in our management or operation. Our general partner may only be removed by the unitholders after satisfaction of various conditions which will be difficult to meet.	Following the GP acquisition, our general partner and G&P LLC will be our wholly-owned subsidiaries and certain provisions in the Amended and Restated Partnership Agreement relating to our governance will become effective. In particular, our common unitholders that are not affiliated with Natural Gas Partners will be entitled to elect a majority of the Eagle Rock Board. For additional information, please see “The Amended and Restated Partnership Agreement — Board of Directors Following the GP Acquisition.”

EROC CASH DISTRIBUTION POLICY FOLLOWING THE EFFECTIVENESS OF
THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

The following is a summary description of our cash distribution policy upon the effectiveness of the Amended and Restated Partnership Agreement, which will cancel our incentive distribution rights and our subordinated units and amend certain terms and provisions of our current partnership agreement related to our cash distribution policy. For a summary of the material changes in our cash distribution policy prior to and upon the effectiveness of the Amended and Restated Partnership Agreement, please see “Description of Partnership Interests of EROC Before and After the Effectiveness of the Amended and Restated Partnership Agreement.”

Distributions of Available Cash

General.  Subject to applicable law, within 45 days after the end of each quarter, we will distribute all of our available cash to EROC unitholders of record on the applicable record date. We will make distributions of available cash to all EROC unitholders, including holders of EROC common units and general partner units, pro rata. If we elect to exercise the GP acquisition option, the general partner units will cease to have an interest in the distributions, and all available cash will be distributed to EROC common unitholders, pro rata.

Available cash (which is defined in our Amended and Restated Partnership Agreement) means, for any fiscal quarter, (a) all cash on hand at the end of that quarter plus if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for that quarter less (b) the amount of cash reserves established by our general partner to provide for the proper conduct of our business, comply with applicable law, any of our debt instruments or other agreements or provide funds for distributions to our unitholders for any one or more of the next four quarters. The definition of available cash permits us to borrow cash to make distributions in times when we do not have sufficient cash on hand and to reserve cash for, among other things, the proper conduct of our business instead of distributing all of such cash.

Following the completion of the recapitalization and related transactions, and subject to market conditions at that time, the EROC management team intends to recommend to the Eagle Rock Board an increase to the distribution per unit. Currently, we anticipate recommending a quarterly distribution at an annualized rate in the range of $0.40 to $0.60 per unit commencing no later than the distribution with respect to the fourth quarter of 2010. We expect this distribution level will allow us to retain a meaningful percentage of our available cash to fund potential organic growth projects and to further reduce our Total Leverage Ratio (as defined in our revolving credit facility) to our targeted range of less than 3.50. This initial distribution range and expected level of cash reserves assumes realized commodity prices are approximately in-line with our base case forecasts, which are presented under “Financial Projections Provided to Financial Advisors” beginning on page 61. Our estimated range for the distribution is subject to change should factors affecting the general business climate or our specific operations differ from our current expectations. All actual distributions paid will be determined and declared at the discretion of the Eagle Rock Board.

We plan to institute a new distribution policy after we have reached our targeted range for our Total Leverage Ratio. This policy will include a “baseline distribution” that we believe would be sustainable in low commodity price environments. The initial baseline distribution would be established by the Eagle Rock Board based on information available to it at that time and would not necessarily bear any relationship to the $0.40 to $0.60 per unit distribution discussed above. The initial baseline distribution would be adjusted to reflect the long-term impact of subsequent significant acquisitions and organic growth projects. Furthermore, under the policy, if we generate distributable cash flow in excess of that required to make the baseline distribution, we would distribute 50% of the excess distributable cash flow above the amount required to cover the actual distribution by at least 120% (i.e., a coverage ratio of at least 1.20).

In making the determination to establish the baseline distribution and future distribution coverage ratios, the Eagle Rock Board will take into account the projected capital requirements of the partnership, its view of future commodity prices, economic conditions present and forecasted in the United States and other economies around the world, and other variables that it believes could impact the near and long term sustainability of the baseline distribution. In order to reduce the volatility in our distributions, the Eagle Rock Board may decide to make the baseline distribution, even in quarters in which we do not generate sufficient Distributable Cash Flow to fund such distributions, by using borrowings from our revolving credit facility. Under our new distribution policy, we plan to continue with our strategy of utilizing derivatives to mitigate the impact of changes in commodity prices on our financial results.

The Eagle Rock Board will evaluate our distribution policy from time to time as conditions warrant in the future.

The statements regarding our future cash distributions contained in this section are forward-looking statements and are subject to risks and uncertainties, including those described under “Forward-Looking Statements” beginning on page 96.

Rationale for EROC’s Cash Distribution Policy.  Our cash distribution policy reflects a basic judgment that, generally, EROC common unitholders will be better served by us distributing our cash available after expenses and reserves rather than retaining it. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. However, we believe that our distribution policy, which, unlike the majority of publicly-traded MLPs, contemplates circumstances in which we may reduce our distribution per unit in response to fluctuations in commodity prices, is appropriate given our relative sensitivity to movements in commodity prices. We believe this distribution mechanism allows our unitholders to benefit from rising prices while providing an additional source of liquidity to us in periods of low commodity prices. We further believe this distribution policy will provide us with additional flexibility to manage our leverage levels and to fund our organic growth projects.

Contractual Restrictions on EROC’s Ability to Distribute Available Cash.  Restrictions contained in our revolving credit facility limit our ability to make distributions. Specifically, our revolving credit facility contains material financial tests and covenants that we must satisfy. Our annual report on Form 10-K for the year ended December 31, 2008 contains a description of our revolving credit facility. Should we be unable to satisfy these restrictions or if we are otherwise in default under our revolving credit facility, we would be prohibited from making cash distributions to our unitholders notwithstanding our stated cash distribution policy.

General Partner Units and Incentive Distribution Rights

The Amended and Restated Partnership Agreement provides that ERGP, our general partner, will be entitled to 1.09% of all distributions, as of December 31, 2009, that we make prior to our liquidation. ERGP has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 1.09% general partner interest if we issue additional units. ERGP’s 1.09% interest, and the percentage of our cash distributions to which ERGP is entitled, may be proportionately reduced as we issue additional units in the future and as ERGP does not contribute a proportionate amount of capital to us in order to maintain its then current general partner interest. ERGP will be entitled to make a capital contribution in order to maintain its then current general partner interest in the form of the contribution to us of EROC common units based on the current market value of the contributed common units. If we elect to exercise the GP acquisition option, the general partner units will be terminated and will cease to have an interest in the distributions.

The incentive distribution rights will be surrendered to EROC and cease to exist in connection with the effectiveness of the Amended and Restated Partnership Agreement.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with the Amended and Restated Partnership Agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to EROC unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

CERTAIN FINANCIAL INFORMATION OF EROC

Summary Historical Financial Information of EROC

The following table shows selected historical financial data of EROC’s predecessor, ONEOK Texas Field Services L.P., and of Eagle Rock Pipeline, L.P. and EROC. ONEOK Texas Field Services, L.P. is treated as EROC’s and Eagle Rock Pipeline, L.P.’s predecessor and is referred to as “Eagle Rock Predecessor” because of the substantial size of the operations of ONEOK Texas Field Services, L.P. as compared to Eagle Rock Pipeline, L.P. and the fact that all of Eagle Rock Pipeline, L.P.’s operations at the time of the acquisition of ONEOK Texas Field Services, L.P. related to an investment that was managed and operated by others. References to “Eagle Rock Pipeline” refer to Eagle Rock Pipeline, L.P., which is the acquirer of Eagle Rock Predecessor and the entity contributed to us in connection with EROC’s initial public offering in October 2006.

EROC’s historical results of operations for the periods presented below may not be comparable either from period to period or going forward, for the following reasons:

•	The purchase price paid in connection with the acquisition of Eagle Rock Predecessor on December 1, 2005 was “pushed down” to the financial statements of EROC. As a result of this “push-down” accounting, the book basis of EROC’s assets was increased to reflect the purchase price, which had the effect of increasing EROC’s depreciation expense.

•	In connection with EROC’s acquisition of the Eagle Rock Predecessor, EROC’s interest expense subsequent to December 1, 2005 increased due to the increased debt incurred.

•	After EROC’s acquisition of Eagle Rock Predecessor, EROC initiated a risk management program comprised of puts, costless collars and swaps for crude oil, natural gas and NGLs, as well as interest rate swaps that EROC accounts for using mark-to-market accounting. The amounts related to commodity hedges are included in unrealized/realized derivative gains (losses) and the amounts related to interest rate swaps are included in interest (income) expenses.

•	The historical results of Eagle Rock Predecessor only include the financial results of ONEOK Texas Field Services L.P.

•	EROC’s historical financial results for periods prior to December 31, 2005 do not include the full financial results from the operation of the Tyler County pipeline.

•	On March 27, 2006, Eagle Rock Pipeline completed a private placement of 5,455,050 common units for $98.3 million.

•	On March 31, 2006 and April 7, 2006, a wholly-owned subsidiary of EROC acquired certain natural gas gathering and processing assets from Duke Energy Field Services, L.P. and Swift Energy Corporation, consisting of the Brookeland gathering system and processing plant, the Masters Creek gathering system and the Jasper NGL pipeline. EROC refers to this acquisition as the Brookeland Acquisition. As a result, EROC’s historical financial results for the periods prior to March 31, 2006 do not include the financial results from the operation of these assets.

•	On June 2, 2006, EROC purchased all of the partnership interests in Midstream Gas Services, L.P., which EROC refers to as the MGS Acquisition, a Natural Gas Partners affiliate, for approximately $4.7 million in cash and 809,174 (recorded value of $20.3 million) common units in Eagle Rock Pipeline. As a result, financial results for the periods prior to June 2006 do not include the financial results from the operation of these assets.

•	On April 30, 2007, EROC acquired certain fee minerals, royalties and working interest properties through purchases directly from Montierra Minerals & Production, L.P. and through purchases directly from NGP-VII Income Co-Investment Opportunities, L.P., which EROC refers to as the Montierra Acquisition, for 6,458,946 (recorded value of $133.8 million) of EROC’s common units and $5.4 million in cash. As a result, financial results for the periods prior to May 2007 do not include the financial results from these assets.

•	On May 3, 2007, EROC acquired Laser Midstream Energy, L.P. and certain of its subsidiaries, which EROC refers to as the Laser Acquisition, for $113.4 million in cash and 1,407,895 (recorded value of $29.2 million) of EROC’s common units. As a result, financial results for the periods prior to May 2007 do not include the financial results from these assets.

•	On May 3, 2007, EROC completed the private placement of 7,005,495 of EROC’s common units for $127.5 million.

•	On June 18, 2007, EROC acquired certain fee minerals and royalties from MacLondon Energy, L.P., which EROC refers to as the MacLondon Acquisition, for $18.2 million, financed with 757,065 (recorded value of $18.1 million) of EROC’s common units and cash of $0.1 million. As a result, financial results for the periods prior to July 2007 do not include the financial results from these assets.

•	On July 31, 2007, EROC completed the acquisition of Escambia Asset Co. LLC and Escambia Operating Co. LLC, which EROC refers to as the EAC Acquisition, for approximately $224.6 million in cash and 689,857 (recorded value of $17.2 million) of EROC’s common units, subject to post-closing adjustment. As a result, financial results for the periods prior to July 2007 do not include the financial results from these assets.

•	On July 31, 2007, EROC completed the acquisition of Redman Energy Holdings, L.P. and Redman Energy Holdings II, L.P. and certain assets owned by NGP Income Co-Investment Opportunities Fund II, L.P. (a Natural Gas Partners affiliate) which EROC refers to as the Redman Acquisition, for 4,428,334 (recorded value of $108.2 million) of EROC’s common units and $84.6 million. As a result, financial results for the periods prior to July 2007 do not include the financial results from these assets.

•	On July 31, 2007, EROC completed the private placement of 9,230,770 of EROC’s common units for approximately $204.0 million.

•	On April 30, 2008, EROC completed the acquisition of Stanolind Oil and Gas Corp., which EROC refers to as the Stanolind Acquisition, for an aggregate purchase price of $81.9 million in cash. As a result, financial results for the periods prior to May 2008 do not include the financial results from these assets.

•	On October 1, 2008, EROC completed the acquisition of Millennium Midstream Partners, L.P., which EROC refers to as the Millennium Acquisition, for approximately $183.4 million in cash and 3,031,676 (recorded value of $27.2 million) of EROC’s common units. The purchase price includes the release of 849,858 units from the escrow account to the sellers as well as other post-closing adjustments made subsequent to October 1, 2008. As a result, financial results for the periods prior to October 2008 do not include the financial results from these assets.

The selected historical financial data as of and for the eleven month period ended November 30, 2005 are derived from the audited financial statements of Eagle Rock Predecessor and as of and for the year ended December 31, 2005 are derived from the audited financial statements of Eagle Rock Pipeline, L.P. The selected historical financial data as of and for the years ended December 31, 2006, 2007, 2008 and 2009 are derived from the audited financial statements of Eagle Rock Energy Partners, L.P.

The following table includes the non-GAAP financial measure of Adjusted EBITDA. EROC defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to EROC’s equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; gains (losses) on discontinued operations and other (income) expense. EROC uses Adjusted EBITDA as a measure of EROC’s core profitability to assess the financial performance of EROC’s assets. Adjusted EBITDA is also used as a supplemental financial measure by external users of EROC’s financial statements such as investors, commercial banks and research analysts. For example, EROC’s lenders under its revolving credit facility use a variant of EROC’s Adjusted EBITDA in a compliance covenant designed to measure the viability of EROC and its ability to perform under the terms of its revolving credit facility; EROC, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. EROC believes that investors benefit from having access to the same financial measures that EROC’s management team uses in evaluating performance. Adjusted EBITDA is useful in determining EROC’s ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of EROC’s executed derivative instruments and is independent of EROC’s assets’ performance or cash flow generating ability, EROC believes Adjusted EBITDA reflects more accurately EROC’s ability to generate cash sufficient to pay interest costs, support EROC’s level of indebtedness, make cash distributions to EROC’s unitholders and general partner and finance EROC’s maintenance capital expenditures. EROC further believe that Adjusted EBITDA also describes more accurately the underlying performance of EROC’s operating assets by isolating the performance of EROC’s operating assets from the impact of an unrealized, non-cash measure designed to describe the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of EROC’s financial statements a more accurate picture of EROC’s current assets’ cash generation ability, independently from that of assets which are no longer a part of EROC’s operations. EROC’s Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as EROC. For example, EROC includes in Adjusted EBITDA the actual settlement revenue created from EROC’s commodity hedges by virtue of transactions undertaken by us to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that EROC excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. For a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP (accounting principles generally accepted in the United States), please read “Non-GAAP Financial Measures.”

	Eagle Rock	Eagle Rock
	Predecessor	Pipeline, L.P.	Eagle Rock Energy Partners, L.P.
	Period from
	January 1,
	2005 to	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	November 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2005(1)	2006	2007	2008	2009
Statement of Operations Data:
Sales to external customers	$396,953	$66,382	$502,394	$775,857	$1,316,500	$716,754
Unrealized derivative gains/(losses)	—	7,308	(26,306)	(130,773)	207,824	(189,590)
Realized derivative gains/(losses)	—	—	2,302	(3,061)	(46,059)	83,300

Total revenues	396,953	73,690	478,390	642,023	1,478,265	610,464
Cost of natural gas and NGLs	316,979	55,272	377,580	553,248	891,433	488,230
Operating and maintenance expense	25,326	2,955	32,905	52,793	73,620	73,196
Non-income based taxes	2,192	149	2,301	8,340	19,936	12,047
General and administrative expense	—	4,616	10,860	27,799	45,701	46,188
Other operating (income) expense	—	—	—	2,847	10,699	(3,552)
Advisory termination fee	—	—	6,000	—	—	—
Depreciation, depletion and amortization expense	8,157	4,088	43,220	80,559	116,754	116,262
Impairment expense	—	—	—	5,749	174,851	22,062

Operating income (loss)	44,299	6,610	5,524	(89,312)	145,271	(143,969)
Interest (income) expense	(859)	4,031	28,604	49,764	65,022	27,750
Other (income) expense	(17)	(171)	(996)	7,530	(4,373)	(1,258)

Income (loss) from continuing operations before income taxes	45,175	2,750	(22,084)	(146,606)	84,622	(170,461)
Income tax provision	15,811	—	1,230	158	(1,134)	1,087

Income (loss) from continuing operations	29,364	2,750	(23,314)	(146,764)	85,756	(171,548)
Discontinued operations	—	—	—	1,130	1,764	290

Net income (loss)	$29,364	$2,750	$(23,314)	$(145,634)	$87,520	$(171,258)

Loss (income) from continuing operations per common unit - diluted	$—	$—	$(0.98)	$(2.15)	$1.16	$(2.26)

Balance Sheet Data (at period end):
Property plant and equipment, net	$242,487	$441,588	$554,063	$1,207,130	$1,357,609	$1,275,881
Total assets	376,447	700,659	779,901	1,609,927	1,773,061	1,534,328
Long-term debt	—	408,466	405,731	567,069	799,383	754,383
Net equity	233,708	208,096	291,987	726,768	727,715	530,398
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$47,603	$(1,667)	$54,992	$106,945	$181,151	$96,941
Investing activities	(6,708)	(543,501)	(134,873)	(475,790)	(334,603)	(38,865)
Financing activities	(40,895)	556,304	71,088	426,816	102,816	(73,260)
Other Financial Data:
Cash distributions per Common Unit (declared)	$—	$—	$0.2679	$1.485	$1.63	$0.10

Adjusted EBITDA	$52,473	$3,561	$81,192	$132,216	$248,286	$188,583

(1)	Includes historical financial and operating data for Eagle Rock Predecessor for the period from December 1, 2005 to December 31, 2005. Prior to the December 1, 2005 acquisition of the Eagle Rock Predecessor, the operations of Eagle Rock Pipeline, L.P. were minimal.

Non-GAAP Financial Measures

EROC includes in this filing the following non-GAAP financial measure: Adjusted EBITDA (as defined on page 121). EROC provides reconciliations of this non-GAAP financial measure to its most directly comparable financial measures as calculated and presented in accordance with GAAP.

Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.

Adjusted EBITDA does not include interest expense, income taxes or depreciation and amortization expense. Because EROC has borrowed money to finance EROC’s operations, interest expense is a necessary element of EROC’s costs and EROC’s ability to generate net income. Because EROC uses capital assets, depreciation and amortization are also necessary elements of EROC’s costs. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, EROC believes that it is important to consider both net income determined under GAAP, as well as Adjusted EBITDA, to evaluate EROC’s performance. EROC’s Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, EROC’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, EROC includes in Adjusted EBITDA the actual settlement revenue created from EROC’s commodity hedges by virtue of transactions undertaken by EROC to reset commodity hedges to higher prices or purchase puts or other similar floors despite the fact that EROC excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts.

	Eagle Rock	Eagle Rock
	Predecessor	Pipeline, L.P.	Eagle Rock Energy Partners, L.P.
	Period from
	January 1,
	2005 to	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	November 30,	December 31,	December 31,	December 31,	December 31,	December 31,
	2005	2005(1)	2006	2007	2008	2009
Reconciliation of “Adjusted EBITDA” to net cash flows provided by (used in) operating activities and net income (loss):
Net cash flows provided by (used in) operating activities	$47,603	$(1,667)	$54,992	$106,945	$181,151	$96,941
Add (deduct):
Depreciation, depletion, amortization and impairment	(8,157)	(4,088)	(43,220)	(86,308)	(291,605)	(138,324)
Amortization of debt issue cost	—	(76)	(1,114)	(1,777)	(958)	(1,068)
Risk management portfolio value changes	—	5,709	(23,531)	(136,132)	199,339	(147,751)
Reclassing financing derivative settlements	—	—	978	(1,667)	(11,063)	8,939
Other	(1,559)	(6)	(7,566)	(8,235)	(4,433)	(1,762)
Accounts receivable and other current assets	56,599	43,179	1,432	16,579	(41,814)	(23,821)
Accounts payable, due to affiliates and accrued liabilities	(64,320)	(40,197)	(8,777)	(34,374)	57,762	36,668
Other assets and liabilities	(802)	(104)	3,492	(665)	(859)	(1,080)

Net income (loss)	29,364	2,750	(23,314)	(145,634)	87,520	(171,258)
Add:
Interest (income) expense net	(859)	2,432	30,383	44,587	38,260	41,349
Depreciation, depletion, amortization and impairment	8,157	4,088	43,220	86,308	291,605	138,324
Income tax provision (benefit)	15,811	—	1,230	158	(1,134)	1,087

EBITDA	52,473	9,270	51,519	(14,581)	416,251	9,502

Add:
Income from discontinued operations	—	—	—	(1,130)	(1,764)	(290)
Risk management portfolio value changes	—	(5,709)	23,531	144,176	(180,107)	177,061
Restricted unit compensation expense	—	—	142	2,395	7,694	6,685
Other income	—	—	—	(696)	(5,328)	(2,328)
Other operating (income) expense(2)	—	—	6,000	2,847	10,699	(3,552)
Non-cash mark-to-market of Upstream imbalances	—	—	—	—	841	1,505
Non-recurring operating items	—	—	—	(795)	—	—

ADJUSTED EBITDA(3)	$52,473	$3,561	$81,192	$132,216	$248,286	$188,583

(1)	Includes historical financial and operating data for Eagle Rock Predecessor for the period from December 1, 2005 to December 31, 2005.

(2)	Includes $6.0 million to terminate an advisory fee for the year ended December 31, 2006, a settlement of arbitration for $1.4 million, severance to a former executive for $0.3 million and $1.1 million for liquidated damage related to the late registration of EROC’s common units during the year ended December 31, 2007; $10.7 million related to bad debt expense taken against EROC’s outstanding accounts receivable from SemGroup during the year ended December 31, 2008; and $3.6 million due to the recovery of $2.2 million of assets previously written off and the release of $1.4 million of liabilities assumed as part of EROC’s purchase price allocation for EROC’s acquisitions of Escambia Asset Co. LLC and Redman Energy Holdings, L.P. during the year ended December 31, 2009.

(3)	Adjusted EBITDA excludes amortization of commodity hedge costs (including costs of hedge reset transactions) for the years ended December 31, 2009, 2008, 2007 and 2006 of $48.4 million, $13.3 million,

$8.2 million and $19.2 million, respectively. EROC did not amortize any commodity hedge costs during the year ended December 31, 2005. Including these amortization costs, EROC’s Adjusted EBITDA for the years ended December 31, 2009, 2008, 2007 and 2006, would have been $140.2 million, $235.0 million, $124.0 million and $61.0 million, respectively.

Summary Unaudited Pro Forma Financial Information of EROC

The unaudited pro forma condensed consolidated financial statements are presented for Eagle Rock Energy Partners, L.P. The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 and the unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 should be read in conjunction with the December 31, 2009, 2008 and 2007 audited historical financial statements of Eagle Rock Energy Partners, L.P., including the related notes, which are incorporated by reference into this proxy statement.

The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 is presented to illustrate the estimated effects of: (i) the Minerals Business Sale and (ii) the payment of the transaction fee, the GP acquisition, and the surrender, and resulting cancellation, of the incentive distribution rights and subordinated units (collectively, the “other pro forma transactions”), each of which is discussed within this proxy statement, as if the transactions had occurred on December 31, 2009. The unaudited pro forma condensed consolidated statement of operations for the years ended December 31, 2009, 2008 and 2007 are presented to illustrate the estimated effects of the Minerals Business Sale and the other pro forma transactions as if the transactions had occurred on May 1, 2007, due to Eagle Rock Energy Partners, L.P. acquiring the Minerals Business on April 30, 2007. The other pro forma transactions do not include the potential impact of the rights offering, the potential equity offering or the standby commitment. The pro forma adjustments and assumptions are described in Note 2 in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2009

				Adjustments
		Adjustments for		for the Other		Pro Forma
	December 31,	Minerals		Pro Forma		December 31,
	2009	Business Sale		Transactions		2009
	(In thousands, except per unit amounts)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,732	$174,500	(a)	$—		$2,732
		(1,742	)(a)	—		—
		(500	)(a)	—		—
		(172,258	)(c)	—
Accounts receivable	91,164	(3,140	)(b)	—		88,024
Risk management assets	2,479	(375	)(a)	—		2,104
Prepayments and other current assets	2,790	—		—		2,790

Total current assets	99,165	(3,515)		—		95,650
PROPERTY, PLANT AND EQUIPMENT — Net	1,275,881	(120,149	)(b)	—		1,155,732
INTANGIBLE ASSETS — Net	132,343	—		—		132,343
DEFERRED TAX ASSET	1,562	—		—		1,562
RISK MANAGEMENT ASSETS	3,410	(432	)(a)	—		2,978
OTHER ASSETS	21,967	(12,033	)(b)	—		9,934

TOTAL	$1,534,328	$(136,129)		$—		$1,398,199

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$78,096	$(150	)(b)	$—		$77,946
Due to affiliate	12,910	—		—		12,910
Accrued liabilities	11,110	—		—		11,110
Income taxes payable	2,416	—		—		2,416
Risk management liabilities	51,650	(2,549	)(a)	—		49,101

Total current liabilities	156,182	(2,699)		—		153,483
LONG-TERM DEBT	754,383	(172,258	)(c)	—		582,125
ASSET RETIREMENT OBLIGATIONS	19,829	—		—		19,829
DEFERRED TAX LIABILITY	40,246	—		—		40,246
RISK MANAGEMENT LIABILITIES	32,715	—		—		32,715
OTHER LONG-TERM LIABILITIES	575	—		—		575
COMMITMENTS AND CONTINGENCIES						0
MEMBERS’ EQUITY:						0
Common unitholders	484,282	39,328	(d)	(5,942	)(e)	569,226
		(500	)(a)	52,058	(f)
				29,000	(n)
				(29,000	)(n)
Subordinated unitholders	52,058	—		(52,058	)(f)	—
General partner unitholders	(5,942)	—		5,942	(e)	—

Total members’ equity	530,398	38,828		—		569,226

TOTAL	$1,534,328	$(136,129)		$—		$1,398,199

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2009

				Adjustments
	Year Ended	Adjustments for		for the Other		Pro Forma
	December 31,	Minerals		Pro Forma		December 31,
	2009	Business Sale		Transactions		2009
	(In thousands, except per unit amounts)

REVENUE:
Natural gas, natural gas liquids, oil and condensate sales	$653,712	$—		$—		$653,712
Gathering, compression, processing and treating services	45,476	—		—		45,476
Minerals and royalty income	15,708	(15,708	)(g)	—		—
Commodity risk management losses	(106,290)	2,284	(g)	—		(104,006)
Other revenue	1,858	—		—		1,858

Total revenue	610,464	(13,424)		—		597,040
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	488,230	—		—		488,230
Operations and maintenance	73,196	—		—		73,196
Taxes other than income	12,047	(1,281	)(g)	—		10,766
General and administrative	46,188	(113	)(g)	—		46,075
Other operating income	(3,552)	—		—		(3,552)
Impairment of property and plants	22,062	(274	)(g)	—		21,788
Depreciation, depletion, and amortization	116,262	(5,992	)(g)	—		110,270

Total costs and expenses	754,433	(7,660)		—		746,773

OPERATING LOSS	(143,969)	(5,764)		—		(149,733)

OTHER INCOME (EXPENSE):
Interest income	188	(2	)(g)	—		186
Other income	2,328	(1,394	)(g)	—		934
Interest expense	(21,591)	3,627	(i)	—		(17,964)
Interest rate risk management losses	(6,347)	—		—		(6,347)
Other expense	(1,070)	—		—		(1,070)

Total other expense	(26,492)	2,231		—		(24,261)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(170,461)	(3,533)		—		(173,994)
INCOME TAX PROVISION	1,087	(3	)(g)	—		1,084

LOSS FROM CONTINUING OPERATIONS	$(171,548)	$(3,530)		$—		$(175,078)

NET LOSS PER COMMON UNIT — BASIC AND DILUTED:
Basic loss from continuing operations per unit:
Common units	$(2.26)					$(2.91)
Subordinated units	$(2.36)					$—
General partner units	$(2.26)					$—
Basic weighted average units outstanding:
Common units	53,496			6,687	(j)	60,183
Subordinated units	20,691			(20,691	)(l)	—
General partner units	845			(845	)(m)	—

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

				Adjustments
	Year Ended	Adjustments for		for the Other		Pro Forma
	December 31,	Minerals		Pro Forma		December 31,
	2008	Business Sale		Transactions		2008
	(In thousands, except per unit amounts)

REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$1,233,919	$—		$—		$1,233,919
Gathering, compression, processing and treating services	38,871	—		—		38,871
Minerals and royalty income	42,994	(42,994	)(g)	—		—
Commodity risk management gains	161,765	(3,454	)(g)	—		158,311
Other revenue	716	—		—		716

Total revenue	1,478,265	(46,448)		—		1,431,817
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	891,433	—		—		891,433
Operations and maintenance	73,620	—		—		73,620
Taxes other than income	19,936	(1,672	)(g)	—		18,264
General and administrative	45,701	(119	)(g)	—		45,582
Other operating expenses	10,699	—		—		10,699
Impairment of property and plants	143,857	(1,448	)(g)	—		142,409
Goodwill impairment	30,994	—		—		30,994
Depreciation, depletion, and amortization	116,754	(7,499	)(g)	—		109,255

Total costs and expenses	1,332,994	(10,738)		—		1,322,256

OPERATING INCOME	145,271	(35,710)		—		109,561

OTHER INCOME (EXPENSE):
Interest income	793	(23	)(g)	—		770
Other income	5,328	(4,011	)(g)	—		1,317
Interest expense	(32,884)	7,460	(i)	—		(25,424)
Interest rate risk management losses	(32,931)	—		—		(32,931)
Other expense	(955)	—		—		(955)

Total other expense	(60,649)	3,426		—		(57,223)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	84,622	(32,284)		—		52,338
INCOME TAX BENEFIT	(1,134)	(4	)(g)	—		(1,138)

INCOME FROM CONTINUING OPERATIONS	$85,756	$(32,280)		$—		$53,476

NET INCOME PER COMMON UNIT — BASIC AND DILUTED:
Basic and diluted income from continuing operations per unit:
Common units(1)	$1.16					$0.90
Subordinated units	$1.16					$—
General partner units	$1.16					$—
Basic weighted average units outstanding:
Common units	51,534			6,687	(j)	58,221
Subordinated units	20,691			(20,691	)(l)	—
General partner units	845			(845	)(m)	—
Diluted weighted average units outstanding:
Common units	51,699			6,687	(j)	58,386
Subordinated units	20,691			(20,691	)(l)	—
General partner units	845			(845	)(m)	—

(1)	Due to the fact that EROC has determined that it is more dilutive to apply the two-class method versus the treasury stock method, nonvested shares that vest solely on the basis of a service condition are included in the denominator of the computation of the diluted earnings per unit calculation which is equal to basic weighted average shares outstanding.

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

				Adjustments
	Year Ended	Adjustments for		for the Other		Pro Forma
	December 31,	Minerals		Pro Forma		December 31,
	2007	Business Sale		Transactions		2007
	(In thousands, except per unit amounts)

REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$733,326	$—		$—		$733,326
Gathering, compression, processing and treating services	27,417	—		—		27,417
Minerals and royalty income	15,004	(15,004	)(h)	—		—
Commodity risk management losses	(133,834)	2,135	(h)	—		(131,699)
Other revenue	110	—		—		110

Total revenue	642,023	(12,869)		—		629,154
COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	553,248	—		—		553,248
Operations and maintenance	52,793	—		—		52,793
Taxes other than income	8,340	(768	)(h)	—		7,572
General and administrative	27,799	(59	)(h)	—		27,740
Other operating expenses	2,847	—		—		2,847
Impairment of property and plants	5,749	(5,412	)(h)	—		337
Depreciation, depletion, and amortization	80,559	(8,026	)(h)	—		72,533

Total costs and expenses	731,335	(14,265)		—		717,070

OPERATING LOSS	(89,312)	1,396		—		(87,916)

OTHER INCOME (EXPENSE):
Interest income	1,160	(18	)(h)	—		1,142
Other income	696	(478	)(h)	—		218
Interest expense	(38,936)	8,003	(i)	—		(30,933)
Interest rate risk management losses	(11,988)	—		—		(11,988)
Other expense	(8,226)	—		—		(8,226)

Total other expense	(57,294)	7,507		—		(49,787)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(146,606)	8,903		—		(137,703)
INCOME TAX PROVISION	158	(4	)(h)	—		154

LOSS FROM CONTINUING OPERATIONS	$(146,764)	$8,907		$—		$(137,857)

NET LOSS PER COMMON UNIT — BASIC AND DILUTED:
Basic and diluted income from continuing operations per unit:
Common units	$(2.15)					$(3.33)
Subordinated units	$(3.15)					$—
General partner units	$(3.15)					$—
Basic weighted average units outstanding:
Common units	37,008			4,468	(k)	41,476
Subordinated units	20,691			(20,691	)(l)	—
General partner units	845			(845	)(m)	—

See notes to unaudited pro forma condensed consolidated financial statements.

EAGLE ROCK ENERGY PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	Basis of Presentation

The historical information is derived from the historical financial statements of Eagle Rock Energy Partners, L.P., which are incorporated by reference in the proxy statement. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2009 is presented to illustrate the estimated effects of the Minerals Business Sale and other pro forma transactions as if the transactions had occurred on December 31, 2009. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2009, 2008 and 2007 are presented to illustrate the estimated effects of the Minerals Business Sale and the other pro forma transactions as if the transactions had occurred on May 1, 2007, due to Eagle Rock Energy Partners, L.P. acquiring the Minerals Business on April 30, 2007. The transactions affecting the unaudited pro forma condensed consolidated financial statements are as follows:

•	The Minerals Business Sale, which includes EROC’s historical Minerals Business segment and a portion of its Corporate segment relating to the interest in the Ivory Working Interests, L.P., commodity risk management gains and losses attributable to the Minerals Business’ production and general and administrative expenses solely attributable to the Minerals Business; and

•	The payment of the transaction fee, the GP acquisition, and the surrender, and resulting cancellation, of the incentive distribution rights and subordinated units.

The unaudited pro forma condensed consolidated financial statements do not give effect to the rights offering, the potential equity offering and the standby commitment.

NOTE 2.	Pro Forma Adjustments and Assumptions

(a) Reflects the Minerals Business Sale to Black Stone Minerals for $174.5 million less estimated expenses of approximately $0.5 million and derivative transactions costs of approximately $1.7 million.

(b) Reflects the assets to be acquired and liabilities to be assumed by Black Stone Minerals as a result of acquiring the Minerals Business.

(c) Net proceeds from the Minerals Business Sale are used to repay outstanding debt under the revolving credit facility which bears interest primarily based on a LIBOR rate plus the applicable margin.

(d) Reflects the gain on the Minerals Business Sale.

(e) Reflects the GP acquisition in exchange for 1,000,000 of EROC’s common units issued to ERH.

(f) Reflects the contribution and elimination of the subordinated units.

(g) Reflects the operations for the Minerals Business sold in the above transactions for the twelve-month periods presented.

(h) Reflects the operations for the Minerals Business sold in the above transactions for the period from May 1, 2007 through December 31, 2007.

(i) Reflects reduction in interest expense from the net repayment of outstanding borrowings under the revolving credit facility as a result of the Minerals Business Sale and other pro forma transactions. Interest savings are based on Eagle Rock Energy Partners, L.P.’s weighted average annualized borrowing cost of 2.1%, 4.3% and 4.6% in 2009, 2008 and 2007, respectively.

(j) Includes the 1,000,000 of EROC’s common units issued to ERH for the GP acquisition and the issuance of 5,686,642 common units to ERH as payment of the transaction fee (see Note 3 below). The determination of the number of EROC common units issued as payment of the transaction fee is based upon 90% of the volume-adjusted trailing 10-day average trading price of EROC’s common units ending on March 8, 2010, or $5.10 per unit.

(k) Includes 666,667 and 3,801,481 of EROC’s common units, which is the weighted average units outstanding for the period from May 1, 2007 through December 31, 2007 of the 1,000,000 of EROC’s common units issued to ERH for the GP Acquisition and the issuance of 5,686,642 of EROC’s common units to ERH as payment of the transaction fee (see Note 3 below), respectively. The determination of the common units issued as payment of the transaction fee is based upon 90% of the volume-adjusted trailing 10-day average trading price of EROC’s common units ending on March 8, 2010, or $5.10 per unit.

(l) Reflects the elimination of the subordinated units.

(m) Reflects the elimination of the general partner units.

(n) Reflects the issuance of 5,686,642 of EROC’s common units to ERH as payment of the $29 million transaction fee (see Note 3 below). The determination of the number of EROC common units issued as payment of the transaction fee is based upon 90% of the volume-adjusted trailing 10-day average trading price of EROC’s common units ending on March 8, 2010, or $5.10 per unit.

NOTE 3.	Alternative Presentation

The unaudited pro forma condensed consolidated financial statements above assume the transaction fee paid to ERH is paid in newly-issued EROC common units valued at the greater of (i) 90% of a volume-adjusted trailing 10-day average of the trading price of EROC’s common units calculated on the 20th day prior to the date of the special meeting to obtain unitholder approval of the Global Transaction Agreement and related matters; and (ii) $3.10 per common unit. As an alternative, the Eagle Rock Conflicts Committee may, at its sole discretion, cause EROC to pay the transaction fee in cash. Should the Eagle Rock Conflicts Committee elect to pay the transaction fee in cash, the following would be the significant differences presented within the unaudited pro forma condensed consolidated financial statements:

Balance sheet as of December 31, 2009

(1) Long-term debt would be $611.1 million, as it is assumed the $29 million transaction fee would be funded through borrowings under the revolving credit facility which bears interest based on a LIBOR rate plus the applicable margin.

(2) Member’s equity would be $540.2 million as the payment of the $29 million transaction fee would be recorded as a distribution to ERH.

Statement of operations for the year ended December 31, 2009

(1) Loss from continuing operations would be $175.7 million as the reduction in interest expense would be $3.0 million.

(2) Basic and diluted loss from continuing operations per unit would be $3.23.

(3) Basic and diluted weighted average units outstanding would be 54.5 million.

Statement of operations for the year ended December 31, 2008

(1) Income from continuing operations would be $52.2 million as the reduction in interest expense would be $6.2 million.

(2) Basic and diluted income from continuing operations per unit would be $0.97.

(3) Basic and diluted weighted average units outstanding would be 52.5 million and 52.7 million, respectively.

Statement of operations for the year ended December 31, 2007

(1) Loss from continuing operations would be $140.1 million as the reduction in interest expense would be $5.8 million.

(2) Basic and diluted loss from continuing operations per unit would be $3.73.

(3) Basic and diluted weighted average units outstanding would be 37.7 million.

THE GLOBAL TRANSACTION AGREEMENT

The following is a summary of the material terms of the Global Transaction Agreement. Because this is a summary, it does not contain all information that may be important to you. You should read this entire proxy statement and all of its annexes, including the Global Transaction Agreement attached as Annex A, carefully before you decide how to vote.

Explanatory Note Regarding Summary of the Global Transaction Agreement

This summary of the terms of the Global Transaction Agreement is intended to provide information about the material terms of the recapitalization and related transactions. The terms and information in the Global Transaction Agreement should not be relied on as disclosures about EROC without consideration to the entirety of public disclosure by EROC as set forth in all of its reports filed with the SEC. The terms of the Global Transaction Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the recapitalization and related transactions. In particular, the representations and warranties made by the parties to each other in the Global Transaction Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to complete the recapitalization and related transactions should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. EROC will provide additional disclosure in their reports filed with the SEC to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Global Transaction Agreement and will update such disclosure as required by federal securities laws.

The Rights Offering

Launch of Rights Offering

On the first business day of the calendar month following the latest of (i) the unitholder approval date, (ii) the date on which our shelf registration statement goes effective and (iii) the consummation of the Minerals Business Sale, or as promptly as practicable thereafter, we will distribute to each holder of our common units or general partner units, as of the close of business on a record date for such distribution established by the Eagle Rock Conflicts Committee, which record date will be no earlier than the next business day after the transaction fee payment date (as defined under “— Payment of the Transaction Fee — Payment”) if the transaction fee is to be paid in common units in respect of each common unit and general partner unit held by such holder, 0.35 rights pursuant to and in accordance with the provisions described in this section under “— The Rights Offering” (unless the Eagle Rock Conflicts Committee delays the launch date of the rights offering as described in the subsequent paragraph). As previously described, we refer to the distribution of rights, the related offering of common units for which the rights are exercisable, and the issuance of such common units to the extent that the rights are exercised (including the issuance of the warrants) collectively as the “rights offering.”

The Eagle Rock Conflicts Committee may delay the launch date of the rights offering if at the time the rights offering would otherwise launch:

(i) the SEC has issued any stop order suspending the effectiveness of our shelf registration statement or any order preventing or suspending the use of the prospectus supplement to the base prospectus in the shelf registration statement (which we refer to, together with the base prospectus, as the “rights offering prospectus”) or initiated any proceedings for that purpose,

(ii) our shelf registration statement has ceased to be effective for any reason or the prospectus contained in the shelf registration statement fails to satisfy the requirements of Section 10(a) of the Securities Act and failure to meet such requirement, in the good faith judgment of the Eagle Rock Conflicts Committee, could not reasonably be expected to be remedied by the date on which the rights offering would otherwise launch following our use of commercially reasonable efforts to satisfy such requirement,

(iii) we have experienced an event, transaction or development that in the good faith judgment of the Eagle Rock Conflicts Committee is material to us or that otherwise would be required to be disclosed in the rights offering prospectus to avoid the rights offering prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated in the rights offering prospectus or necessary to make the statements in the rights offering prospectus not misleading in light of the circumstances then existing, and the Eagle Rock Conflicts Committee determines in good faith that EROC is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of EROC not to disclose such event, transaction or development, in each case at such time, or

(iv) all of the conditions described below under “— Conditions to EROC’s Obligations Related to the Rights Offering” have not been satisfied or waived.

If the launch date of the rights offering is delayed as a result of any of the events described in clauses (i), (ii) or (iv) of the preceding paragraph, the launch date of the rights offering will be the first business day of the calendar month immediately following the time that any order or proceeding described in clauses (i) or (ii) of the preceding paragraph have been revoked or ceased or such conditions have been satisfied. If the launch date of the rights offering is delayed as a result of any event, transaction or development described in clause (iii) of the preceding paragraph, the launch date of the rights offering will be the date set by the Eagle Rock Conflicts Committee, which date will not be any later than the first business day of the next calendar month; provided that the launch date of the rights offering may only be delayed once pursuant to clause (iii) of the preceding paragraph.

Exercise of Rights

Each whole right will entitle the holder of the right to subscribe for and purchase from us one common unit for a subscription price of $2.50 per common unit (which we refer to as the “right subscription price”) for which such holder’s rights are exercised. No fractional common units will be issued pursuant to the rights offering; accordingly, any person exercising rights will be entitled to exercise for an aggregate number of common units that is rounded down to the nearest whole number. The rights will be evidenced by one or more detachable subscription certificates (which may be evidenced by one global certificate) in form and substance reasonably acceptable to us and the NGP Parties.

The holders of rights will be entitled to exercise their rights from the date on which we begin distribution of the rights until the time disclosed in the rights offering prospectus as the expiration of the period in which holders of rights may exercise their rights and any extension of the exercise period in the manner described in this paragraph. The expiration time will initially be 5 p.m., New York City time, on the last business day of the month in which the rights offering is launched. The period during which holders of rights will be entitled to exercise their rights may be extended if extension is:

(i) mutually agreed upon by the Eagle Rock Conflicts Committee and the NGP Parties or

(ii) as determined by the Eagle Conflicts Committee, if between the date on which the rights are first distributed and the day on which the rights offering expires, (a) we experience an event, transaction or development that, in the good faith judgment of the Eagle Rock Conflicts Committee, is material to us or that otherwise would be required to be disclosed in the rights offering prospectus to avoid the rights offering prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated in the rights offering prospectus or necessary to make the statements in the rights offering prospectus not misleading in light of the circumstances then existing and (b) the Eagle Rock Conflicts Committee determines in good faith that we are unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of us not to disclose such event, transaction or development, in each case prior to the time disclosed in the rights offering prospectus as the expiration of the rights offering (or a sufficient period of time prior to such time to allow adequate dissemination of such disclosure). In such circumstances, the Eagle Rock Conflicts Committee will be entitled to extend the period during which holders of rights will be entitled to exercise their rights; provided, however, that in no event shall the period be extended by more than 30 days without the consent of the NGP Parties.

Oversubscription Privileges

The rights offering will include oversubscription privileges for each person timely exercising rights in full, which privilege will permit each person exercising their oversubscription privileges to purchase any common units, at the right subscription price, for which rights were exercisable but with respect to which rights were not exercised, subject to a pro rata allotment (based on relative participation (i.e., number of rights exercised) in the initial exercise of rights) among all persons exercising oversubscription privileges.

Issuance of Warrants

In addition, we will issue to each person exercising rights (for no additional consideration) one warrant in respect of each common unit purchased by such person in the rights offering (including common units purchased pursuant to the oversubscription privilege). The warrants will be evidenced by one or more certificates (which may be evidenced by one global certificate) substantially in the form attached as an annex to the Global Transaction Agreement.

Covenants of EROC Related to the Rights Offering

In connection with the rights offering, we have agreed to:

•	prepare a prospectus supplement to the base prospectus in the shelf registration statement covering the common units for which the rights are exercisable, the warrants, and the common units for which the warrants are exercisable;

•	at least five business days before the date we first distribute the rights, provide a copy of the rights offering prospectus supplement to the NGP Parties for review and comment;

•	enter into a rights agent agreement with a bank or other intermediary, which agreement and such intermediary must be reasonably acceptable to both us and the NGP Parties, and which agreement will (among other things) appoint such intermediary as the rights agent for the rights offering;

•	enter into a warrant agent agreement with a bank or other intermediary, which agreement and such intermediary must be reasonably acceptable to both the Partnership and the NGP Parties, and which agreement will (among other things) appoint such intermediary as the warrant agent for the warrants;

•	enter into such agreements with, and provide such instruments and documents to, NASDAQ, the Depository Trust Company and EROC’s transfer agent as are reasonably necessary or appropriate to consummate the rights offering; and

•	use our best efforts to as promptly as practicable take any and all action necessary or appropriate to keep effective all registrations, permits, consents and approvals of the SEC and any other applicable governmental authorities, and make such filings under applicable laws as are reasonably necessary or appropriate in connection with the rights offering; provided, that none of the foregoing requires us to disclose material non-public information regarding us or our subsidiaries if the Eagle Rock Conflicts Committee determines in good faith that it is in our best interest not to disclose such information at such time and we are not otherwise required to disclose such information under the terms of the Global Transaction Agreement.

Conditions to EROC’s Obligations Related to the Rights Offering

Our obligations set forth in the preceding paragraph are subject to the fulfillment (or the waiver by the Eagle Rock Conflicts Committee on our behalf, which may be granted or withheld in the Eagle Rock Conflicts Committee’s sole discretion) of each of the following conditions precedent:

•	The required unitholder approvals have been obtained prior to the launch date of the rights offering;

•	No action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of and no order has been issued and is continuing that restrains or prohibits, the launch or consummation of the rights offering or the exercise by the NGP Parties and ERGP of the rights as required by the Global Transaction Agreement and described under “— Commitment of the NGP Parties; Conditions to Commitment” below;

•	The representations and warranties of the NGP Parties described under “— Other Representations and Warranties” are true and correct in all material respects on the date on the launch date of the rights offering, as though made at and as of the launch date of the rights offering;

•	The NGP Parties have performed and complied in all material respects with all covenants and agreements contained in the Global Transaction Agreement that are required to be performed and complied with by the NGP Parties on or prior to the launch date of the rights offering; and

•	The NGP Parties have delivered to EROC an officer’s certificate, dated the launch date of the rights offering, to the effect that the conditions set forth in the immediately preceding two bullet points have been satisfied.

Commitment of the NGP Parties; Conditions to Commitment

Subject to the satisfaction or waiver by the NGP Parties of the conditions set forth in the subsequent paragraph, each NGP Party and ERGP will properly and timely exercise, and pay the appropriate aggregate right subscription price with respect to, all rights it receives in respect of its common units or general partner units. Each NGP Party and ERGP will have the right, but not the obligation, to exercise all or part of its oversubscription privilege in respect of its rights. To the fullest extent permitted by law, no NGP Party will assign, pledge, sell, dispose of or otherwise transfer or permit any encumbrance to exist with respect to any common units or rights it receives upon exercising their rights to any person at or before the expiration of the rights offering.

The obligation of the NGP Parties and ERGP to exercise rights as described in the preceding paragraph will be subject to the fulfillment (or the waiver by the NGP Parties, which may be granted or withheld in the NGP Parties’ sole discretion) of each of the following conditions:

•	The required unitholder approvals have been obtained prior to the date on which we first distribute rights;

•	No action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of and no order has been issued and is continuing that restrains or prohibits the consummation of, the rights offering or the exercise by the NGP Parties and ERGP of the rights as described in the preceding paragraph.

•	The representations and warranties of EROC described under “— Other Representations and Warranties” below are true and correct in all material respects on the date on which we first distribute rights, as though made at and as of the date on which we first distribute rights;

•	We have performed and complied in all material respects with all covenants and agreements contained in the Global Transaction Agreement that we are required to perform or comply with on or prior to the date on which we first distribute rights;

•	We have delivered to the NGP Parties an officer’s certificate, dated the date on which we first distribute rights, to the effect that the conditions set forth in the first bullet point in this paragraph and the immediately preceding two bullet points have been satisfied; and

•	The Minerals Business Sale has been completed.

The Equity Offering

General; Deadline to Complete Equity Offering

We will pursue, and use commercially reasonable efforts to market and complete, an underwritten public offering pursuant to and in accordance with the terms of the Global Transaction Agreement described in this section entitled “— General; Deadline to Complete Equity Offering” as soon as reasonably practicable after the completion of the rights offering but before the end of the day occurring four months after the unitholder approval date (the “equity offering completion deadline”).

The Eagle Rock Conflicts Committee will be entitled to extend the equity offering completion deadline to the end of the day occurring five months after the unitholder approval date, upon notice to the NGP Parties, if at such time

•	the SEC has issued any stop order suspending the effectiveness of the shelf registration statement or any order preventing or suspending the use of the offering document used in connection with the equity offering or initiated any proceedings for that purpose;

•	the shelf registration statement has ceased to be effective for any reason or the prospectus contained in the shelf registration statement fails to satisfy the requirements of Section 10(a) of the Securities Act, and the failure to meet such requirement, in the good faith judgment of the Eagle Rock Conflicts Committee, could not reasonably be expected to be remedied by the end of the day occurring four months after the unitholder approval date following our use of commercially reasonable efforts to satisfy such requirement; or

•	We have experienced an event, transaction or development that in the good faith judgment of the Eagle Rock Conflicts Committee is material to us or that otherwise would be required to be disclosed in the offering document used in connection with the equity offering to avoid the offering document from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and the Eagle Rock Conflicts Committee determines in good faith that we are unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case at such time.

In lieu of completing any such underwritten public equity offering, we may elect to issue and sell by or before the equity offering completion deadline common units in a public offering that does not constitute an underwritten public equity offering, including any direct placement, “bought deal” or block trade pursuant to an effective registration statement, or in a private placement if the Eagle Rock Conflicts Committee concludes in good faith that engaging in such alternative equity offering is in our best interests. Upon the consummation of any underwritten public equity offering or any alternative equity offering, we will be deemed to have satisfied our obligations described in this section “— General; Deadline to Complete Equity Offering.” Notwithstanding anything to the contrary in the Global Transaction Agreement, we will have no obligation to initiate marketing of (i.e., distribution of a prospectus or offering memorandum to potential investors), or complete, any equity offering if the Eagle Rock Conflicts Committee concludes in good faith that it is not in our best interests to do so. Other than (x) pursuant to employee benefit plans, qualified stock option plans or employee compensation plans and (y) as otherwise contemplated by this Global Transaction Agreement or the Minerals Business Sale, we will not complete any equity offering before the equity offering completion deadline that does not comply with the provisions described in this paragraph.

Price to Public or Ultimate Purchaser

The price to the public or ultimate purchaser in the equity offering will be no less than $3.10 per common unit. If the price to the public or ultimate purchaser in the equity offering is $3.40 per common unit or less, the gross proceeds of the equity offering will not exceed $105 million (excluding any overallotment option). If the price to the public or the ultimate purchaser in the equity offering is greater than $3.40 per common unit, the gross proceeds of the equity offering will not exceed $140 million (excluding any overallotment option).

Determination of Equity Offering Terms and Provisions

The Eagle Rock Conflicts Committee will have the authority to determine on our behalf the form of the equity offering, the size of the equity offering, the timing of the equity offering, the price to be received in the equity offering and the other material terms of the equity offering. For the avoidance of doubt, we will have no obligation to initiate marketing of (i.e., distribution of a prospectus or offering memorandum to potential investors), or complete, such equity offering if the Eagle Rock Conflicts Committee concludes in good faith that it is not in our best interests to initiate marketing of or complete such equity offering.

Covenants of EROC Related to the Equity Offering

In connection with any equity offering, we have agreed to (as applicable):

•	prepare a prospectus supplement to the base prospectus in our shelf registration statement or an offering memorandum (the “equity offering document”) covering the common units to be issued in the equity offering;

•	at least five business days before beginning marketing of the equity offering, provide a draft of the equity offering document (if any) to the NGP Parties for reasonable review and comment;

•	enter into an underwriting agreement or other purchase agreement, having reasonable and customary terms, with one or more underwriters, reasonably acceptable to the NGP Parties;

•	enter into such agreements with, and provide such instruments and documents to, NASDAQ, DTC and our transfer agent as are reasonably necessary or appropriate to consummate the equity offering; and

•	take any and all action necessary or reasonably appropriate to keep effective all registrations, permits, consents and approvals of the SEC and any other applicable governmental authorities, and make such filings under applicable laws as are necessary or reasonably appropriate in connection with the equity offering; provided, that nothing described in this bullet point requires us to disclose material non-public information regarding us and our subsidiaries if the Eagle Rock Conflicts Committee determines in good faith that it is in our best interest not to disclose such information at such time.

Covenants of the NGP Parties Related to the Equity Offering

In connection with the equity offering, the NGP Parties have agreed to:

•	enter into a customary lock-up agreement regarding any securities of EROC held by such NGP Party, as reasonably requested by the lead underwriter or the applicable initial purchaser; and

•	furnish to us for inclusion in any offering or disclosure document, information regarding the NGP Parties to the extent reasonably requested by us; provided, that, unless we are required by law to disclose the requested information in an offering or disclosure document, nothing described in this bullet point requires the NGP Parties to disclose material non-public information regarding the NGP Parties if the NGP Parties determine reasonably and in good faith that it is in the best interest of the NGP Parties not to disclose such information at such time.

Commitment of the NGP Parties Related to Equity Offering

If, at any time, the Eagle Rock Conflicts Committee determines in good faith that we (i) will not be able to complete the equity offering (excluding any overallotment option) prior to the equity offering completion deadline or (ii) will receive gross proceeds from the equity offering (excluding any overallotment option) of less than $105 million (or, if the price to the public or ultimate purchaser in the equity offering is greater than $3.40 per common unit, $140 million) prior to the equity offering completion deadline, then the Eagle Rock Conflicts Committee, in its sole discretion, may elect to exercise its option described in the subsequent paragraph, and ERH will be obligated to purchase common units as described in this section “— Commitment of the NGP Parties Related to Equity Offering.”

We may deliver notice to the NGP Parties at any time before the equity offering completion deadline electing to exercise our rights described in this section “— Commitment of the NGP Parties Related to Equity Offering.” If we timely deliver notice, then subject to the satisfaction or waiver by the NGP Parties of the conditions described in “— Conditions to the NGP Parties Commitment,” ERH will purchase from us, the equity commitment amount at a price of $3.10 per common unit. For purposes of this summary, the “equity commitment amount” means a number (rounded to the nearest whole number) of common units equal to the number of common units which, purchased at a price of $3.10 per common unit, would result in an aggregate purchase price equal to the lesser of:

(i) $105 million minus the actual gross proceeds (if any) of the equity offering and

(ii) $41,648,370.

Purchase of Common Units by NGP Parties

The purchase by ERH of common units as described in the preceding paragraph will take place on the later of (A) the earlier of

(i) the closing date of the equity offering (excluding any overallotment option) and

(ii) the equity offering completion deadline;

and (B) if all conditions described in “— Conditions to the NGP Parties Commitment” below are not satisfied or waived on the date described in clause (A), the first business day on which all of the conditions described in “— Conditions to the NGP Parties Commitment” have been satisfied or waived. We refer to the later of the two dates described in (A) and (B) as the “initial NGP common unit purchase date,” which will not, in any event, be more than six months after the equity offering completion deadline.

In the event that the purchase by ERH of common units as described under “— Commitment of the NGP Parties Related to the Equity Offering” requires approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), ERH will purchase on the initial NGP common unit purchase date the maximum amount of common units that may be purchased without HSR Act approval, and the parties to the Global Transaction Agreement will, from that point forward, cooperate and use commercially reasonable efforts to obtain such approval. As promptly as practicable following the receipt of such HSR Act approval and subject to the satisfaction of the conditions described in “— Conditions to the NGP Parties Commitment,” ERH will purchase any remaining equity commitment amount at a price of $3.10 per common unit. We refer to the date of such purchase as the “subsequent NGP common unit purchase date.” If HSR Act approval has not been obtained within six months after the initial NGP common unit purchase date, the parties to the Global Transaction Agreement will use commercially reasonable efforts in good faith to negotiate, or cause to be negotiated, a mutually satisfactory resolution to the remaining equity commitment amount. If the parties are unable to reach such mutually satisfactory resolution within six months after initiating negotiations pursuant to the immediately preceding sentence, then NGP will have no further obligation under the provisions described in this section to purchase the remaining equity commitment amount.

The Conflicts Committee shall have the sole authority and discretion to determine whether and when to deliver (or not deliver, as applicable) notice to the NGP Parties of our intention to elect to exercise our rights described above under “— Commitment of the NGP Parties Related to the Equity Offering.”

The NGP Parties will deliver to EROC an officer’s certificate dated the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable, certifying that the representations and warranties of the NGP Parties described under “— Other Representations and Warranties” are true and correct in all material respects on the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable, as though made at and as of the applicable NGP common unit purchase date.

The NGP Parties will not take any action (other than actions required under the Global Transaction Agreement) with respect to any common units or subordinated units that would be reasonably likely (taken together with the transactions contemplated by the Global Transaction Agreement) to result in a HSR Act filing obligation.

Conditions to the NGP Parties Commitment

The obligation of ERH to purchase common units as described under “— Commitment of the NGP Parties Related to the Equity Offering” will be subject to the fulfillment (or the waiver by ERH, which may be granted or withheld in ERH’s sole discretion) of each of the following conditions precedent:

•	The required unitholder approvals have been obtained prior to the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable;

•	No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of and no order has been issued and is continuing that restrains or prohibits, the consummation of ERH’s purchase of common units as described under “— Commitment of the NGP Parties Related to the Equity Offering”;

•	Our representations and warranties described under “— Other Representations and Warranties” are true and correct in all material respects on the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable, as though made at and as of the applicable NGP common unit purchase date;

•	We have performed and complied in all material respects with all covenants and agreements contained in the Global Transaction Agreement that we are required to perform and comply with on or prior to the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable;

•	The rights offering has been completed and all outstanding rights have been exercised or have expired;

•	We deliver to ERH an officer’s certificate, dated the initial NGP common unit purchase date or the subsequent NGP common unit purchase date, as applicable, to the effect that the conditions described in the first, third, fourth and fifth bullets of this paragraph have been satisfied; and

•	The Minerals Business Sale has been completed.

Payment of the Transaction Fee

Payment

If the required unitholder approvals are obtained, EROC will pay to ERH the transaction fee of an aggregate of $29 million as described in and subject to the terms described in this section “— Payment of the Transaction Fee.” EROC will pay the transaction fee by delivering to ERH a number of common units equal to the lesser of (i) 9,354,839 and (ii) the number obtained by dividing $29 million by 90% of the volume-weighted average trading price for the ten trading days ending immediately prior to the transaction fee determination date (as defined below), unless the Eagle Rock Conflicts Committee determines (in its sole discretion), no later than 20 days prior to the date of the unitholder meeting (which we refer to as the “transaction fee determination date”) that the transaction fee will be paid in cash, in which case the Partnership will pay the transaction fee by delivering to ERH $29 million cash.

For purposes of this proxy statement, “volume-weighted average trading price” means, for any specified period of consecutive trading days for the common units, an amount equal to (i) the cumulative sum of the products of the sale price for each trade of common units occurring during such period times the number of shares of common units sold at such price, divided by (ii) the total number of shares of common units so traded during such period.

If the transaction fee is to be paid by delivery of common units, EROC will make the delivery on or before the later of (A) the date of closing of the Minerals Business Sale and (B) if all conditions described below under “— Conditions to Payment of the Transaction Fee” are not satisfied or waived on the date described in clause (A), the first business day on which all of the conditions described in that section have been satisfied or waived.

If the transaction fee is to be paid in cash, the Partnership will make the payment on or before the later of (A) the earlier of

(i) the completion of the equity offering (excluding any overallotment option) and

(ii) the equity offering completion deadline; and

(B) if all of the conditions described below under “— Conditions to Payment of the Transaction Fee” have not been satisfied or waived on the date described in clause (A), the first business day on which all of the conditions described below under “— Conditions to Payment of the Transaction Fee” have been satisfied or waived. We refer to the date on which the transaction fee is required to be paid as described in this section as the “transaction fee payment date.”

Conditions to Payment of the Transaction Fee

Our obligation to pay the transaction fee pursuant as described above under “— Payment” will be subject to the fulfillment (or the waiver by the Eagle Rock Conflicts Committee on our behalf, which may be granted or withheld in the Eagle Rock Conflicts Committee’s sole discretion) of each of the following conditions precedent:

•	The NGP Parties have performed and complied in all material respects with all covenants and agreements contained in the Global Transaction Agreement that are required to be performed and complied with by such NGP Parties on or prior to the unitholder approval date;

•	The representations and warranties described under “— The Surrender of the Subordinated Units and Incentive Distribution Rights — Representations and Warranties Relating to the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights” and certain representations and warranties as to:

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and applicable law, in each case arising out of the execution, delivery and performance of the Global Transaction Agreement;

•	the absence of any fees owed to investment bankers, finders or brokers in connection with the Global Transaction Agreement, except as otherwise disclosed to the other parties;

•	the qualification of such NGP Party as an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and other representations related to securities laws; and

• the ownership of such NGP Party of equity interests in EROC,

are true and correct in all material respects on the transaction fee payment date, as though made at and as of the transaction fee payment date.

•	No action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the payment of the transaction fee as described under “— Payment” above;

•	The deliverables described under “— The Surrender of the Subordinated Units and Incentive Distribution Rights — Deliveries at the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights” have been delivered to us;

•	No order has been issued and is continuing that restrains or prohibits the purchase of the equity commitment amount as described under “— The Equity Offering,” the payment of the transaction fee or the consummation of ERH or ERGP’s contribution of the ERH Interests as described below under “— The Surrender of the Subordinated Units and Incentive Distribution Rights — Deliveries at the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights”;

•	The applicable NGP Parties deliver to us an officer’s certificate, dated as of the transaction fee payment date, certifying that the conditions set forth in the first and fourth bullet points of this paragraph have been satisfied;

•	Each of ERH, NGP VII and NGP VIII deliver to us an officer’s certificate, dated as of the transaction fee payment date, certifying that the condition set forth in the second bullet point of this paragraph has been satisfied; and

•	The Minerals Business Sale has been completed.

Fixed and Irrevocable Obligations of the NGP Parties

Subject to the provision described under “— The GP Acquisition Option — Conditions to the GP Acquisition Option” and “— Termination of the Global Transaction Agreement,” and notwithstanding the failure of any of the representations and warranties of the NGP Parties described under “— Other Representations and Warranties” to be true and correct on the transaction fee payment date, from and after payment or release, if applicable of the transaction fee, all obligations of the NGP Parties under the Global Transaction Agreement that have not been performed on or before the transaction fee payment date will be fixed and irrevocable, and must be fully performed, in accordance with the terms of the Global Transaction Agreement.

Transaction Fee Allocation

For income tax purposes, the transaction fee will be allocated among the fair market value of (i) the assets acquired by EROC from the NGP Parties, including the surrender of the incentive distribution rights and subordinated units and the GP acquisition option, and (ii) the services rendered to EROC by the NGP Parties in connection with the recapitalization and related transactions, including full exercise of the rights received by the NGP Parties, a backstop of the equity offering by the NGP Parties, and services rendered by the NGP Parties in structuring the transactions, in the manner set forth in a transaction fee allocation schedule prepared by ERH and delivered (along with certain non-privileged supporting materials that it has gathered in preparing such schedule that support the reasonableness thereof) to EROC within 45 days following the date of the Global Transaction Agreement. EROC will have a period of 21 days after receipt of the transaction fee allocation schedule to notify ERH in writing of its election to accept or reject the transaction fee allocation schedule; provided, however, that any rejection must be reasonable. In the event written notice is received rejecting the transaction fee allocation schedule during the permissible notice period, ERH and EROC will attempt to resolve any disputes in good faith. If any dispute has not been resolved within 30 days after the initial written notice of rejection is received by ERH, then the dispute will, unless the parties otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date of the signing of the Global Transaction Agreement. In the event no written notice rejecting the transaction fee allocation schedule is received by ERH during the permissible notice period, the transaction fee allocation schedule prepared by ERH will be deemed accepted by EROC and will be deemed final and binding on the parties to the Global Transaction Agreement. ERH and EROC (or their applicable affiliates) will not take any position on their respective tax returns that is inconsistent with the allocation set forth on the transaction fee allocation schedule.

The Surrender of the Subordinated Units and Incentive Distribution Rights

General

On the transaction fee payment date, ERH and ERGP will contribute 20,691,495 subordinated units and all of the incentive distribution rights of EROC free and clear of any encumbrances to us as described in this section “— The Surrender of the Subordinated Units and Incentive Distribution Rights.”

Deliveries at the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights

At the closing of the surrender of the subordinated units and incentive distribution rights, the applicable NGP Parties will deliver (or cause to be delivered) to us:

•	Counterparts to the contribution agreement in substantially the form attached as an annex to the Global Transaction Agreement executed by ERGP and ERH;

•	Certificate(s) representing the 20,691,495 surrendered subordinated units;

•	An affidavit of each of ERH and ERGP stating, under penalty of perjury, ERH’s taxpayer identification number and that ERH or ERGP, as applicable, is not a foreign person for United States federal tax purposes, pursuant to Section 1445(b)(2) of the Code;

•	Our Amended and Restated Partnership Agreement executed by ERGP (for itself and on behalf of our limited partners); and

•	An officer’s certificate, dated the date of the closing of the surrender of the subordinated units and incentive distribution rights, certifying that the representations and warranties of the NGP Parties described below under “— Representations and Warranties relating to the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights” and certain representations and warranties as to:

•	legal organization, existence and good standing;

•	the effectiveness of all governmental authorizations and permits necessary for such party to carry on its respective business as now conducted;

•	due authorization (subject, in our case, to unitholder approval), execution and delivery of the Global Transaction Agreement (solely to the extent that the substance of such representation pertains to the contribution of the subordinated units and incentive distribution rights or the payment of the transaction fee);

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and applicable law, in each case arising out of the execution, delivery and performance of the Global Transaction Agreement (solely to the extent that the substance of such representation pertains to the contribution of the subordinated units and incentive distribution rights or the payment of the transaction fee);

•	with the exception of HSR Act approval, if required, the absence of any required approvals from a governmental authority related to such party’s consummation of the transactions contemplated in the Global Transaction Agreement (solely to the extent that the substance of such representation pertains to the contribution of the subordinated units and incentive distribution rights or the payment of the transaction fee);

•	the absence of any fees owed to investment bankers, finders or brokers in connection with the Global Transaction Agreement, except as otherwise disclosed to the other parties;

•	the ownership of such NGP Party of equity interests in EROC; and

•	the respective belief of NGP VII and NGP VIII that the representations and warranties made by the other NGP Parties contemplated in the certificate are true and correct and the absence of any action taken by NGP VII and NGP VIII to cause the representations and warranties made by any of the other NGP Parties to be untrue or incorrect.

are true and correct in all material respects on the date of the closing of the surrender of the subordinated units and incentive distribution rights as though made at and as of the date of the surrender.

At the closing of the surrender of the subordinated units and incentive distribution rights, we will deliver to ERH and ERGP an executed counterpart to the contribution agreement in substantially the form attached as Annex C to the Global Transaction Agreement.

Representations and Warranties Relating to the Closing of the Surrender of the Subordinated Units and Incentive Distribution Rights

The Global Transaction Agreement contains certain representations and warranties related to the closing of the surrender of the subordinated units and incentive distribution rights. In particular, it contains representations and warranties of ERH as of the date of the Global Transaction Agreement and on and as of the date of the closing of the surrender of the subordinated units and incentive distribution rights as to: (i) ERH’s ownership of the 20,691,495 subordinated units and (ii) ERGP’s ownership of all of the incentive distribution rights in us.

NGP VII and NGP VIII jointly and severally represented and warranted that:

•	to their knowledge, the representations and warranties made by ERH described in the preceding paragraph are true and correct; and

•	neither of them has taken any action, or knowingly acquiesced to any action, that would cause the representations and warranties of ERH in the preceding paragraph not to be true and correct.

The GP Acquisition Option

General

Subject to the satisfaction of the conditions described under “— Conditions to the GP Acquisition Option,” ERH grants us an option, exercisable in accordance with the provisions described in this section “— General” and below under “— Deliveries at the Closing of the GP Acquisition Option,” to purchase all of the outstanding limited partner interests in ERGP and all of the outstanding limited liability company interests in G&P LLC (collectively, the “general partner interests”). If we desire to exercise such option, we must deliver to ERH, no earlier than the first business day after the transaction fee payment date and no later than December 31, 2012, a written notice that we are exercising our option to purchase the general partner interests. If we timely deliver such notice, then, within 20 business days following ERH’s receipt of the notice, we will purchase (and ERH will sell) the general partner interests as described in this section “— General” and below under “— Deliveries at the Closing of the GP Acquisition Option.”

The Eagle Rock Conflicts Committee will have the sole authority and discretion to determine whether and when to deliver (or not deliver, as applicable) the written notice that we are exercising our option to purchase the general partner interests.

Deliveries at the Closing of the GP Acquisition Option

At the closing of the purchase and sale of the general partner interests, the applicable NGP Parties will deliver to us:

•	An executed counterpart to the assignment and assumption agreement in the form attached as an annex to the Global Transaction Agreement;

•	An affidavit of ERH stating, under penalty of perjury, ERH’s taxpayer identification number and that ERH is not a foreign person for United States federal tax purposes, pursuant to Section 1445(b)(2) of the Code; and

•	An officer’s certificate, dated the date of the closing of the purchase and sale of the general partner interests, to the effect that the representations and warranties of each of ERH, NGP VII and NGP VIII described under “— Representations and Warranties Regarding the GP Acquisition Option,” under “— Other Representations and Warranties — Representations and Warranties of all Parties” (solely to the extent that the substance of such representations and warranties pertains to the transactions described under “— The GP Acquisition Option”), the first two bullet points under “— Other Representations and Warranties — Representations and Warranties of the NGP Parties” (solely to the extent that the substance of such representations and warranties pertains to the transactions described under “— The GP Acquisition Option”) and the third bullet point under “— Other Representations and Warranties — Representations and Warranties of the NGP Parties” (solely with respect to the general partner units) are true and correct in all material respects on the date of the closing of the purchase and sale of the general partner interests as though made at and as of the date of such closing and that each of ERH, NGP VII and NGP VIII has performed and complied in all material respects with all covenants and agreements described under “— Covenants Related to General Partner Activities.”

At the closing of the purchase and sale of the general partner interests, EROC will deliver to ERH:

•	1,000,000 common units (provided that the amount of common units will be correspondingly adjusted in the event of any subdivisions, reclassifications, reorganizations, recapitalizations, splits, combinations or distributions in the form of equity interests (other than as expressly contemplated by the Global Transaction Agreement or other agreements entered into in connection with the recapitalization and related transactions) with respect to common units prior to delivery of the 1,000,000 common units; and

•	An executed counterpart to the assignment and assumption agreement in the form attached as an annex to the Global Transaction Agreement.

Conditions to the GP Acquisition Option

The obligation of ERH to sell the general partner interests as described above under “— General” and “— Deliveries at the Closing of the GP Acquisition Option” will be subject to the fulfillment (or the waiver by ERH, which may be granted or withheld in ERH’s sole discretion) of each of the following conditions precedent:

•	No action is pending or threatened in writing that seeks to restrain or prohibit, or otherwise challenges the legality or validity of, the consummation of ERH’s sale of the general partner interests as described above under “— General” and “— Deliveries at the Closing of the GP Acquisition Option”;

•	No order has been issued and is continuing that restrains or prohibits the consummation of ERH’s sale of the general partner interests as described above under “— General” and “— Deliveries at the Closing of the GP Acquisition Option”;

•	EROC has performed and complied in all material respects with all covenants and agreements contained in the Global Transaction Agreement that are required to be performed and complied with by EROC on or prior to the closing of the purchase and sale of the general partner interests;

•	EROC delivers to ERH an officer’s certificate, dated the date of the closing of the purchase and sale of the general partner interests, to the effect that the conditions set forth in the immediately preceding bullet point have been satisfied.

Covenants Related to General Partner Activities

From the date of the Global Transaction Agreement until the first business day following the earlier of (i) the date of the closing of the purchase and sale of the general partner interests and (ii) December 31, 2012, and except as contemplated by the recapitalization and related transactions or the Global Transaction Agreement, ERH will not, without our prior written consent:

•	sell, transfer or otherwise dispose of, or permit any encumbrance to exist with respect to, any equity interests in G&P LLC or ERGP; or

•	cause or permit G&P LLC or ERGP to:

•	conduct any business other than the management of EROC;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity interests in G&P LLC or ERGP;

•	make, declare or pay any distribution, other than the distribution of (A) the cash received from us between the date of the Global Transaction Agreement and date of the closing of the purchase and sale of the general partner interests in respect of the general partner interests or the incentive distribution rights and (B) rights received pursuant to the rights offering and any common units and warrants received upon the exercise of such rights;

•	incur any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise) of any nature, other than liabilities incurred in the ordinary course of business consistent with past practice in connection with the management of EROC that are subject to reimbursement by EROC pursuant to the terms of the Omnibus Agreement, dated as of October 27, 2006, among ERGP, EROC, G&P LLC and ERH and certain other parties thereto, as in effect on the date of the Global Transaction Agreement;

•	sell, transfer or otherwise dispose of, or permit any encumbrance to exist with respect to, any general partner units or the general partner interest in ERGP;

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

•	repurchase, redeem or otherwise acquire any of its equity interests.

Representations and Warranties Regarding the GP Acquisition Option

The Global Transaction Agreement contains certain representations and warranties related to the GP acquisition option. In particular, it contains representations and warranties of ERH as of the date of the Global Transaction Agreement and on and as of the date of the closing of the purchase and sale of the general partner interests as to:

•	the legal organization, existence and good standing of each of G&P LLC and ERGP;

•	the effectiveness of all governmental authorizations and permits necessary for G&P LLC and ERGP to carry on their respective business as now conducted;

•	the material assets of G&P LLC and ERGP and the absence of all material liabilities or obligations of either G&P LLC and ERGP, as applicable, other than liabilities or obligations arising out of the applicable governing documents or from their ownership of the general partner interest in ERGP (in the case of G&P LLC) and the general partner units and the incentive distribution rights (in the case of ERGP).

NGP VII and NGP VIII jointly and severally represented and warranted that:

•	to their knowledge, the representations and warranties made by ERH described in the preceding paragraph are true and correct; and

•	neither of them has taken any action, or knowingly acquiesced to any action, that would cause the representations and warranties of ERH in the preceding paragraph not to be true and correct.

Other Covenants and Agreements

The Shelf Registration Statement

We filed our shelf registration statement with the SEC on December 7, 2009. We have agreed to use our commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as promptly as reasonably practicable and to remain effective at all times during the term of the Global Transaction Agreement.

Proxy Statement and Unitholder Meeting

ERGP, as our general partner, agreed to take, in accordance with applicable law, NASDAQ rules and our current partnership agreement, all action necessary to call, hold and convene the special meeting as promptly as reasonably practicable after the date of the Global Transaction Agreement. We also agreed to prepare and file with the SEC this proxy statement as promptly as reasonably practicable after the date of the Global Transaction Agreement, to use our commercially reasonable efforts to cause the proxy statement to be transmitted to the holders of common units and subordinated units as promptly as practicable following the filing of the proxy statement in definitive form with the SEC, and to take all reasonable lawful action to solicit approval of the recapitalization and related transactions by the holders of common units and by the holders of subordinated units.

If at any time prior to the special meeting, any information relating to EROC or the NGP Parties, or any of their respective affiliates, officers or directors, should be discovered by us or any NGP Party that should be set forth in an amendment or supplement to this proxy statement, so that this proxy statement or any amendment or supplement to this proxy statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information will promptly notify the other parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by law, disseminated to the holders of common units and subordinated units. We agreed not to mail this proxy statement, or any amendment or supplement to this proxy statement, with respect to which any NGP Party reasonably objects to disclosure therein specifically regarding any NGP Party or any representative of any NGP Party (including members of the Eagle Rock Board appointed, pursuant to the terms of our current partnership agreement, by the NGP Representative (as defined in our current partnership agreement)).

Once the special meeting has been called and noticed, we will not postpone or adjourn the special meeting past June 30, 2010, the termination date of the Global Transaction Agreement (or if the termination date of the Global Transaction Agreement is extended, past such extended date) without the consent of the NGP Parties, which consent will not be unreasonably withheld or delayed, other than:

•	for the absence of a quorum; or

•	to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that we believe in good faith is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of common units and subordinated units prior to the special meeting;

provided that if the special meeting is delayed to a date after June 30, 2010 (or any extended termination date) as a result of either (i) or (ii) above, then the termination date of the Global Transaction Agreement will be extended to the seventh business day after such date.

Each of the NGP Parties irrevocably and unconditionally agreed that from and after the date of the Global Transaction Agreement and until the earlier of (i) the first business day after the unitholder approval date or (ii) the date the Global Transaction Agreement is terminated in accordance with its terms (such time, the

“expiration time”), at the special meeting or any adjournment or postponement thereof, such NGP Party will, unless EROC directs the NGP Parties to do otherwise:

•	appear at the special meeting (or any adjournment or postponement thereof) or otherwise cause the common units and subordinated units beneficially owned by such NGP Party as of the relevant time to be counted as present for purposes of calculating a quorum and respond to any other request by EROC for written consent, if any; and

•	vote, or cause to be voted, all of its common units and subordinated units beneficially owned as of the relevant time:

•	in favor of the approval of proposals to approve the recapitalization and related transactions (whether or not recommended by the Eagle Rock Board or the Eagle Rock Conflicts Committee);

•	in favor of the approval of proposals made by us or the Eagle Rock Conflicts Committee for an adjournment of the special meeting (if applicable); and

•	against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of any NGP Party under the Global Transaction Agreement or (b) interfere with, delay or attempt to discourage the consummation of the recapitalization and related transactions.

The Eagle Rock Conflicts Committee has the sole authority to act on our behalf with respect to the matters described in this paragraph.

Notwithstanding anything to the contrary in the Global Transaction Agreement, no approval of any unitholder proposal will be sought, and no special meeting will be held, if the Minerals Purchase and Sale Agreement has been terminated.

Recommendation of the Eagle Rock Board and Conflicts Committee; Change in Recommendation

The Eagle Rock Board and the Eagle Rock Conflicts Committee agreed to recommend approval of the recapitalization and related transactions to the holders of common units and subordinated units (the “recommendation”).

Notwithstanding the foregoing, at any time prior to obtaining the required unitholder approvals, the Eagle Rock Board and/or the Eagle Rock Conflicts Committee may withdraw, modify or qualify in any manner adverse to the NGP Parties the recommendation (any such action a “change in recommendation”) if the Eagle Rock Board and/or the Eagle Rock Conflicts Committee (as the case may be) has concluded in good faith, after consultation with its outside legal advisors and financial consultants, that the failure to make a change in recommendation would either not be in our best interests or in the best interests of the EROC public unitholders; provided, however, that the Eagle Rock Board and/or the Eagle Rock Conflicts Committee will not be entitled to exercise its rights to make a change in recommendation pursuant to this sentence unless we have provided to the NGP Parties five days prior written notice advising the NGP Parties that the Eagle Rock Board and/or the Eagle Rock Conflicts Committee intends to take such action and specifying the reasons for the change in recommendation in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action. Any change in recommendation will not change the approval of the recapitalization or related transactions or any other approval of the Eagle Rock Board and the Eagle Rock Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the matters contemplated by the Global Transaction Agreement.

Notification of Changes in Beneficial Ownership; Limitations on Transfer

Each of the NGP Parties will, while the Global Transaction Agreement is in effect, promptly notify us of the number of any new common units with respect to which beneficial ownership is acquired by such NGP Party, if any, after the date of the Global Transaction Agreement and before the expiration time. Any such common units will automatically become subject to the terms of the Global Transaction Agreement as though beneficially owned by such NGP Party as of the date of the Global Transaction Agreement.

Except as provided for in the Global Transaction Agreement, the NGP Parties agree, from the date of the Global Transaction Agreement until the expiration time, not to (i) directly or indirectly transfer or offer to transfer any of the common units or subordinated units beneficially owned by such NGP Party; (ii) tender any common units or subordinated units beneficially owned by such NGP Party into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of the NGP Parties to freely exercise all voting rights with respect to the common units or subordinated units beneficially owned by such NGP Party. Any action attempted to be taken in violation of the preceding sentence will be null and void.

The Eagle Rock Conflicts Committee has the sole authority to act on our behalf with respect to the matters described in this section “— Notification of Changes in Beneficial Ownership; Limitations on Transfer.”

Efforts to Complete the Recapitalization and Related Transactions

Subject to the terms and conditions of the Global Transaction Agreement, each party to the Global Transaction Agreement will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable laws, so as to enable consummation of the matters contemplated in the Global Transaction Agreement, including obtaining (and cooperating with the other parties to obtain) HSR Act approval, if required, or the expiration or early termination of any applicable waiting period thereunder, and any other third party approval that is required to be obtained by the party in connection with the recapitalization and related transactions and the other matters contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the matters contemplated in the Global Transaction agreement, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated in the Global Transaction Agreement or seeking material damages, and each party will cooperate fully with the other parties to that end, and will furnish to the other parties copies of all correspondence, filings and communications between it and its affiliates, on the one hand, and any governmental authority, on the other hand, with respect to the matters contemplated in the Global Transaction Agreement. In complying with the foregoing, we will not be required to take any action that is reasonably likely to result in a material adverse effect.

As used in this proxy statement, a “material adverse effect” or a “material adverse change” is any of the following:

•	any state of facts, change, development, event, effect, condition or occurrence that is material and adverse to the financial position, results of operations, business or assets of EROC and its subsidiaries taken as a whole; provided, however, that in no event will the impact of any of the following be considered in any determination of the existence of a material adverse effect under the provisions described in this bullet point:

•	circumstances affecting companies engaged in the gathering and processing of natural gas or the exploration and production of oil or natural gas (in each case in the geographic regions in which EROC and its subsidiaries operate) generally or affecting the natural gas gathering and processing or oil and natural gas exploration and production industry (in each case in the geographic regions in which EROC and its subsidiaries operate) generally (including in each case changes in the price of natural gas, natural gas liquids, crude oil, sulfur or other commodities and the cost associated with the drilling and/or production of natural gas);

•	any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States;

•	the effects of the recapitalization and related transactions and compliance by EROC with the Global Transaction Agreement on the financial position, results of operations, business or assets of EROC and its subsidiaries;

•	changes in laws or United States generally accepted accounting principles, which we refer to as “GAAP”; or

•	changes in the price or trading volume of the common units (provided that the provision described in this bullet point does not prevent a determination that any underlying cause of such change resulted in or contributed to a material adverse effect);

•	the Adjusted EBITDA (as that term is defined in the Global Transaction Agreement) of EROC for the calendar quarter ending (i) December 31, 2009 being less than $37.275 million, (ii) March 31, 2010 being less than $25.05 million, or (iii) June 30, 2010 being less than $24.675 million (all as reported or calculable from our SEC filings) and, in any such case the primary cause(s) of such reduced Adjusted EBITDA is or are reasonably expected to continue for 12 months from its or their inception;

•	the aggregate average daily throughput of all of EROC’s midstream and production assets (excluding the R&M Assets (as defined in the Minerals Purchase and Sale Agreement)) for the calendar quarter ending (i) December 31, 2009 being less than 464,141 mcf/d, (ii) March 31, 2010 being less than 481,287 mcf/d, or (iii) June 30, 2010 being less than 508,707 mcf/d and, in any such case the primary cause(s) of such reduced throughput is or are reasonably expected to continue for 12 months from its or their inception; or

•	the removal from office (with the approval of a majority of the members of the Eagle Rock Board who serve on the Eagle Rock Conflicts Committee), death or permanent disability of Joseph Mills, the chief executive officer of G&P LLC.

Press Releases

No party will, without the prior approval of the Eagle Rock Conflicts Committee in the case of any NGP Party and the NGP Parties in the case of EROC, issue any press release or written statement for general circulation relating to the matters contemplated by the Global Transaction Agreement, except as otherwise required by applicable law or regulation or the rules of the NASDAQ, in which case it will consult with the other applicable party before issuing any such press release or written statement.

Conduct of EROC’s Business

From the execution of the Global Transaction Agreement until the first business day following the closing of the surrender of the subordinated units and the incentive distribution rights, and except as contemplated by the recapitalization and related transactions, the Global Transaction Agreement or the Minerals Purchase and Sale Agreement, we will not, without the prior written consent of the NGP Parties:

•	conduct our business or the business of our subsidiaries other than in all material respects in the ordinary and usual course or take any action that would adversely affect our ability to perform any of our obligations under the Global Transaction Agreement;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity interests in us (other than (i) pursuant to employee benefit plans, qualified stock option plans or employee compensation plans or (ii) in connection with any equity offering contemplated by the Global Transaction Agreement);

•	make, declare or pay any distribution (except quarterly cash distributions of Available Cash (as defined in our current partnership agreement));

•	split, combine or reclassify any of our equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for our equity interests; or

•	repurchase, redeem or otherwise acquire any of our equity interests (other than pursuant to employee benefit plans, qualified stock option plans or employee compensation plans).

Notification of Certain Matters

We will give prompt notice to the NGP Parties of:

•	any fact, event or circumstance known to us that (A) would, or is reasonably likely to, individually or taken together with all other facts, events and circumstances known to us, result in a material adverse effect or (B) would, or is reasonably likely to, cause or constitute a material breach of any of our representations, warranties, covenants or agreements contained in the Global Transaction Agreement; and

•	any change in our condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would result in, or is reasonably likely to be expected to result in, a material adverse effect.

Additionally, we will promptly provide copies to the NGP Parties of all notices, requests, demands, and other communications delivered or received by any of our affiliates under the Minerals Purchase and Sale Agreement.

The NGP Parties will give us prompt notice of any fact, event or circumstance known to them that would, or is reasonably likely to, cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained in the Global Transaction Agreement.

Competing Proposals

Except as contemplated by the Global Transaction Agreement, we will not, and we will cause our representatives (including the Eagle Rock Conflicts Committee) not to, directly or indirectly:

•	solicit the submission of any competing proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any competing proposal.

“Competing proposal” as used in this proxy statement means any proposal, offer or inquiry from or by any person other than the NGP Parties and their affiliates:

•	relating to (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving EROC, (ii) the issuance by EROC of (A) any general partner interest in EROC or (B) any class of equity securities in EROC constituting more than 15% of such class of securities or (iii) the acquisition of, in any manner, directly or indirectly, (A) any general partner interest in EROC, (B) any class of equity securities in EROC constituting more than 15% of such class of securities, or (C) more than 15% of the consolidated total assets of EROC (including equity interests in any subsidiary of EROC) or (D) all or substantially all of the equity interests in or the assets held by Eagle Rock Production, L.P.; and

•	that is inconsistent with the consummation of the transactions contemplated by the Global Transaction Agreement or requires or results in termination of the Global Transaction Agreement.

Subject to the limitations described in the subsequent paragraph, nothing contained in the Global Transaction Agreement will prohibit us (or the Eagle Rock Conflicts Committee) from furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written competing proposal which did not result from a breach of the provisions described in this section “— Competing Proposals” (such party, a “receiving party”) if the Eagle Rock Board or the Eagle Rock Conflicts Committee determines, after consultation with its outside legal advisors and financial consultants, that such competing proposal could possibly lead to a change in recommendation.

EROC (including the Eagle Rock Conflicts Committee) will not provide any receiving party with any non-public information or data pertaining to EROC or any of its assets unless:

•	EROC has complied with all of its obligations described in this section “— Competing Proposals”;

•	the Eagle Rock Board or the Eagle Rock Conflicts Committee determines, after consultation with its outside legal advisors and financial consultants, that the provision of such non-public information to the receiving party could possibly lead to a change in recommendation; and

•	EROC has first (A) required the receiving party to execute and deliver a confidentiality agreement with terms deemed reasonable in good faith by the Conflicts Committee, (B) furnished a copy of such confidentiality agreement to the NGP Parties and (C) notified the NGP Parties of the identity of such person making the competing proposal.

EROC will promptly provide or make available to the NGP Parties any non-public information concerning EROC or any of its assets that is provided or made available to any receiving party which was not previously provided or made available to the NGP Parties.

Use of Proceeds

We will use all net proceeds we receive from all issuances of common units as contemplated in the Global Transaction Agreement (a) to pay to ERH (if to be paid in cash) the transaction fee payable as described under “— Payment of the Transaction Fee”, (b) to repay a portion of our outstanding indebtedness and (c) for our other general purposes, including, if determined by the Eagle Rock Board, resetting our hedge arrangements.

Assurances Regarding ERH’s Obligations

Subject to the terms and conditions of the Global Transaction Agreement, NGP VII and NGP VIII will take, and will cause ERH to take, promptly, or to cause to be taken promptly, all actions, and to do promptly, or to cause to be done promptly, all things necessary, proper or advisable to perform, fulfill or consummate ERH’s obligations under the Global Transaction Agreement other than:

•	the obligation to deliver a specific number of certificates representing subordinated units described above under “— The GP Acquisition Option — Deliveries at the Closing of the GP Acquisition Option” and

•	the obligation to deliver a specific quantum of ownership pursuant to the contribution agreement contemplated in the Global Transaction Agreement.

Assurances Regarding the Minerals Purchase and Sale Agreement

We will not, without the prior written consent of the NGP Parties:

•	permit the Minerals Business Selling Subsidiaries to waive, amend or otherwise modify the Minerals Purchase and Sale Agreement or any portion of the Minerals Purchase and Sale Agreement; or

•	permit the Minerals Business Selling Subsidiaries to terminate, or agree to terminate, the Minerals Purchase and Sale Agreement.

Required Unitholder Approval

No party will be required to consummate any of the transactions contemplated by the Global Transaction Agreement or the Minerals Purchase and Sale Agreement unless the required unitholder approvals have been obtained on or prior to the date of the consummation of such transaction.

Other Representations and Warranties

In addition to the representations and warranties of the parties to the Global Transaction Agreement described elsewhere under “The Global Transaction Agreement,” the Global Transaction Agreement contains certain additional representations and warranties as to certain matters, including the matters described below.

Representations and Warranties of All Parties

The Global Transaction Agreement contains representations and warranties of EROC and the NGP Parties as to, among other things:

•	legal organization, existence and good standing;

•	the effectiveness of all governmental authorizations and permits necessary for such party to carry on their respective business as now conducted;

•	due authorization (subject, in our case, to unitholder approval), execution and delivery of the Global Transaction Agreement;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and applicable law, in each case arising out of the execution, delivery and performance of the Global Transaction Agreement;

•	with the exception of HSR Act approval, if required, the absence of any required approvals from a governmental authority related to such party’s consummation of the transactions contemplated in the Global Transaction Agreement; and

•	the absence of any fees owed to investment bankers, finders or brokers in connection with the Global Transaction Agreement, except as otherwise disclosed to the other parties.

Representations and Warranties of EROC

The Global Transaction Agreement contains representations and warranties of EROC as to, among other things:

•	the capitalization of EROC and the due authorization and issuance of the equity interests in EROC;

•	the power and authority of EROC’s subsidiaries to conduct their business;

•	subject to the receipt of the required unitholder approval, the partnership and limited liability company power and authority to enter into the Global Transaction Agreement and consummate the transactions contemplated in the Global Transaction Agreement and due authorization of the execution, delivery and performance of the Global Transaction Agreement by EROC;

•	the material compliance with applicable requirements of the reports EROC has filed with the SEC since January 1, 2009, and the absence of materially misleading statements or omissions from such reports;

•	the determination of the Eagle Rock Conflicts Committee that the Global Transaction Agreement and the Minerals Purchase and Sale Agreement are in the best interest of EROC and the recommendation of the Eagle Rock Conflicts Committee to the Eagle Rock Board that the Eagle Rock Board approve the Global Transaction Agreement and the Minerals Purchase and Sale Agreement;

•	the approval of the Eagle Rock Board of the Global Transaction Agreement and the Minerals Purchase and Sale Agreement, and the recommendation by the Eagle Rock Board of the Global Transaction Agreement and the Minerals Purchase and Sale Agreement to the EROC public unitholders;

•	the delivery by Madison Williams and Company to the Eagle Rock Conflicts Committee of the written fairness opinion described under “Special Factors — Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee”; and

•	the due authorization, valid issuance and fully-paid and non-assessable character of any common units issued to an NGP Party pursuant to the Global Transaction Agreement.

Representations and Warranties of the NGP Parties

The Global Transaction Agreement contains representations and warranties of the NGP Parties as to, among other things:

•	the limited nature of the representations and warranties made by EROC, including the absence of any representation or warranties as to the future financial results or estimates thereof of EROC;

•	the qualification of such NGP Party as an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act and other representations related to securities laws; and

•	the ownership of such NGP Party of equity interests in EROC.

The Global Transaction Agreement contains representations and warranties of NGP VII and NGP VIII as to, among other things:

•	such party’s belief that the representations and warranties made by the other NGP Parties are true and correct and the absence of any action taken by such party to cause the representations and warranties made by any of the other NGP Parties to be untrue or incorrect; and

•	the financial ability of the NGP Parties to fund their respective obligations in connection with the recapitalization and related transactions.

Termination of the Global Transaction Agreement

Termination

Notwithstanding anything to the contrary in the Global Transaction Agreement, the Global Transaction Agreement may be terminated and the transactions contemplated in the Global Transaction Agreement that have not been consummated prior to such termination may be abandoned at any time prior to the date of the closing of the GP acquisition, whether before or after the receipt of the required unitholder approvals:

•	By the mutual consent of all of the parties to the Global Transaction Agreement in a written instrument;

•	By either the NGP Parties, on the one hand, or EROC, on the other, upon written notice to the other, if:

•	the required unitholder approvals have not been obtained on or before the termination date; provided that the right to terminate the Global Transaction Agreement as described in this bullet point will not be available to a party whose failure to fulfill any material obligation under the Global Transaction Agreement or other material breach of the Global Transaction Agreement has been the primary cause of, or resulted in, the failure of the required unitholder approvals to have been consummated on or before such date;

•	any governmental authority has issued a law or order or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by the Global Transaction Agreement or the Minerals Purchase and Sale Agreement or making any of the transactions contemplated by the Global Transaction Agreement or the Minerals Purchase and Sale Agreement illegal and such law or order or other action has become final and nonappealable (provided that the terminating party is not then in breach of its obligations described above under “— Other Covenants and Agreements — Efforts to Complete the Recapitalization and Related Transactions”;

•	the required unitholder approvals are not all obtained at the special meeting (or any adjournment or postponement of the special meeting as provided for in the Global Transaction Agreement);

•	there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in the Global Transaction Agreement on the part of the other party (treating the NGP Parties as one party for the purposes of this bullet point), which breach is not cured within 30 days following receipt by the breaching party of written notice of the breach from the terminating party, or which breach, by its nature, cannot be cured prior to the transaction fee payment date (provided in any such case that the terminating party delivers such notice prior to the transaction fee payment date and is not then in material breach of any representation, warranty, covenant or other agreement contained in the Global Transaction Agreement); or

•	there has been a material breach of any of the covenants or agreements set forth in the Global Transaction Agreement on the part of the other party (treating the NGP Parties as one party for the purposes of this bullet point), which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the transaction fee payment date (provided in any such case that the terminating party delivers such notice prior to the transaction fee payment date and is not then in material breach of any representation, warranty, covenant or other agreement contained in the Global Transaction Agreement);

•	By the NGP Parties:

•	upon written notice to EROC delivered prior to the receipt of the required unitholder approvals, if (i) EROC has willfully and materially breached its obligations described above under “— Other Covenants and Agreements — Competing Proposals” or (ii) a change in recommendation has occurred;

•	upon written notice to EROC delivered within eight trading days following the end of the applicable period of ten consecutive trading days if the average of the closing prices on the Nasdaq of a common unit during the ten consecutive trading days was less than $1.50; provided that no such notice may be delivered to EROC after the required unitholder approvals are obtained;

•	upon written notice to EROC delivered prior to the transaction fee payment date, if a material adverse effect has occurred; and

•	upon written notice to EROC delivered prior to the transaction fee payment date, if the transactions contemplated by the Minerals Purchase and Sale Agreement have not closed within seven business days following the unitholder approval date; and

•	By the Eagle Rock Conflicts Committee, upon written notice to the NGP Parties delivered prior to the receipt of the required unitholder approval, if at any time after the date of the Global Transaction Agreement, the Eagle Rock Conflicts Committee (after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants) determines that terminating the Global Transaction Agreement in favor of a competing proposal is either in the best interest of EROC or in the best interests of the EROC public unitholders.

In addition, the Global Transaction Agreement will automatically terminate, with no further action by any party, upon the termination of the Minerals Purchase and Sale Agreement prior to the closing of the Minerals Business Sale. EROC will provide prompt written notice to the NGP Parties of any such termination.

Effects of Termination; Termination Fee

If the Global Transaction Agreement is terminated pursuant to the provisions described in “— Termination” above, the terminating party will promptly give written notice thereof to the other parties specifying the provision of the Global Transaction Agreement pursuant to which the termination is made, and the Global Transaction Agreement will be null and void and, except as described in this paragraph or below under “— Fees and Expenses” or as otherwise expressly provided in the Global Transaction Agreement, no party will have any rights or obligations under the Global Transaction Agreement, except that no such termination will relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained in the Global Transaction Agreement.

If the Global Transaction Agreement is terminated

•	by the Eagle Rock Conflicts Committee as described in the fourth bullet point under “— Termination” above,

•	by any party as described in the third sub-bullet point under the second bullet point under “— Termination” above and a change in recommendation occurred or

•	by the NGP Parties as described in the fifth sub-bullet point under the second bullet point under “— Termination” above because EROC breached its obligations regarding filing or transmission of this proxy statement, then in any such case EROC will pay to ERH, within five business days after such termination, the termination fee of $7 million cash in immediately available funds. If the Minerals Purchase and Sale Agreement is terminated by Black Stone Acquisition Sub because either EROC or any of its affiliates breached any representation, warranty or covenant in the Minerals Purchase and Sale Agreement, then EROC will pay to ERH, within five business days after such termination, the termination fee.

Notwithstanding anything to the contrary in the Global Transaction Agreement, the parties agree that in circumstances where payment of the termination fee is required under the Global Transaction Agreement, upon such payment, the payment of any termination fee in accordance with the provisions described in this section “— Effects of Termination; Termination Fee” will be the exclusive remedy of the NGP Parties for (i) any loss suffered as a result of the failure of the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under the Global Transaction Agreement and the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement. Upon payment of the termination fee as described in this section “— Effects of Termination; Termination Fee,” none of EROC or its subsidiaries or any of their respective directors, affiliates, officers or agents, as the case may be, will have any further liability or obligation to the NGP Parties relating to or arising out of the Global Transaction Agreement and the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement.

Fees and Expenses

Whether or not any or all of the transactions contemplated by the Global Transaction Agreement and the Minerals Purchase and Sale Agreement are consummated and whether or not any or all of the required unitholder approvals are received, EROC will reimburse the NGP Parties for all documented reasonable out-of-pocket costs and expenses incurred in connection with the Global Transaction Agreement and the transactions contemplated by the Global Transaction Agreement, including reasonable attorneys’ fees. The provisions described in this paragraph will survive any termination of the Global Transaction Agreement.

THE INTERIM PARTNERSHIP AGREEMENT AMENDMENT

The following is a summary of the material provisions of the Interim Partnership Agreement Amendment, which is attached as Annex B to this proxy statement. Unless the Eagle Rock Conflicts Committee elects to pay the transaction fee in cash, the Amended and Restated Partnership Agreement will be adopted prior to the commencement of the rights offering. In that event, it will not be necessary to enter into the Interim Partnership Agreement Amendment, as the Amended and Restated Partnership Agreement includes the provisions contemplated in the Interim Partnership Agreement Amendment.

In order to facilitate the transactions contemplated by the Global Transaction Agreement, we will amend our current partnership agreement following the receipt of the requisite unitholder approval by entering into the Interim Partnership Agreement Amendment. The Interim Partnership Agreement Amendment amends certain provisions in our current partnership agreement which allows us to allocate gain and loss and make adjustments to capital accounts in order to maintain economic uniformity of any common units issued upon the exercise of rights and warrants with our other outstanding common units.

In connection with the cancellation of our existing incentive distribution rights and subordinated units, we will amend and restate our current partnership agreement, as amended by the Interim Partnership Agreement Amendment, in its entirety, adopting the Amended and Restated Partnership Agreement attached as Annex C to this proxy statement. For additional information, see “The Amended and Restated Partnership Agreement” beginning on page 159.

Adjustments to Capital Accounts; Accounting for Rights and Warrants

Our current partnership agreement, as amended by the Interim Partnership Agreement Amendment, requires that we make adjustments to capital accounts upon the issuance of additional units (including as a result of the exercise of any rights and warrants that may be outstanding at such time). In this regard, we are required to allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. The Interim Partnership Agreement Amendment provides that, if any warrants are outstanding, for purposes of determining the amount of such unrealized gain or loss, we will reduce the fair market value of our property (to the extent of any unrealized income or gain in our property that has not previously been reflected in the capital accounts) to reflect the incremental share of such fair market value that would be attributable to the holders of such outstanding warrants if all of such warrants were exercised for common units as of such date. Thereafter, if any warrants are exercised, the Interim Partnership Agreement Amendment provides for these and similar adjustments and allocations in order to provide uniform capital accounts among the units issued upon the exercise of such warrants and the existing common units.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. Our current partnership agreement provides certain mechanisms to help ensure the uniformity of our common units, which will be amended by the Interim Partnership Agreement Amendment as summarized below.

Uniformity of Common Units Received Upon Exercise of Rights

Pursuant to the terms of the Interim Partnership Agreement Amendment, with respect to any taxable period ending after a right is exercised, all or a portion of the remaining items of partnership gross income or gain for such taxable period will be allocated 100% to each partner holding a common unit received upon the exercise of a right until each such partner has been allocated an amount of gross income or gain that increases the capital account maintained with respect to such common units received upon the exercise of rights to an amount equal to the product of (A) the number of common units received upon the exercise of rights held by such partner and (B) the capital account, on a per unit basis, for a common unit (other than a common unit received upon exercise of a right).

Discretion of General Partner

Our general partner may exercise certain discretion to preserve the uniformity of our common units, including common units received upon the exercise of rights, by:

•	Adopting such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions;

•	Making special allocations for federal income tax purposes of income (including gross income), gains, losses, deductions, unrealized gains or unrealized losses; or

•	Amending the provisions of our partnership agreement as appropriate to (i) reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Internal Revenue Code or (ii) otherwise preserve or achieve uniformity of the limited partner interests of EROC.

THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Partnership Agreement, which is attached as Annex C to this proxy statement. We summarize the following provisions of our Amended and Restated Partnership Agreement elsewhere in this proxy statement:

•	with regard to distributions of available cash, please read “EROC Cash Distribution Policy Following the Effectiveness of the Amended and Restated Partnership Agreement;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Federal Income Tax Consequences of the Recapitalization and Related Transactions.”

Pursuant to the Global Transaction Agreement, we will enter into our Amended and Restated Partnership Agreement contemporaneously with the contribution by EHR and ERGP of all of our outstanding incentive distribution rights and subordinated units and payment of the transaction fee. The amendments contained in our Amended and Restated Partnership Agreement are primarily related to:

•	The cancellation of subordinated units and incentive distribution rights in our partnership agreement, including the concepts of a minimum quarterly distribution and a subordination period (and, as a result, the concept of arrearages on the common units); and

•	Certain restrictions on the ability of the NGP Parties to sell 5% or more of the partnership securities of any class for a sales price that exceeds the market price of our common units by 5% or more. Please read “— Transfer of Partnership Securities by the NGP Parties.”

In addition, the Amended and Restated Partnership Agreement contains a number of additional amendments that apply following the GP acquisition. If the GP acquisition does not occur, these provisions will not become effective. The following is a summary of certain provisions that become effective upon the GP acquisition.

Board of Directors	Following the GP acquisition, our common unitholders that are not affiliated with Natural Gas Partners would be entitled to elect a majority of the Eagle Rock Board. Please read ‘‘— Board of Directors Following the GP Acquisition.”

Capital contributions	Following the GP acquisition, no capital contributions may be made in respect of our general partner’s interest. Please read “— Capital Contributions.”

Limited preemptive right	Following the GP acquisition, our general partner would no longer have the right to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner. Please read “— Issuance of Additional Securities.”

Withdrawal of the general partner	Following the GP acquisition, our general partner may no longer withdraw as general partner. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	Following the GP acquisition, our general partner may not be removed without the vote of 100% of the outstanding units, including those held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Following the GP acquisition, our general partner may not transfer its general partner interest in us or otherwise delegate the power and authority to manage and control our business and affairs. See “— Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	Following the GP acquisition, our general partner must remain a direct or indirect subsidiary of EROC. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited call right	Upon the GP acquisition, the right of our general partner to acquire all, but not less than all, of the limited partner interests of any class of limited partner interests held by unaffiliated persons when our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of such class will automatically terminate. Please read “— Limited Call Right.”

Organization and Duration

Our partnership was organized in May 2006 and will have a perpetual existence.

Purpose

Our purpose under the Amended and Restated Partnership Agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring, drilling and producing crude oil, condensate and natural gas; the business of gathering, compressing, treating, processing, transporting and selling natural gas and the business of transporting and selling NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our Amended and Restated Partnership Agreement.

Cash Distributions

Our Amended and Restated Partnership Agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest. For a description of these cash distribution provisions, please read “EROC Cash Distribution Policy Following the Effectiveness of the Amended and Restated Partnership Agreement.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “— Limited Liability.”

Prior to the GP acquisition, our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 1.09% general partner interest if we issue additional units. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units. Following the GP acquisition, no capital contributions may be made in respect of our general partner’s interest.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require the approval of a majority of the common units voting as a class.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the Amended and Restated Partnership Agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “— Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “— Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “— Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “— Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2016 in a manner that would cause a dissolution of our partnership. Following the GP acquisition, our general partner may no longer withdraw as general partner. Please read “— Withdrawal or Removal of the General Partner.”

Removal of the general partner	If such removal is prior to the GP acquisition, not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates; if such removal is after the GP acquisition, then 100% of the outstanding units, including those held by our general partner and its affiliates. Please read “— Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Prior to the GP acquisition, our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. Prior to the GP acquisition, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2016. Following the GP acquisition, our general partner may not transfer its general partner interest in us. See “— Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval required prior to the GP Acquisition. Following the GP acquisition, our general partner must remain a direct or indirect subsidiary of the EROC. Please read “— Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Amended and Restated Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the Amended and Restated Partnership Agreement; or

•	to take other action under the Amended and Restated Partnership Agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the Amended and Restated Partnership Agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the Amended and Restated Partnership Agreement.

Our subsidiaries conduct business in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the Amended and Restated Partnership Agreement, or to take other action under the Amended and Restated Partnership Agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our Amended and Restated Partnership Agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our Amended and Restated Partnership Agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our Amended and Restated Partnership Agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Prior to the GP acquisition, upon issuance of additional partnership securities, our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its general partner interest in us. Our general partner’s interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Following the GP acquisition, our general partner’s interest in us will be zero, and no capital contributions may be made in respect of our general partner’s interest.

Prior to the GP acquisition, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units, that existed immediately prior to each issuance. Following the GP acquisition, this right will automatically terminate. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General.  Amendments to our Amended and Restated Partnership Agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our Amended and Restated Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of December 31, 2009, our general partner and its affiliates owned approximately 22.3% of the outstanding common, including unvested restricted common units currently issued under our long — term incentive plan.

No Unitholder Approval.  Our general partner may generally make amendments to our Amended and Restated Partnership Agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our Amended and Restated Partnership Agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	any amendment expressly permitted in our Amended and Restated Partnership Agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our Amended and Restated Partnership Agreement;

•	any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our Amended and Restated Partnership Agreement;

•	a change in our fiscal year or taxable year and related changes;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our Amended and Restated Partnership Agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our Amended and Restated Partnership Agreement; or

•	are required to effect the intent expressed in the registration statement from our initial public offering or this proxy statement or the intent of the provisions of our Amended and Restated Partnership Agreement or are otherwise contemplated by our Amended and Restated Partnership Agreement.

Opinion of Counsel and Unitholder Approval.  Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our Amended and Restated Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the Amended and Restated Partnership Agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Amended and Restated Partnership Agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the Amended and Restated Partnership Agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the Amended and Restated Partnership Agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the Amended and Restated Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our Amended and Restated Partnership Agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our Amended and Restated Partnership Agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our Amended and Restated Partnership Agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•	neither our partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “EROC Cash Distribution Policy Following the Effectiveness of the Amended and Restated Partnership Agreement — Distribution of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2016, if the GP acquisition has not occurred, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our Amended and Restated Partnership Agreement. Notwithstanding the information above, prior to the GP acquisition, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. Following the GP acquisition, our general partner may no longer withdraw as general partner. In addition, prior to the GP acquisition, the Amended and Restated Partnership Agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Prior to the GP acquisition, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Following the GP acquisition, our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 100% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal prior to the GP acquisition. As of December 31, 2009, our general partner and its affiliates owned 22.3% of the outstanding common units (including unvested restricted common units currently issued under our long — term incentive plan).

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our Amended and Restated Partnership Agreement, a successor general partner will have the option to purchase the general partner interest of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Prior to the GP acquisition, except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to September 30, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our Amended and Restated Partnership Agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Following the GP acquisition, our general partner may not transfer any of its general partner units or otherwise delegate the power and authority to manage and control our business and affairs.

Transfer of Ownership Interests in the General Partner

Our Amended and Restated Partnership Agreement does not restrict ERH and its affiliates, prior to the GP acquisition, from selling or transferring all or part of its partnership interests in ERGP, or its membership interest in G&P LLC to an affiliate or third party without the approval of our unitholders. Pursuant to the Global Transaction Agreement, ERH has agreed not to sell, transfer or permit any encumbrance to exist with respect to its partnership interests in ERGP or its membership interest in G&P LLC without the prior consent of the Conflicts Committee. Please read “The Global Transaction Agreement — The GP Acquisition Option — Covenants Related To General Partner Activities.” Following the GP acquisition, our general partner must remain a direct or indirect subsidiary of EROC.

Transfer of Partnership Securities by the NGP Parties

Prior to the fifth anniversary of the unitholder approval date or the expiration of the GP acquisition option, the NGP Parties (individually or collectively) may not, without the prior approval of the Conflicts Committee, sell 5% or more of the partnership securities of any class (including securities underlying outstanding warrants) for a sales price that exceeds the market price of our common units by 5% or more except in a broadly distributed underwritten public equity offering or where such premium is shared pro rata with all unitholders.

Change of Management Provisions

Our Amended and Restated Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove ERGP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. Prior to the GP acquisition, this loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Following the GP acquisition, this loss of voting rights does not apply to the NGP Parties, to any person or group who acquires the units with the prior approval of the board of directors of our general partner following the GP acquisition and any other person or group designated by the board of directors of our general partner following the GP acquisition.

Limited Call Right

If at any time prior to the GP acquisition, our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

•	As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

This right automatically terminates upon the GP acquisition.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Special meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. In addition, following the GP acquisition, we will hold annual meetings for the election of a portion of our directors. Please read “— Board of Directors Following the GP Acquisition.” Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Prior to the GP acquisition, this restriction des not apply to our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates. Following the GP acquisition, this restriction does not apply to the NGP Parties and certain other holders. Please read “— Change of Management Provisions.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our Amended and Restated Partnership Agreement will be delivered to the record holder by us or by the transfer agent.

Board of Directors Following the GP Acquisition

Following the GP acquisition, the size of the Eagle Rock Board would be automatically reconstituted to include two new additional independent directors appointed by the Eagle Rock Conflicts Committee, for a total of nine directors, as described below. Those nine directors would be comprised of:

•	five directors elected by our common unitholders other than the NGP Parties (the “Elected Directors”), three of which must be independent;

•	one management director (the “Management Director”), which will be the chief executive officer of G&P LLC or his designee; and

•	three directors appointed by Natural Gas Partners (the “NGP Directors”).

The initial NGP Directors will be appointed by Natural Gas Partners promptly following the GP acquisition. The remaining independent directors at such time and the additional independent directors appointed by the Eagle Rock Conflicts Committee will constitute Elected Directors. The directors will be classified with respect to their term of office into three classes as equal in number as possible. No class will contain more than one NGP Director.

Each calendar year following the GP acquisition, we will hold an annual meeting of our limited partners to elect a number of individuals equal to the number of Elected Directors whose terms expire at such annual meeting to hold office until the third succeeding annual meeting or until such director’s earlier death, resignation or removal. The individuals to stand for election as Elected Directors must be nominated by either a majority of the Elected Directors on the Eagle Rock Board or a limited partner holding at least 20% of our outstanding common units at the time of notice for nomination. In order for a limited partner to make such nomination, it must provide notice of the nomination to our general partner not earlier than 135 days or less than 120 days prior to the anniversary of the preceding year’s annual meeting and comply with certain other requirements set forth in our Amended and Restated Partnership Agreement. The Elected Directors will be elected by a plurality of the votes cast. The NGP Parties are not entitled to vote in any election of Elected Directors unless the NGP Parties’ ownership interest in our outstanding common units falls below 5%. In addition, at each annual meeting, the NGP Parties will appoint a number of individuals equal to the number of NGP Directors whose terms expire at such annual meeting, to hold office until the third succeeding annual meeting or until such director’s earlier death, resignation or removal.

An Elected Director may be removed only for cause upon the vote of a majority of other Elected Directors. An NGP Director may be removed at any time by Natural Gas Partners or for cause by a majority of the remaining directors. In addition, if at any time that the NGP Parties’ ownership interest in our outstanding common units falls below 20% or 10%, however, Natural Gas Partners will only have the right to nominate and elect two or one NGP Directors, respectively. If the NGP Parties’ ownership interest in our outstanding common units falls below 5%, then all of our directors will be elected by our common unitholders.

Any vacancies in Elected Directors (whether due to death, resignation or removal of an Elected Director or an increase in the total number of Elected Directors) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining Elected Directors then in office. An Elected Director may be removed only for cause and only upon a vote of the majority of the remaining Elected Directors then in office. Any vacancies in NGP Directors may be filled by Natural Gas Partners in its sole discretion.

Status as Limited Partner

By transfer of common units in accordance with our Amended and Restated Partnership Agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our Amended and Restated Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our Amended and Restated Partnership Agreement.

In addition to the indemnification provisions in our Amended and Restated Partnership Agreement, we have also entered into indemnification agreements with the officers and directors of G&P LLC. Please read “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Directors’ and Officers’ Indemnification Agreements.”

Reimbursement of Expenses

Our Amended and Restated Partnership Agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our Amended and Restated Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our Amended and Restated Partnership Agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our Amended and Restated Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Eagle Rock Energy GP, L.P. as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and fees.

THE MINERALS BUSINESS SALE

Pursuant to the Minerals Purchase and Sale Agreement, we will sell to Black Stone Acquisition Sub all of our Minerals Business for cash consideration of $174.5 million, subject to customary purchase price adjustments. The Minerals Purchase and Sale Agreement is attached to this proxy statement as Annex D. Please read the Minerals Purchase and Sale Agreement carefully and fully as it is the legal document that governs the Minerals Business Sale.

You are not being asked to approve the Minerals Purchase and Sale Agreement or the Minerals Business Sale. The Minerals Purchase and Sale Agreement, however, will automatically terminate if the Global Transaction Agreement is terminated pursuant to its terms. Additionally, the transactions contemplated in the Global Transaction Agreement are conditioned upon the consummation of the Minerals Business Sale.

About the Minerals Business

Through our Minerals Business, we acquire and manage fee mineral, overriding royalty and royalty interests, either through direct ownership or through investment in other partnerships. Our Minerals Business is a diversified set of fee mineral, overriding royalty interests and royalty interests comprised of interests in multiple trends and geologic basins over 5.6 million gross mineral acres (430,000 net mineral acres) and interests in over 2,800 productive wells across 17 states in the United States and the Gulf of Mexico. As of December 31, 2009, these interests had proved reserves of approximately 4.8 Bcf of natural gas and 2.9 MMBbls of crude oil (100% proved developed producing). These interests produced an average of approximately 1.05 MBoe/d (net to our interest) during 2009.

The Minerals Business is comprised almost entirely of mineral, royalty and overriding royalty interests. Our ownership in our minerals or royalties is a direct ownership of the mineral estate and ownership of partnership interests in other limited partnerships that were created to own and manage mineral and royalty interests. We have limited concentration of operators or wellbores in a single play type or exploration activity. Successful management of minerals entails actively leasing and promoting the mineral estate to active oil and natural gas producers to entice them to lease and develop the oil and natural gas potential. We do not operate the substantial majority of these properties, but we do have small mineral interests underlying our Big Escambia Creek, Flomaton and Fanny Church Upstream assets, which we do operate.

Minerals Proved Reserves

The following table presents the Partnership’s estimated net proved natural gas and oil reserves in the Minerals Business as of December 31, 2009. These volumes are based on independent reserve reports prepared by Cawley, Gillespie & Associates, Inc.

Reserve Data: Minerals Segment

Estimated net proved reserves:
Natural gas (Bcf)	4.8
Oil (MMBbls)	2.9
Total (Bcfe)	22.4
Proved developed (Bcfe)	22.4
Proved developed reserves as a % of total proved reserves	100%

Brea Olinda Royalty

Our most significant royalty interest is a 12.5% non-participating royalty interest in the oil production from three units of the Brea Olinda Field (Stearns, West Brea, and East Naranjal) and a 3.75% non-participating royalty interest in a fourth unit (Columbia). The field is located in Orange County, California and all of the units are operated by Linn Western Energy.

Production from the field is medium gravity crude oil and has a very low decline rate due to ongoing secondary recovery, infill drilling and workover operations. Our net production is approximately 213 Bbl/d, which represents about half of the crude oil and condensate production in the Minerals Business.

Fruitland Coal Bed Methane (CBM) Overriding Royalty, New Mexico

Another significant asset in the Minerals Business is overriding royalty interests in certain wells in two units in the Fruitland CBM Field: the Northeast Blanco and San Juan 30 6 Units. Our net production of natural gas is approximately 305 Mcf/d, which represents approximately 9% of the gas production in the Minerals Business.

Ivory Acquisitions Partners, L.P. and Ivory Working Interests, L.P.

We hold the majority of our mineral interests (all but approximately 10,000 net mineral acres) as a co-investor in an acquisition agreement signed in 2004 with respect to a set of mineral interests from the Pure Resources Company: these interests were previously owned by International Paper, and we refer to them in this proxy statement as the “Pure Minerals.” The transaction was led by Black Stone Minerals, who serves as the manager of the mineral interests. As part of the transaction, we received direct title to approximately 13.2% of 92% of the mineral interests (the “direct title minerals”); the remaining 8% of the mineral interests was placed into Ivory Acquisition Partners, L.P. (“IAP”), a private partnership of which we owned approximately 13.2% of the limited partner units. We account for the direct title minerals using the consolidation method while our interest in IAP is accounted for under the equity method. We acquired these interests through the Montierra Acquisition in 2007.

In June 2008, we were notified by Black Stone Minerals that certain payout hurdles specified in the IAP partnership agreement had been reached. As a result, pursuant to the partnership agreement, we were required to assign our limited partnership interest in IAP to Black Stone Minerals for $1, and we no longer own an interest in IAP. This reversion of interest in IAP does not affect the direct title minerals, nor does it affect our proved reserve quantities. We had not previously included the IAP portion of the minerals in our proved reserves because we knew the reversion would occur (although we were uncertain when).

Also in our Minerals Business is a 13.2% limited partnership interest in Ivory Working Interests, L.P. This entity owns non-operating working interests in some of the wells in which we own a mineral interest, and its general partner is Black Stone Minerals. We do not own direct title to the working interests of Ivory Working Interests, L.P., so it is accounted for under the equity method.

Ivory Working Interests, L.P. was formed at the same time as IAP, and its purpose was to hold title to current and future working interests related to the Pure Minerals. These working interests derive from certain leases on the minerals that Black Stone Minerals executed which, under certain conditions, gave the mineral owners the right to participate collectively as a working interest owner (in addition to their participation as royalty owners). Under the various agreements that exist between the co-investors, IAP, Ivory Working Interests, L.P. and the Black Stone Minerals, Ivory Working Interests, L.P. has the right to use the revenues generated in IAP or from the direct title minerals as a source of funding for its drilling and production costs, in the event and only to the extent that Ivory Working Interests, L.P. ’s internal cash flow is insufficient to cover these costs. In 2009, approximately $2.6 million was retained by Black Stone Minerals for investment in Ivory Working Interests, L.P.

For additional information about our Minerals Business, please see our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated into this proxy statement by reference.

The Minerals Purchase and Sale Agreement

General; Purchase Price; Deposit

Under the terms of the Minerals Purchase and Sale Agreement, the Minerals Business Selling Subsidiaries have agreed to sell and Black Stone Acquisition Sub has agreed to purchase all of the partnership interests (the “Interests”) in Eagle Rock Production, L.P., a Texas limited partnership (the “Acquired Company” and, together with its subsidiary Eagle Rock Development Company, L.L.C., a Texas limited liability company (the “Acquired Sub”), the “Acquired Companies”) which owns and operates the Minerals Business, for an aggregate cash purchase price of $174.5 million, subject to purchase price adjustments as described below.

At the time the Minerals Purchase and Sale Agreement was signed, Black Stone Acquisition Sub delivered a deposit of $17 million into escrow, to be used toward the purchase price if the Minerals Business Sale is completed.

The obligations of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub under the Minerals Purchase and Sale Agreement have been guaranteed by EROC and Black Stone Minerals, respectively.

Purchase Price Adjustments

The effective date of the Minerals Business Sale will be January 1, 2010, and the purchase price will be adjusted to ensure that (i) EROC receives the benefit of all revenues received and incurs the costs of all costs incurred on account of operation of or production from the Minerals Business before January 1, 2010 and (ii) Black Stone Acquisition Sub receives the benefit of all revenues received and incurs the costs of all costs incurred on account of operation of or production from the Minerals Business on or after January 1, 2010. In addition, the purchase price will be adjusted to credit EROC for any capital expenditures made by or on behalf of Ivory Working Interests, L.P. at any time after December 1, 2009.

Closing

The closing of the Minerals Business Sale will take place, at Black Stone Acquisition Sub’s election, on any day not fewer than three or more than seven business days following the receipt of the requisite unitholder approvals.

Representations and Warranties

The Minerals Purchase and Sale Agreement contains customary representations and warranties of the parties.

No Solicitation of Competing Proposals

The Minerals Business Selling Subsidiaries will not, and they will cause their representatives not to, directly or indirectly, (i) solicit the submission of any competing minerals business proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any competing minerals business proposal.

For purposes of this proxy statement, a “competing minerals business proposal” is any proposal, offer or inquiry from or by any person, other than the NGP Parties and their affiliates or Black Stone Acquisition Sub and its affiliates, relating to (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving the Acquired Company, or (ii) the acquisition of, in any manner, directly or indirectly, all or substantially all of the equity securities in the Acquired Company or the Minerals Business assets.

Except as described in the subsequent paragraph, nothing contained in the Minerals Purchase and Sale Agreement will prohibit the Minerals Business Selling Subsidiaries or any of their affiliates or representatives from (A) furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written competing minerals business proposal which did not result from a breach of the covenants described in this section (such party, a “receiving party”) if the Eagle Rock Board or the Eagle Rock Conflicts Committee determines that furnishing such information to, or entering into or participating in discussions or negotiations with, any such person is likely to be in the best interests of EROC or the EROC public unitholders or (B) taking and disclosing a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

The Minerals Business Selling Subsidiaries will not provide a receiving party in respect of a competing minerals business proposal with any non-public information or data pertaining to the Acquired Companies or any of the Minerals Business assets unless (i) the Minerals Business Selling Subsidiaries have complied with all of their obligations described in this section, (ii) the Eagle Rock Board or the Eagle Rock Conflicts Committee determines that the provision of such non-public information to the receiving party is likely to be in the best interests of EROC or the EROC public unitholders, and (iii) the Minerals Business Selling Subsidiaries have first required the receiving party to execute and deliver a confidentiality agreement with terms deemed reasonable in good faith by the Eagle Rock Conflicts Committee. The Minerals Business Selling Subsidiaries will promptly provide or make available to Black Stone Acquisition Sub any non-public information that is provided or made available to any receiving party pursuant to the terms described in this section which was not previously provided or made available to Black Stone Acquisition Sub.

Conditions to the Completion of the Minerals Business Sale

The Minerals Business Sale cannot be completed unless certain conditions to closing are met or those conditions are waived by the appropriate parties. The obligations of each of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub to complete the Minerals Business Sale are conditioned upon, among other things:

•	the material accuracy of the representations and warranties of their counterparty or counterparties contained in the Minerals Purchase and Sale Agreement;

•	the performance of their counterparty or counterparties of its or their obligations under the Minerals Purchase and Sale Agreement; and

•	the absence of any order, writ, injunction or decree in effect that, on a temporary or a permanent basis, enjoins or invalidates any of the transactions contemplated by the Minerals Purchase and Sale Agreement or the Global Transaction Agreement.

In addition, the obligations of the Minerals Business Selling Subsidiaries to complete the Minerals Business Sale are conditioned on the receipt of the required unitholder approvals described in this proxy statement. If the required unitholder approvals are not received, the Minerals Business Selling Subsidiaries may elect to waive that condition to closing and still complete the Minerals Business Sale, provided that no party to the Minerals Business Sale terminates the Minerals Purchase and Sale Agreement or that the Minerals Purchase and Sale Agreement has not terminated automatically as described below under “— Termination.”

Termination

The Minerals Purchase and Sale Agreement may be terminated and the Minerals Business Sale abandoned at any time prior to the completion of the Minerals Business Sale in the following manner:

•	By mutual written consent of the Minerals Business Selling Subsidiaries and Black Stone Acquisition Sub;

•	By either the Minerals Business Selling Subsidiaries or Black Stone Acquisition Sub, if:

•	The Minerals Business Sale has not been completed on or before June 30, 2010 (or a permitted extension of that date under certain limited circumstances), unless the failure to complete the Minerals Business Sale is due to a breach of the Minerals Purchase and Sale Agreement by the party seeking to terminate the Minerals Purchase and Sale Agreement; or

•	There is any statute, rule or regulation that makes the consummation of the Minerals Business Sale illegal or otherwise prohibited or a governmental entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Minerals Purchase and Sale Agreement, and the order, decree or ruling has become nonappealable.

Additionally, the Minerals Purchase and Sale Agreement will automatically terminate if the Global Transaction Agreement is terminated pursuant to its terms. For a description of the circumstances in which the Global Transaction Agreement may be terminated, please see “The Global Transaction Agreement — Termination of the Global Transaction Agreement” beginning on page 155.

Effect of Termination

In the event that (i) the Minerals Purchase and Sale Agreement is terminated by the Minerals Business Selling Subsidiaries because the Minerals Business Sale has not been completed by June 30, 2010 (or a permitted extension of that date under certain limited circumstances) and (ii) Black Stone Acquisition Sub is in material breach of the Minerals Purchase and Sale Agreement at the time of the termination, then the Minerals Business Selling Subsidiaries will be entitled to retain the $17 million deposit delivered into escrow by Black Stone Acquisition Sub in connection with the execution of the Minerals Purchase and Sale Agreement. If the Minerals Purchase and Sale Agreement is terminated for any other reason, then the escrow agent will return the deposit to Black Stone Acquisition Sub.

Indemnification by the Minerals Business Selling Subsidiaries

Subject to the terms and conditions contained in the Minerals Purchase and Sale Agreement, from and after the closing date, but not before the closing date, the Minerals Business Selling Subsidiaries will jointly and severally indemnify, defend and hold harmless Black Stone Acquisition Sub, its affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ and experts’ fees and expenses), which we collectively refer to as “damages,” of any nature whatsoever, asserted against, resulting to, imposed upon, or incurred by Black Stone Acquisition Sub, its affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives, directly or indirectly, by reason of or to the extent resulting from any breach of (i) the Minerals Business Selling Subsidiaries’ representations and warranties contained in the Minerals Purchase and Sale Agreement (provided, however, that for purposes of determining whether any representation or warranty has been breached, any materiality qualifier contained in the representation or warranty shall be disregarded), or (ii) the Minerals Business Selling Subsidiaries’ covenants and agreements contained in the Minerals Purchase and Sale Agreement.

Subject to the terms and conditions contained in the Minerals Purchase and Sale Agreement, from and after the closing date, but not before the closing date, the Minerals Business Selling Subsidiaries will jointly and severally indemnify, defend and hold harmless Black Stone Acquisition Sub, its affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives from and against any and all damages asserted against, resulting to, imposed upon, or incurred by Black Stone Acquisition Sub, its affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives, directly or indirectly, by reason of or to the extent resulting from or related to the Acquired Companies’ liabilities that are not related to the Minerals Business assets.

Indemnification by Black Stone Acquisition Sub

Subject to the terms and conditions contained in the Minerals Purchase and Sale Agreement, from and after the closing date, but not before the closing date, Black Stone Acquisition Sub will indemnify, defend and hold harmless the Minerals Business Selling Subsidiaries, their affiliates and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives, from and against any and all damages asserted against, resulting to, imposed upon, or incurred by the Minerals Business Selling Subsidiaries, their affiliates and their respective officers, directors, stockholders, managers, partners, employees, agents and representatives, directly or indirectly, by reason of or to the extent resulting from (i) any breach by Black Stone Acquisition Sub of its representations and warranties or covenants and agreements contained in the Minerals Purchase and Sale Agreement, and (ii) except to the extent such damages are covered by the Minerals Business Selling Subsidiaries’ indemnification obligations described above under “— Indemnification by the Minerals Business Selling Subsidiaries,” the ownership and operation of the Acquired Companies and the Minerals Business assets, whether before or after the closing date.

COSTS RELATED TO THE RECAPITALIZATION AND RELATED TRANSACTIONS

We will pay all of our expenses related to the recapitalization and related transactions and this proxy statement and all related SEC and other regulatory filing fees, as well as the reasonable expenses of the NGP Parties in connection with the recapitalization and related transactions, including fees and expenses of counsel, accountants and financial advisors; provided that in the event the Global Transaction Agreement is terminated under certain circumstances, the NGP Parties may be required to pay their own expenses. Please read “The Global Transaction Agreement — Fees and Expenses” beginning on page 157.

Madison Williams and Company has provided certain financial advisory services to the Eagle Rock Conflicts Committees in connection with the recapitalization and related transactions. We will pay Madison Williams and Company compensation for its services, and we have agreed to reimburse Madison Williams and Company for all reasonable out-of-pocket expenses incurred by them, including the reasonable fees and expenses of legal counsel, and to indemnify Madison Williams and Company against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. See “Special Factors — Opinion of Madison Williams and Company — Financial Advisor to the Eagle Rock Conflicts Committee” for more information about Madison Williams and Company’s compensation.

Lazard has provided certain financial advisory services to the Eagle Rock Conflicts Committee in connection with its evaluation of a potential recapitalization transaction. We paid Lazard $250,000 in connection with its services, prior to the termination by mutual agreement of Lazard’s engagement as a financial advisor to the Eagle Rock Conflicts Committee. We also reimbursed Lazard for certain reasonable out-of-pocket expenses incurred by them, and we have agreed to indemnify Lazard against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws.

We have retained Morrow & Co., LLC, as a proxy solicitation and information agent in connection with the recapitalization and related transactions. The proxy solicitor may contact holders of EROC common units by mail, telephone, facsimile, e-mail and personal interview and may request banks, brokers, dealers and other nominee unitholders to forward materials relating to the recapitalization and related transactions to beneficial owners.

As compensation for acting as a proxy solicitation and information agent in connection with the recapitalization and related transactions, Morrow & Co., LLC will receive reasonable and customary compensation. Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by us in connection with the recapitalization and related transactions:

(In thousands)

Legal	$
Financial Advisors	$
Accounting	$
Printing and Mailing	$
SEC Filing Fees	$
Proxy Solicitation and Information Agent	$
Miscellaneous	$
Total	$

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF
THE RECAPITALIZATION AND RELATED TRANSACTIONS

General

The following is a discussion of the material U.S. federal income tax consequences of the surrender of the subordinated units and incentive distribution rights, the rights offering, including the issuance of the warrants, the GP acquisition, the Minerals Business Sale and the public equity offering (together, the “recapitalization and related transactions”) that may be relevant to current EROC public common unitholders. Unless otherwise noted, the description of the law and legal conclusions set forth in the discussion relating to the consequences of the recapitalization and related transactions to EROC and its unitholders are the opinion of Vinson & Elkins L.L.P. This discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing final and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”), administrative rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. EROC has not sought a ruling from the Internal Revenue Service, which is referred to as the “IRS,” with respect to any of the tax matters discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete description of all U.S. federal income tax consequences of the recapitalization and related transactions to the unitholders of EROC. Moreover, this discussion focuses on unitholders of EROC who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens, other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), mutual funds (RICs), dealers in securities or currencies, traders in securities that elect to mark-to-market, unitholders who acquired EROC units from EROC in exchange for property other than cash (and those who acquired their units from such unitholders other than by purchase through a national securities exchange), affiliates of EROC’s general partner, or persons who hold EROC common units as part of a hedge, straddle or conversion transaction. Also, this discussion assumes that EROC common units are held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code) at the time of the recapitalization and related transactions. Furthermore, except as specifically provided, this discussion does not address the tax considerations arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

If an EROC unitholder is an entity or arrangement classified as a partnership for U.S. federal income tax purposes, the tax treatment of each partner of such partnership generally will depend upon the status of the partner and upon the activities of the partnership. A partner in a partnership that holds EROC common units is encouraged to consult its own tax advisor.

As stated above, no ruling has been or will be requested from the IRS with respect to the tax consequences of the recapitalization and related transactions. Instead, EROC will rely on opinions of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Some tax aspects of the recapitalization and related transactions are not certain and no assurance can be given that the opinions and the statements made in this proxy statement with respect to tax matters will be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the recapitalization and related transactions may be significantly modified by future legislative, regulatory or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Other than as described herein, no opinions are being given with respect to any other tax matters arising from the recapitalization and related transactions. Moreover, the discussion herein assumes that the recapitalization and related transactions are consummated in the manner contemplated by, and in accordance with, the terms set forth in the Global Transaction Agreement and described in this proxy statement.

EROC unitholders should consult with, and must rely on, their own tax advisors in analyzing the federal, state, local and foreign consequences particular to them of the recapitalization and related transactions in light of their own particular circumstances, including the possible effects of changes in federal or other tax laws.

The Surrender of the Subordinated Units and Incentive Distribution Rights

Pursuant to the Global Transaction Agreement, ERH and ERGP will contribute to EROC all of the incentive distribution rights of EROC and 20,691,495 subordinated units in EROC, representing all of the outstanding subordinated units in EROC, and EROC will amend its partnership agreement to provide for the cancellation of the incentive distribution rights and subordinated units.

No gain or loss should be recognized by the existing EROC unitholders as a result of the surrender of the subordinated units and incentive distribution rights, other than gain, if any, resulting from any decrease in the portion of EROC liabilities allocated to the common unitholders pursuant to Section 752 of the Internal Revenue Code. Assuming the transaction fee is paid in units, the unit issuance may cause the percentage interest of each existing common unitholder in EROC to decrease and, therefore, decrease each common unitholder’s share of EROC liabilities, which, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Internal Revenue Code. See “Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of EROC liabilities allocated to a unitholder. In addition, special allocations may be required in order to maintain the uniformity of economic and tax characteristics among any units issued to ERH as the transaction fee and the existing EROC common units. See “Economic Uniformity and True-Up Allocations,” below, for a discussion regarding the impact of such allocations and “— Allocation of the Transaction Fee,” for a discussion of the allocation of the transaction fee for tax purposes.

The Rights Offering

Under the Global Transaction Agreement, EROC will distribute to its existing unitholders 0.35 of a detachable right for each outstanding common and general partner unit. Each whole right will entitle the holder to acquire, for an exercise price of $2.50 (the “Right Subscription Price”), both a newly-issued common unit of EROC and a detachable warrant to purchase an additional common unit of EROC. The rights will be freely transferable, and it is expected that they will trade on a national securities exchange. For a discussion of the anticipated tax consequences associated with the warrants, see “— The Warrants.” Pursuant to the Global Transaction Agreement, the NGP Parties are required to exercise all of the rights in full (other than over subscription rights).

Rights Distribution

Except as described below with respect to the receipt of rights, which may be taxable to a unitholder under certain limited circumstances, the distribution of the rights should not be taxable to the EROC common unitholders.

Although the treatment is not certain and meritorious arguments exist to the contrary, for reasons, including that the rights are freely tradable as a separate security, EROC intends to treat the rights as “marketable securities” under Section 731(c) of the Internal Revenue Code. In that case, the distribution of the rights would be treated as a cash distribution by EROC of an amount equal to the fair market value of the rights if the cash distribution would be taxable to a unitholder. Distributions made by EROC to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his EROC common units immediately before the distribution. Cash distributions made by EROC to a unitholder in an amount in excess of his tax basis in his EROC common units generally will be considered to be gain from the sale or exchange of those EROC common units.

The precise value of the rights is not currently known, but EROC intends to take the position that the fair market value of the rights is equal to the weighted average trading price of the rights for the period that the rights are traded. Because of the prices at which the holders of EROC common units purchased their respective common units, it is not anticipated that existing EROC common unitholders should recognize gain as a result of the rights distribution.

Disposition of Rights

In general, for federal income tax purposes, a holder of rights who chooses to sell such rights will recognize gain or loss in an amount equal to the difference, if any, between the amount realized by the rights holder and that holder’s basis in its rights. The amount realized upon the sale of rights will be measured by the sum of all consideration received by the seller of rights. To determine a unitholder’s basis in the right the unitholder receives from us, the unitholder must equitably apportion his tax basis in his interests in us between his common units and his rights. Equitable apportionment generally means that the tax basis allocated to the interest being sold (the right) equals an amount that bears the same relation to the unitholder’s tax basis in his entire interest in EROC (the right and the units) as the value of the interest sold (the right) bears to the value of the unitholder’s entire interest in EROC (the right and the units). The precise value of the rights and common units are not currently known. EROC intends to take the position that the fair market value of the rights and common units will be established by using their respective weighted average trading prices for the period that the rights are traded. Unitholders may use the actual sales price they receive in determining the equitable apportionment of their basis among the rights they receive and their common units. Due to the limited period in which the rights are outstanding, any gain or loss from the disposition of such rights will be short-term capital gain or loss.

Non-Partner Status of Holders of Rights

Ownership of a right alone should not cause the holder to be treated as a partner in EROC, as such rights holder will not have an interest in the capital or profits of the partnership unless or until the point at which the right is exercised and a newly issued EROC common unit is issued.

Exercise of Rights

Treatment of Exercising Rights Holders

A holder of rights who exercises its rights will receive, in exchange for the right exercise price, one common unit and one warrant to purchase another common unit pursuant to the terms of the warrant. Although there is no direct and controlling authority addressing the allocation of an EROC common unitholder’s tax basis in his common unit and the warrant to purchase another common unit, we will take the position that the exercise price for the right would be allocated among the common unit and the warrant based upon their relative fair market values, because the exercise price for the right is paid in exchange for two separate interests in EROC. The precise value of the warrants is not currently known, but we will take the position that the fair market value of the warrants is equal to the weighted average trading price of the warrants for the first 20 business days that the warrants are traded.

The initial per unit capital account with respect to a common unit issued upon the exercise of a right will equal the amount of the exercise price that is allocated to the purchase of the common unit (the “Right Contributed Capital”). However, under the terms of the partnership agreement and in accordance with Internal Revenue Code Section 704(b) and the Treasury Regulations thereunder, immediately prior to the exercise of the rights, the capital accounts of all other common units will be adjusted to take into account the fair market value of EROC’s assets at such time (the “Fair Value Capital”). As discussed in more detail below under the heading “Economic Uniformity and True-Up Allocations,” because EROC cannot match transferors and transferees of units, EROC must maintain uniformity of the economic and tax characteristics of the EROC common units to a purchaser of these EROC common units. Therefore, under the terms of EROC’s partnership agreement, EROC will be required to make a special allocation of gross income to those holders of rights who exercise their rights to purchase a common unit equal to the excess of the Fair Value Capital per common unit over the Right Contributed Capital.

Because the gross income allocations to the holders of common units issued upon the exercise of the rights will reduce the net income otherwise allocable to EROC’s general partner and unitholders, the net effect of these special allocations to any current EROC unitholder will depend upon the level of participation among all holders of rights and whether a particular unitholder exercises its rights. For a discussion of the anticipated composite impact of the recapitalization and related transactions on the amount of taxable income allocable to the common unitholders, see “— Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock.

Treatment of Other Unitholders

A unitholder who does not exercise its rights will suffer a decrease in such unitholder’s percentage interest in EROC and, therefore, a decrease in such common unitholder’s share of EROC liabilities, which, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Internal Revenue Code. See “Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of EROC liabilities allocated to a unitholder.

Although there is no direct and controlling authority addressing the ability of an EROC common unitholder to recognize a loss upon failing to exercise or otherwise dispose of a right it receives in respect of its common units, it is anticipated that no loss would be recognizable and that the unitholder would recombine the tax bases that may otherwise have been equitably apportioned to his rights with his tax basis apportioned to his common units.

The Warrants

As described above, upon the exercise of a right, the purchaser will acquire a common unit and a warrant. Under the terms of these warrants, the holder will be entitled to purchase an additional common unit at an exercise price of $6.00, which may be exercised during the two-year period following the completion of the rights offering on any exercise date provided in the warrant. The warrants will be freely transferable, and it is expected that they will trade on a national securities exchange.

The tax consequences relating to the issuance and exercise of the warrants are unclear. There is no direct legal authority as to the proper federal income tax treatment of the warrants, and we do not intend to request a ruling from the IRS regarding the warrants. Instead, we will follow proposed Treasury Regulations issued on January 22, 2003, relating to the tax treatment of noncompensatory options and convertible instruments issued by partnerships (the “Noncompensatory Option Regulations”). It is important to note that the Noncompensatory Option Regulations are proposed Treasury Regulations that are not finalized and are subject to change. In fact, the IRS could assert other characterizations of the warrants because proposed Treasury Regulations have no force and effect of law, as they are viewed merely as suggestions made for public comment. Consequently, if the warrants are issued, no assurance can be provided that the issuance and exercise of the warrants will be tax free or that our methods to be adopted for allocating income and loss among our unitholders to take into account the outstanding warrants will be given effect for federal income tax purposes. Thus, the discussion herein related to the treatment of the warrants describes the anticipated tax consequences under the proposed Noncompensatory Option Regulations, but is not the opinion of Vinson & Elkins L.L.P.

Issuance of the Warrants

Under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3, the issuance of a warrant is treated as an “open transaction” for federal income tax purposes. Thus, no gain or loss is recognized by the current EROC unitholders or the warrant holders upon the issuance of the warrants.

Non-Partner Status of Holders of Warrants

Ownership of a warrant alone should not cause the holder to be treated as a partner in EROC, as a warrant holder will not have an interest in the capital or profits of the partnership unless or until the point at which the warrant is exercised and a newly issued EROC common unit is issued.

Exercise of the Warrants

Treatment of Exercising Warrant Holders

Upon the exercise of a warrant, the open transaction will be closed, and the exercising warrant holder will be treated as having contributed in exchange for a newly issued common unit an amount of money equal to the sum of the portion of the Right Subscription Price allocable to the purchase of a warrant and the amount paid to exercise such warrant and purchase the common unit (together, the “Warrant Contributed Capital”). It is anticipated that the Warrant Contributed Capital will be less than the Fair Value Capital per common unit at the time the warrants are exercised. As discussed in more detail below under the heading “Economic Uniformity and True-Up Allocations,” however, EROC is required to maintain uniformity of the economic and tax characteristics of the EROC common units to a purchaser of these EROC common units. To address this potential for a discrepancy among the capital accounts of the common units issued upon exercise of warrants and other common units currently outstanding, the Amended and Restated Partnership Agreement adopts the methods and principles proposed in the Noncompensatory Option Regulations. In accordance with the Noncompensatory Option Regulations, the Amended and Restated Partnership Agreement provides (i) a method for interim adjustments to the capital accounts upon certain unrelated events, such as the issuances of additional EROC common units by EROC in exchange for either cash or property contributions, while the warrants are outstanding, (ii) a method for adjustments to the capital accounts upon the exercise of a warrant, and (iii) the use of special allocations among the unitholders to address any discrepancy between the Warrant Contributed Capital and the Fair Value Capital per common unit at the time the warrants are exercised. Pursuant to these methods and principles, a warrant holder who exercises its warrant will bear the burden of the difference between its Warrant Contributed Capital and the Fair Value Capital per common unit over a number of years in a manner that is consistent with the treatment of the contribution of appreciated property to EROC. The net effect of these special allocations to any current EROC unitholder will depend upon many factors, including the level of participation among all holders of warrants, the size of the discrepancy between the Warrant Contributed Capital and the Fair Value Capital per common unit and the tax life of the assets held at the time the warrants are being exercised.

Treatment of Other Unitholders

The exercise of warrants will result in the issuance of additional EROC common units. The issuance of additional EROC common units will decrease an EROC common unitholder’s percentage interest in EROC and, therefore, decrease a common unitholder’s share of EROC liabilities, which, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Internal Revenue Code. See “Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of EROC liabilities allocated to a unitholder.

Lapse of the Warrants

Treatment of the Warrant Holders

Upon the lapse of a warrant, the open transaction will be closed. However, the warrant holder will not have contributed any property in exchange for a partnership interest. Instead, the warrant holder will be treated as having purchased an option and allowed that option to lapse. Therefore, it is anticipated that the warrant holder would recognize a capital loss equal to the portion of the Right Subscription Price allocable to the purchase of a warrant.

Treatment of Other Unitholders

In the event that a warrant holder allows its warrants to lapse, EROC and its unitholders will recognize income equal to the aggregate amounts paid for the warrants that lapse.

The GP Acquisition Option

Under the Global Transaction Agreement, ERH will grant EROC an option to acquire all issued and outstanding limited liability company interests of G&P LLC and limited partner interests of ERGP, and thereby acquire control of the EROC general partner interests held by ERGP, in exchange for the issuance and distribution to ERH of 1,000,000 common units of EROC.

Acquisition of the GP Acquisition Option; Deemed Exercised

In general, an option transaction remains open until it is completed through lapse, exercise, sale, or other disposition. However, because such a large portion of the transaction fee has been allocated to the GP acquisition option, under general tax principles, it is a foregone conclusion that the option will be exercised. Therefore, for federal income tax purposes, the option should be deemed exercised as of the date it is granted. See “— Allocation of the Transaction Fee,” below, for a discussion of the allocation of the transaction fee. Upon the deemed exercise of the GP acquisition option, ERH should be treated as contributing the general partner interests to EROC in exchange for 1,000,000 common units and an amount equal to the portion of the transaction fee allocated to the GP acquisition option. The issuance of these EROC common units will decrease an EROC common unitholder’s percentage interest in EROC and, therefore, decrease a common unitholder’s share of EROC liabilities, which, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Internal Revenue Code. See “— Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of EROC liabilities allocated to the existing common unitholders. In addition, special allocations may be required in order to maintain the uniformity of economic and tax characteristics among any units issued to ERH in exercising the GP acquisition option and the existing EROC common units. See “Economic Uniformity and True-Up Allocations,” below, for a discussion regarding the requirement of economic uniformity and the impact of any such allocations.

The Minerals Business Sale

Pursuant to the Minerals Purchase and Sale Agreement, EROC will sell the Minerals Business to Black Stone Minerals in a fully taxable transaction in exchange for cash consideration of $174.5 million, subject to purchase price adjustments. The proceeds from the Minerals Business Sale primarily will be used to repay indebtedness currently outstanding. Because the gain resulting from the sale will be allocated in a manner that takes into account the difference between the fair market value and tax basis of the Minerals Business that existed at the time the Minerals Business was contributed to EROC by certain EROC unitholders, EROC anticipates that the majority of any gain recognized on the Minerals Business Sale will be specially allocated to the initial contributors of the Minerals Business to EROC. Nonetheless, existing common unitholders will be allocated a portion of the gain from the Minerals Business Sale. A portion of any such gain allocated to the existing common unitholders, determined by reference to the amount of depletion previously deducted by the unitholders with respect to the Minerals Business, may be subject to recapture rules and taxed as ordinary income, and the remainder generally will be treated as capital gain. The exact amount of any such gain and ordinary income to be allocated to a common unitholder will depend on numerous factors, including the price paid by the unitholder for its common units (and the basis adjustment to such unitholder’s share of EROC common basis under Section 743(b) of the Internal Revenue Code) and the deductions previously allocated to such unitholder in respect of the Minerals Business. As a result of the Minerals Business Sale, EROC anticipates that common unitholders who purchased their units before April 2008 will be allocated between $0.40 and $0.90 of capital gain and $0.40 and $0.70 of ordinary income attributable to recapture items per common unit, and common unitholders who purchased their units during and after April 2008 will be allocated between $0.80 and $1.70 of capital gain and $0.20 and $0.40 of ordinary income attributable to recapture items per common unit. Because a unitholder’s share of EROC’s trade or business losses and deductions are subject to passive loss limitations, unitholders may not offset their share of this ordinary income from recapture or their share of this capital gain with their share of EROC’s passive losses. Any such ordinary income and capital gain allocable to the common unitholders as a result of the Minerals Business Sale are reflected in EROC’s composite projections described below under the heading “— Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders.”

Equity Offering

Pursuant to the Global Transaction Agreement, EROC may complete an equity offering meeting specific negotiated requirements. The issuance of additional EROC common units will decrease an EROC common unitholder’s percentage interest in EROC and, therefore, decrease a common unitholder’s share of EROC liabilities, which, in turn, will result in a corresponding deemed distribution of cash pursuant to Section 752 of the Internal Revenue Code. See “— Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts,” below, for a discussion regarding the impact of a reduction in the portion of EROC liabilities allocated to the existing unitholders. Subject to terms and conditions included in the Global Transaction Agreement and described under “The Global Transaction Agreement — The Equity Offering — Commitment of the NGP Parties Related to Equity Offering,” the NGP Parties have agreed to, under certain circumstances, purchase a number of our common units at $3.10 per unit that leads to an aggregate investment equal to the lesser of (i) $105 million minus the actual gross proceeds (if any) of the equity offering and (ii) $41,648,370.

Potential for Income or Gain Recognition as a Result of Reducing Debt Shifts

As a result of the recapitalization and related transactions, a portion of the EROC liabilities currently allocable to the existing EROC common unitholders will be shifted to the holders of the EROC common units issued by EROC as part of the recapitalization and related transactions. An EROC common unitholder will not recognize taxable gain as a result of the shift in EROC liabilities if the unitholder’s tax basis in his EROC common units is positive without including any basis associated with the unitholder’s allocable share of EROC liabilities.

An EROC unitholder’s initial tax basis in its EROC common units consists of the amount such unitholder paid for EROC common units plus such unitholder’s share of EROC’s liabilities. That basis is decreased, but not below zero, by any decreases in such unitholder’s share of EROC liabilities. A significant portion of EROC’s liabilities are considered nonrecourse liabilities. For these purposes, “nonrecourse liabilities” are liabilities of EROC for which no partner, including the general partner, bears the economic risk of loss. EROC’s nonrecourse liabilities are generally allocated among the EROC unitholders based on each unitholder’s share of EROC profits. As stated above, the recapitalization and related transactions may result in a reduction in the allocable share of EROC liabilities of an existing EROC common unitholder, which is referred to as a “reducing debt shift.” In such case, each existing EROC common unitholder will be deemed to have received a cash distribution equal to the amount of the reducing debt shift.

Distributions made by EROC to a common unitholder generally will not be taxable to the common unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds the unitholder’s tax basis in its common units immediately before the distribution. Distributions from us that are in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units. Thus, if a reducing debt shift and the resulting deemed cash distribution exceeds such unitholder’s basis in its EROC common units, such unitholder would recognize gain in an amount equal to such excess. However, such unitholder generally will not recognize taxable gain if such unitholder’s tax basis in its EROC common units is positive without including any basis associated with such unitholder’s share of EROC liabilities. Because of the prices at which the holders of EROC common units purchased their respective common units, it is not anticipated that an existing EROC unitholder will recognize a taxable gain as a result of any potential reducing debt shifts caused by the recapitalization and related transactions.

Economic Uniformity and True-Up Allocations

Because EROC cannot match transferors and transferees of EROC common units, EROC must maintain uniformity of the economic and tax characteristics of the EROC common units to a purchaser of these EROC common units. Therefore, to the extent that the recapitalization and related transactions, including any resulting issuance of units to ERH, reduces the per unit capital account of ERH’s common units, the partnership agreement requires us to make special allocations to restore economic uniformity of ERH’s common units before such common units can be freely transferrable. Under the terms of the Amended and Restated Partnership Agreement, the general partner is authorized to utilize special allocations among the partners of unrealized gain, unrealized loss, income, gain, loss or deductions to the extent necessary to restore economic uniformity.

Over time, the tax effect to any current EROC common unitholder of these special allocations to ERH will be to decrease such existing common unitholder’s allocable share of EROC’s net taxable income. For a discussion of the anticipated composite impact of the recapitalization and related transactions on the amount of taxable income allocable to the common unitholders, see “— Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders.”

Allocation of the Transaction Fee

Under the Global Transaction Agreement, EROC will pay to ERH a transaction fee of $29 million, payable in common units valued at the greater of (i) 90 percent of a volume-adjusted trailing 10-day average of the trading price of our common units calculated on the transaction fee determination date and (ii) $3.10 per common unit, unless the Eagle Rock Conflicts Committee elects, in its sole discretion, for us to pay the transaction fee in cash. The Eagle Rock Conflicts Committee must make such election, if at all, at least 20 days prior to the special meeting. The tax treatment of the transaction fee depends, in part, upon the allocation of the transaction fee among the fair market value of (i) the assets acquired by EROC from the NGP Parties, including the surrender of the incentive distribution rights and subordinated units and the GP acquisition option and (ii) the services rendered to EROC by the NGP Parties in connection with the recapitalization and related transactions, including full exercise of the rights received by the NGP Parties, the standby commitment by the NGP Parties, and services rendered by the NGP Parties in structuring the transactions. Pursuant to the process provided by the Global Transaction Agreement, ERH and EROC have agreed to allocate the transaction fee to the surrender of the incentive distribution rights and the GP acquisition option, valued at $1 million and $28 million, respectively. No assurance can be given that the IRS or any similar state or local authority will not challenge the allocation set forth in the preceding sentence, and if successfully challenged, the resulting tax consequences may be different than anticipated.

Assuming the transaction fee is paid in units, the portion of the transaction fee that is allocated to the surrender of the incentive distribution rights should be treated as a recapitalization of ERH’s partnership interest in EROC. The portion allocated to the surrender, as described in the prior sentence, would not be deductible to EROC or its unitholders. For additional discussion related to the impact of any amounts allocated to the surrender, please see “— The Surrender of the Subordinated Units and Incentive Distribution Rights.” Assuming the transaction fee is paid in units, the portion of the transaction fee that is allocated to the GP acquisition option should be treated as a recapitalization of the general partner interest in EROC. The portion allocated to the GP acquisition option, as described in the prior sentence, would not be currently deductible to EROC or its unitholders. Please see “— The GP Acquisition Option” for more discussion regarding the tax impact related to the acquisition and deemed exercise of the GP acquisition option. If the transaction fee were paid in cash, no portion of the payment would be currently deductible to EROC or its unitholders, and payment in cash may reduce the deductions otherwise available to common unitholders. For a discussion of the anticipated composite impact of the recapitalization and related transactions on the amount of taxable income allocable to the common unitholders, see “— Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders.”

Effect of the Recapitalization and Related Transactions on EROC’s Taxable Income Allocable to Common Unitholders

EROC estimates that if the recapitalization and related transactions are carried out in accordance with the Global Transaction Agreement, it will result in an increase in the amount of taxable income allocable to the existing EROC common unitholders for the period from January 1, 2010 through December 31, 2012, which is referred to as the “Projection Period.” Specifically, EROC estimates that existing EROC common unitholders will be allocated, on a cumulative basis, between $0.30 and $0.70 more net ordinary income (or less net ordinary loss) per common unit during the Projection Period as a result of the recapitalization and related transactions, excluding any gain from the Minerals Business Sale. EROC anticipates that even with the incremental effects of the recapitalization and related transactions, most, if not all, existing common unitholders will be allocated a net passive loss for the Projection Period. In addition, as a result of the Minerals Business Sale, for the tax year 2010, EROC unitholders will be allocated a portion of the gain recognized on the sale of such properties. A portion of any such gain, determined by reference to the amount of depletion previously deducted by the unitholders with respect to the Minerals Business, may be subject to recapture rules and taxed as ordinary income, and the remainder generally will be treated as capital gain. Each unitholder’s share of such recapture income and capital gain depends upon the prices and times at which such unitholder purchased its common units. EROC anticipates that common unitholders who purchased their units before April 2008 will be allocated between $0.40 and $0.90 of gain and $0.40 and $0.70 of ordinary income attributable to recapture items per common unit, and common unitholders who purchased their units during and after April 2008 will be allocated between $0.80 and $1.70 of capital gain and $0.20 and $0.40 of ordinary income attributable to recapture items per common unit. Even though the unitholders may otherwise be allocated a net loss from EROC’s trade or business activities for the calendar year 2010 (or have suspended passive losses), because such losses and deductions are subject to passive loss limitations, unitholders will not be able to use such passive losses or deductions to offset their share of the ordinary income attributable to recapture items or their share of the capital gain from the Minerals Business Sale.

The amount and effect of the increase in net income, or decrease in net loss, allocated to an existing EROC common unitholder resulting from the recapitalization and related transactions will depend upon the unitholder’s particular situation, including when the unitholder purchased its EROC common units (and the basis adjustment to such unitholder’s share of EROC common units under Section 743(b) of the Internal Revenue Code), the unitholder’s subsequent investment decisions, including whether the unitholder exercises its rights and warrants, and the ability of the unitholder to utilize any suspended passive losses. While EROC anticipates that existing common unitholders have suspended passive losses, the projections described in the paragraph above and the supporting analysis do not consider the ability of any particular EROC unitholder to utilize such suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the projected increased net ordinary income (or decreased net ordinary loss) allocated to such unitholder.

The estimates above are based upon many assumptions, including (i) the recapitalization and related transactions are completed in accordance with the Global Transaction Agreement, (ii) the Minerals Business Sale will be completed by April 15, 2010, (iii) the Rights Offering is conducted and 100% of the rights will be exercised by May 31, 2010, (iv) neither the equity offering contemplated by the Global Transaction Agreement nor any other equity offering or issuance occurs during the Projection Period, (v) that each existing unitholder fully exercises its rights and exercises its warrants, (vi) the transaction fee is paid to ERH in common units and allocable entirely to the incentive distribution rights and the GP acquisition option acquired by EROC from the NGP Parties as agreed to by the parties, (vii) no portion of the transaction fee is currently deductible, and (viii) EROC makes no material acquisitions of depletable or depreciable assets. The estimates above are only applicable to existing EROC common unitholders and are not indicative of potential allocations to subsequent purchasers of common units, or those persons who acquire units by exercising rights or warrants acquired from third parties.

In addition, these estimates are based on current tax law and tax reporting positions that EROC has adopted or will adopt and with which the IRS could disagree. Moreover, these estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which

EROC has no control. Accordingly, no assurance can be given that these estimates will prove to be correct. The actual increase of net income (or decrease in the amount of net loss) could be higher or lower, and any such differences could be material and could materially affect the value of an EROC unitholder’s common units. For example, the federal income tax liability of a unitholder could be increased during the Projection Period if (i) any material portion of the transaction fee is allocable to the services rendered to EROC by the NGP Parties, or (ii) EROC makes a future offering of EROC common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during such periods, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to EROC’s assets.

THE PARTIES TO THE RECAPITALIZATION AND RELATED TRANSACTIONS

Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P. is a publicly traded Delaware limited partnership engaged in the business of:

•	gathering, compressing, treating, processing and transporting natural gas; fractionating and transporting NGLs; and marketing natural gas, condensate and NGLs;

•	acquiring, developing and producing interests in oil and natural gas properties; and

•	acquiring and managing fee mineral, overriding royalty and royalty interests, either through direct ownership or through investment in other partnerships.”

The executive offices of EROC are located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

Eagle Rock Energy GP, L.P.

Eagle Rock Energy GP, L.P. is a Delaware limited partnership and the general partner of EROC. In addition to its general partner interest in us, ERGP owns all of our outstanding incentive distribution rights. The executive offices of ERGP are located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

Eagle Rock Energy G&P, LLC

Eagle Rock Energy G&P, LLC, or G&P LLC, is a Delaware limited liability company and the general partner of ERGP. Because our general partner, ERGP, is a limited partnership, its general partner, G&P LLC, makes all determinations on behalf of ERGP, including determinations related to the conduct of our business and operations. As a result, the executive officers of G&P LLC, under the direction of the board of directors of G&P LLC make all decisions on behalf of our general partner with respect to the conduct of our business and operations.

The executive offices of ERGP are located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

Natural Gas Partners

The Natural Gas Partners family of private equity funds are a leading private equity capital source for the energy industry. Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. beneficially own directly or through certain controlled or wholly-owned entities, including ERH, 12,310,046 common units, 20,691,495 subordinated units and all of the equity interests in our general partner (directly and through their ownership of all equity interests of our general partner’s general partner, G&P LLC), which holds 844,551 general partner units and the incentive distribution rights in us. Founded in 1988, the Natural Gas Partners family of private equity funds represents a $7.2 billion family of investment funds organized to make direct equity investments in private energy enterprises.

The executive offices of Natural Gas Partners are located at 125 E. John Carpenter Freeway, Suite 600, Irving, Texas 75062. The telephone number is (972) 432-1440.

Eagle Rock Holdings, L.P.

Eagle Rock Holdings, L.P. is a Texas limited partnership and the sole equity owner of ERGP. Natural Gas Partners owns approximately 82% of ERH (directly and through its general partner) and controls ERH. In addition, certain directors and officers of G&P LLC have ownership interests in ERH. Please see “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.”

Directly and through its wholly-owned subsidiary, G&P LLC, ERH owns 2,338,419 common units in EROC, 20,691,495 subordinated units in EROC and all of the equity interests in our general partner (directly and through their ownership of all equity interests of our general partner’s general partner, G&P LLC), which holds 844,551 general partner units and the incentive distribution rights in us. The executive offices of ERH are located at 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002. The telephone number is (281) 408-1200.

Montierra Minerals & Production Company, L.P.

Montierra Minerals & Production Company, L.P. is a Texas limited partnership and its general partner, Montierra Management LLC, is a Texas limited liability company. Montierra beneficially owns 2,868,556 common units, and Montierra Management LLC directly owns an additional 28,491 common units. In addition, certain directors and officers of G&P LLC have ownership interests in Montierra. Please see “Special Factors — Interests of Certain Persons in the Recapitalization and Related Transactions — Equity Interests in EROC.” The executive offices of Montierra and its general partner are located at 24 Greenway Plaza, Suite 450, Houston, Texas, 77046. The telephone number is (713) 843-7501.

Black Stone Minerals Company, L.P.

Black Stone Minerals Company, L.P. is a privately-owned Delaware limited partnership located in Houston, Texas, and is one of the largest private fee mineral and royalty interest owners in the United States. BSAP II GP, L.L.C. is a subsidiary of Black Stone Minerals Company, L.P. that is acting as the acquiring entity in the Minerals Business Sale.

While Black Stone Minerals is not affiliated with the NGP Parties, it manages a significant portion of the mineral interests owned by EROC and constituting EROC’s Minerals Business and controls the executive rights on a substantial portion of EROC’s minerals. Black Stone Minerals is also the general partner of Ivory Working Interests, L.P. We are selling our limited partner interests in Ivory Working Interests, L.P. as part of the Minerals Business Sale.

The executive offices of Black Stone Minerals and Black Stone Acquisition Sub are located at 1001 Fannin Street, Suite 2020, Houston, Texas 77002. The telephone number is (713) 658-0647.

DIRECTORS AND EXECUTIVE OFFICERS OF G&P LLC

The following table shows information for the directors and executive officers of G&P LLC.

Name	Age	Position with G&P LLC

Joseph A. Mills	50	Chairman and Chief Executive Officer, Director
Jeffrey P. Wood	39	Senior Vice President, Chief Financial Officer and Treasurer
Alfredo Garcia	44	Senior Vice President, Corporate Development
Charles C. Boettcher	36	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary
Steven G. Hendrickson	48	Senior Vice President, Technical Evaluations
William E. Puckett	54	Senior Vice President, Midstream Business
Joseph E. Schimelpfening	48	Senior Vice President, Upstream and Minerals Business
William J. Quinn	39	Director
Kenneth A. Hersh	47	Director
Philip B. Smith	58	Director
William A. Smith	65	Director
John A. Weinzierl	41	Director
William K. White	67	Director

Joseph A. Mills was elected Chairman of the Board and Chief Executive Officer of G&P LLC in May 2007. Additionally, Mr. Mills has served since April 19, 2006, and will continue to serve for the foreseeable future, as Chief Executive Officer and as a manager of Montierra Management LLC, which is the general partner of Montierra. From January 2006 to April 2006, Mr. Mills took some personal time off to spend time with his family. From September 2003 to January 2006, Mr. Mills was the Senior Vice President of Operations for Black Stone Minerals Company, LP, a privately held company. From March 2001 to August 2003, Mr. Mills was a Senior Vice President of El Paso Production Company, a wholly-owned subsidiary of El Paso Corporation.

Jeffrey P. Wood was elected Senior Vice President and Chief Financial Officer of G&P LLC in January 2009. On March 11, 2009, Mr. Wood was appointed Treasurer of G&P LLC. From August 2006 to December 2008, Mr. Wood was a senior vice president and portfolio manager in the private equity division of Lehman Brothers Holdings, Inc. From July 2001 through August 2006, Mr. Wood worked for Lehman Brothers in its natural resources investment banking practice. Mr. Wood’s primary focus area during his tenure at Lehman Brothers was the energy industry and specifically the master limited partnership sector.

Alfredo Garcia was elected Senior Vice President, Corporate Development of G&P LLC in August 2006, and has served in that capacity ever since. In addition to his service in this role, Mr. Garcia has served as Interim Chief Financial Officer of G&P LLC most recently from August 15, 2008 until January 5, 2009 and previously from December 29, 2007 until May 15, 2008, and Mr. Garcia served as Acting Chief Financial Officer of G&P LLC from July 16, 2007 until November 9, 2007. Prior to August 2006, Mr. Garcia served as Senior Vice President and Chief Financial Officer of G&P LLC from March 2006 until August 2006, Chief Financial Officer of Eagle Rock Pipeline, L.P. from December 2005 until August 2006 and Chief Financial Officer of Eagle Rock Energy, Inc. from February 2004 through December 2005. From March 1999 until February 2004, Mr. Garcia was founder and director of Investment Analysis & Management, LLC, a financial advisory and consulting firm. During this period, he also acted as Chief Financial Officer of TrueCentric, LLC, a software start-up company. Prior to this, Mr. Garcia was a Latin American Associate for HM Capital Partners, a private equity firm formerly known as Hicks Muse Tate & Furst.

Charles C. Boettcher was elected Senior Vice President, General Counsel and Secretary of G&P LLC in August 2007. Additionally, Mr. Boettcher serves as the Chief Compliance Officer. Prior to joining EROC, Mr. Boettcher was a partner in the law firm of Thompson & Knight, LLP, primary outside counsel to EROC.

During his eight years at Thompson & Knight, Mr. Boettcher practiced law in the Corporate and Securities department and focused his practice on mergers and acquisitions in the oil and gas industry and securities compliance and disclosure for public companies.

Steven G. Hendrickson was elected Senior Vice President of Technical Evaluations of G&P LLC in May 2007. From May 2006 to May 2007, Mr. Hendrickson was Vice President of Engineering for Montierra. From April 2005 to May 2006, he was in private engineering practice. From March 1999 to April 2005, Mr. Hendrickson was Director of Reservoir Engineering and other various management positions with El Paso Corporation. Mr. Hendrickson is a licensed Petroleum Engineer in the State of Texas.

William E. Puckett was elected Senior Vice President, Midstream Business of G&P LLC in October 2008. From March 2006 to October 2008, Mr. Puckett has served as Senior Vice President, Midstream Commercial Operations of G&P LLC. Mr. Puckett has served as Vice President, Midstream Commercial Operations of Eagle Rock Pipeline, L.P. from December 2005 to March 2006. From September 1999 until November 2005, Mr. Puckett was Vice President, Technical Services for Dynegy, Inc., a natural gas gathering and processing company. During the month of November 2005, Mr. Puckett served as Vice President of Technical Services for Targa Resources. Mr. Puckett has also served in a variety of positions in marketing, processing and operations.

Joseph E. Schimelpfening was elected Senior Vice President, Upstream and Minerals Business of G&P LLC in October 2008. From May 2007 to October 2008, Mr. Schimelpfening served as Senior Vice President of E&P Operations and Development. From May 2006 to May 2007, Mr. Schimelpfening was Vice President of Operations and Development for Montierra. Prior to May 2006, Mr. Schimelpfening was Division Operations Manager for El Paso Corporation. Mr. Schimelpfening is also a licensed engineer in Texas.

Kenneth A. Hersh was elected Director of G&P LLC in March 2006. Mr. Hersh served as a director of Eagle Rock Pipeline, L.P. from December 2005 to March 2006 and Eagle Rock Energy, Inc. from December 2003 through December 2005. Mr. Hersh is the Chief Executive Officer of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1989. He currently serves as a director of NGP Capital Resources Company, a business development company that focuses on the energy industry and Resolute Energy Corporation, a publicly traded independent oil and gas company. Mr. Hersh served as a director of Energy Transfer Partners, L.L.C., the indirect general partner of Energy Transfer Partners, L.P., a natural gas gathering and processing and transportation and storage and retail propane company, from February 2004 through December 2009 and served as a director of LE GP, LLC, the general partner of Energy Transfer Equity, L.P., from October 2002 through December 2009.

William J. Quinn was elected Director of G&P LLC in March 2006. Mr. Quinn served as Chairman of the Eagle Rock Board from January 2007 to May 2007. Mr. Quinn served as a member of the compensation committee from March 2006 to February 2010, and served as chairman of the compensation committee from March 2006 to February 2008. Mr. Quinn served as a director of Eagle Rock Pipeline, L.P. from December 2005 to March 2006 and Eagle Rock Energy, Inc. from December 2003 through December 2005. Mr. Quinn is the Executive Vice President of NGP Energy Capital Management and is a managing partner of the Natural Gas Partners private equity funds and has served in those or similar capacities since 1998. He currently serves on the investment committee of NGP Capital Resources Company, a business development company that focuses on the energy industry and as a director of Resolute Energy Corporation, a publicly traded independent oil and gas company.

Philip B. Smith was elected Director of G&P LLC in October 2006 and serves as chairman of the Eagle Rock Conflicts Committee and as a member of the audit committee and the compensation committee of the Eagle Rock Board. Since April 2002, Mr. Smith has been administering estates and managing private investments. From January 1999 until March 2002, Mr. Smith was Chief Executive Officer and Chairman of the Board of Directors of Prize Energy Corp. in Grapevine, Texas. From 1996 until 1999, Mr. Smith served as a director of HS Resources, Inc. and of Pioneer Natural Resources Company and its predecessor, MESA, Inc.

William A. Smith was elected Director of G&P LLC in September 2007 and serves as chairman of the compensation committee since February 2008 and as a member of the audit committee of the Eagle Rock Board and the Eagle Rock Conflicts Committee since September 2007. Mr. Smith is managing director and partner in Galway Group, L.P., a position he has held since August 2002. From October 1999 to June 2002, Mr. Smith was executive vice president of El Paso Corporation. Prior to the merger of Sonat Inc. with El Paso Corporation in 1999, Mr. Smith was executive vice president and general counsel of Sonat. Mr. Smith previously served as a member of the Board of Directors of Maritrans, Inc. until 2006 and currently serves as a member of the Board of Directors and audit committee of the Board of Directors of El Paso Pipeline GP Company, LLC, the general partner of El Paso Pipeline Partners, L.P.

John A. Weinzierl was elected Director of G&P LLC in March 2006, and Mr. Weinzierl was elected to serve on the compensation committee in February 2010. Mr. Weinzierl served as a director of Eagle Rock Pipeline, L.P. from December 2005 to March 2006 and Eagle Rock Energy, Inc. from December 2003 through December 2005. Mr. Weinzierl is a managing director of the Natural Gas Partners private equity funds and has served in that capacity since 2005. Upon joining Natural Gas Partners in 1999, Mr. Weinzierl served as a senior associate until 2000 and as a principal until he became a managing director in December 2004. He presently serves as a director for several of Natural Gas Partners’ private portfolio companies.

William K. White was elected Director of G&P LLC in October 2006 and serves as Chairman of the audit committee and as a member of the Eagle Rock Conflicts Committee. Mr. White also serves as the audit committee financial expert. Mr. White is President of Amado Energy Management, LLC, a private, wholly-owned LLC, a position he has held since December 2002. From May 2005 to September 2007, he served as an independent director and member of the audit and compensation committees of the board of directors of Teton Energy Corporation. From July 2008 through December 2008, Mr. White served as independent director, audit committee Chairman and member of the compensation committee of CRC-Evans International, Inc., an affiliate of a portfolio company of Natural Gas Partners. From September 1996 to November 2002, Mr. White was Vice President, Finance and Administration and Chief Financial Officer for Pure Resources, Inc. (a predecessor of which, Titan Exploration, Inc., was a Natural Gas Partners portfolio company until 1999).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF G&P LLC

The following table sets forth the beneficial ownership of our units as of December 31, 2009 held by:

•	each person or group of persons who beneficially own 5% or more of the then outstanding common units;

•	each member of the Eagle Rock Board;

•	each named executive officer of G&P LLC; and

•	all current directors and executive officers of G&P LLC as a group.

					Percentage of
					Total
					Common
		Percentage of		Percentage of	and
		Common	Subordinated	Subordinated	Subordinated
	Common Units	Units	Units	Units	Units
	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Name of Beneficial Owner (1)(2)	Owned	Owned	Owned	Owned	Owned

Eagle Rock Holdings, L.P.(3)	2,338,419	4.2%	20,691,495 (8)	100.0%	30.0%
NGP 2004 Co-Investment Income, L.P.(4)	3,500,136	6.3%	—	—%	4.6%
Montierra Minerals & Production, L.P.(5)	2,868,556	5.1%	—	—%	3.7%
Joseph A. Mills(3)(6)	362,480	*%	—	—%	*%
Jeffrey P. Wood(3)(6)	145,635	*%	—	—%	*%
Alfredo Garcia(3)(6)	13,690	*%	—	—%	*%
Charles C. Boettcher(3)(6)	170,615	*%	—	—%	*%
Steven G. Hendrickson(3)(6)	143,118	*%	—	—%	*%
Joseph E. Schimelpfening(3)(6)	149,631	*%	—	—%	*%
William E. Puckett(3)(6)	83,857	*%	—	—%	*%
Kenneth A. Hersh(7)	12,310,046	22.0%	20,691,495 (8)	100.0%	43.0%
William J. Quinn	10,000	*%	—	—%	*%
Philip B. Smith(6)	17,000	*%	—	—%	*%
William A. Smith(6)	12,000	*%	—	—%	*%
John A. Weinzierl	8,800	*%	—	—%	*%
William K. White(6)	22,200	*%	—	—%	*%
All directors and executive officers as a group (13 persons)	13,449,072	24.0%	20,691,495 (8)	100.0%	44.5%

*	Less than 1%

(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1415 Louisiana Street, Suite 2700, Houston, Texas 77002.

(2)	All units are subject to the beneficial owner’s sole voting and dispositive power unless otherwise indicated in the footnotes below.

(3)	Natural Gas Partners VII, L.P. (“NGP VII”), Natural Gas Partners VIII (“NGP VIII”), L.P., Joseph A. Mills, Jeffrey P. Wood, Alfredo Garcia, Charles C. Boettcher, Steven G. Hendrickson, Joseph E. Schimelpfening and William E. Puckett, based on equity ownership and profits interests in ERH and Eagle Rock GP LLC, its general partner which is owned 39.14% and 60.35% by NGP VII and NGP VIII and which owns a 1.0% general partner interest in ERH, have the right to receive distributions (based on equity units and Tier I incentive interests which achieved payout target) in the following percentages, respectively: 32.2%, 49.7%, 0.3%, 0.6%, 3.3%, 0.2%, 0.1%, 0.1% and 0.8%. Our common units and subordinated units held by ERH are not being reported in this table as beneficially owned by each of the limited partners and profits interests holders, except for NGP VII and NGP VIII (See footnote (7) below).

(4)	See footnote (7) below for a description of NGP VII’s ownership and control of this beneficial owner.

(5)	NGP VII, Joseph A. Mills, Steven G. Hendrickson and Joseph E. Schimelpfening, based on equity ownership and profits interests in Montierra and Montierra Management LLC, have the right to receive distributions (based on equity units only, as no tier of incentive interests has achieved payout target) in the following percentages, respectively: 97.1%, 2.4%, 0.1% and 0.2%. NGP VII appoints three managers on the board of Montierra Management LLC (“Montierra Management”), which serves as the general partner of Montierra. NGP VII also owns a 97.6% interest in Montierra Management, and thus may be deemed to beneficially own all of the reported securities of Montierra Management and Montierra.

(6)	The information provided in this footnote is as of the date of this proxy statement and the referenced vesting is subject to the terms and conditions of our long term incentive plan and the particular award agreement(s) covering the grant(s) of such restricted units.

Joseph A. Mills beneficially owns 362,480 units, 285,850 of which are unvested. Of the 285,850 unvested units, 122,950 units will vest within one year, 94,900 additional units will vest within two years and the remaining 68,000 units will vest within three years.

Jeffrey P. Wood beneficially owns 145,635 units, 133,500 of which are unvested. Of the 133,500 unvested units, 49,500 units will vest within one year, 50,000 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Alfredo Garcia beneficially owns 13,690 units, 10,050 of which are unvested. Of the 10,050 unvested units, 4,950 units will vest within one year and the remaining 5,100 units will vest within two years.

Charles C. Boettcher beneficially owns 170,615 units, 133,750 of which are unvested. Of the 133,750 unvested units, 58,250 units will vest within one year, 41,500 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Steven G. Hendrickson beneficially owns 143,118 units, 125,125 of which are unvested. Of the 125,125 unvested units, 49,625 units will vest within one year, 41,500 additional units will vest within two years and the remaining 34,000 units will vest within three years.

William E. Puckett beneficially owns 83,857 units, 63,500 of which are unvested. Of the 63,500 unvested units, 26,500 units will vest within one year, 23,400 additional units will vest within two years and the remaining 13,600 units will vest within three years.

Joseph E. Schimelpfening beneficially owns 149,631 units, 125,125 of which are unvested. Of the 125,125 unvested units, 49,625 units will vest within one year, 41,500 additional units will vest within two years and the remaining 34,000 units will vest within three years.

Philip B. Smith beneficially owns 17,000 units, 7,545 of which are unvested. Of the 7,545 unvested units, 4,010 will vest within one year, 2,345 will vest within two years and the remaining 1,190 units will vest within three years.

William A. Smith beneficially owns 12,000 units, 7,545 of which are unvested. Of the 7,545 unvested units, 4,010 will vest within one year, 2,345 will vest within two years and the remaining 1,190 units will vest within three years.

William K. White beneficially owns 22,200 units, 8,395 of which are unvested. Of the 8,395 unvested units, 4,860 will vest within one year, 2,345 will vest within two years and the remaining 1,190 units will vest within three years.

(7)	G.F.W. Energy VII, L.P., GFW VII, L.L.C., G.F.W. Energy VIII, L.P. and GFW VIII, L.L.C. may be deemed to beneficially own the units held by ERH that are attributable to NGP VII and NGP VIII by virtue of GFW VII, L.L.C. being the sole general partner of G.F.W. Energy VII, L.P. (which is the general partner of NGP VII) and GFW VIII, L.L.C. being the sole general partner of G.F.W. Energy VIII, L.P. (which is the general partner of NGP VIII). Kenneth A. Hersh, who is an Authorized Member of each of GFW VII, L.L.C. and GFW VIII, L.L.C., may also be deemed to share the power to vote, or to direct the vote, and to dispose, or to direct the disposition, of those units. NGP VII and NGP VIII collectively own a 98.1% LP interest in ERH and NGP VII owns a 96.2% LP interest in Montierra. NGP VII and NGP VIII control the general partner of ERH. NGP VII controls the general partner of Montierra. NGP VII owns 100% of NGP Income Management L.L.C. which serves as the general partner of both NGP-VII Income Co-Investment Opportunities, L.P. (“NGP-VII Income Co-Investment”) and NGP 2004 Co-Investment Income, L.P. (“NGP 2004”). NGP VII may be deemed to beneficially own all of the units of NGP 2004 and NGP-VII Income Co-Investment. Kenneth A. Hersh may be deemed to share dispositive power over the units held by NGP VII; thus, he may also be deemed to be the beneficial owner of these units. In addition to the amounts deemed beneficially owned, NGP VII also has direct beneficial ownership of 1,701,497 units, and NGP VIII also has direct beneficial ownership of 1,763,206 units. Mr. Hersh disclaims beneficial ownership of our units except to the extent of his pecuniary interest therein.

(8)	Kenneth A. Hersh may be deemed to share dispositive power over the subordinated units; thus, he may also be deemed to be the beneficial owner of these units. Mr. Hersh disclaims beneficial ownership of these units except to the extent of his pecuniary interest therein.

MARKET PRICES AND DISTRIBUTION INFORMATION

EROC common units are traded on the Nasdaq Global Select Market under the symbol “EROC.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for EROC common units, as well as information concerning quarterly cash distributions for EROC common units. The sales prices are as reported in published financial sources.

	EROC Common Units
	High	Low	Distributions(1)

2008
First Quarter	$18.71	$12.90	$0.400
Second Quarter	17.96	14.26	0.410
Third Quarter	16.56	10.00	0.410
Fourth Quarter	10.90	4.00	0.410
2009
First Quarter	$7.99	$3.90	$0.025
Second Quarter	6.57	2.94	0.025
Third Quarter	5.14	2.65	0.025
Fourth Quarter	5.91	4.00	0.025
2010
First Quarter (through March 11, 2010)	$6.43	$5.35	n/a	(2)

(1)	Represent cash distributions per EROC common unit declared with respect to the quarter and paid in the following quarter.

(2)	Cash distributions for EROC common units for the first quarter of 2010 have not been declared or paid.

As of          , 2010, EROC had outstanding common units. As of          , 2010, EROC common units were beneficially held by approximately          holders. Our current partnership agreement and the Amended and Restated Partnership Agreement each require EROC to distribute all of its “available cash,” as defined in the agreement, within 45 days after the end of each quarter. The payment of quarterly cash distributions by EROC following the recapitalization and related transactions, therefore, will depend on the amount of “available cash” on hand at the end of each quarter.

Under the terms of the agreements governing EROC’s debt, EROC is prohibited from declaring or paying any distribution to unitholders if a default or event of default (as defined in such agreements) exists. For a discussion of our cash distribution policy, please see “EROC Cash Distribution Policy Following the Effectiveness of the Amended and Restated Partnership Agreement” beginning on page 118.

ABOUT ERGP AND G&P LLC

General

ERGP is the general partner of EROC. Because ERGP is a limited partnership, its general partner, G&P LLC, makes all determinations on behalf of ERGP, including determinations related to the conduct of EROC’s business and operations. As a result, the executive officers of G&P LLC, under the direction of the board of directors of G&P LLC, make all decisions on behalf of ERGP with respect to the conduct of EROC’s business and operations.

Neither ERGP nor G&P LLC have any business or operations independent of EROC. ERGP’s only assets are a 1.09% general partner interest in EROC, represented by 844,551 general partner units, and the incentive distribution rights in EROC. G&P LLC’s only assets are a 0.001% general partner interest in ERGP. For a discussion of the business and operations of EROC, including the risks associated with the business, which G&P LLC oversees, please read EROC’s annual report on Form 10-K for the year ended December 31, 2008 and its subsequent quarterly reports on Form 10-Q, which are incorporated into this proxy statement by reference.

Market Price and Dividend Information

There is no established trading market for the limited partner interests in ERGP or the limited liability company interests in G&P LLC.

There are two holders of partnership interests in ERGP: ERH (which owns a 99.999% limited partner interest) and G&P LLC (which owns a 0.001% general partner interest). G&P LLC is wholly-owned by ERH.

EXPERTS

The consolidated financial statements of EROC as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and the effectiveness of EROC’s internal control over financial reporting as of December 31, 2009 incorporated into this proxy statement from EROC’s Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Partnership’s change in its method of accounting for oil and gas reserves). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The purchase price allocations for the acquisitions of certain entities from Laser Midstream Energy II, LP and Laser Midstream Company, LLC and of Escambia Asset Co., LLC and Escambia Operating Co., LLC, both transactions completed in 2007, and the acquisition of Millennium Midstream Partners, L.P., completed in 2008, and described in our annual report on Form 10-K for the year ended December 31, 2008, were completed with the assistance of K.E. Andrews & Company, a third-party valuation specialist.

The information included in this proxy statement or incorporated by reference into this proxy statement regarding estimated quantities of proved reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2008 based on a reserve report as of December 31, 2008 prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included in this proxy statement in reliance upon the authority of the firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. We will make these materials available for inspection and copying by any of our unitholders, or a representative of any unitholder who is so designated in writing, at its executive offices during regular business hours.

We also make available on our website (www.eaglerockenergy.com) under “Investor Relations” the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports that we file. Unless explicitly stated otherwise herein, the information on our website is not incorporated by reference into this proxy statement.

EROC unitholders may read and copy any reports, statements or other information that we file at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC located at: www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we may disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. In addition to such documents specifically incorporated by reference in this proxy statement, we incorporate by reference in this proxy statement each document that EROC files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	EROC’s Current Reports on Form 8-K filed with the SEC on January 12, 2010, January 14, 2010, January 26, 2010, February 2, 2010, February 16, 2010 and March 9, 2010 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any listed Current Report on Form 8-K).

EROC will provide a copy of any document incorporated by reference in this proxy statement and any exhibit specifically incorporated by reference in those documents, without charge, by written or oral request directed to EROC at the following address and telephone number:

P.O. Box 2968
Houston, Texas 77252-2968
Attention: Investor Relations
(281) 408-1200

or to our proxy solicitation agent at

Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902
E-mail: EROC.info@morrowco.com
Banks and Brokerage Firms, please call (203) 658-9400
Unitholders, please call (800) 607-0088

The opinion of Madison Williams and Company will be made available for inspection and copying at the principal executive offices of EROC during regular business hours by any interested unitholder of EROC or such unitholder’s representative who has been so designated in writing.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date regardless of the time of delivery of this proxy statement.

The provisions of the Global Transaction Agreement, the Interim Partnership Agreement, the Amended and Restated Partnership Agreement and the Minerals Purchase and Sale Agreement are extensive and not easily summarized. You should carefully read the Global Transaction Agreement, the Interim Partnership Agreement, the Amended and Restated Partnership Agreement and the Minerals Purchase and Sale Agreement attached to this proxy statement because they are the legal documents that govern the recapitalization and related transactions. In addition, you should read “The Recapitalization and Related Transactions — Steps and Agreements Related to the Recapitalization and Related Transactions,” beginning on page 102.

Each of the Global Transaction Agreement and the Minerals Purchase and Sale Agreement contain representations and warranties by each of the parties to such agreement. These representations and warranties have been made solely for the benefit of the other parties to such agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger, which disclosures are not reflected in the associated agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the agreements or such other date or dates as may be specified in the agreements and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your common units at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated          , 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. The mailing of the proxy statement shall not create any implication to the contrary.

Annex A

AMENDED AND RESTATED
SECURITIES PURCHASE AND
GLOBAL TRANSACTION AGREEMENT
AMONG
NATURAL GAS PARTNERS VII, L.P.
NATURAL GAS PARTNERS VIII, L.P.
MONTIERRA MINERALS & PRODUCTION, L.P.
MONTIERRA MANAGEMENT LLC
EAGLE ROCK HOLDINGS, L.P.
EAGLE ROCK ENERGY G&P, LLC
EAGLE ROCK ENERGY GP, L.P.
AND
EAGLE ROCK ENERGY PARTNERS, L.P.
DATED JANUARY 12, 2010

ARTICLE I Definitions		A-1
1.1	Definitions	A-1
1.2	Certain Interpretive Matters	A-9
ARTICLE II The Rights Offering		A-9
2.1	The Rights Offering	A-9
2.2	The NGP Commitment	A-11
2.3	Conditions to the NGP Commitment	A-11
ARTICLE III The Equity Offering		A-12
3.1	The Equity Offering	A-12
3.2	The NGP Commitment	A-13
3.3	Conditions to the NGP Commitment	A-14
ARTICLE IV Payment of the Transaction Fee		A-14
4.1	Payment	A-14
4.2	Conditions to Payment of the Transaction Fee	A-15
4.3	Fixed and Irrevocable Obligations	A-15
4.4	Transaction Fee Allocation	A-15
ARTICLE V The Contribution of the ERH Interests		A-16
5.1	Deliveries at the ERH Interests Contribution Closing	A-16
5.2	Representations and Warranties Relating to the ERH Interests Contribution Closing	A-16
ARTICLE VI The General Partner Acquisition Option		A-17
6.1	The General Partner Acquisition Option	A-17
6.2	Conditions to the General Partner Acquisition Option	A-17
6.3	General Partner Activities	A-18
6.4	Representations and Warranties Regarding the General Partner Acquisition Option	A-18
ARTICLE VII Covenants		A-19
7.1	The Registration Statement	A-19
7.2	The Proxy Statement and the Unitholder Meeting	A-20
7.3	Further Assurances	A-21
7.4	Press Releases	A-22
7.5	Partnership Activities	A-22
7.6	Notification of Certain Matters	A-22
7.7	Competing Proposals	A-22
7.8	Use of Proceeds	A-23
7.9	Assurances Regarding ERH’s Obligations	A-23
7.10	Assurances Regarding the R&M Purchase Agreement	A-23
ARTICLE VIII UNITHOLDER APPROVAL		A-23
8.1	Conditions to All Transactions	A-23
ARTICLE IX Representations and Warranties		A-24
9.1	Representations and Warranties of the Partnership	A-24
9.2	Representations and Warranties of the NGP Parties	A-26
ARTICLE X TERMINATION		A-27
10.1	Termination	A-27
10.2	Effect of Termination	A-28

A-i

ARTICLE XI MISCELLANEOUS		A-29
11.1	Fees and Expenses	A-29
11.2	Entire Agreement; No Third Party Beneficiaries	A-29
11.3	Successors	A-29
11.4	Assignments	A-29
11.5	Notices	A-29
11.6	Construction	A-30
11.7	Time	A-31
11.8	Counterparts	A-31
11.9	Amendments and Waivers	A-31
11.10	Headings	A-31
11.11	Governing Law	A-31
11.12	Severability	A-31
11.13	Incorporation of Exhibits	A-31
11.14	Remedies	A-31

A-ii

AMENDED AND RESTATED
SECURITIES PURCHASE AND
GLOBAL TRANSACTION AGREEMENT

This Amended and Restated Securities Purchase and Global Transaction Agreement (this “Agreement”) is entered into as of January 12, 2010 by and among Natural Gas Partners VII, L.P., a Delaware limited partnership (“NGP VII”), Natural Gas Partners VIII, L.P., a Delaware limited partnership (“NGP VIII”), Montierra Minerals & Production, L.P., a Texas limited partnership (“Montierra”), Montierra Management LLC, a Texas limited liability company (“Montierra Management”), Eagle Rock Holdings, L.P., a Texas limited partnership (“ERH” and, together with NGP VII, NGP VIII, Montierra and Montierra Management, the “NGP Parties”), Eagle Rock Energy G&P, LLC, a Delaware limited liability company (“G&P LLC”), Eagle Rock Energy GP, L.P., a Delaware limited partnership (“Eagle Rock GP”), and Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”).

RECITALS:

A. The parties hereto entered into that certain Securities Purchase and Global Transaction Agreement dated as of December 21, 2009 (the “Original Agreement”).

B. The parties hereto desire to amend and restate the Original Agreement to reflect certain additional agreements among them.

C. Eagle Rock GP is the general partner of the Partnership, and G&P LLC is the general partner of Eagle Rock GP.

D. ERH owns 100% of the limited liability company interests of G&P LLC and all of the limited partner interests of Eagle Rock GP.

E. The NGP Parties collectively own 8,700,169 Common Units and 20,691,495 Subordinated Units.

F. Contemporaneously with the execution and delivery of the Original Agreement, BSAP II GP, L.L.C, a Delaware limited liability company (“Black Stone”), Eagle Rock Pipeline GP, LLC, a Delaware limited liability company (“ER Pipeline”) and EROC Production, LLC, a Delaware limited liability company (“EROC Production”), entered into the R&M Purchase Agreement (defined herein).

E. The conflicts committee (the “Conflicts Committee”) of the board of directors of G&P LLC (the “Board”) has approved and recommended to the Board and the Board has approved, subject to receipt of the Required Unitholder Approvals (defined herein), the transactions described in this Agreement and the R&M Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto hereby amend, restate and replace the Original Agreement with this Agreement, and accordingly agree as follows.

ARTICLE I

DEFINITIONS

1.1 Definitions.  As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Action” means any claim, action, suit, proceeding, or investigation brought by any Governmental Authority.

“Adjusted EBITDA” means, with respect to the Partnership on a consolidated basis, net income (loss), adjusted for income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense; in each case, determined on a consistent basis in accordance with GAAP.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (i) with respect to the Partnership Group, the term “Affiliate” will exclude the NGP Parties and their Affiliates other than the Partnership Group, and (ii) with respect to each of the NGP Parties, the term “Affiliate” will exclude G&P LLC, Eagle Rock GP and the Partnership Group.

“Agreement” is defined in the Preamble.

“Alternative Offering” is defined in Section 3.1.

“Amended Partnership Agreement” means an amendment and restatement of the Partnership Agreement substantially in the form set forth on Exhibit B.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Exhibit D.

“Black Stone” is defined in the Recitals.

“Board” is defined in the Recitals.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized or required to close in the State of Texas.

“Change in Recommendation” is defined in Section 7.2(a).

“Code” means the Internal Revenue Code of 1986.

“Commitments” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts or agreements that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person.

“Common Unit” means a common unit representing a limited partner interest in the Partnership.

“Competing Proposal” means any proposal, offer or inquiry from or by any Person other than the NGP Parties and their Affiliates (1) relating to (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving the Partnership, (ii) the issuance by the Partnership of (A) any general partner interest in the Partnership or (B) any class of equity securities in the Partnership constituting more than 15% of such class of securities or (iii) the acquisition of, in any manner, directly or indirectly, (A) any general partner interest in the Partnership, (B) any class of equity securities in the Partnership constituting more than 15% of such class of securities, or (C) more than 15% of the consolidated total assets of the Partnership (including equity interests in any subsidiary of the Partnership) or (D) all or substantially all of the Equity Interests in or the assets held by Eagle Rock Production, L.P., and (2) that is inconsistent with the consummation of the transactions contemplated by this Agreement or requires or results in termination of this Agreement.

“Conflicts Committee” is defined in the Recitals.

“Contribution Agreement” means a contribution agreement substantially in the form of Exhibit C.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“DTC” means The Depositary Trust Company.

“Eagle Rock GP” is defined in the Recitals.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Equity Commitment Amount” means a number (rounded to the nearest whole number) of Common Units determined as follows: the number of Common Units which, purchased at a price of $3.10 per Common Unit, would result in an aggregate purchase price equal to the lesser of (A) $105 million minus the actual gross proceeds (if any) of the Offering and (B) $41,648,370.

“Equity Commitment Exercise Notice” is defined in Section 3.2(a).

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERGP LP Interest” means all of the outstanding limited partner interests in Eagle Rock GP.

“ERH” is defined in the Preamble.

“ERH Interests” means the ERH Subordinated Units and the IDRs.

“ERH Interests Contribution Closing” means the closing of the contribution of the ERH Interests to the Partnership pursuant to Section 5.1.

“ERH Subordinated Units” means 20,691,495 Subordinated Units.

“EROC Production” is defined in the Recitals.

“ER Pipeline” is defined in the Recitals.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expiration Time” is defined in Section 7.2(d).

“FINRA” means the Financial Industry and Regulatory Authority, Inc.

“GAAP” is defined in the definition of Material Adverse Change.

“G&P LLC” is defined in the Recitals.

“G&P LLC Interest” means all of the issued and outstanding limited liability company interests in G&P LLC.

“General Partner Interests” means the G&P LLC Interest and the ERGP LP Interest.

“General Partner Units” means the general partner units representing general partner interests in the Partnership issued pursuant to the Partnership Agreement.

“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority having competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IDRs” means all of the Incentive Distribution Rights (as such term is defined in the Partnership Agreement).

“Initial NGP Common Unit Purchase Date” is defined in Section 3.2(c).

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Material Adverse Change” or “Material Adverse Effect” means any of the following:

(a) any state of facts, change, development, event, effect, condition or occurrence that is material and adverse to the financial position, results of operations, business or assets of the Partnership and its subsidiaries taken as a whole; provided, however, that in no event shall the impact of any of the following be considered in any determination of the existence of a Material Adverse Change or a Material Adverse Effect under this subparagraph (a): (A) circumstances affecting companies engaged in the gathering and processing of natural gas or the exploration and production of oil or natural gas (in each case in the geographic regions in which the Partnership Group operates) generally or affecting the natural gas gathering and processing or oil and natural gas exploration and production industry (in each case in the geographic regions in which the Partnership Group operates) generally (including in each case changes in the price of natural gas, natural gas liquids, crude oil, sulphur or other commodities and the cost associated with the drilling and/or production of natural gas), (B) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States, (C) the effects of the Transactions and compliance by the Partnership with this Agreement on the financial position, results of operations, business or assets of the Partnership and its subsidiaries, (D) changes in Laws or United States generally accepted accounting principles (“GAAP”) or (E) changes in the price or trading volume of the Common Units (provided that this clause (E) does not prevent a determination that any underlying cause of such change resulted in or contributed to a Material Adverse Change or Material Adverse Effect);

(b) the Adjusted EBITDA of the Partnership for the calendar quarter ending (i) December 31, 2009 being less than $37.275 million, (ii) March 31, 2010 being less than $25.05 million, or (iii) June 30, 2010 being less than $24.675 million (all as reported or calculable from the Partnership SEC Reports) and, in any such case the primary cause(s) of such reduced Adjusted EBITDA is or are reasonably expected to continue for 12 months from its or their inception;

(c) the aggregate average daily throughput of all Partnership midstream and production assets (excluding the R&M Assets (as defined in the R&M Purchase Agreement)) for the calendar quarter ending (i) December 31, 2009 being less than 464,141 mcf/d, (ii) March 31, 2010 being less than 481,287 mcf/d, or (iii) June 30, 2010 being less than 508,707 mcf/d and, in any such case the primary cause(s) of such reduced throughput is or are reasonably expected to continue for 12 months from its or their inception; or

(d) the removal from office (with the approval of a majority of the members of the Board who serve on the Conflicts Committee), death or permanent disability of Joseph Mills, the chief executive officer of G&P LLC.

“Measurement Window” means any period of ten consecutive Trading Days, except that the last Measurement Window is the ten consecutive Trading Day period ending on the third Trading Day immediately preceding the date upon which the Required Unitholder Approvals are received.

“Measurement Window Average Price” means, for any Measurement Window, the average of the closing prices on NASDAQ of a Common Unit for all Trading Days in such Measurement Window.

“Montierra” is defined in the Preamble.

“Montierra Management” is defined in the Preamble.

“NASDAQ” means the NASDAQ Global Market or any other stock exchange or market on which the Common Units are primarily listed.

“NGP Common Unit Purchase Date” is defined in Section 3.2(c).

“NGP Parties” is defined in the Preamble.

“NGP VII” is defined in the Preamble.

“NGP VIII” is defined in the Preamble.

“Non-Affiliated Unitholders” means holders of Common Units other than Eagle Rock GP and its Affiliates (including the NGP Parties and their respective Affiliates).

“Non-Public Information” is defined in Section 7.7(b).

“Notice Period” is defined in Section 4.5.

“Offering” is defined in Section 3.1.

“Offering Completion Deadline” means the end of the day occurring four months after the Unitholder Approval Date; provided, however, that the Conflicts Committee shall be entitled to extend the Offering Completion Deadline to the end of the day occurring five months after the Unitholder Approval Date, upon notice to the NGP Parties, if at such time (a) the SEC has issued any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of the Offering Document or initiated any proceedings for that purpose, (b) the Registration Statement has ceased to be effective for any reason or the prospectus contained therein fails to satisfy the requirements of Section 10(a) of the Securities Act which failure to meet such requirement, in the good faith judgment of the Conflicts Committee, could not reasonably be expected to be remedied by the end of the day occurring four months after the Unitholder Approval Date following the Partnership’s use of commercially reasonable efforts to satisfy such requirement, or (c) the Partnership has experienced an event, transaction or development that in the good faith judgment of the Conflicts Committee is material to the Partnership or that otherwise would be required to be disclosed in the Offering Document to avoid the Offering Document from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and the Conflicts Committee determines in good faith that the Partnership is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case at such time.

“Offering Document” is defined in Section 3.1(c)(i).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 27, 2006, among the Eagle Rock GP, the Partnership, G&P LLC and ERH and certain other parties thereto, as in effect on the date of this Agreement.

“Option Closing Date” is defined in Section 6.1.

“Option Consideration” means 1,000,000 Common Units; provided that such amount will be correspondingly adjusted in the event of any subdivisions, reclassifications, reorganizations, recapitalizations, splits, combinations or distributions in the form of equity interests (other than as expressly contemplated by this Agreement or other agreements entered into in connection with the Transactions) with respect to Common Units prior to delivery of the Option Consideration.

“Option Notice” is defined in Section 6.1.

“Order” means any order, writ, injunction, decree, ruling, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Authority.

“Original Agreement” is defined in the Recitals.

“Owned Units” is defined in Section 7.2(d).

“Parties” means the NGP Parties and the Partnership.

“Partnership” is defined in the Preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 27, 2006.

“Partnership Agreement Amendment” means an amendment of the Partnership Agreement substantially in the form set forth on Exhibit A

“Partnership Group” means the Partnership and its subsidiaries.

“Partnership SEC Reports” means the forms, reports, schedules, registration statements, definitive proxy statements and other documents filed with or furnished to the SEC by the Partnership.

“Person” means any individual or entity, including any firm, corporation, partnership (general or limited), limited liability company, trust, joint venture, Governmental Authority or other entity.

“Proxy Statement” means the proxy statement relating to the Unitholder Meeting.

“R&M Purchase Agreement” means the R&M Purchase Agreement between ER Pipeline, EROC Production and Black Stone dated as of December 21, 2009.

“Receiving Party” is defined in Section 7.7(a).

“Recommendation” is defined in Section 7.2(a).

“Registration Statement” means a “universal shelf” registration statement on Form S-3 covering securities including Rights, Warrants, and Common Units (including Common Units issuable upon exercise of Rights and Common Units issuable upon exercise of Warrants).

“Registration Statement Effectiveness Date” means the date upon which the Registration Statement is declared effective by the SEC.

“Representative” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Unitholder Approvals” means approval of the Unitholder Proposals, including the following: (i) approval of the Unitholder Proposals by the holders of a majority of the Common Units held by Non-Affiliated Unitholders, and (ii) approval of the Amended Partnership Agreement by the holders of a Unit Majority (as defined in the Partnership Agreement).

“Right” is defined in Section 2.1(a).

“Right Subscription Price” is defined in Section 2.1(a).

“Rights Agent” is defined in Section 2.1(e)(iii).

“Rights Offering” is defined in Section 2.1.

“Rights Offering Distribution Date” means the date on which the Partnership begins distribution of Rights to holders of Common Units as of a record date established by the Conflicts Committee in accordance with Section 2.1.

“Rights Offering Expiration Time” means the time disclosed in the Rights Offering Prospectus as the expiration of the period in which holders of Rights may exercise such Rights (which will initially be 5:00 p.m., New York City time, on the last Business Day of the month in which the Rights Offering Launch Date occurs), and any extensions thereof (i) mutually agreed upon by the Conflicts Committee and the NGP Parties or (ii) as determined by the Conflicts Committee pursuant to the following sentence. If between the Rights Offering Distribution Date and the Rights Offering Expiration Time, (a) the Partnership experiences an event, transaction or development that, in the good faith judgment of the Conflicts Committee, is material to the Partnership or that otherwise would be required to be disclosed in the Rights Offering Prospectus to avoid the Rights Offering Prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and (b) the Conflicts Committee determines in good faith that the

Partnership is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case prior to the Rights Offering Expiration Time (or a sufficient period of time prior to the Rights Offering Expiration Time to allow adequate dissemination of such disclosure), the Conflicts Committee shall be entitled to extend the Rights Offering Expiration Time; provided, however, that in no event shall such Rights Offering Expiration Time be extended by more than 30 days without the consent of the NGP Parties.

“Rights Offering Launch Date” means the first Business Day of the calendar month following the latest of (i) the Unitholder Approval Date, (ii) the Registration Statement Effectiveness Date and (iii) the consummation of the transactions contemplated by the R&M Purchase Agreement; provided, however, that the Conflicts Committee may delay the Rights Offering Launch Date if at such time (a) the SEC has issued any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of the Rights Offering Prospectus or initiated any proceedings for that purpose, (b) the Registration Statement has ceased to be effective for any reason or the prospectus contained therein fails to satisfy the requirements of Section 10(a) of the Securities Act which failure to meet such requirement, in the good faith judgment of the Conflicts Committee, could not reasonably be expected to be remedied by the Rights Offering Launch Date following the Partnership’s use of commercially reasonable efforts to satisfy such requirement, (c) the Partnership has experienced an event, transaction or development that in the good faith judgment of the Conflicts Committee is material to the Partnership or that otherwise would be required to be disclosed in the Rights Offering Prospectus to avoid the Rights Offering Prospectus from including any untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing and the Conflicts Committee determines in good faith that the Partnership is unable to disclose such event, transaction or development in a manner sufficient to meet the requirements of the Securities Act or that it is in the best interest of the Partnership not to disclose such event, transaction or development, in each case at such time or (d) all conditions set forth in Section 2.1(f) have not been satisfied or waived. If the Rights Offering Launch Date is delayed as a result of any of the events described in clauses (a), (b) or (d) of the preceding proviso, the Rights Offering Launch Date shall be the first Business Day of the calendar month immediately following the time that any such order or proceedings have been revoked or ceased or such conditions have been satisfied. If the Rights Offering Launch Date is delayed as a result of any event, transaction or development described in clause (c) of the preceding proviso, the Rights Offering Launch Date shall be the date set by the Conflicts Committee, which date shall not be any later than the first Business Day of the next calendar month; provided that the Rights Offering Launch Date may only be delayed once pursuant to clause (c) of the preceding proviso.

“Rights Offering Prospectus” is defined in Section 2.1(e)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subordinated Unit” means a subordinated unit representing a limited partner interest in the Partnership.

“Subsequent NGP Common Unit Purchase Date” is defined in Section 3.2(c).

“Termination Date” means June 30, 2010, or such other date to which the Termination Date may be extended pursuant to Section 7.2(c).

“Termination Fee” means $7 million cash in immediately available funds.

“Trading Day” means any day on which Common Units are traded on NASDAQ.

“Transaction Fee” is defined in Section 4.1.

“Transaction Fee Allocation Schedule” is defined in Section 4.5.

“Transaction Fee Common Units” means a number of Common Units equal to the lesser of (a) 9,354,839 and (b) the number derived by dividing (i) $29,000,000 by (ii) 90% of the Volume-Weighted

Average Trading Price for the ten Trading Days ending immediately prior to the Transaction Fee Determination Date.

“Transaction Fee Determination Date” means 20 days prior to the date of the Unitholder Meeting.

“Transaction Fee Payment Date” means the date the Transaction Fee is paid.

“Transactions” means the transactions contemplated by this Agreement and the R&M Purchase Agreement, including:

(a) The Rights Offering;

(b) The exercise by the NGP Parties of their Rights as contemplated by Section 2.2 and (if exercised) the exercise by the NGP Parties of some or all of their oversubscription privileges;

(c) The Offering;

(d) The purchase by the NGP Parties of Common Units if the Partnership timely delivers an Equity Commitment Exercise Notice;

(e) The contribution by ERH to the Partnership of the IDRs and the ERH Subordinated Units as contemplated by Section 5.1;

(f) The payment by the Partnership (or release from escrow, if applicable) to ERH of the Transaction Fee as contemplated by Section 4.1;

(g) The sale by ER Pipeline and EROC Production to Black Stone of the R&M Interests, as contemplated by the R&M Purchase Agreement;

(h) The execution and delivery by Eagle Rock GP (for itself and on behalf of the limited partners of the Partnership) of the Amended Partnership Agreement as contemplated by Section 5.1; and

(i) The acquisition (if the Option Notice is delivered) of the General Partner Interests as contemplated by Section 6.1.

“Underwritten Public Offering” means a firm commitment underwritten primary offering of Common Units by the Partnership resulting in gross proceeds to the Partnership of not more than $105 million or $140 million, as applicable, (excluding any over-allotment option) and otherwise meeting the requirements set forth in Article III.

“Unitholder Approval Date” means the date, if any, on which the Partnership has received the Required Unitholder Approvals.

“Unitholder Meeting” is defined in Section 7.2(a).

“Unitholder Proposals” means the following proposals to be presented at the Unitholder Meeting:

(a) Approval of this Agreement;

(b) Approval (if the Transaction Fee is to be paid in cash) of the Partnership Agreement Amendment; and

(c) Approval of the Amended Partnership Agreement.

“Volume-Weighted Average Trading Price” means, for any specified period of consecutive Trading Days for the Common Units, an amount equal to (i) the cumulative sum of the products of (x) the sale price for each trade of Common Units occurring during such period times (y) the number of shares of Common Units sold at such price, divided by (ii) the total number of shares of Common Units so traded during such period.

“Warrant” means a warrant, in the form attached hereto as Exhibit E, that entitles the holder thereof, upon exercise thereof, to purchase one Common Unit at an exercise price of $6.00, which may be exercised during the two-year period following the completion of the Rights Offering on any March 15, May 15, August 15 or November 15.

1.2 Certain Interpretive Matters.  In this Agreement:

(a) Any reference to a statute, regulation or Law will be deemed also to refer to any amendment thereto and all rules and regulations promulgated thereunder, unless the context expressly requires otherwise;

(b) Any reference to an agreement, instrument or document will be deemed to refer to that agreement, instrument or document as amended, restated, supplemented and otherwise modified from time to time, unless the context expressly requires otherwise;

(c) The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation”;

(d) Examples will not be construed to limit, expressly or by implication, the matter they illustrate;

(e) Any pronoun will include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs will include the plural and vice versa, unless the context otherwise expressly requires;

(f) The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;

(g) The term “cost” includes expense and the term “expense” includes cost;

(h) The headings and titles herein are for convenience only and will have no significance in the interpretation hereof;

(i) Currency amounts referenced herein are in U.S. Dollars;

(j) Unless the context otherwise requires, all references to time mean time in Houston, Texas;

(k) Whenever this Agreement refers to a number of days, such number refers to calendar days unless Business Days are specified;

(l) If a term is defined as one part of speech (such as a noun), it has a corresponding meaning when used as another part of speech (such as a verb).

ARTICLE II

THE RIGHTS OFFERING

2.1 The Rights Offering.  Subject to Section 2.1(f), on the Rights Offering Launch Date or as promptly as practicable thereafter, the Partnership will distribute to each holder of Common Units or General Partner Units as of the close of business on a record date for such distribution established by the Conflicts Committee, which record date shall be no earlier than the next Business Day after the Transaction Fee Payment Date if the Transaction Fee is to be paid in Common Units, in respect of each Common Unit and General Partner Unit held by such holder, 0.35 Rights pursuant to and in accordance with the provisions of this Section 2.1. Such distribution, the related offering of securities for which the Rights are exercisable, and the issuance of such securities to the extent that the Rights are exercised (including those for which oversubscription privileges are exercised and also including the issuance of the Warrants), as more fully described in this Section 2.1, are referred to herein collectively as the “Rights Offering”.

(a) Each whole right (a “Right”) will entitle the holder thereof to subscribe for and purchase from the Partnership one Common Unit for a subscription price of $2.50 per Common Unit (the “Right Subscription Price”) for which such holder’s Rights are exercised. No fractional Common Units will be issued pursuant to the Rights Offering; accordingly, any Person exercising Rights would be entitled to exercise for an aggregate number of Common Units that is rounded down to the nearest whole number. The Rights will be evidenced by one or more detachable subscription certificates (which may be evidenced by one global certificate) in form and substance reasonably acceptable to the Partnership and the NGP Parties.

(b) The holders of Rights will be entitled to exercise such Rights from the Rights Offering Distribution Date until the Rights Offering Expiration Time.

(c) The Rights Offering will include oversubscription privileges for each Person timely exercising Rights in full, which privilege will permit each such Person to purchase any Common Units, at the Right Subscription Price, for which Rights were exercisable but with respect to which Rights were not exercised, subject to a pro rata allotment (based on relative participation (i.e., number of Rights exercised) in the initial exercise of Rights) among all such Persons exercising such privilege.

(d) In addition, the Partnership will issue to each Person exercising Rights (for no additional consideration) one Warrant in respect of each Common Unit purchased by such Person in the Rights Offering (including Common Units purchased pursuant to the oversubscription privilege). The Warrants will be evidenced by one or more certificates (which may be evidenced by one global certificate) substantially in the form attached hereto as Exhibit E.

(e) In connection with the Rights Offering, the Partnership will:

(i) prepare a prospectus supplement to the base prospectus in the Registration Statement (the “Rights Offering Prospectus”) covering the Common Units for which the Rights are exercisable, the Warrants, and the Common Units for which the Warrants are exercisable;

(ii) at least five Business Days before the Rights Offering Distribution Date, provide a copy of the Rights Offering Prospectus to the NGP Parties for review and comment;

(iii) enter into a rights agent agreement with a bank or other intermediary, which agreement and such intermediary must be reasonably acceptable to both the Partnership and the NGP Parties, and which agreement will (among other things) appoint such intermediary as the rights agent (the “Rights Agent”) for the Rights Offering;

(iv) enter into a warrant agent agreement with a bank or other intermediary including terms substantially similar to those set forth in Exhibit E, which agreement and such intermediary must be reasonably acceptable to both the Partnership and the NGP Parties, and which agreement will (among other things) appoint such intermediary as the warrant agent for the Warrants;

(v) enter into such agreements with, and provide such instruments and documents to, NASDAQ, DTC and the Partnership’s transfer agent as are reasonably necessary or appropriate to consummate the Rights Offering; and

(vi) use its best efforts to as promptly as practicable take any and all action necessary or appropriate to keep effective all registrations, permits, consents and approvals of the SEC and any other applicable Governmental Authorities, and make such filings under applicable Laws as are reasonably necessary or appropriate in connection with the Rights Offering; provided, that none of the foregoing requires the Partnership to disclose material non-public information regarding the Partnership Group if the Conflicts Committee determines in good faith that it is in the best interest of the Partnership not to disclose such information at such time and the Partnership is not otherwise required to disclose such information hereunder.

(f) The obligations of the Partnership set forth in this Section 2.1 will be subject to the fulfillment (or the waiver by the Conflicts Committee on behalf of the Partnership, which may be granted or withheld in the Conflicts Committee’s sole discretion) of each condition precedent listed in this Section 2.1(f).

(i) All conditions set forth in Section 8.1 have been fulfilled prior to the Rights Offering Distribution Date;

(ii) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the launch or consummation of the Rights Offering or the exercise by the NGP Parties and Eagle Rock GP of the Rights as required by Section 2.2(a);

(iii) No Order has been issued and is continuing that restrains or prohibits the launch or consummation of the Rights Offering or the exercise by the NGP Parties and Eagle Rock GP of the Rights as required by Section 2.2(a);

(iv) The representations and warranties of the NGP Parties, as applicable, set forth in Section 9.2 are true and correct in all material respects on the Rights Offering Launch Date, as though made at and as of the Rights Offering Launch Date;

(v) The NGP Parties have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Rights Offering Launch Date; and

(vi) The NGP Parties have delivered to the Partnership an officer’s certificate, dated the Rights Offering Launch Date, to the effect that the conditions set forth in Sections 2.1(f)(iv) and (v) have been satisfied.

2.2 The NGP Commitment.

(a) Subject to the satisfaction or waiver by the NGP Parties of the conditions set forth in Section 2.3, each NGP Party and Eagle Rock GP will properly and timely exercise, and pay the appropriate aggregate Right Subscription Price with respect to, all Rights it receives in respect of its Common Units or General Partner Units. Each NGP Party and Eagle Rock GP will have the right, but not the obligation, to exercise all or part of its oversubscription privilege in respect of its Rights.

(b) To the fullest extent permitted by Law, no NGP Party will assign, pledge, sell, dispose of or otherwise transfer or permit any Encumbrance to exist with respect to any Common Units or Rights it receives in respect thereof to any Person at or before the Rights Offering Expiration Time.

2.3 Conditions to the NGP Commitment.  The obligation of the NGP Parties and Eagle Rock GP to exercise Rights pursuant to Section 2.2(a) will be subject to the fulfillment (or the waiver by the NGP Parties, which may be granted or withheld in the NGP Parties’ sole discretion) of each condition precedent listed in this Section 2.3.

(a) All conditions set forth in Section 8.1 have been fulfilled prior to the Rights Offering Distribution Date;

(b) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the Rights Offering or the exercise by the NGP Parties and Eagle Rock GP of the Rights as required by Section 2.2(a);

(c) No Order has been issued and is continuing that restrains or prohibits the consummation of the Rights Offering or the exercise by the NGP Parties and Eagle Rock GP of the Rights as required by Section 2.2(a);

(d) The representations and warranties of the Partnership set forth in Section 9.1 are true and correct in all material respects on the Rights Offering Distribution Date, as though made at and as of the Rights Offering Distribution Date;

(e) The Partnership has performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Rights Offering Distribution Date;

(f) The Partnership has delivered to the NGP Parties an officer’s certificate, dated the Rights Offering Distribution Date, to the effect that the conditions set forth in Sections 2.3(a), 2.3(d) and 2.3(e) have been satisfied; and

(g) The transactions contemplated by the R&M Purchase Agreement shall have closed.

ARTICLE III

THE EQUITY OFFERING

3.1 The Equity Offering.  The Partnership will pursue, and use commercially reasonable efforts to market and complete, an Underwritten Public Offering pursuant to and in accordance with this Section 3.1 as soon as reasonably practicable after the completion of the Rights Offering but before the Offering Completion Deadline. In lieu of completing any such Underwritten Public Offering, the Partnership may elect to issue and sell by or before the Offering Completion Deadline Common Units in a public offering that does not constitute an Underwritten Public Offering, including any direct placement, “bought deal” or block trade pursuant to an effective registration statement or registration statement under the Securities Act, or in a private placement (any such offering being referred to as an “Alternative Offering” and collectively with any Underwritten Public Offering, an “Offering”) if the Conflicts Committee concludes in good faith that engaging in an Alternative Offering is in the best interests of the Partnership. Upon the consummation of any Offering, the Partnership shall be deemed to have satisfied its obligations under this Section 3.1. Notwithstanding anything to the contrary herein, the Partnership shall have no obligation to initiate marketing of (i.e., distribution of a prospectus or offering memorandum to potential investors), or complete, any Offering if the Conflicts Committee concludes in good faith that it is not in the best interests of the Partnership to do so. Other than (x) pursuant to employee benefit plans, qualified stock option plans or employee compensation plans and (y) as otherwise contemplated by this Agreement or the Transactions, the Partnership will not complete any Offering before the Offering Completion Deadline that does not comply with this Section 3.1.

(a) The price to the public or ultimate purchaser in the Offering will be no less than $3.10 per Common Unit. If the price to the public or ultimate purchaser in the Offering is $3.40 per Common Unit or less, the gross proceeds of the Offering will not exceed $105 million (excluding any overallotment option). If the price to the public or the ultimate purchaser in the Offering is greater than $3.40 per Common Unit, the gross proceeds of the Offering will not exceed $140 million (excluding any overallotment option).

(b) The Conflicts Committee shall have the authority to determine on behalf of the Partnership the form of the Offering, the size of the Offering, the timing of the Offering, the price to be received in the Offering and the other material terms of the Offering. For the avoidance of doubt, the Partnership shall have no obligation to initiate marketing of (i.e., distribution of a prospectus or offering memorandum to potential investors), or complete, such Offering if the Conflicts Committee concludes in good faith that it is not in the best interests of the Partnership to initiate marketing of or complete such Offering.

(c) In connection with any Offering, the Partnership will (as applicable):

(i) prepare a prospectus supplement to the base prospectus in the Registration Statement or an offering memorandum (the “Offering Document”) covering the Common Units to be issued in the Offering;

(ii) at least five Business Days before beginning marketing of the Offering, provide a draft of the Offering Document (if any) to the NGP Parties for reasonable review and comment;

(iii) enter into an underwriting agreement or other purchase agreement, having reasonable and customary terms, with one or more underwriters, reasonably acceptable to the NGP Parties;

(iv) enter into such agreements with, and provide such instruments and documents to, NASDAQ, DTC and the Partnership’s transfer agent as are reasonably necessary or appropriate to consummate the Offering; and

(v) take any and all action necessary or reasonably appropriate to keep effective all registrations, permits, consents and approvals of the SEC and any other applicable Governmental Authorities, and make such filings under applicable Laws as are necessary or reasonably appropriate in connection with the Offering; provided, that none of the foregoing requires the Partnership to disclose material non-public information regarding the Partnership Group if the Conflicts Committee determines in good faith that it is in the best interest of the Partnership not to disclose such information at such time.

(d) In connection with the Offering, the NGP Parties shall:

(i) enter into a customary lock-up agreement regarding any securities of the Partnership held by such NGP Party, as reasonably requested by the lead underwriter or the applicable initial purchaser; and

(ii) furnish to the Partnership for inclusion in any offering or disclosure document, information regarding the NGP Parties to the extent reasonably requested by the Partnership; provided, that, unless the Partnership is required by Law to disclose such information in such offering or disclosure document, none of the foregoing requires the NGP Parties to disclose material non-public information regarding the NGP Parties if the NGP Parties determine reasonably and in good faith that it is in the best interest of the NGP Parties not to disclose such information at such time.

3.2 The NGP Commitment.  If, at any time, the Conflicts Committee determines in good faith that the Partnership (i) will not be able to complete the Offering (excluding any overallotment option) prior to the Offering Completion Deadline or (ii) will receive gross proceeds from the Offering (excluding any overallotment option) of less than $105 million (or, if the price to the public or ultimate purchaser in the Offering is greater than $3.40 per Common Unit, $140 million) prior to the Offering Completion Deadline, then the Conflicts Committee, in its sole discretion, may elect to exercise its option hereunder, and ERH shall be obligated to purchase Common Units as set forth in this Section 3.2.

(a) The Partnership may deliver notice (the “Equity Commitment Exercise Notice”) to the NGP Parties at any time before the Offering Completion Deadline electing to exercise the Partnership’s rights under this Section 3.2.

(b) If the Equity Commitment Exercise Notice is timely delivered, then subject to the satisfaction or waiver by the NGP Parties of the conditions set forth in Section 3.3, ERH will purchase from the Partnership, the Equity Commitment Amount at a price of $3.10 per Common Unit.

(c) The purchase by ERH of Common Units pursuant to Section 3.2(b) will take place on the later of (A) the earlier of (i) the closing date of the Offering (excluding any overallotment option) and (ii) the Offering Completion Deadline and (B) if all conditions set forth in Section 3.3 are not satisfied or waived on the date described in clause (A), the first Business Day on which all of the conditions set forth in Section 3.3 have been satisfied or waived (the “Initial NGP Common Unit Purchase Date”); provided, however, that ERH shall not be required to purchase Common Units pursuant to Section 3.2(b) more than six months after the Offering Completion Deadline. In the event that the purchase by ERH of Common Units pursuant to Section 3.2(b) requires HSR Act approval, ERH shall purchase on the Initial NGP Common Unit Purchase Date the maximum amount of Common Units that may be purchased without HSR Act approval, and the Parties will thereafter cooperate and use commercially reasonable efforts to obtain such approval. As promptly as practicable following the receipt of such HSR Act approval and subject to the satisfaction of the conditions set forth in Section 3.3, ERH shall purchase any remaining Equity Commitment Amount at a price of $3.10 per Common Unit (the date of such purchase, the “Subsequent NGP Common Unit Purchase Date”). If HSR Act approval has not been obtained within six months after the Initial NGP Common Unit Purchase Date, the Parties will use commercially reasonable efforts in good faith to negotiate, or cause to be negotiated, a mutually satisfactory resolution to the remaining Equity Commitment Amount. If the Parties are unable to reach such mutually satisfactory resolution within six months after initiating negotiations pursuant to the immediately preceding sentence, then NGP shall have no further obligation under this Section 3.2 to purchase the remaining Equity Commitment Amount. Each of the Initial NGP Common Unit Purchase Date and each Subsequent NGP Common Unit Purchase Date is referred to herein as an “NGP Common Unit Purchase Date”.

(d) The Conflicts Committee shall have the sole authority and discretion to determine whether and when to deliver (or not deliver, as applicable) the Equity Commitment Exercise Notice.

(e) The NGP Parties will deliver to the Partnership an officer’s certificate dated the NGP Common Unit Purchase Date to the effect that the representations and warranties of the NGP Parties set forth in Section 9.2 are true and correct in all material respects on the NGP Common Unit Purchase Date, as though made at and as of the NGP Common Unit Purchase Date.

(f) The NGP Parties shall not take any action (other than actions required under this Agreement) with respect to any Common Units or Subordinated Units that would be reasonably likely (taken together with the transactions contemplated by this Agreement) to result in a HSR Act filing obligation.

3.3 Conditions to the NGP Commitment.  The obligation of ERH to purchase Common Units pursuant to Section 3.2 will be subject to the fulfillment (or the waiver by ERH, which may be granted or withheld in ERH’s sole discretion) of each condition precedent listed in this Section 3.3.

(a) All conditions set forth in Section 8.1 have been fulfilled prior to the NGP Common Unit Purchase Date;

(b) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the consummation of ERH’s purchase of Common Units pursuant to Section 3.2;

(c) No Order has been issued and is continuing that restrains or prohibits the consummation of ERH’s purchase of Common Units pursuant to Section 3.2;

(d) The representations and warranties of the Partnership set forth in Section 9.1 are true and correct in all material respects on the NGP Common Unit Purchase Date, as though made at and as of the NGP Common Unit Purchase Date;

(e) The Partnership has performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the NGP Common Unit Purchase Date;

(f) The Rights Offering has been completed and all outstanding Rights have been exercised or have expired;

(g) The Partnership delivers to ERH an officer’s certificate, dated the NGP Common Unit Purchase Date, to the effect that the conditions set forth in Sections 3.3(a), 3.3(d), 3.3(e) and 3.3(f) have been satisfied; and

(h) The transactions contemplated by the R&M Purchase Agreement shall have closed.

ARTICLE IV

PAYMENT OF THE TRANSACTION FEE

4.1 Payment.  If the Required Unitholder Approvals have been obtained, the Partnership will pay to ERH an aggregate of $29 million (the “Transaction Fee”) in accordance with, and subject to the terms of, this ARTICLE IV.

(a) The Partnership will pay the Transaction Fee by delivering to ERH the Transaction Fee Common Units, unless the Conflicts Committee determines (in its sole discretion), no later than the Transaction Fee Determination Date, that the Transaction Fee shall be paid in cash, in which case the Partnership will pay the Transaction Fee by delivering to ERH $29 million cash.

(b) If the Transaction Fee is to be paid by delivery of Common Units, the Partnership will make such delivery on or before the later of (x) the date of closing of the transactions contemplated by the R&M Purchase Agreement and (y) if all conditions set forth in Section 4.2 are not satisfied or waived on the date described in clause (x), the first Business Day on which all of the conditions set forth in Section 4.2 have been satisfied or waived.

(c) If the Transaction Fee is to be paid in cash, the Partnership will make such payment on or before the later of (A) the earlier of (i) the completion of the Offering (excluding any overallotment option) and (ii) the Offering Completion Deadline and (B) if all conditions set forth in Section 4.2 are not satisfied or waived on the date described in clause (A), the first Business Day on which all of the conditions set forth in Section 4.2 have been satisfied or waived.

4.2 Conditions to Payment of the Transaction Fee.  The obligation of the Partnership to pay the Transaction Fee pursuant to Section 4.1 will be subject to the fulfillment (or the waiver by the Conflicts Committee on behalf of the Partnership, which may be granted or withheld in the Conflicts Committee’s sole discretion) of each condition precedent listed in this Section 4.2.

(a) The NGP Parties shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed and complied with by such NGP Parties on or prior to the Unitholder Approval Date;

(b) The representations and warranties set forth in Section 5.2; solely to the extent that the substance of such representations and warranties pertains to the transactions contemplated by Article IV or Article V of this Agreement, Section 9.2(c); Section 9.2(e); if applicable, Section 9.2(g); Section 9.2(h); and, with respect to the applicable representations and warranties described in this Section 4.2(b), Section 9.2(i), are true and correct in all material respects on the Transaction Fee Payment Date, as though made at and as of the Transaction Fee Payment Date;

(c) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, the payment of the Transaction Fee pursuant to Section 4.1;

(d) The deliverables set forth in Section 5.1(a) shall have been delivered to the Partnership;

(e) No Order has been issued and is continuing that restrains or prohibits the purchase of the NGP Commitment Amount pursuant to Section 3.2, the payment of the Transaction Fee or the consummation of ERH or Eagle Rock GP’s contribution of the ERH Interests pursuant to Section 5.1;

(f) The applicable NGP Parties deliver to the Partnership an officer’s certificate, dated as of the Transaction Fee Payment Date, to the effect that the conditions set forth in Sections 4.2(a) and 4.2(d) have been satisfied;

(g) Each of ERH, NGP VII and NGP VIII deliver to the Partnership an officer’s certificate, dated as of the Transaction Fee Payment Date, to the effect that such NGP Party’s applicable conditions set forth in Section 4.2(b) has been satisfied; and

(h) The transactions contemplated by the R&M Purchase Agreement shall have closed.

4.3 Fixed and Irrevocable Obligations.  Subject to Section 6.2 and Article X, and notwithstanding the failure of any of the representations and warranties of the NGP Parties set forth in Section 9.2 to be true and correct on the Transaction Fee Payment Date, from and after payment (or release, if applicable) of the Transaction Fee, all obligations of the NGP Parties under this Agreement that have not been performed on or before such date shall be fixed and irrevocable, and must be fully performed, in accordance with the terms of this Agreement.

4.4 Transaction Fee Allocation.  For income tax purposes, the Transaction Fee shall be allocated among its component parts in the manner set forth in a schedule (the “Transaction Fee Allocation Schedule”). The Transaction Fee Allocation Schedule shall be prepared by ERH and delivered (along with certain non-privileged supporting materials that it has gathered in preparing such schedule that support the reasonableness thereof) to the Partnership within 45 days following the date of this Agreement. The Partnership will have a period of 21 days after receipt of the Transaction Fee Allocation Schedule (the “Notice Period”) to notify ERH in writing of its election to accept or reject the Transaction Fee Allocation Schedule; provided, however, that any rejection must be reasonable. In the event written notice is received rejecting the Transaction Fee Allocation Schedule during the Notice Period, ERH and the Partnership shall attempt to resolve any disputes in good faith. If any dispute shall not have been resolved within 30 days after the initial written notice of rejection is received by ERH, then the dispute shall, unless the parties otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, now in effect. In the event no written notice rejecting the Transaction Fee Allocation Schedule is received by ERH during the Notice Period, the Transaction Fee Allocation Schedule prepared by ERH will be deemed accepted by the Partnership and shall be deemed final and binding on the parties hereto. ERH and the Partnership (or their applicable Affiliates) shall not take any position on their respective tax returns that is inconsistent with the allocation set forth on the Transaction Fee Allocation Schedule.

ARTICLE V

THE CONTRIBUTION OF THE ERH INTERESTS

5.1 Deliveries at the ERH Interests Contribution Closing.  On the Transaction Fee Payment Date ERH and Eagle Rock GP will contribute the ERH Interests free and clear of any Encumbrances to the Partnership pursuant to and in accordance with this Section 5.1.

(a) At the ERH Interests Contribution Closing, the applicable NGP Parties will deliver (or cause to be delivered) to the Partnership:

(i) A counterpart to the Contribution Agreement executed by Eagle Rock GP;

(ii) A counterpart to the Contribution Agreement executed by ERH;

(iii) Certificate(s) representing the ERH Subordinated Units;

(iv) An affidavit of each of ERH and Eagle Rock GP stating, under penalty of perjury, ERH’s taxpayer identification number and that ERH or Eagle Rock GP, as applicable, is not a foreign person for United States federal tax purposes, pursuant to Section 1445(b)(2) of the Code;

(v) The Amended Partnership Agreement executed by Eagle Rock GP (for itself and on behalf of the limited partners of the Partnership); and

(vi) An officer’s certificate, dated the date of the ERH Interests Contribution Closing, to the effect that the representations and warranties of such NGP Party set forth in Section 5.2; Section 9.2(a); solely to the extent that the substance of such representations and warranties pertains to the transactions contemplated by Article IV or Article V of this Agreement, Sections 9.2(b) through 9.2(d); Section 9.2(e); Section 9.2(h); and with respect to the applicable representations and warranties described in this Section 5.1(a)(vi), Section 9.2(i), are true and correct in all material respects on the date of the ERH Interests Contribution Closing as though made at and as of the date of the ERH Interests Contribution Closing.

(b) At the ERH Interests Contribution Closing, the Partnership will deliver to ERH and Eagle Rock GP an executed counterpart to the Contribution Agreement.

5.2 Representations and Warranties Relating to the ERH Interests Contribution Closing.

(a) ERH hereby represents and warrants that the following statements are true and correct on the date hereof and will be true and correct on and as of the ERH Interests Contribution Closing.

(i) ERH holds of record and owns beneficially the ERH Subordinated Units, free and clear of any Encumbrances (other than any restrictions under the Securities Act, state securities Laws, the Partnership Agreement and the Delaware LP Act).

(ii) Eagle Rock GP holds of record and owns beneficially the IDRs, free and clear of any Encumbrances (other than any restrictions under the Securities Act, state securities Laws, the Partnership Agreement and the Delaware LP Act).

(b) NGP VII and NGP VIII hereby jointly and severally represent and warrant that (i) to their knowledge, the representations and warranties made by ERH in Section 5.2(a) are true and correct and

(ii) neither of them has taken any action, or knowingly acquiesced to any action, that would cause the representations and warranties of ERH in Section 5.2(a) not to be true and correct.

ARTICLE VI

THE GENERAL PARTNER ACQUISITION OPTION

6.1 The General Partner Acquisition Option.  Subject to the satisfaction of the conditions set forth in Section 6.2, ERH grants the Partnership an option, exercisable in accordance with this Section 6.1, to purchase the General Partner Interests. If the Partnership desires to exercise such option, the Partnership must deliver to ERH, no earlier than the first Business Day after the Transaction Fee Payment Date and no later than December 31, 2012, a written notice that the Partnership is exercising its option to purchase the General Partner Interests (the “Option Notice”). If the Partnership timely delivers an Option Notice, then, within 20 Business Days following its receipt of the Option Notice, the Partnership will purchase (and ERH will sell) the General Partner Interests in accordance with this Section 6.1. At the closing of such purchase and sale (the date of which is referred to herein as the “Option Closing Date”):

(a) The applicable NGP Parties will deliver to the Partnership:

(i) An executed counterpart to the Assignment and Assumption Agreement;

(ii) An affidavit of ERH stating, under penalty of perjury, ERH’s taxpayer identification number and that ERH is not a foreign person for United States federal tax purposes, pursuant to Section 1445(b)(2) of the Code; and

(iii) An officer’s certificate, dated the Option Closing Date, to the effect that the representations and warranties of each of ERH, NGP VII and NGP VIII set forth in Sections 6.4, 9.2(a) through (g) (solely to the extent that the substance of such representations and warranties pertains to the transactions contemplated by this Article VI) and 9.2(h) (solely with respect to the General Partner Units) are true and correct in all material respects on the Option Closing Date as though made at and as of the date of the Option Closing Date and that each of ERH, NGP VII and NGP VIII has performed and complied in all material respects with all covenants and agreements contained in Section 6.3 of this Agreement.

(b) The Partnership will deliver to ERH:

(i) The Option Consideration; and

(ii) An executed counterpart to the Assignment and Assumption Agreement.

(c) The Conflicts Committee shall have the sole authority and discretion to determine whether and when to deliver (or not deliver, as applicable) the Option Notice.

6.2 Conditions to the General Partner Acquisition Option.  The obligation of ERH to sell the General Partner Interests pursuant to Section 6.1 will be subject to the fulfillment (or the waiver by ERH, which may be granted or withheld in ERH’s sole discretion) of each condition precedent listed in this Section 6.2.

(a) No Action is pending or threatened in writing that seeks to restrain or prohibit the consummation of, or otherwise challenges the legality or validity of, consummation of ERH’s sale of the General Partner Interests pursuant to Section 6.1;

(b) No Order has been issued and is continuing that restrains or prohibits the consummation of ERH’s sale of the General Partner Interests pursuant to Section 6.1;

(c) The Partnership has performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed and complied with by the Partnership on or prior to the Option Closing Date;

(d) The Partnership delivers to ERH an officer’s certificate, dated the Option Closing Date, to the effect that the conditions set forth in Section 6.2(c) have been satisfied.

6.3 General Partner Activities.  From the date hereof until the first Business Day following the earlier of (i) the Option Closing Date and (ii) December 31, 2012, and except as contemplated by the Transactions or this Agreement, ERH will not, without the prior written consent of the Partnership:

(a) sell, transfer or otherwise dispose of, or permit any Encumbrance to exist with respect to, any Equity Interests in G&P LLC or Eagle Rock GP; or

(b) cause or permit G&P LLC or Eagle Rock GP to:

(i) conduct any business other than the management of the Partnership;

(ii) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Equity Interests in G&P LLC or Eagle Rock GP;

(iii) make, declare or pay any distribution, other than the distribution of (A) the cash received from the Partnership between the date hereof and the Option Closing Date in respect of the General Partner Interests or the IDRs and (B) Rights received pursuant to the Rights Offering and any Common Units and Warrants received upon the exercise of such Rights;

(iv) incur any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise) of any nature, other than liabilities incurred in the ordinary course of business consistent with past practice in connection with the management of the Partnership that are subject to reimbursement by the Partnership pursuant to the terms of the Omnibus Agreement;

(v) sell, transfer or otherwise dispose of, or permit any Encumbrance to exist with respect to, any General Partner Units or the general partner interest in Eagle Rock GP;

(vi) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests; or

(vii) repurchase, redeem or otherwise acquire any of its Equity Interests.

6.4 Representations and Warranties Regarding the General Partner Acquisition Option.

(a) ERH hereby represents and warrants that the following statements are true and correct on the date hereof and will be true and correct on and as of the Option Closing Date.

(i) Each of G&P LLC and Eagle Rock GP (i) is a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a material adverse effect on the financial position, results of operation, business or assets of G&P LLC or Eagle Rock GP.

(ii) G&P LLC has no material assets other than its general partner interest in Eagle Rock GP. G&P LLC has no material liabilities or obligations other than those set forth in its governing documents or arising out of its ownership of the general partner interest in Eagle Rock GP.

(iii) Eagle Rock GP has no material assets other than (i) the General Partner Units and (ii) solely on the date hereof, the IDRs. Eagle Rock GP has no material liabilities or obligations other than those set forth in its governing documents or arising out of its ownership of the General Partner Units and the IDRs.

(b) NGP VII and NGP VIII hereby jointly and severally represent and warrant that (i) to their knowledge, the representations and warranties made by ERH in Section 6.2(a) are true and correct and

(ii) neither of them has taken any action, or knowingly acquiesced to any action, that would cause the representations and warranties of ERH in Section 6.2(a) not to be true and correct.

ARTICLE VII

COVENANTS

7.1 The Registration Statement.  As soon as reasonably practicable after the date hereof, the Partnership will file the Registration Statement with the SEC. The Partnership will use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable following such filing and to remain effective at all times during the term of this Agreement. In connection with the Registration Statement, the Partnership will:

(a) cause the Registration Statement to comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the SEC to be incorporated therein or filed therewith;

(b) notify the NGP Parties at least five Business Days before filing the Registration Statement of its intention to file the Registration Statement with the SEC and provide a copy of the Registration Statement to the NGP Parties for review and comment;

(c) notify the NGP Parties at least two Business Days before filing any amendment or supplement to the Registration Statement and provide a copy of such amendment or supplement to the NGP Parties for review and comment;

(d) promptly following receipt from the SEC, provide to the NGP Parties copies of any comments made by the SEC staff relating to the Registration Statement and, promptly following the preparation thereof, the Partnership’s responses thereto for review and comment;

(e) as promptly as reasonably practicable, prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement effective for the period required hereunder;

(f) notify the NGP Parties promptly (i) when the Registration Statement has become effective and when any post-effective amendments and supplements thereto become effective, (ii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of the Registration Statement or the initiation or threatening of any proceedings for that purpose, or (iii) of any request by the SEC or any other federal or state Governmental Authority for amendments or supplements to the Registration Statement or any related prospectus or prospectus supplement or for additional information;

(g) prepare and file in a timely manner all documents and reports required by the Exchange Act;

(h) if required under the rules of FINRA, in connection with the initial filing of the Registration Statement and each amendment thereto, prepare and, within one Business Day of such filing with the SEC, file with the FINRA all forms and information required by FINRA to be so filed in order to obtain written confirmation from FINRA that FINRA conditionally does not object to the fairness and reasonableness of the underwriting terms and arrangements relating to the sale of securities pursuant to the Registration Statement, including information provided to FINRA through its COBRADesk system, and pay all costs, fees and expenses incident to FINRA’s review of the Registration Statement and the related underwriting terms and arrangements, including all filing fees associated with any filings or submissions to FINRA; and

(i) otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC.

7.2 The Proxy Statement and the Unitholder Meeting.

(a) Eagle Rock GP, as general partner of the Partnership, will take, in accordance with applicable Law, NASDAQ rules and the Partnership Agreement, all action necessary to call, hold and convene an appropriate meeting of the holders of Common Units and Subordinated Units to consider and vote solely upon the Unitholder Proposals and any other matters required to be approved by them for consummation of the Transactions (including any adjournment or postponement as determined by the Conflicts Committee, the “Unitholder Meeting”) as promptly as reasonably practicable after the date hereof. The Board and the Conflicts Committee will recommend approval of the Unitholder Proposals (the “Recommendation”), and the Partnership will take all reasonable lawful action to solicit approval of the Unitholder Proposals by the holders of Common Units and by the holders of Subordinated Units. Notwithstanding the foregoing, at any time prior to obtaining the Required Unitholder Approvals, the Board and/or the Conflicts Committee may withdraw, modify or qualify in any manner adverse to the NGP Parties the Recommendation (any such action a “Change in Recommendation”) if the Board and/or the Conflicts Committee (as the case may be) has concluded in good faith, after consultation with its outside legal advisors and financial consultants, that the failure to make a Change in Recommendation would either not be in the best interests of the Partnership or in the best interests of the Non-Affiliated Unitholders; provided, however, that the Board and/or the Conflicts Committee shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless the Partnership has provided to the NGP Parties five days prior written notice advising the NGP Parties that the Board and/or the Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action. Any Change in Recommendation will not change the approval of the Unitholder Proposals or any other approval of the Board and the Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the matters contemplated hereby.

(b) As promptly as reasonably practicable after the date hereof, the Partnership will prepare and file with the SEC the Proxy Statement in preliminary form. The Parties will cooperate with each other in the preparation of the Proxy Statement; without limiting the generality of the foregoing, the NGP Parties will furnish to the Partnership the information relating to the NGP Parties required by the Exchange Act to be set forth in the Proxy Statement, and the NGP Parties and their counsel will be given the opportunity to review and comment on the Proxy Statement prior to the filing thereof with the SEC. The Partnership and the NGP Parties will each use its commercially reasonable efforts, after consultation with the other Parties, to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be transmitted to the holders of Common Units and Subordinated Units as promptly as practicable following the filing thereof in definitive form with the SEC. The Partnership will advise the NGP Parties promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Unitholder Meeting any information relating to the Partnership or the NGP Parties, or any of their respective affiliates, officers or directors, should be discovered by the Partnership or any NGP Party that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Common Units and Subordinated Units. The Partnership will not mail any Proxy Statement, or any amendment or supplement thereto, with respect to which any NGP Party reasonably objects to disclosure therein specifically regarding any NGP Party or any representative of any NGP Party (including members of the Board appointed, pursuant to the terms of the Partnership Agreement, by the NGP Representative (as defined therein)).

(c) Once the Unitholder Meeting has been called and noticed, the Partnership will not postpone or adjourn the Unitholder Meeting past the Termination Date without the consent of the NGP Parties, which consent will not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Partnership believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Common Units and Subordinated Units prior to the Unitholder Meeting; provided that if the Unitholder Meeting is so delayed to a date after the Termination Date as a result of either (i) or (ii) above, then the Termination Date will be extended to the seventh Business Day after such date.

(d) Each of the NGP Parties hereby irrevocably and unconditionally agrees that from and after the date hereof and until the earlier of (i) the first Business Day after the Unitholder Approval Date or (ii) the date this Agreement is terminated in accordance with its terms (the “Expiration Time”), at any Unitholders’ Meeting, such NGP Party will, unless the Partnership directs the NGP Parties to do otherwise, (A) appear at such Unitholders’ Meeting or otherwise cause the Common Units and Subordinated Units beneficially owned by such NGP Party as of the relevant time (“Owned Units”) to be counted as present for purposes of calculating a quorum and respond to any other request by the Partnership for written consent, if any, and, (B) vote, or cause to be voted, all of its Owned Units (1) in favor of the approval of the Unitholder Proposals (whether or not recommended by the Board or the Conflicts Committee), (2) in favor of the approval of proposals made by the Partnership or the Conflicts Committee for an adjournment of the Unitholders’ Meeting, and (3) against any action or agreement that would reasonably be expected to (a) result in a breach of any representation, warranty or covenant of any NGP Party under this Agreement or (b) interfere with, delay or attempt to discourage the consummation of the Transactions.

(e) Each of the NGP Parties hereby agrees, while this Agreement is in effect, promptly to notify the Partnership of the number of any new Common Units with respect to which beneficial ownership is acquired by such NGP Party, if any, after the date hereof and before the Expiration Time. Any such Common Units shall automatically become subject to the terms of this Agreement as Owned Units as though beneficially owned by such NGP Party as of the date hereof.

(f) Except as provided for herein, the NGP Parties agree, from the date hereof until the Expiration Time, not to (i) directly or indirectly transfer or offer to transfer any Owned Units; (ii) tender any Owned Units into any tender or exchange offer or otherwise; or (iii) otherwise restrict the ability of the NGP Parties to freely exercise all voting rights with respect to the Owned Units. Any action attempted to be taken in violation of the preceding sentence will be null and void.

(g) The Conflicts Committee shall have the sole authority to act on behalf of the Partnership with respect to the matters set forth in Sections 7.2(d), 7.2(e) and 7.2(f).

(h) Notwithstanding anything to the contrary in this Agreement, no approval of any Unitholder Proposal will be sought, and no such Unitholder Meeting will be held, if the R&M Purchase Agreement has terminated.

7.3 Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining (and cooperating with the other Parties to obtain) HSR Act approval, if required, or the expiration or early termination of any applicable waiting period thereunder, and any other third party approval that is required to be obtained by the Party in connection with the Transactions and the other matters contemplated by this Agreement and the R&M Purchase Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each Party will cooperate fully with the other Parties to that end, and will furnish to the other Parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to the matters contemplated hereby. In complying with the foregoing, the Partnership shall not be required to take any action that is reasonably likely to result in a Material Adverse Effect.

7.4 Press Releases.  No Party will, without the prior approval of the Conflicts Committee in the case of any NGP Party and the NGP Parties in the case of the Partnership, issue any press release or written statement for general circulation relating to the matters contemplated hereby, except as otherwise required by applicable Law or regulation or the rules of the NASDAQ, in which case it will consult with the other applicable Party before issuing any such press release or written statement.

7.5 Partnership Activities.  From the date hereof until the first Business Day following the ERH Interests Contribution Closing and except as contemplated by the Transactions, this Agreement or the R&M Purchase Agreement, the Partnership will not, without the prior written consent of the NGP Parties:

(a) conduct the business of it and its subsidiaries other than in all material respects in the ordinary and usual course or take any action that would adversely affect its ability to perform any of its obligations under this Agreement;

(b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Equity Interests (other than (i) pursuant to employee benefit plans, qualified stock option plans or employee compensation plans or (ii) in connection with any Offering);

(c) make, declare or pay any distribution (except quarterly cash distributions of Available Cash (as defined in the Partnership Agreement));

(d) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests; or

(e) repurchase, redeem or otherwise acquire any of its Equity Interests (other than pursuant to employee benefit plans, qualified stock option plans or employee compensation plans).

7.6 Notification of Certain Matters.

(a) The Partnership will give prompt notice to the NGP Parties of (i) any fact, event or circumstance known to it that (A) would, or is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, result in a Material Adverse Change or (B) would, or is reasonably likely to, cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (ii) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would result in, or is reasonably likely to be expected to result in, a Material Adverse Change.

(b) The NGP Parties will give prompt notice to the Partnership of any fact, event or circumstance known to them that would, or is reasonably likely to, cause or constitute a material breach of any of their representations, warranties, covenants or agreements contained herein.

(c) The Partnership will promptly provide copies to the NGP Parties of all notices, requests, demands, and other communications delivered or received by any Affiliate of the Partnership under the R&M Purchase Agreement pursuant to Section 13.1 thereof.

7.7 Competing Proposals.

(a) Except as contemplated by this Agreement, the Partnership will not, and it will cause its Representatives (including the Conflicts Committee) not to, directly or indirectly, (i) solicit the submission of any Competing Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, any Competing Proposal. Subject to the limitations in Section 7.7(b), nothing contained in this Agreement will prohibit the Partnership (or the Conflicts Committee) from furnishing any information to, or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited written Competing Proposal which did not result from a breach of this Section 7.7 (a “Receiving Party”) if the Board or the Conflicts Committee determines, after consultation with its outside legal advisors and financial consultants, that such Competing Proposal could possibly lead to a Change in Recommendation.

(b) The Partnership (including the Conflicts Committee) will not provide any Receiving Party with any non-public information or data pertaining to the Partnership or any of its assets (the “Non-Public Information”) unless (i) the Partnership has complied with all of its obligations under this Section 7.7, (ii) the Board or the Conflicts Committee determines, after consultation with its outside legal advisors and financial consultants that the provision of such Non-Public Information to the Receiving Party could possibly lead to a Change in Recommendation, and (iii) the Partnership has first (A) required the Receiving Party to execute and deliver a confidentiality agreement with terms deemed reasonable in good faith by the Conflicts Committee, (B) furnished a copy of such confidentiality agreement to the NGP Parties and (C) notified the NGP Parties of the identity of such Receiving Party. The Partnership will promptly provide or make available to the NGP Parties any non-public information concerning the Partnership or any of its assets that is provided or made available to any Receiving Party pursuant to this Section 7.7 which was not previously provided or made available to the NGP Parties.

(c) The Parties acknowledge that, while the Conflicts Committee has been delegated the authority to effect a Change in Recommendation and to terminate this Agreement pursuant to Section 10.1(e), the Conflicts Committee has not been delegated the authority to approve execution or delivery by the Partnership of any agreement constituting a Competing Proposal.

7.8 Use of Proceeds.  The Partnership will use all net proceeds received by it from all issuances of Common Units hereunder (a) to pay to ERH (if to be paid in cash) the Transaction Fee payable pursuant to Section 4.1, (b) to repay outstanding Partnership indebtedness and (c) for other general purposes of the Partnership, including, if determined by the board of directors of G&P LLC, resetting Partnership hedge arrangements.

7.9 Assurances Regarding ERH’s Obligations.  Subject to the terms and conditions of this Agreement, NGP VII and NGP VIII shall take, and shall cause ERH to take, promptly, or to cause to be taken promptly, all actions, and to do promptly, or to cause to be done promptly, all things necessary, proper or advisable to perform, fulfill or consummate ERH’s obligations under this Agreement other than (i) the obligation to deliver a specific number of Subordinated Units under Section 5.1(a)(iii) and (ii) the obligation to deliver a specific quantum of ownership pursuant to the Contribution Agreement.

7.10 Assurances Regarding the R&M Purchase Agreement.  The Partnership will not, without the prior written consent of the NGP Parties:

(a) permit ER Pipeline or EROC Production to waive, amend or otherwise modify the R&M Purchase Agreement or any portion thereof; or

(b) permit ER Pipeline or EROC Production to terminate, or agree to terminate, the R&M Purchase Agreement.

ARTICLE VIII

UNITHOLDER APPROVAL

8.1 Conditions to All Transactions.  No Party will be required to consummate any of the Transactions unless each of the Required Unitholder Approvals has been obtained on or prior to the date of such consummation.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of the Partnership.  The Partnership hereby represents and warrants to the NGP Parties as follows:

(a) Organization, Standing and Authority.  The Partnership (i) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted; except, in the instance of clauses (ii) and (iii) above, where the failure to be so qualified or in good standing, or to have in effect all such governmental authorizations and permits would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Capitalization.  As of the date hereof, there are 844,551 General Partner Units, 54,593,876 Common Units (excluding 687,106 unvested restricted units issued under the Partnership’s long term incentive plan), and 20,691,495 Subordinated Units issued and outstanding, which collectively constitute all of the issued and outstanding Equity Interests of the Partnership. The limited partner interests represented by the Common Units and Subordinated Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act). The general partner interests represented by such General Partner Units have been duly authorized and validly issued in accordance with the Partnership Agreement. Except as expressly contemplated by this Agreement, otherwise disclosed in the Partnership SEC Reports or pursuant to employee benefit plans, qualified stock option plans or employee compensation plans, there are no issued or outstanding Commitments of the Partnership with respect to any equity securities of the Partnership and the Partnership does not have any commitment to authorize, issue or sell any equity securities or Commitments.

(c) Subsidiaries.  Each of the Partnership’s subsidiaries has the entity power and authority to carry on its business as it is now being conducted and to own all its properties and assets, except as would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

(d) Unitholder Authority.  Subject to receipt of the Required Unitholder Approvals, this Agreement and the matters contemplated hereby have been authorized by all necessary partnership and limited liability company action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of the Partnership, ER Pipeline and EROC Production, as applicable, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(e) No Defaults.  Subject to receipt of any required HSR Act approval or the expiration or early termination of any applicable waiting period thereunder, the declaration of effectiveness of the Registration Statement, required filings under federal and state securities Laws, FINRA and the NASDAQ, and the Required Unitholder Approvals and except as would not have a Material Adverse Effect, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its subsidiaries is a party or by which it or any of its subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Partnership or any of its subsidiaries, or (iv) result in the creation of any Encumbrance on any of the Partnership’s (or any of its subsidiaries’) assets.

(f) Financial Reports and SEC Documents.  All of the Partnership SEC Reports filed with the SEC since January 1, 2009 (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets (other than the balance sheet of G&P LLC) contained in or incorporated by reference into any such Partnership SEC Report (including the related notes and schedules thereto) fairly presents the financial position of the Partnership as of its date, and each of the statements of income and changes in partners’ capital and cash flows in such Partnership SEC Reports (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ capital and changes in cash flows, as the case may be, of the Partnership for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except (i) as would not have a Material Adverse Effect and (ii) as and to the extent set forth on the Partnership’s balance sheet as of September 30, 2009, as of such date, neither the Partnership nor any of its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with GAAP consistently applied.

(g) No Brokers.  No action has been taken by or on behalf of the Partnership that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby, excluding fees to be paid pursuant to letter agreements which have been heretofore disclosed to the NGP Parties.

(h) Regulatory Approvals.  Except (i) as would not have a Material Adverse Effect and (ii) to the extent that HSR Act approval, or the expiration or early termination of any applicable waiting period thereunder, is required, there are no approvals of any Governmental Authority required to be obtained by the Partnership to consummate the matters contemplated by this Agreement (other than filings with and approvals by the SEC).

(i) Conflicts Committee/Board Recommendations.  At meetings duly called and held, (i) the Conflicts Committee (A) determined that this Agreement and the R&M Purchase Agreement and the transactions contemplated hereby and thereby are in the best interests of the Partnership and (B) recommended that the Board approve this Agreement and the R&M Purchase Agreement and the transactions contemplated hereby and thereby, (ii) the Board and Conflicts Committee (A) approved this Agreement and the R&M Purchase Agreement and the transactions contemplated hereby and thereby and (B) recommended to the Non-Affiliated Unitholders that they approve the Unitholder Proposals.

(j) Fairness Opinion.  SMH Capital Inc. has delivered to the Conflicts Committee its written opinion dated as of the date hereof, that as of such date, the transactions contemplated by this Agreement and the R&M Purchase Agreement are fair, from a financial point of view, to the Non-Affiliated Unitholders, a copy of which written opinion has been provided to the Board.

(k) Issuances of Common Units.  All Common Units issued to any NGP Party pursuant to this Agreement, when so issued as provided in this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607, and 17-804 of the Delaware LP Act) and free of preemptive rights (except as provided in Section 5.8 of the Partnership Agreement or the Amended Partnership Agreement, as applicable) and will entitle such NGP Party to all of the rights of a holder of Common Units in accordance with the Partnership Agreement and the Delaware LP Act.

9.2 Representations and Warranties of the NGP Parties.  Except as set forth in Section 9.2(h), each NGP Party hereby severally represents and warrants to the Partnership as follows:

(a) Organization, Standing and Authority.  Such NGP Party (i) is a limited partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of the State of Delaware or the State of Texas and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, (ii) is duly qualified to do business, and is in good standing, in each of the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Authority.  This Agreement and the matters contemplated hereby and the consummation of the transactions contemplated hereby have been authorized by all necessary partnership or limited liability company action by such NGP Party, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of such NGP Party, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(c) No Defaults.  Subject to receipt of any required HSR Act approval or the expiration or early termination of any applicable waiting period thereunder, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which such NGP Party is a party or by which any of them is subject or bound, (ii) constitute a breach or violation of, or a default under the organizational agreements of such NGP Party, or (iii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such NGP Party.

(d) Regulatory Approvals.  Except to the extent that HSR Act approval, or the expiration or early termination of any applicable waiting period thereunder, is required, there are no approvals of any Governmental Authority required to be obtained by such NGP Party to consummate the transactions contemplated by this Agreement.

(e) No Brokers.  No action has been taken by or on behalf of such NGP Party that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(f) Limited Representations and Warranties.  Such NGP Party acknowledges that, except for the representations and warranties made by the Partnership in Section 9.1, neither the Partnership nor any of its Affiliates has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, such NGP Party agrees that neither the Partnership nor any of its Affiliates, makes or has made any representation or warranty to the NGP Parties or their Affiliates with respect to (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Partnership or any of its subsidiaries or the future business, operations or affairs of the Partnership or any of its subsidiaries or (ii) any other information, statement or documents delivered to or made available to the NGP Parties or their Affiliates.

(g) Securities Laws Representations.  Such NGP Party is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act. The Partnership has made available and such NGP Party has reviewed such information as such NGP Party considers necessary or appropriate to evaluate the risks and merits of an investment in Common Units or other securities of the Partnership and the consummation of the Transactions. Such NGP Party has such knowledge and experience in financial, tax and business matters, including substantial experience in evaluating and investing in securities of entities and businesses similar to that of the Partnership, and has had an opportunity to ask all questions of and receive answers from the Partnership, in order to evaluate the merits and risks of an investment in Common Units or other securities of the Partnership and the consummation of the Transactions and to make an informed investment decision with respect thereto. Any securities of the Partnership acquired by such NGP Party pursuant to the Transactions are being acquired for such NGP Party’s own account, not as a nominee or agent, and with no intention of distributing such securities or any part thereof, and such NGP Party has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the securities laws of the United States or any State.

(h) Ownership of Units.  Without giving effect to the consummation of any of the Transactions:

(i) ERH represents and warrants that Eagle Rock GP owns of record 844,551 General Partner Units and ERH owns of record 2,338,419 Common Units and 20,691,495 Subordinated Units, in each case free and clear of all Encumbrances;

(ii) Montierra represents and warrants that Montierra owns of record 2,868,556 Common Units free and clear of all Encumbrances;

(iii) Montierra Management represents and warrants that Montierra Management owns of record 28,491 Common Units free and clear of all Encumbrances;

(iv) NGP VII represents and warrants that NGP VII owns of record 1,701,497 Common Units free and clear of all Encumbrances; and

(v) NGP VIII represents and warrants that NGP VIII owns of record 1,763,206 Common Units, in each case, free and clear of all Encumbrances.

(i) Accuracy of Representations and Warranties.  NGP VII and NGP VIII hereby jointly and severally represent and warrant that (i) to their knowledge, the representations and warranties made by the other NGP Parties in Section 9.2 are true and correct and (ii) neither of them has taken any action, or knowingly acquiesced to any action, that would cause the representations and warranties of the other NGP Parties in Section 9.2 not to be true and correct.

(j) Financial Ability.  NGP VII and NGP VIII hereby jointly and severally represent that each NGP Party will have sufficient funds available to timely fund its obligations in connection with the transactions contemplated by this Agreement and satisfy all other costs and expenses of such NGP Party arising in connection with this Agreement.

ARTICLE X

TERMINATION

10.1 Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Transactions that have not been consummated prior to such termination may be abandoned at any time prior to the Option Closing Date, whether before or after the receipt of the Required Unitholder Approvals:

(a) By the mutual consent of all of the Parties in a written instrument;

(b) By either the NGP Parties, on one hand, or the Partnership, on the other, upon written notice to the other (in the case of clauses (iv) and (v), delivered prior to the Transaction Fee Payment Date), if:

(i) the Required Unitholder Approvals have not been obtained on or before the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) will not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Required Unitholder Approvals to have been consummated on or before such date;

(ii) any Governmental Authority has issued a Law or Order or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions or making any of the Transactions illegal and such Law or Order or other action has become final and nonappealable (provided that the terminating party is not then in breach of Section 7.3;

(iii) the Required Unitholder Approvals are not all obtained at the Unitholder Meeting;

(iv) there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of the other party (treating the NGP Parties as one party for the purposes of this Section 10.1(b)(iv)), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Transaction Fee Payment Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(v) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party (treating the NGP Parties as one party for the purposes of this Section 10.1(b)(v)), which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Transaction Fee Payment Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(c) By the NGP Parties, upon written notice to the Partnership delivered prior to the receipt of the Required Unitholder Approvals, if (i) the Partnership has willfully and materially breached Section 7.7 or (ii) a Change in Recommendation has occurred.

(d) By the NGP Parties, upon written notice to the Partnership delivered within eight Trading Days following the end of the applicable Measurement Window if the Measurement Window Average Price was less than $1.50 for such Measurement Window; provided, that no such notice may be delivered to the Partnership after the Required Unitholder Approvals are obtained.

(e) By the Conflicts Committee, upon written notice to the NGP Parties delivered prior to the receipt of the Required Unitholder Approval, if at any time after the date of this Agreement, the Conflicts Committee (after consultation with, and taking into account the advice of, its outside legal advisors and financial consultants) determines that terminating this Agreement in favor of a Competing Proposal is either in the best interest of the Partnership or in the best interests of the Non-Affiliated Unitholders.

(f) By the NGP Parties upon written notice to the Partnership delivered prior to the Transaction Fee Payment Date, if a Material Adverse Change has occurred.

(g) By the NGP Parties upon written notice to the Partnership delivered prior to the Transaction Fee Payment Date, if the transactions contemplated by the R&M Purchase Agreement have not closed within seven Business Days following the Unitholder Approval Date.

In addition, this Agreement will automatically terminate, with no further action by any Party hereto, upon the termination of the R&M Purchase Agreement prior to the closing of the transactions contemplated thereby. The Partnership will provide prompt written notice to the NGP Parties of any such termination.

10.2 Effect of Termination.

(a) If this Agreement is terminated as provided in Section 10.1, the terminating Party will promptly give written notice thereof to the other Parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement will be null and void and, except as provided in Sections 10.2 and 11.1 or as otherwise expressly provided herein, no Party will have any rights or obligations under this Agreement, except that no such termination will relieve any Party from liability for damages for any willful and material breach of any agreement or covenant contained herein.

(b) If this Agreement is terminated (i) by the Conflicts Committee pursuant to Section 10.1(e), (ii) by any Party pursuant to Section 10.1(b)(iii) and a Change in Recommendation occurred, or (iii) by the NGP Parties pursuant to Section 10.1(b)(v) because the Partnership breached its obligations regarding filing or transmission of the Proxy Statement pursuant to Section 7.2, then in any such case the Partnership will pay to ERH, within five Business Days after such termination, the Termination Fee. If the R&M Purchase Agreement is terminated by Black Stone because either the Partnership or any of its Affiliates breached any representation, warranty or covenant in the R&M Purchase Agreement, then the Partnership will pay to ERH, within five Business Days after such termination, the Termination Fee. Notwithstanding anything to the contrary in this Agreement, the Parties agree that in circumstances where payment of the Termination Fee is required hereunder, upon such payment, the payment of any Termination Fee in accordance with this Section 10.2 shall be the exclusive remedy of the NGP Parties for (i) any loss suffered as a result of the failure of the Transactions to be consummated and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the Transactions. Upon payment of the Termination Fee in accordance with this Section 10.2, none of the Partnership Parties or any of their respective directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation to the NGP Parties relating to or arising out of this Agreement or the Transactions.

ARTICLE XI

MISCELLANEOUS

11.1 Fees and Expenses.  Whether or not any or all of the Transactions are consummated and whether or not any or all of the Required Unitholder Approvals are received, the Partnership will reimburse the NGP Parties for all documented reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including reasonable attorneys’ fees. This Section 11.1 will survive any termination of this Agreement.

11.2 Entire Agreement; No Third Party Beneficiaries.  This Agreement and the exhibits and schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. There are no third party beneficiaries having rights under or with respect to this Agreement.

11.3 Successors.  All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors.

11.4 Assignments.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of all of the other Parties.

11.5 Notices.  Notwithstanding anything herein to the contrary, the Partnership will be entitled for all purposes relative to this Agreement to rely solely and exclusively on the notices, statements and representations of ERH to the Partnership as being the notice, statements and representations of the NGP Parties hereunder. For any notice, invoice, statement or representation required or permitted to be given by the Partnership to the NGP Parties under this Agreement, the Partnership will be entitled to provide such notice, invoice, statement or representation to ERH and such communication will fulfill all such requirements of the Partnership to the NGP Parties hereunder. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder will be deemed duly given if (and then three Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Notice to the NGP Parties:

Eagle Rock Holdings, L.P.
125 E. John Carpenter Freeway
Suite 600
Irving, Texas 75062
Fax: (972) 432-1441
Attn: Christopher Ray

With copies to (which shall not constitute notice)

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, Texas 77002
Fax: (713) 236-0822
Attn: John Goodgame

Notice to the Partnership:

Eagle Rock Energy Partners, L.P.
1415 Louisiana Street
The Wedge Tower, Suite 2700
Houston, Texas 77002
Fax: (281) 408-1302
Attn: Joseph Mills and Charles Boettcher

With copies to (which shall not constitute notice):

Vinson & Elkins, L.L.P.
First City Tower
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax: (713) 615-5725
Attn: Douglas McWilliams

Eagle Rock Energy G&P, L.L.C.
1415 Louisiana Street
The Wedge Tower, Suite 2700
Houston, Texas 77002
Fax: (281) 408-1302
Attn: Conflicts Committee

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Fax: (713) 238-7409
Attn: G. Michael O’Leary and Meredith Mouer

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, facsimile, ordinary mail, or electronic mail). Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.6 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.7 Time.  Time is of the essence in the performance of this Agreement.

11.8 Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11.9 Amendments and Waivers.  No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.10 Headings.  The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

11.11 Governing Law.  This Agreement and the performance of the transactions contemplated hereby and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles. Each of the Parties agrees that this Agreement (i) involves at least $100,000.00 and (ii) has been entered into by the Parties in express reliance on 6 Del. C. § 2708. Each of the Parties hereby irrevocably and unconditionally agrees (A) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (B)(1) to the extent such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (2) that service of process may, to the fullest extent permitted by law, also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (B)(1) or (2) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such Party personally within the State of Delaware.

11.12 Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, if both the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner adverse to any Party.

11.13 Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14 Remedies.

(a) Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at Law or in equity. Nothing herein will be considered an election of remedies.

(b) The Parties acknowledge and agree that the Parties would be damaged irreparably in the event that the obligations to consummate the transactions contemplated hereby are not performed in accordance with their specific terms or this Agreement is otherwise breached, and that in addition to remedies, other than injunctive relief and specific performance, that the Parties may have under law or equity, the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

(The remainder of this page is intentionally left blank; the next page is the signature page.)

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives effective as of the date first written in the preamble to this Agreement.

NATURAL GAS PARTNERS VII, L.P.

By its general partner,
G.F.W. Energy VII, L.P.

By its general partner,
GFW VII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:     Kenneth A. Hersh

Title:	Authorized Member

NATURAL GAS PARTNERS VIII, L.P.

By its general partner,
G.F.W. Energy VIII, L.P.

By its general partner,
GFW VIII, L.L.C.

By:	/s/ Kenneth A. Hersh
Name:     Kenneth A. Hersh

Title:	Authorized Member

MONTIERRA MINERALS & PRODUCTION, L.P.

By its general partner,
Montierra Management LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chief Executive Officer

MONTIERRA MANAGEMENT LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chief Executive Officer

[Signature Page to Amended and Restated Securities Purchase and Global Transaction Agreement]

EAGLE ROCK HOLDINGS, L.P.

By its general partner,
Eagle Rock GP, LLC

By:	/s/ Kenneth A. Hersh
Name:     Kenneth A. Hersh

Title:	Manager

EAGLE ROCK ENERGY G&P, LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chairman & Chief Executive Officer

EAGLE ROCK ENERGY GP, L.P.

By its general partner,
Eagle Rock Energy G&P, LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chairman & Chief Executive Officer

EAGLE ROCK ENERGY PARTNERS, L.P.

By its general partner,
Eagle Rock Energy GP, L.P.

By its general partner,
Eagle Rock Energy G&P, LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chairman & Chief Executive Officer

[Signature Page to Amended And Restated Securities Purchase and Global Transaction Agreement]

Annex B

AMENDMENT NO. 1 TO
FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
EAGLE ROCK ENERGY PARTNERS, L.P.

THIS AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EAGLE ROCK ENERGY PARTNERS, L.P. dated as of [          ], 2010 (this “Amendment No. 1”), is entered into by and among Eagle Rock Energy GP, L.P., a Delaware limited partnership, as the General Partner and as the lawful attorney-in-fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and Limited Partners entered into the First Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. on October 27, 2006 (the “First Amended and Restated Agreement”);

WHEREAS, the Partnership has entered into the Securities Purchase and Global Transaction Agreement, dated December 21, 2009, among the Partnership and the other parties thereto, which contemplates, among other things, the distribution of rights and the issuance of warrants by the Partnership; and

WHEREAS, this Amendment No. 1 has been approved by a Unit Majority and the General Partner.

NOW, THEREFORE, pursuant to Section 13.2 of the First Amended and Restated Agreement, in consideration of the covenants, conditions and agreements contained herein, the First Amended and Restated Agreement is hereby amended as follows:

Section 1.  Amendment.

(a) Section 1.1 is hereby amended to add the following definitions:

(i) “Right Exercised Common Unit” means any Common Unit issued by the Partnership upon the exercise of a right to purchase a Common Unit.

(ii) “Warrant Exercised Common Unit” means any Common Unit issued by the Partnership upon the exercise of a warrant to purchase a Common Unit.

(b) Section 5.5(a) is hereby amended and restated in its entirety as follows:

The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Partnership shall follow the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any warrant is exercised in accordance with its terms.

(c) Section 5.5(d) is hereby amended and restated in its entirety as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. In accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(2), upon any exercise of a warrant, the Capital Account of all Partners and the Carrying Value of each Partnership property shall immediately after such exercise be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such exercise. Any Unrealized Gain or Unrealized Loss (or items thereof) shall first be allocated to the Partners who were the initial holders of a Warrant Exercised Common Unit until the Capital Account in respect of each such Warrant Exercised Common Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit) if the operation of this sentence is triggered by the exercise of a warrant, and regardless of whether the operation of this sentence is triggered by the exercise of a warrant, any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the exercise of a warrant is not sufficient to cause the Capital Account of each Warrant Exercised Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit), then Capital Account balances shall be reallocated between the Partners holding Warrant Exercised Common Units and the Partners holding Common Units (other than Warrant Exercised Common Units) so as to cause the Capital Account of each Warrant Exercised Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the exercise of a warrant, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

(d) Section 5.9 is hereby amended and restated in its entirety as follows:

Splits, Combinations and Other Pro Rata Distributions.

(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities and any options, rights, warrants or appreciation rights relating to any Partnership Security to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event (but before giving effect to the exercise of any options, rights, warrants or appreciation rights relating to any Partnership Securities distributed in connection with such event), each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities or any options, rights, warrants or appreciation rights relating to any Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities or any options, rights, warrants or appreciation rights relating to any Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

(e) Section 6.1(e)(x) is hereby amended and restated in its entirety as follows:

Economic Uniformity.  (A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to any taxable period ending after a right is exercised, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to each Partner who was the initial holder of a Right Exercised Common Unit until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Right Exercised Common Units to an amount equal to the product of (A) the number of Right Exercised Common Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit (other than a Right Exercised Common Unit).

(f) Section 6.2(c) is hereby amended and restated in its entirety as follows:

For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions, (ii) make special allocations for federal income tax purposes of income (including gross income), gains, losses, deductions, Unrealized Gains or Unrealized Losses, and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code (including, if necessary to accomplish the intent of this Agreement, the finalization of Treasury Regulations that may differ from the Proposed Treasury Regulations relied upon in Section 5.5(d)(i) and Section 6.2(i) hereof) or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(g) Section 6.2 is hereby amended to add the following as Section 6.2(i) immediately following Section 6.2(h):

If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).

Section 2.  Defined Terms.  Capitalized terms used in this Amendment No. 1 but not otherwise defined shall have the meaning assigned to such terms in the First Amended and Restated Agreement.

Section 3.  General Authority.  The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes to the Partnership Agreement as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 1.

Section 4.  Ratification of Partnership Agreement.  Except as expressly modified and amended herein, all of the terms and conditions of the First Amended and Restated Agreement shall remain in full force and effect.

Section 5.  Governing Law.  This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of Delaware.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

GENERAL PARTNER:

EAGLE ROCK ENERGY GP, L.P.

By: EAGLE ROCK ENERGY G&P, LLC

By:
Name:

Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter
Admitted as Limited Partners of the
Partnership, pursuant to powers of attorney
Now and hereafter executed in favor of, and
Granted and delivered to the General
Partner or without execution hereof
Pursuant to Section 10.1(a) hereof.

EAGLE ROCK HOLDINGS, L.P.

By: EAGLE ROCK GP, L.L.C.

By:
Name:

Title:

[Signature Page to Amendment No. 1]

Annex C

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EAGLE ROCK ENERGY PARTNERS, L.P.

C-i

C-ii

C-iii

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF EAGLE ROCK ENERGY PARTNERS, L.P.

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF EAGLE ROCK ENERGY PARTNERS, L.P. dated as of [          ], 2010, is entered into by and among Eagle Rock Energy GP, L.P., a Delaware limited partnership, as the General Partner and as the lawful attorney-in-fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and Limited Partners entered into the First Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. on October 27, 2006 (as heretofore amended, the “First Amended and Restated Agreement”); and

WHEREAS, the Securities Purchase and Global Transaction Agreement, dated December 21, 2009 (the “Transaction Agreement”), among Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., Montierra Minerals & Production, L.P., Montierra Management LLC, Eagle Rock Holdings, L.P., Eagle Rock Energy G&P, LLC, Eagle Rock Energy GP, L.P. and the Partnership, contemplates certain amendments to the First Amended and Restated Agreement.

NOW, THEREFORE, pursuant to Section 13.2 of the First Amended and Restated Agreement, in consideration of the covenants, conditions and agreements contained herein, the First Amended and Restated Agreement is hereby restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(e)(i) or 6.1(e)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit or other Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Appointed Directors” means the Directors appointed by the NGP Representative pursuant to Section 13.13(c) and their respective successors.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit or other Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Cause for Removal” shall mean with respect to any Director (i) such Director having engaged in willful misconduct, gross negligence or a breach of fiduciary duty that, in any such case, results in material and demonstrable harm to the Partnership or any of its Affiliates, (ii) such Director having been convicted of, or having entered a plea bargain or settlement admitting guilt or the imposition of unadjudicated probation for, any felony under the laws of the United States, any state or the District of Columbia, where such felony involves moral turpitude or where, as a result of such felony, the continuation of such Director’s role as a Director would have, or would reasonably be expected to have, a material adverse impact on the Partnership’s or any of its Affiliates’ reputations, (iii) such Director having been the subject of any order, judicial or administrative, obtained or issued by the Commission, for any securities violation involving fraud including, for example, any such order consented to by such Director in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied, or (iv) such Director’s commission of an act of fraud, embezzlement, or misappropriation, in each case, against the Partnership or any of its Affiliates.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” (as used in Section 7.12(d)) has the meaning assigned to such term in Section 7.12(d).

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than the general partner thereof if the General Partner is a limited partnership), (c) is not a holder of any ownership interest in the Partnership Group other than Common Units and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution and Conveyance Agreement, dated as of October 27, 2006, among the General Partner, the Partnership, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(e)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Derivative Instrument” has the meaning assigned to such term in Section 13.4(c)(iv).

“Director” means an individual serving as a director or manager on the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Elected Directors” means the Directors elected at an annual meeting of Limited Partners pursuant to Section 13.4(c) (or otherwise designated an “Elected Director” pursuant to Section 13.13) and their respective successors.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated March 27, 2006, by and among the Operating Partnership and certain investors named therein.

“Final NGP Voting Termination Event” has the meaning assigned to such term in Section 13.13(d).

“First Amended and Restated Agreement” has the meaning assigned such term in the preamble.

“First NGP Voting Termination Event” has the meaning assigned to such term in Section 13.13(d).

“General Partner” means Eagle Rock Energy GP, L.P., a Delaware limited partnership, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the ownership or management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.

“GP Acquisition” means the acquisition by the Partnership or its Subsidiary of all of the outstanding limited partner interests in the General Partner and all of the outstanding limited liability company interests of Eagle Rock Energy G&P, LLC pursuant to the Transaction Agreement.

“GP Acquisition Date” means the date on which the GP Acquisition is consummated.

“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in Section 1.1 of the First Amended and Restated Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(d).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing

General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner (as defined in the First Amended and Restated Agreement), each additional Person that became a Limited Partner pursuant to the First Amended and Restated Agreement or becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Limited Partnership Associated Person” has the meaning assigned to such term in Section 13.4(c)(iv).

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Management Director” has the meaning assigned to such term in Section 13.13(f).

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code, and (c) in the case of a contribution of Common Units by the General Partner to the Partnership as a Capital Contribution pursuant to Section 5.2(b), an amount per Common Unit contributed equal to the Current Market Price per Common Unit as of the date of the contribution.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(e).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(e).

“Net Termination Gain” means, for any taxable year ending prior to the GP Acquisition Date, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(e).

“Net Termination Loss” means, for any taxable year ending prior to the GP Acquisition Date, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(e).

“NGP Common Unit” means any Common Unit held by an NGP Party, including any Common Units issued in connection with the GP Acquisition.

“NGP Parties” means Natural Gas Partners VII, L.P., a Delaware limited partnership, Natural Gas Partners VIII, L.P., a Delaware limited partnership, Montierra Minerals & Production, L.P., a Texas limited partnership, Montierra Management LLC, a Texas limited liability company, Eagle Rock Holdings, L.P., a Texas limited partnership, and each of their respective Affiliates; provided, that none of Eagle Rock Energy G&P, LLC, the General Partner, the Partnership and the Partnership’s subsidiaries shall be included in the definition of “NGP Parties.”

“NGP Representative” means Eagle Rock Holdings, L.P., a Texas limited partnership, or such other NGP Party as is determined by the holders of a majority of the Common Units held by the NGP Parties, which determination shall be evidenced by, and effective as of, the delivery to the General Partner of a notice, executed by the holders of such majority and by such replacement NGP Representative, (i) identifying such replacement NGP Representative, (ii) setting forth such replacement NGP Representative’s address for notice and (iii) acknowledging such replacement Person’s status as NGP Representative hereunder.

“NGP Restriction Period” means the period beginning on [          ]1 and ending on [          ]2; provided that the NGP Restriction Period shall end at 11:59 p.m. Houston, Texas time on December 31, 2012 if the Partnership does not provide the Option Notice in accordance with the terms of the Transaction Agreement on or prior to December 31, 2012.

“NGP Voting Termination Event” means the First NGP Voting Termination Event, Second NGP Voting Termination Event or Final NGP Voting Termination Event.

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 6.2(b)(i)(A), 6.2(b)(ii)(A) and 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

1 To be the date of the Second Amended and Restated Partnership Agreement.
2 To be the fifth anniversary of the Unitholder Approval Date.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of October 27, 2006, among the General Partner, the Partnership, Eagle Rock Energy GRP, LLC and Eagle Rock Holding, L.P. and certain other parties thereto, as such may be amended, supplemented or restated from time to time.

“Operating Partnership” means Eagle Rock Pipeline, L.P., a Delaware limited partnership, and any successors thereto.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Notice” has the meaning assigned to such term in the Transaction Agreement.

“Organizational Limited Partner” means Eagle Rock Holdings, L.P. in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding (except solely for purposes of a determination made in accordance with Section 13.13(d) following the GP Acquisition, for Partnership Securities owned by any of the NGP Parties) when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that (A) prior to the GP Acquisition, the foregoing limitation shall not apply to (i) the General Partner or its Affiliates (which , for the avoidance of doubt, as of the date hereof includes the NGP Parties), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (iii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (ii) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iv) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors and (B) following the GP Acquisition, the foregoing limitation shall not apply to (i) any of the NGP Parties, (ii) any Person or Group designated by the Board of Directors following the GP Acquisition or (iii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding in a transaction approved by the Board of Directors following the GP Acquisition.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Eagle Rock Energy Partners, L.P., a Delaware limited partnership.

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units and General Partner Units.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit. The Per Unit Capital Amount of Common Units means the Per Unit Capital Amount of any Person other than the General Partner or any Affiliate of the General Partner who holds Common Units.

“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder with respect to Units, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder, as the case may be, by (B) the total number of Outstanding Units and General Partner Units, and (b) as to the holders of any Common Units or other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. Notwithstanding the foregoing, as of any date of determination on or after the GP Acquisition Date, the Percentage Interest with respect to any General Partner Unit shall be zero and the number of General Partner Units outstanding will be deemed be zero for the purposes of this definition.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Premium” has the meaning assigned to such term in Section 4.5(e).

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests.

“Proxy Statement” means the Proxy Statement filed by the Partnership with the Commission in connection with the transactions contemplated by the Transaction Agreement, as it has been or may be supplemented from time to time.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-314750) filed by the Partnership with the Commission.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(d)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(e)(i), Section 6.1(e)(ii), Section 6.1(e)(iv), Section 6.1(e)(vii) or Section 6.1(e)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Right Exercised Common Unit” means any Common Unit issued by the Partnership upon the exercise of a right to purchase a Common Unit.

“Second NGP Voting Termination Event” has the meaning assigned to such term in Section 13.13(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subordinated Unit” has the meaning assigned to such term in Section 1.1 of the First Amended and Restated Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Tax Matters Partner” has the meaning assigned to such term in the Code.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transaction Agreement” has the meaning assigned such term in the preamble.

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units; provided, that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Underwriting Agreement” means that certain Underwriting Agreement dated as of October 24, 2006 among the Underwriters named therein, the Partnership, the General Partner, the Operating Partnership and other parties thereto, providing for the purchase of Common Units by the Underwriters named therein.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units but shall not include General Partner Units (or the General Partner Interest represented thereby).

“Unit Majority” means at least a majority of the Outstanding Common Units voting as a class.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Warrant Exercised Common Unit” means any Common Unit issued by the Partnership upon the exercise of a warrant to purchase a Common Unit.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

Section 1.2  Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1  Formation.  The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2  Name.  The name of the Partnership shall be “Eagle Rock Energy Partners, L.P.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3  Registered Office; Registered Agent; Principal Office; Other Offices.  Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808-1645, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 1415 Louisiana Street, The Wedge

Tower, Suite 2700, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine necessary or appropriate. The address of the General Partner shall be 1415 Louisiana Street, The Wedge Tower, Suite 2700, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4  Purpose and Business.  The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5  Powers.  The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6  Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7  Term.  The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8  Title to Partnership Assets.  Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1  Limitation of Liability.  The Limited Partners and assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2  Management of Business.  No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or assignees under this Agreement.

Section 3.3  Outside Activities of the Limited Partners.  Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4  Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each Partner became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1  Certificates.  Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Common Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities. Certificates shall be executed on behalf of the Partnership by the President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2  Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units), the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent (for Common Units) or the General Partner (for Partnership Securities other than Common Units) shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3  Record Holders.  The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Partnership Interest.

Section 4.4  Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Except as provided in Section 13.4(c)(v), nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in the General Partner.

Section 4.5  Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9, the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Subject to (i) the provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(d) Subject to Section 4.5(e), the General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

(e) Except as may be sold in a Broadly Distributed Underwritten Public Offering or in any transaction or series of related transactions in which all holders of Partnership Securities share in the Premium (as defined below) Pro Rata, during the NGP Restriction Period, the NGP Parties (individually or collectively) may not, without the prior approval of the Conflicts Committee, sell 5.0% or more of the Outstanding Partnership Securities of any class in any transaction or series of related transactions for a sales price that exceeds by 5.0% or more the greater of (A) the Current Market Price and (B) the Closing Price on the immediately preceding Trading Day, in each case, as of the date on which any of the NGP Parties enters into an agreement to sell any such Partnership Securities (such excess, the “Premium”). For the purposes of this Section 4.5(e), (i) the term “Broadly Distributed Underwritten Public Offering” means a firm commitment underwritten public offering whereby no purchaser or group of affiliated purchasers is sold 5.0% or more of the Outstanding Partnership Securities of any class and (ii) the term “Outstanding Partnership Securities” shall be deemed to include Partnership Securities that may be issued in respect of warrants outstanding calculated on a net diluted basis using the treasury stock method.

Section 4.6  Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) and Section 4.6(d) below, prior to September 30, 2016, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.

(b) Subject to Section 4.6(c) and Section 4.6(d) below, on or after September 30, 2016, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

(d) Following the consummation of GP Acquisition, (i) the General Partner shall not transfer all or any part of its General Partner Interest or otherwise delegate the power and authority to manage and control the business and affairs of the Partnership to any Person and (ii) so long as the Partnership is a limited partnership, the General Partner shall remain a direct or indirect wholly-owned Subsidiary of the Partnership.

Section 4.7  [Reserved.]

Section 4.8  Restrictions on Transfers.

(a) Except as provided in Section 4.8(d) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) [Reserved.]

(d) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(e) Each certificate evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF EAGLE ROCK ENERGY PARTNERS, L.P. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF EAGLE ROCK ENERGY PARTNERS, L.P. UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE EAGLE ROCK ENERGY PARTNERS, L.P. TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). EAGLE ROCK ENERGY GP L.P., THE GENERAL PARTNER OF EAGLE ROCK ENERGY PARTNERS, L.P., MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF EAGLE ROCK ENERGY PARTNERS, L.P. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9  Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non- citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10  Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner

Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

Section 4.11  Special Provisions Relating to Holders of NGP Common Units.  A Unitholder holding an NGP Common Unit shall be required to provide notice to the General Partner of the transfer of the NGP Common Unit within the earlier of (i) thirty (30) days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder (in which case such transferring Unitholder shall take all actions necessary to cause such Affiliate to be bound by the terms of this Section 4.11) or (y) by virtue of the application of Section 6.1(e)(x)(B) and (C), the General Partner has previously determined, based on advice of counsel, that the NGP Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of Outstanding Common Units held by unrelated third party Unitholders. In connection with the condition imposed by this Section 4.11, the General Partner shall take whatever steps are required to provide economic uniformity to the NGP Common Units in preparation for a transfer of such Units; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units that are not NGP Common Units.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1  Cancellation of Subordinated Units and Incentive Distribution Rights.  On the date hereof, simultaneously with the effectiveness of this Agreement (a) pursuant to a contribution agreement contemplated by the Transaction Agreement, the General Partner and its Affiliates transferred all outstanding Subordinated Units and the Incentive Distribution Rights to the Partnership and (b) the Partnership cancelled such Subordinated Units and Incentive Distribution Rights; such actions being hereby approved and ratified notwithstanding any provision of the First Amended and Restated Agreement.

Section 5.2  General Partner Interest; Additional Contributions by the General Partner.

(a) Upon consummation of the GP Acquisition, (i) all economic rights with respect to the Partnership of the General Partner Interest, and the General Partner Units representing the General Partner Interest, including any and all rights to be allocated income, gains, losses and deductions of the Partnership and to receive distributions made by the Partnership in respect of the General Partner Interest, shall automatically terminate notwithstanding Section 4.6 or any other provision of this Agreement and (ii) the Percentage Interest with respect to the General Partner Units shall automatically be reduced to zero, in each case, without further action by the Partnership or the General Partner. Following the GP Acquisition, the General Partner Interest shall continue to represent a non-economic general partner interest in the Partnership and the General Partner shall continue as the general partner of the Partnership and the Partnership will continue without dissolution.

(b) Prior to the consummation of the GP Acquisition, upon the issuance of any additional Limited Partner Interests by the Partnership the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3  [Reserved.]

Section 5.4  Interest and Withdrawal.  No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5  Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest (other than the non-economic General Partner Interest of the General Partner following the GP Acquisition) a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The Partnership shall follow the proposed noncompensatory option regulations under Proposed Treasury Regulation Sections 1.704-1, 1.721-2 and 1.761-3 at all times, including when the assets of the Partnership are revalued or any warrant is exercised in accordance with its terms.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance. In accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(2), upon any exercise of a warrant, the Capital Account of all Partners and the Carrying Value of each Partnership property shall immediately after such exercise be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such exercise.

Any Unrealized Gain or Unrealized Loss (or items thereof) shall first be allocated to the Partners who were the initial holders of a Warrant Exercised Common Unit until the Capital Account in respect of each such Warrant Exercised Common Unit is equal to the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit) if the operation of this sentence is triggered by the exercise of a warrant, and regardless of whether the operation of this sentence is triggered by the exercise of a warrant, any remaining Unrealized Gain or Unrealized Loss shall be allocated among the Partners pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. If the Unrealized Gain or Unrealized Loss allocated as a result of the exercise of a warrant is not sufficient to cause the Capital Account of each Warrant Exercised Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit), then Capital Account balances shall be reallocated between the Partners holding Warrant Exercised Common Units and the Partners holding Common Units (other than Warrant Exercised Common Units) so as to cause the Capital Account of each Warrant Exercised Common Unit to equal the Per Unit Capital Amount for a then Outstanding Common Unit (other than a Warrant Exercised Common Unit), in accordance with Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests, or immediately after the exercise of a warrant, shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6  Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest (represented by General Partner Units) into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7  [Reserved.]

Section 5.8  Limited Preemptive Right.  Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. Prior to the consummation of the GP Acquisition, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities. The right of the General Partner to purchase Partnership Securities pursuant to this Section 5.8 shall automatically terminate upon the consummation of the GP Acquisition.

Section 5.9  Splits, Combinations and Other Pro Rata Distributions.

(a) Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Securities and any options, rights, warrants or appreciation rights relating to any Partnership Security to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event (but before giving effect to the exercise of any options, rights, warrants or appreciation rights relating to any Partnership Securities distributed in connection with such event), each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities or any options, rights, warrants or appreciation rights relating to any Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities or any options, rights, warrants or appreciation rights relating to any Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10  Fully Paid and Non-Assessable Nature of Limited Partner Interests.  All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 and Section 17-804 of the Delaware Act and any successor or other applicable provisions of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1  Allocations for Capital Account Purposes.  For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income Prior to GP Acquisition Date.  After giving effect to the special allocations set forth in Section 6.1(e), Net Income for each taxable year (or portion thereof) ending on or prior to the GP Acquisition Date and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.

(b) Net Losses Prior to GP Acquisition Date.  After giving effect to the special allocations set forth in Section 6.1(e), Net Losses for each taxable year (or portion thereof) ending on or prior to the GP Acquisition Date and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net

Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

(iii) Third, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses Prior to the GP Acquisition Date.  For periods prior to the GP Acquisition Date, after giving effect to the special allocations set forth in Section 6.1(e), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.3 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)) prior to the GP Acquisition Date, such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests;

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)) prior to the GP Acquisition Date, such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A) until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(B) Second, the balance, if any, 100% to the General Partner.

(d) Allocations After the GP Acquisition Date.  After giving effect to the special allocations set forth in Section 6.1(e), Net Income and Net Loss for each taxable year (or portion thereof) after the GP Acquisition Date and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable year shall be allocated to the Unitholders, in accordance with their respective Percentage Interests.

(e) Special Allocations.  Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(e), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(e) with respect to such taxable period (other than an allocation pursuant to Section 6.1(e)(vi) and Section 6.1(e)(vii)). This Section 6.1(e)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(e)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(e), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(e), other than Section 6.1(e)(i) and other than an allocation pursuant to Section 6.1(e)(vi) and Section 6.1(e)(vii), with respect to such taxable period. This Section 6.1(e)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) [Reserved.]

(iv) Qualified Income Offset.  In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(e)(i) or Section 6.1(e)(ii).

(v) Gross Income Allocations.  In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(e)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(e)(v) were not in this Agreement.

(vi) Nonrecourse Deductions.   Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions.  Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the

Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities.  For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity.

(A) With respect to any taxable period ending after a right is exercised, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to each Partner who was the initial holder of a Right Exercised Common Unit until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Right Exercised Common Units to an amount equal to the product of (A) the number of Right Exercised Common Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit (other than a Right Exercised Common Unit).

(B) With respect to any taxable period of the Partnership ending upon, or after, an event that triggers an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) and during which the Per Unit Capital Amount of an NGP Common Unit is less than the Per Unit Capital Amount of Common Units that are not NGP Common Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Limited Partners so that each Unit, including each NGP Common Unit, has the same Per Unit Capital Amount.

(C) With respect to any taxable period during which an NGP Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred NGP Common Units until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred NGP Common Unit to an amount equal to the Per Unit Capital Amount for a Common Unit.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain.

Allocations pursuant to this Section 6.1(e)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(e)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(e)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(e)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

Section 6.2  Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except as otherwise determined by the General Partner with respect to goodwill.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions, (ii) make special allocations for federal income tax purposes of income (including gross income), gains, losses, deductions, Unrealized Gains or Unrealized Losses, and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code (including, if necessary to accomplish the intent of this Agreement, the finalization of Treasury Regulations that may differ from the Proposed Treasury Regulations relied upon in Section 5.5(d)(i) and Section 6.2(i) hereof), or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner

Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6), Treasury Regulation Section 1.197-2(g)(3), the legislative history of Section 743 of the Code or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) In accordance with Treasury Regulation Section 1.1245-1(e), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the Nasdaq Global Market on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the Nasdaq Global Market on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(i) If Capital Account balances are reallocated between the Partners in accordance with Section 5.5(d)(i) hereof and Proposed Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Partnership shall make corrective allocations (allocations of items of gross income or gain or loss or deduction for federal income tax purposes that do not have a corresponding book allocation) to take into account the Capital Account reallocation, as provided in Proposed Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3  Distributions.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in accordance with each Partner’s Percentage Interest.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1  Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration Statement or Proxy Statement that are related to the transactions contemplated by the Registration Statement or the Proxy Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement or Proxy Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the

Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2  Certificate of Limited Partnership.  The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3  Restrictions on the General Partner’s Authority.  Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, 11.1 and Section 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4  Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group, which amounts shall also include reimbursement for any Common Units purchased to satisfy obligations of the Partnership under any of its equity compensation plans), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(d) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The General Partner may cause the Partnership to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.

Section 7.5  Outside Activities.

(a) The General Partner (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to any Group Member or any Partner or Assignee. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.

(c) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General

Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

(e) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Section 7.5 purports or is interpreted to have the effect of restricting, eliminating or otherwise modifying the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such fiduciary duty, such provisions in this Section 7.5 shall be deemed to have been approved by the Partners.

Section 7.6  Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. Prior to the consummation of the GP Acquisition, no Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

Section 7.7  Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement or the Transaction Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8  Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9  Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement or the Proxy Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10  Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11  Purchase or Sale of Partnership Securities.  The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities, including the Subordinated Units and the Incentive Distribution Rights as contemplated by Section 5.1. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner or by the Partnership as contemplated by Section 5.1. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12  Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that was an Affiliate of the General Partner as of the date of the First Amended and Restated Agreement or is an Affiliate of the General Partner on the date hereof (notwithstanding that it may later cease to be an Affiliate of the General Partner)) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that (i) the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and Section 7.12(b); (ii) if the Conflicts Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period and (iii) neither the General Partner nor any of its Affiliates shall be entitled to any registration rights pursuant to this Section 7.12 until the earlier to occur of the termination of the Existing Registration Rights Agreement or such time as there ceases to be any Registrable Securities (as defined in the Existing Registration Rights Agreement). Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all commercially reasonable efforts to keep the registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities

Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than two years following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided further, however, that if the Conflicts Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. Except as provided in the preceding sentence, the Partnership shall be deemed not to have used all reasonable efforts to keep the shelf registration statement effective during the applicable period if it voluntarily takes any action that would result in Holders of Partnership Securities covered thereby not being able to offer and sell such Partnership Securities at any time during such period, unless such action is required by applicable law. In connection with any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(d) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(e) The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.

(f) The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

(g) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such

Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13  Reliance by Third Parties.  Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1  Records and Accounting.  The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2  Fiscal Year.  The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3  Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1  Tax Returns and Information.  The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2  Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3  Tax Controversies.  Subject to the provisions hereof, for all periods ending prior to the GP Acquisition Date, the General Partner is designated as the Tax Matters Partner and for all periods after the GP Acquisition Date the Board of Directors shall designate one officer of the Partnership, the General Partner or its general partner who is a Partner as the Tax Matters Partner. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

Section 9.4  Withholding.  Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1  Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.9 hereof.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2  Admission of Successor General Partner.  A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3  Amendment of Agreement and Certificate of Limited Partnership.  To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1  Withdrawal of the General Partner.

(a) Subject to Section 11.1(c), the General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal that is not in violation of Section 11.1(c) shall not constitute a breach of this Agreement under the following circumstances: (i) prior to 12:00 midnight, Central Standard Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Standard Time, on September 30, 2016, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice;

(iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal that is not in violation of Section 11.1(c) shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

(c) After the consummation of the GP Acquisition, the General Partner may not withdraw as general partner of the Partnership at any time for any reason whatsoever. Any attempt of withdrawal by the General Partner shall, to the fullest extent permitted by law, be null and void. The General Partner may only be removed pursuant to Section 11.2.

(d) Notwithstanding Section 11.1(c), if the General Partner withdraws as general partner of the Partnership after the consummation of the GP Acquisition in violation of this Agreement pursuant to Section 17-602 of the Delaware Act:

(i) The withdrawing General Partner shall give 90 days prior notice of such withdrawal to the Limited Partners.

(ii) A successor General Partner shall be elected by a plurality of the votes of the Limited Partners cast at a special meeting or an annual meeting where a quorum is present.

(iii) A successor General Partner elected pursuant to Section 11.1(d)(ii) shall be admitted to the Partnership as the General Partner, effective as of the date immediately prior to the withdrawal of the predecessor General Partner; provided, however, that no such successor shall be admitted to the Partnership until such successor has executed and delivered this Agreement and such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the Partnership without dissolution.

(iv) The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, as the case may be, of the other Group Members of which the General Partner is a general partner or a managing member.

(v) Upon the withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1(d)(ii), the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership.

Section 11.2  Removal of the General Partner.  The General Partner may be removed (a) if such removal is prior to the GP Acquisition Date and is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class or (b) if such removal is on or after the GP Acquisition Date and is approved by the Unitholders holding 100% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units voting as a single class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3  Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing General Partner and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4  [Reserved.]

Section 11.5  Withdrawal of Limited Partners.  No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1  Dissolution.  The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or Section 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) the General Partner withdraws as general partner as provided in Section 11.1(d)(i), unless a successor is elected as provided in Section 11.1(d)(ii) and such successor is admitted to the Partnership pursuant to Section 10.2 and Section 11.1(d)(iii);

(c) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(e) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2  Continuation of the Business of the Partnership After Dissolution.  Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, (b) dissolution of the Partnership upon (i) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), or (ii) the withdrawal or removal of the General Partner as provided in Section 11.1(d) or Section 11.2 and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3  Liquidator.  Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4  Liquidation.  The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5  Cancellation of Certificate of Limited Partnership.  Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6  Return of Contributions.  The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7  Waiver of Partition.  To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8  Capital Account Restoration.  No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. If such liquidation occurs prior to the consummation of the GP Acquisition, the General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1  Amendments to be Adopted Solely by the General Partner.  Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or Proxy Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2  Amendment Procedures.  Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3  Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4  Common Unitholder Meetings.  (a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII.

(b) Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General

Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(c) (i) During each calendar year beginning on or after the GP Acquisition Date, an annual meeting of the Limited Partners for the election of the Elected Directors and such other matters as the Board of Directors shall submit to a vote of the Limited Partners shall be held at such date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern).

(ii) The Limited Partners entitled to vote at the annual meeting shall vote together as a single class. The Limited Partners entitled to vote shall elect by a plurality of the votes cast at such meeting a number of individuals to serve as Elected Directors as is determined in accordance with Section 13.13(b) solely from the individuals nominated in accordance with the provisions of this Section 13.4(c). The exercise by a Limited Partner of the right to elect the Elected Directors and any other rights afforded to such Limited Partner under this Section 13.4(c) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) Each Limited Partner entitled to vote shall be entitled to one vote for each Outstanding Unit that is registered in the name of such Limited Partner on the Record Date for such meeting; provided, however, that prior to the Final NGP Voting Termination Event, no NGP Party shall be entitled to vote Units otherwise entitled to vote at the annual meeting in connection with any election of Elected Directors pursuant to this Section 13.4(c), and any such Units that are not entitled to be voted pursuant to this provision shall not be deemed to be Outstanding for purposes of determining a quorum under Section 13.9.

(iv) Nominations of Persons for election as Elected Directors to the Board of Directors may be made at an annual meeting only (A) by or at the direction of a majority of the Elected Directors on the Board of Directors, or (B) by any Limited Partner (other than any NGP Party prior to the Final NGP Voting Termination Event) who was a Record Holder of at least 20% of Outstanding Units at the time of giving notice provided for in this Agreement, who is entitled to vote at the meeting and who complies with the notice procedures set forth below; provided, however, that such nominations shall be subject to the requirement that the Board of Directors have and maintain at least three Elected Directors meeting the independence and experience requirements as set forth most recently by any National Securities Exchange on which any Units or other Partnership Securities are listed or quoted. For nominations by a Limited Partner pursuant to clause (B) above, the Limited Partner must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner’s notice shall be delivered to the General Partner at the principal executive offices of the General Partner not later than the close of business on the 120th calendar day, nor earlier than the close of business on the 135th calendar day, prior to the first anniversary of the preceding year’s annual meeting (which, for the first calendar year beginning on or after the GP Acquisition Date, shall be deemed to be May 1 of the immediately preceding year), provided, however, that if the annual meeting is called for a date that is more than 30 days earlier or more than 60 days after such anniversary date, to be timely, the Limited Partner’s notice must be so received not earlier than the close of business on the 135th day before the meeting and not later than the later to occur of (x) the close of business on the 120th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Partnership. The adjournment of an annual meeting shall not commence a new time period for the giving of a Limited Partner’s notice as described above. Such Limited Partner’s notice shall set forth (Y) as to each person whom the Limited Partner proposes to nominate for election or reelection as an Elected Director all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); and (Z) as to the Limited Partner giving the notice (1) the name and address of such Limited Partner, and the name and address of (x) any Person controlling, directly or indirectly, or acting in concert with, such Limited Partner, (y) any beneficial owner of Units owned of record or beneficially by such Limited Partner, and (z) any Person controlling, controlled by or under common control with such Person referred to in the preceding clauses (x) and (y) (such person described in (x), (y) and (z), a “Limited Partner Associated Person”), (2) the class or series and number of Units that are owned of record or directly or indirectly owned beneficially by such Limited Partner and any Limited Partner Associated Person, (3) any option, warrant, convertible security, unit appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Units or with a value derived in whole or in part from the value of any class or series of Units, whether or not such instrument or right is subject to settlement in the underlying class or series of Units or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such Limited Partner or Limited Partner Associated Person and any other direct or indirect opportunity of such Limited Partner or any Limited Partner Associated Person to profit or share in any profit derived from any increase or decrease in the value of the Units, (4) any proxy (other than a revocable proxy given in response to a solicitation made pursuant to Section 14(a) of the Securities Exchange Act by way of a solicitation statement filed on Schedule 14A), contract, arrangement, understanding or relationship pursuant to which such Limited Partner or any Limited Partner Associated Person has a right to vote any Units, (5) any short interest in any Units held by such Limited Partner or any Limited Partner Associated Person (for purposes of this subclause a Person shall be deemed to have a short interest in a Unit if such Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject Unit), (6) any rights beneficially owned, directly or indirectly, by such Limited Partner or Limited Partner Associated Person to distributions of the Partnership that are separated or separable from the underlying Units, (7) any proportionate interest in the Units or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Limited Partner or any Limited Partner Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (8) any performance-related fees (other than an asset-based fee) that such Limited Partner or any Limited Partner Associated Person is entitled to based on any increase or decrease in the value of the Units or Derivative Instruments, if any, including without limitation any such interests held by members of such Limited Partner’s or any Limited Partner Associated Person’s immediate family sharing the same household, (9) a description of all agreements, arrangements or understandings (written or oral) between or among such Limited Partner, any Limited Partner Associated Person, any proposed nominee or any other Person or Persons (including their names) pursuant to which the nomination or nominations are to be made by such Limited Partner, (10) a representation that such Limited Partner intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (11) any other information relating to such Limited Partner and any Limited Partner Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act, (12) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Limited Partner or any Limited Partner Associated Person, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, and (13) a statement of whether such Limited Partner or any Limited Partner Associated Person intends, or is part of a group that intends, to solicit proxies for the election of the proposed nominee. Other than as provided in Section 13.13, only such persons who are nominated in accordance with the procedures set forth in this provision shall be eligible to serve as Elected Directors. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth above and to declare that such defective nomination shall be disregarded.

(v) The General Partner shall use its reasonable efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(c), including, without limitation, amending the limited partnership agreement of the General Partner and the limited liability company agreement of the general partner of the General Partner. The General Partner or, if the General Partner is a limited partnership, its general partner, shall be governed by organizational documents that permit the effectuation of the relevant provisions of this Agreement, including, without limitation, the provisions of this Article XIII and the provisions relating to the Conflicts Committee.

(vi) This Section 13.4(c) may not be amended except as permitted pursuant to Section 13.1(d) or upon the prior approval of Limited Partners that hold two-thirds of the Outstanding Units; provided that, prior to the Final NGP Voting Termination Event, any Units beneficially owned by any NGP Party shall not be voted and shall not be considered Outstanding for the purposes of such approval.

(vii) The provisions of this Section 13.4(c) shall have no effect prior to the consummation of the GP Acquisition.

Section 13.5  Notice of a Meeting.  Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6  Record Date.  For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7  Adjournment.  When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8  Waiver of Notice; Approval of Meeting; Approval of Minutes.  The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9  Quorum and Voting.  Except as otherwise provided in this Agreement, the holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, applicable law, or the rules of an applicable National Securities Exchange, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10  Conduct of a Meeting.  The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting and adjournment of any meeting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11  Action Without a Meeting.  If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12  Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

Section 13.13  Board of Directors.

(a) On or promptly after the GP Acquisition Date, the NGP Representative shall designate three members of the Board of Directors as Appointed Directors. As soon as reasonably practicable following the GP Acquisition Date, the Conflicts Committee shall appoint by a resolution adopted by a majority of the members of the Conflicts Committee, two additional Directors meeting the independence and experience requirements as set forth most recently by any National Securities Exchange on which any Units or other Partnership Securities are listed or quoted. The two additional Directors so appointed by the Conflicts Committee shall constitute Elected Directors. Following the appointment of such Directors, the Board of Directors shall consist of five Elected Directors, three Appointed Directors and one Management Director, subject to adjustment pursuant to Sections 13.13(d) or (e). The Directors shall be classified with respect to their terms of office by dividing them into three classes established pursuant to the limited liability company agreement of the General Partner (or the general partner thereof, as applicable), each class to be as nearly equal in number as possible; provided, however, that no class shall contain more than one Appointed Director.

(b) At each annual meeting of the Limited Partners held after the GP Acquisition Date, a number of individuals equal to the number of Elected Directors whose terms expire at such annual meeting (including any Elected Director whose term would have expired at such meeting but for the fact of such individual’s death, resignation or removal, unless the vacancy caused by such individual’s death, resignation or removal has already been filled prior to such annual meeting) shall be elected to hold office as Elected Directors until the third succeeding annual meeting. Each Elected Director shall hold office for the term for which such Elected Director is elected and thereafter until such Elected Director’s successor shall have been duly elected and qualified, or until such Elected Director’s earlier death, resignation or removal. Following the appointment by the Conflicts Committee of the two Elected Directors in accordance with Section 13.13(a), any vacancies in Elected Directors (whether due to death, resignation or removal of an Elected Director or an increase in the total number of Elected Directors in accordance with Section 13.13(e)) may be filled, until the next annual meeting at which the term of such class expires, by a majority of the remaining Elected Directors then in office. An Elected Director may be removed only for Cause for Removal and only upon a vote of the majority of the remaining Elected Directors then in office.

(c) At each annual meeting of the Limited Partners, a number of individuals equal to the number of Appointed Directors whose terms expire at such annual meeting (including any Appointed Director whose term would have expired at such meeting but for the fact of such individual’s death, resignation or removal (other than pursuant to Section 13.13(e)), unless the vacancy caused by such individual’s death, resignation or removal has already been filled prior to such annual meeting) shall be appointed by the NGP Representative to hold office as Appointed Directors until the third succeeding annual meeting. Each Appointed Director shall hold office for the term for which such Appointed Director is appointed and thereafter until such Appointed Director’s successor shall have been duly appointed and qualified, or until such Appointed Director’s earlier death, resignation or removal. Any vacancies in Appointed Directors may be filled by the NGP Representative in its sole discretion. An Appointed Director may be removed (i) by the NGP Representative with or without Cause for Removal, (ii) for Cause for Removal upon a vote of the majority of the remaining Directors then in office, or (iii) in accordance with Section 13.13(e).

(d) If, at any time, the NGP Parties collectively cease to be the Record Holders of 20% or more of the Outstanding Common Units (the “First NGP Voting Termination Event”), the Board of Directors may reduce the number of Appointed Directors to two by resolution adopted by of a majority of the Elected Directors. If, at any time, the NGP Parties collectively cease to be the Record Holders of 10% or more of the Outstanding Common Units (the “Second NGP Voting Termination Event”), the Board of Directors may reduce the number of Appointed Directors to one by resolution adopted by of a majority of the Elected Directors. If, at any time, the NGP Parties collectively cease to be the Record Holders of 5% or more of the Outstanding Common Units (the “Final NGP Voting Termination Event”), the Board of Directors may reduce the number of Appointed Directors to zero by resolution adopted by of a majority of the Elected Directors. The NGP Representative shall notify the Board of Directors in writing as promptly as reasonably practicable following any NGP Voting Termination Event.

(e) Upon the adoption of any resolution to reduce the number of Appointed Directors pursuant to Section 13.13(d), the Board of Directors by resolution adopted by a majority of the Elected Directors may elect (i) to remove a number of Appointed Directors up to the number of such reduction; provided that if not all Appointed Directors are removed pursuant to this clause (i) the NGP Representative shall be entitled to select which Appointed Director(s) are to be removed by providing written notice of such selection to the Board of Directors within five Business Days after the NGP Representative receives written notice of such resolution and/or (ii) to designate one or more of the Appointed Directors that would otherwise be removed pursuant to clause (i) above as an Elected Director(s) and to increase the total number of Elected Directors by the number of Appointed Directors that are so designated. Prior to the occurrence of the Final NGP Voting Termination Event, except as contemplated by this Section 13.13(e), the total number of Elected Directors shall not exceed five without the approval of the Board of Directors by resolution adopted by a majority of the Elected Directors and the written consent of the NGP Representative. Following the Final NGP Voting Termination Event, the total number of Elected Directors shall be as established from time to time by the Board of Directors.

(f) Prior to the Final NGP Voting Termination Event, the Chief Executive Officer of the General Partner (or the general partner thereof, as applicable) (or his designee) shall serve as a Director (the “Management Director”) until such Chief Executive Officer’s successor shall have been duly appointed, or until such Chief Executive Officer’s earlier death, resignation or removal. Immediately following the Final NGP Voting Termination Event, the Management Director shall be redesignated as an Elected Director under this Agreement and after such redesignation, this Section 13.13(f) shall have no effect.

(g) This Article XIII shall not be deemed in any way to limit or impair the ability of the Board of Directors or the General Partner to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(h) The General Partner shall use its reasonable efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.13, including, without limitation, amending the limited partnership agreement of the General Partner and the limited liability company agreement of the general partner of the General Partner.

(i) Except as permitted by Section 13.1(d), this Section 13.13 may not be amended except upon the prior approval of (i) Limited Partners that hold two-thirds of the Outstanding Units, provided that, prior to the Final NGP Voting Termination Event, any Units beneficially owned by any NGP Party shall not be voted and shall not be considered Outstanding for the purposes of such approval and (ii) prior to the Final NGP Voting Termination Event, the NGP Representative.

(j) The provisions of this Section 13.13 shall have no effect prior to the GP Acquisition Date.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1  Authority.  The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2  Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) name and state of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving

Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership; and

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3  Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) or 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) or 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.

(c) Except as provided in Section 14.3(d) or 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or articles of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.5 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4  Certificate of Merger.  Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or articles of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5  Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the articles of conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior partners without any need for substitution of parties; and

(vi) the Partnership Units that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1  Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time prior to the consummation of the GP Acquisition the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. Any right to acquire Limited Partner Interests pursuant to this Section 15.1 shall automatically terminate upon the consummation of the GP Acquisition.

As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1  Addresses and Notices.  Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 16.2  Further Action.  The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4  Integration.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5  Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6  Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7  Third-Party Beneficiaries.  Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this

Agreement affording a right, benefit or privilege to such Indemnitee and that any Holder shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Holder.

Section 16.8  Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9  Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.10  Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.11  Consent of Partners.  Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12  Facsimile Signatures.  The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

EAGLE ROCK ENERGY GP, L.P.

By: EAGLE ROCK ENERGY G&P, LLC

By:
Name:

Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter
Admitted as Limited Partners of the
Partnership, pursuant to powers of attorney
Now and hereafter executed in favor of, and
Granted and delivered to the General
Partner or without execution hereof
Pursuant to Section 10.1(a) hereof.

EAGLE ROCK HOLDINGS, L.P.

By: EAGLE ROCK GP, LLC

By:
Name:

Title:

Signature Page to
Second Amended and Restated Agreement of Limited Partnership

Annex D

Execution Version

PURCHASE AND SALE AGREEMENT
by and among

Eagle Rock Pipeline GP, LLC

and

EROC Production, LLC
(collectively as “Sellers”)

and

BSAP II GP, L.L.C.
(as “Buyer”)

Dated December 21, 2009

D-i

(Continued)

D-ii

(Continued)

EXHIBITS AND SCHEDULES:

Exhibits:

Exhibit A	—	Property Descriptions
Exhibit A-1	—	Well Descriptions
Exhibit B	—	Additional Assets
Exhibit B-1	—	Well Descriptions
Exhibit 8.11	—	Certain Excluded Assets
Exhibit 10.2(e)	—	Forms of Assignment

Schedules:

Sellers’ Disclosure Schedule

Buyer’s Disclosure Schedule

D-iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT dated as of December 21, 2009, is made by and among Eagle Rock Pipeline GP, LLC, a Delaware limited liability company, and EROC Production, LLC, a Delaware limited liability company (collectively “Sellers”), and BSAP II GP, L.L.C., a Delaware limited liability company (“Buyer”). Sellers and Buyer, or any of them, may be referred to herein as a “Party,” or collectively as the “Parties.”

RECITALS:

WHEREAS, Sellers are the owners of all of the partnership interests (the “Interests”) of Eagle Rock Production, L.P., a Texas limited partnership (“Company”);

WHEREAS, Sellers desire to sell the Interests to Buyer, and Buyer desires to purchase the Interests from Sellers, on the terms and conditions set forth herein; and

WHEREAS, Sellers and Buyer acknowledge that the purchase and sale of the Interests is intended to be treated as a purchase and sale of assets, subject to the liabilities, of the Acquired Companies (defined herein) for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

TERMS OF THE TRANSACTION

Section 1.1  Agreement to Purchase and Sell Interests.  Sellers agree to sell and Buyer agrees to purchase the Interests for the consideration hereinafter set forth and subject to the terms and provisions herein.

Section 1.2  Purchase Price.  In consideration of the sale of the Interests to Buyer, Buyer shall pay to Sellers an aggregate cash purchase price of $174,500,000 (the “Purchase Price”) as adjusted herein and to be paid in accordance with Section 1.4 hereof.

Section 1.3  Adjustments to the Purchase Price.

(a) At the Closing, the Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Closing Adjustment. If the Closing Adjustment is a positive number, then the Purchase Price shall be increased by such amount. If the Closing Adjustment is a negative number, then the Purchase Price shall be decreased by such amount. The “Closing Adjustment” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount of Post-Effective Date Assets Costs paid by Company or Eagle Rock Development Company, L.L.C., a Texas limited liability company (“Sub” and together with Company, the “Acquired Companies”), any Seller or any of their respective Affiliates in the period beginning on July 1, 2009 and ending on the Closing Adjustment Date (the “Closing Adjustment Period”), (ii) a positive amount equal to the aggregate amount of Pre-Effective Date Assets Revenues received in the Closing Adjustment Period, (iii) the Pre-Effective Date Ivory Net Cash Flow in the Closing Adjustment Period, (iv) a negative amount equal to the aggregate payments received in the Closing Adjustment Period by the Acquired Companies, any Seller or any of their respective Affiliates pursuant to the Management Agreement (which payments shall include the distributions, if any, in respect of the Ivory LP Interest received during the Closing Adjustment Period), and (v) a negative amount equal to the aggregate revenues (net of applicable production, severance and similar Taxes) received in the Closing Adjustment Period by the Acquired Companies, any Seller or any of their respective Affiliates which are attributable to the sale of Minerals produced from or attributable to the Properties or the ownership of the Properties.

(b) The Purchase Price shall be adjusted at Closing pursuant to a statement (the “Preliminary Settlement Statement”) prepared by Sellers and submitted to Buyer on or before three Business Days prior to the Closing Date, accompanied by supporting schedules, analyses, work papers or other documentation on which the Preliminary Settlement Statement is based or from which the Preliminary Settlement Statement is derived. The Preliminary Settlement Statement shall set forth Sellers’ good faith calculation of the Closing Adjustment as of a date specified by Sellers (the “Closing Adjustment Date”) not more than ten Business Days or less than five Business Days prior to the Closing Date. Sellers shall provide Buyer any additional information reasonably requested by Buyer in connection with its review of the Preliminary Settlement Statement. If Buyer has any questions or disagreements regarding the Preliminary Settlement Statement, Buyer may contact Sellers at least one Business Day prior to the Closing Date, and in such case Sellers and Buyer shall in good faith attempt to resolve such disagreements or questions. If Buyer and Sellers agree on changes to the Closing Adjustment, then the Purchase Price shall be paid at Closing as adjusted by the Closing Adjustment as so changed. If Buyer and Sellers do not agree on changes to the Closing Adjustment, then the Purchase Price shall be paid at Closing as adjusted by the Closing Adjustment set forth in the Preliminary Settlement Statement. After Closing, the Purchase Price shall be subject to further adjustment pursuant to the Final Settlement Statement delivered pursuant to Section 1.3(d).

(c) Commencing 10 days after the last day of the first full calendar month ending after the Closing Date, and monthly thereafter until Buyer’s delivery of the Final Settlement Statement to Sellers, Buyer shall pay to Sellers an amount (a “Post-Closing Payment”) equal to the Pre-Effective Date Net Cash Flow for the period ending on the last day of the calendar month prior to payment and beginning on the later of the Closing Adjustment Date or the last day through which a payment of Pre-Effective Date Net Cash Flow has been made. If the Pre-Effective Date Net Cash Flow for any period is negative, it shall reduce subsequent Post-Closing Payments or be taken into account in the determination of the Final Adjustment. For any period, the “Pre-Effective Date Net Cash Flow” shall be the algebraic sum of (i) a positive amount equal to the aggregate amount of Pre-Effective Date Assets Revenues received in such period (unless received by a Seller or an Affiliate of a Seller), (ii) a negative amount equal to the aggregate amount of Pre-Effective Date Assets Costs paid in such period and (iii) the Pre-Effective Date Ivory Net Cash Flow in such period. Post-Closing Payments shall also be reduced by an amount equal to all Post-Effective Date Assets Revenues or distributions in respect of the Ivory LP Interest received by an Acquired Company, any Seller or any of their respective Affiliates after the Closing Adjustment Date and on or prior to the Closing Date and increased by an amount equal to all Post-Effective Date Assets Costs paid after the Closing Adjustment Date and on or prior to the Closing Date.

(d) On or before 180 days after Closing, Buyer shall prepare and deliver to Sellers a statement (the “Final Settlement Statement”) setting forth any final adjustments to the Purchase Price (the “Final Adjustment”) to account for costs or revenues not considered in making the Closing Adjustment or any Post-Closing Payment, or to correct errors made in the Closing Adjustment or any Post-Closing Payment. Sellers will assist Buyer in the preparation of the Final Settlement Statement by providing Buyer with any data or information reasonably requested by Buyer. The Final Settlement Statement shall become final and binding upon the parties on the 30th day following receipt thereof by Sellers, unless Sellers give written notice of their disagreement to Buyer prior to such date. To be valid, any such notice shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted. The Final Adjustment shall be paid in accordance with the Final Settlement Statement within five Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 1.3 (the “Final Settlement Date”).

(e) If a dispute arises under Section 1.3(d) (an “Accounting Dispute”) that the Parties have been unable to resolve, then, upon receipt of the written request of either Sellers or Buyer (the date of such receipt being referred to as the “Request Date”), each of Sellers and Buyer shall nominate and commit one of its senior officers or a member of the Conflicts Committee, if determined by Sellers to be required, to meet at a mutually agreed time and place not later than 10 days after the Request Date to attempt to resolve same. If such senior officers or Conflicts Committee member have been unable to resolve such

Accounting Dispute within a period of 30 days after the Request Date, any Party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to Ernst & Young, or if such firm is unable or unwilling to serve, another mutually agreed nationally recognized independent public accounting firm, which firm shall serve as sole arbitrator (the “Accounting Referee”). The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 1.3. The Accounting Referee shall be instructed by the Parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 30 days following the submission of the Accounting Dispute to the Accounting Referee. The decision and award of the Accounting Referee shall be binding upon the Parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any Party as a final judgment of such court. The fees and expenses of the Accounting Referee shall be borne equally by Sellers, on the one hand, and Buyer, on the other.

(f) Costs and revenues shall be allocated to the Parties in accordance with the following:

(i) All refunds of deposits, prepayments, credits or similar items and all insurance proceeds attributable to periods prior to the Effective Date but received by the Acquired Companies after the Effective Date will be for the benefit of Sellers;

(ii) All prepayments, deposits and similar items held by third parties on behalf of or for the benefit of the Acquired Companies with respect to matters accruing after the Effective Date will be for the benefit of Sellers;

(iii) All amounts necessary to terminate, novate or fully repay or satisfy any indebtedness or obligations outstanding under Existing Hedges will be borne by Sellers, and all amounts due to the Acquired Companies as a result of terminating, novating or unwinding the Existing Hedges will be for the benefit of Sellers;

(iv) All expenses and revenue attributable to the Excluded Assets or the Excluded Liabilities will be for the burden and benefit of Sellers;

(v) In determining what Minerals were produced either before or on or after the Effective Date, the payment detail provided by the purchaser of production, or the operators of any Assets, with respect to any production month, shall control; and, further, if such payment detail provides information for a period a portion of which is prior to the Effective Date and a portion of which is on or after the Effective Date, the production set forth therein shall be allocated equally among all days in the reporting period for such payment detail and the proceeds therefor shall be prorated before and after the Effective Date based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date);

(vi) All bonus monies, delay rentals or shut-in royalties received by any of the Acquired Companies, Sellers or any Affiliate thereof which are paid at any time prior to the Effective Date with respect to a Lease and period thereunder relating to such payment which commenced prior to the Effective Date shall be deemed to be attributable to the ownership of the Assets prior to the Effective Date, and all other bonus monies, delay rentals or shut-in royalties received by any of the Acquired Companies, Sellers or any Affiliate thereof shall be deemed to be attributable to the ownership of the Assets on or after the Effective Date;

(vii) No consideration shall be given to the local, state or federal income Tax liabilities of any Party; and

(viii) Costs included in the calculation of Pre-Effective Date Assets Costs or Post-Effective Date Assets Costs shall be limited to payments to persons other than the Sellers or any of their

Affiliates and shall not include any general or administrative expenses, overhead or similar expenses not directly related to the ownership or operation of the Assets or the Ivory LP Interest, whether or not historically allocated to the Assets or the Ivory LP Interest by Sellers, the Acquired Companies or any Affiliate thereof.

(g) Notwithstanding anything to the contrary in this Section 1.3 and not including any payments received pursuant to Article XII:

(i) If after the Final Settlement Date an Acquired Company receives Pre-Effective Date Assets Revenues that were not otherwise accounted for in Section 1.3, then Buyer shall cause the Acquired Company to remit any such Pre-Effective Date Assets Revenues to Sellers;

(ii) If after the Closing Adjustment Date a Seller or any Affiliate of Seller receives Post-Effective Date Assets Revenues or distributions in respect of the Ivory LP Interest that were not otherwise accounted for in Section 1.3, then such Seller shall remit, or cause its Affiliate to remit, any such Post-Effective Date Revenues to the Acquired Companies; and

(iii) If after the Final Settlement Date any Pre-Effective Date Assets Costs are paid by any Acquired Company that were not otherwise accounted for in Section 1.3, then the Sellers shall reimburse such Acquired Company for any such Pre-Effective Date Assets Costs.

(iv) If after the Final Settlement Date there is additional Pre-Effective Date Ivory Net Cash Flow, then Buyer shall remit, or cause an Acquired Company to remit, the amount thereof to Sellers.

(v) After the Closing Date, the Sellers shall have the right, at Sellers’ expense, to review Buyer’s books and records relating solely to the Acquired Companies upon reasonable notice and during normal business hours for the sole purpose of auditing the payments described in this Section 1.3(g).

(h) The Parties intend for the terms of this Section 1.3 to be illustrative of potential adjustments. Any terms which result in duplicative adjustments shall result in only a single adjustment. The Parties intend that the costs and revenues attributable to the ownership and operation of the Assets and the Ivory LP Interest prior to the Effective Date (or in the case of capital expenditures of Ivory, allocable to the period prior to December 1, 2009) shall be for the burden and benefit of Sellers, and that the costs and revenues attributable to the ownership and operation of the Assets and the Ivory LP Interest on or after the Effective Date (or in the case of capital expenditures of Ivory, allocable to the period on or after December 1, 2009) shall be for the burden and benefit of Buyer, and in the event of any ambiguity or inconsistent provisions in this Section 1.3, the Parties agree to negotiate in good faith to resolve any such ambiguity or inconsistency in a manner consistent with the foregoing expression of intent.

Section 1.4  Payment of the Purchase Price.  The Purchase Price shall be paid by Buyer to Sellers as follows:

(a) Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender to the Escrow Agent $17,000,000 (the “Deposit”) pursuant to an escrow agreement executed concurrently herewith. The Deposit shall be (i) applied to the Purchase Price paid at the Closing pursuant to Section 1.4(b), (ii) paid to Sellers pursuant to Section 11.2, or (iii) returned to Buyer pursuant to Section 11.2, as applicable. Any interest or other earnings on the Deposit shall be paid to Buyer. The fees and expenses of the Escrow Agent shall be borne equally and paid by Sellers and Buyer.

(b) At the Closing, Buyer shall pay to Sellers cash equal to the Purchase Price adjusted by the Closing Adjustment less the Deposit (which shall be applied to the Purchase Price).

(c) All cash payments by Buyer to Sellers pursuant to Section 1.4(b) shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers.

ARTICLE II

CLOSING

Section 2.1  The Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Thompson & Knight LLP in Houston, Texas, at 333 Clay Street, Suite 3300, at 10:00 a.m. (local Houston, Texas time) (a) on a date specified by Buyer on at least three Business Days notice to Sellers, which date shall not be fewer than three or more than seven Business Days following the Approval Date, (b) on the seventh Business Day after the Approval Date if no date is specified under clause (a), or (c) at such other time or place or on such other date as the Parties shall agree. The date on which the Closing is required to take place is herein referred to as the “Closing Date.” All Closing transactions shall be deemed to have occurred simultaneously.

Section 2.2  Closing Deliveries.  At the Closing:

(a) Sellers will deliver to Buyer:

(i) one or more assignments of the Interests to Buyer or its designees (collectively, the “Assignment”);

(ii) the officer’s certificates, assignments and other documents required by Section 10.2;

(iii) the resignation, effective as of the Closing, of each Acquired Company’s directors, officers or managers (if any);

(iv) assignments to Buyer of each confidentiality or non-disclosure agreement relating to the Interests, Assets or the Ivory LP Interest and benefiting either Seller or any Affiliate thereof (“NDA”); and

(v) such other documents and instruments required to be delivered pursuant to this Agreement.

(b) Buyer will deliver to Sellers:

(i) cash pursuant to Section 1.4(b);

(ii) the officers’ certificate required by Section 10.1(c); and

(iii) such other documents and instruments required to be delivered pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and warrant to Buyer that:

Section 3.1  Title to the Interests.  Sellers are the record and beneficial owners of, and upon consummation of the transactions contemplated by this Agreement Buyer will acquire good and valid title to, the Interests, free and clear of all Liens, other than (a) those that may arise by virtue of any actions taken by or on behalf of Buyer or its controlled Affiliates, (b) restrictions on transfer that may be imposed by federal or state securities laws, (c) restrictions on transfer that are cancelled as of the Closing, or (d) Liens released at the Closing.

Section 3.2  Organization and Standing.  Each Seller is validly existing and, if applicable, in good standing under the laws of the state of its formation.

Section 3.3  Power and Authority.  Each Seller has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by each Seller of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, have been duly authorized by all necessary action of each Seller.

Section 3.4  Valid and Binding Agreement.  This Agreement has been, and at Closing the Assignment will be, duly executed and delivered by each Seller and constitute a valid and legally binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 3.5  Non-Contravention.  Neither the execution, delivery, and performance by a Seller of this Agreement nor the consummation by a Seller of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of a Seller’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which a Seller is a party or by which any Seller or any Seller’s properties may be bound, or (c) violate any Applicable Law binding upon any Seller.

Section 3.6  Approvals.  Except as disclosed on Section 3.6 of the Sellers’ Disclosure Schedule, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by either Seller in connection with the execution, delivery, or performance by any Seller of this Agreement or the consummation by any Seller of the transactions contemplated hereby.

Section 3.7  Proceedings.  There are no Proceedings pending or, to Sellers’ Knowledge, threatened, in which any Acquired Company, any Seller or any of their respective Affiliates is or may be a party affecting the execution and delivery of this Agreement by any Seller or the consummation of the transactions contemplated hereby by any Seller.

Section 3.8  Status of Sellers.  Neither Seller nor the Partnership is a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO THE ACQUIRED COMPANIES

Sellers jointly and severally represent and warrant to Buyer, that (provided that the Parties hereby agree and acknowledge that for a breach of the representations and warranties made in this Article IV (other than representations and warranties qualified by the Knowledge of Sellers) to be deemed to have occurred, the event, occurrence, condition, omission, or circumstance constituting or causing such alleged breach must have (i) been the act or omission (or caused by the act or omission) of the Partnership or its direct or indirect subsidiaries, and (ii) existed, occurred or failed to occur, as the case may be, within the Ownership Period, and any alleged breach of the representations or warranties made in Article IV not meeting the requirements set out in this parenthetical shall not constitute a breach of the representations and warranties made in this Article IV):

Section 4.1  Organization.  Each Acquired Company is validly existing under the laws of the State of Texas and has all requisite limited partnership or limited liability company power and authority to carry on its business as now being conducted. Each Acquired Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be materially adverse to the Acquired Company.

Section 4.2  Governing Documents.  Sellers have made available to Buyer accurate and complete copies of the Governing Documents of each Acquired Company.

Section 4.3  Capital Structure.  Other than the rights created by this Agreement, (a) Company has no outstanding Equity Interests other than the Interests, and (b) Sub has no outstanding Equity Interests other than Company’s ownership of a 100% membership interest in Sub.

Section 4.4  Non-Contravention.  Neither the execution, delivery, and performance by any Seller of this Agreement nor the consummation by it of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of any Acquired Company’s Governing Documents, (b) materially conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which any Acquired Company is a party or by which any Acquired Company or any of the Assets or the Ivory LP Interest may be bound, (c) result in the creation or imposition of any Lien, other than any Permitted Encumbrances, on any Acquired Company’s properties or other assets, or (d) violate, in any material respect, any Applicable Law binding upon any Acquired Company or any of the Assets or the Ivory LP Interest.

Section 4.5  Subsidiaries.  Company does not own, directly or indirectly, any Equity Interest of any person other than Sub, the Excluded Subsidiaries, and the Ivory LP Interest. At the Closing, no Acquired Company will own, directly or indirectly, any Equity Interest of any person other than Company’s ownership of a 100% membership interest in Sub and Sub’s ownership of the Ivory LP Interest. The Excluded Subsidiaries are listed on Section 4.5 of the Sellers’ Disclosure Schedule. Company is the record and beneficial owner of all the outstanding membership interests in Sub, and Sub is the record and beneficial owner of the Ivory LP Interest, in each case free and clear of all Liens other than (a) those that may arise by virtue of any actions taken by or on behalf of Buyer or its controlled Affiliates, (b) restrictions on transfer that may be imposed by federal or state securities laws, (c) restrictions on transfer in the partnership agreement of Ivory or that will be cancelled as of the Closing, or (d) Liens released at Closing.

Section 4.6  Financial Statements.  Included in Section 4.6 of the Sellers’ Disclosure Schedule are accurate and complete copies of (a) the unaudited balance sheets for each of Company and Sub (but not combined or consolidated), at December 31, 2007, December 31, 2008, and September 30, 2009 and the related statements of income for each such entity for the years ended December 31, 2007 and December 31, 2008, and the nine months ended September 30, 2009, and the notes thereto, if any (such financial statements collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements were prepared in accordance with the books and records of the Acquired Companies for such periods in accordance with GAAP, except that such Unaudited Financial Statements were not prepared on a consolidated basis and except for certain footnotes or additional disclosures required by GAAP which have not been prepared and therefore are not included with the Unaudited Financial Statements, consistently applied throughout the periods covered thereby. The Unaudited Financial Statements fairly present, in all material respects, the unconsolidated financial condition of each of Company and Sub as of the dates presented, and the unconsolidated results of operations of each of Company and Sub for the periods presented.

Section 4.7  Undisclosed Liabilities.  Except as disclosed on Section 4.7 of the Sellers’ Disclosure Schedule, no Acquired Company has any Liabilities other than (a) Liabilities quantified on the September 30, 2009 balance sheet included in the Unaudited Financial Statements and not heretofore paid or discharged, (b) Liabilities arising since September 30, 2009 in respect of its ownership of the Assets in the ordinary course of business consistent in amount and nature with past practice and that in the aggregate are not material and are of the same character and nature as the Liabilities quantified on the September 30, 2009 balance sheet included in the Unaudited Financial Statements, (c) Liabilities arising under Existing Hedges (all of which shall be terminated or novated at or prior to the Closing Date) and (d) Liabilities under the Company Contracts other than because of an Acquired Company’s breach thereof and (e) Liabilities that, individually or in the aggregate, are not material.

Section 4.8  Proceedings.  Except as disclosed on Section 4.8 of the Sellers’ Disclosure Schedule, there are no material Proceedings pending or, to Sellers’ Knowledge, threatened, against any Acquired Company or with respect to any of the Assets or the Ivory LP Interest.

Section 4.9  Taxes.  Except as disclosed in Section 4.9 of the Sellers’ Disclosure Schedule:

(a) each of the Acquired Companies has (and as of the Closing Date will have) duly filed or caused to be filed all material Tax Returns required to be filed by it or with respect to it, either separately or as a member of an affiliated, consolidated, combined or unitary group, under Applicable Law and such Tax Returns were (and any such Tax Returns filed after the date hereof will be as of the Closing Date) true, correct and complete in all material respects;

(b) all material Taxes (whether or not shown on any Tax Return and whether or not disputed) of each of the Acquired Companies that are due and payable have been or will be paid in full on or before the Closing Date;

(c) no extensions for the filing of any Tax Returns of any of the Acquired Companies are currently outstanding (or will be outstanding as of the Closing Date);

(d) to Sellers’ Knowledge, there has been no material issue raised or material adjustment proposed (and none is pending) by any Taxing authority in connection with any Taxes of any of the Acquired Companies;

(e) each of the Acquired Companies has withheld and paid all material Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any person, and each has properly received and maintained any and all certificates, forms, and other documents required by Applicable Law for any exemption from withholding and remitting of any Taxes;

(f) there is not in effect any waiver or extension of any statute of limitations as to any Tax matter of any of the Acquired Companies, and none will be subsequently requested by any of the Acquired Companies before the Closing Date;

(g) each of the Acquired Companies is, and has been since its formation, disregarded as an entity separate from Partnership for U.S. federal income Tax purposes, and no election has been filed on or prior to the Closing Date that would change such classification on or after the Closing;

(h) there are no Liens for Taxes (other than for Taxes not yet due and payable) upon any assets of any of the Acquired Companies that have arisen as a result of any failure (or alleged failure) to pay any Tax;

(i) except for the Ivory LP Interest and the Excluded Subsidiaries, none of the assets held by any of the Acquired Companies includes any stock, partnership interests, limited liability company interests, or legal or beneficial interests of any other person, and none of such assets is subject to any agreement that creates a partnership for U.S. federal income Tax purposes that has not properly elected out of Subchapter K of Chapter 1 of Subtitle A of the Code;

(j) none of the Liabilities of the Acquired Companies includes (i) an obligation to make a payment to any person under any Tax allocation or Tax-sharing agreement, (ii) an obligation to pay the Taxes of any person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Taxing authority that will survive the Closing or impose any liability on Buyer or the Acquired Companies after the Closing; and

(k) none of the Acquired Companies has engaged in or incurred any reporting or list maintenance obligation with respect to any reportable transaction or transaction of interest for purposes of Section 6011, 6111 or 6112 of the Code, including the Treasury Regulations promulgated thereunder, or any similar provision of state, local or foreign law.

Section 4.10  Contracts.

(a) Section 4.10(a) of the Sellers’ Disclosure Schedule contains a true and complete listing of the material agreements in effect to which any Acquired Company is a party or by which any Asset or the

Ivory LP Interest is bound (including any Existing Hedges, it being understood that all Existing Hedges will be terminated or novated at or prior to Closing) (collectively the “Company Contracts”).

(b) To Sellers’ Knowledge, each Company Contract is valid and binding, in full force and effect and enforceable against the parties thereto in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting or relating to the enforcement of creditors’ rights and remedies generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Each Acquired Company and, to Sellers’ Knowledge, each other person has performed all material obligations and is not in material breach or default under any Company Contract to which it is party or by which any Asset or the Ivory LP Interest is bound. No event has occurred, which after notice or lapse of time, or both, would constitute a material default under any Company Contract by any Acquired Company, or to Sellers’ Knowledge, any other person.

Section 4.11  Employee Related Matters.  No Acquired Company has any employees and no Acquired Company has had any employees since April 30, 2007. No Acquired Company has any liability, contingent or otherwise, with respect to any current or former employees or independent contractors of any of Sellers, the Partnership or any entity a controlling interest of which is owned, directly or indirectly, by any of such entities. No Acquired Company has any liability, contingent or otherwise, under any employee benefit plans (as defined in Section 3(3) of ERISA) or any other employee benefit plans or compensation arrangements of any kind, including, without limitation, any pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, equity based-compensation, unemployment, medical benefit, life insurance, disability insurance or other program or arrangement providing compensation or benefits. No entity that was, within the last six years, treated as a single employer together with an Acquired Company pursuant to Section 414 of the Code has, within the last six years, maintained, contributed to, or had any liability (contingent or otherwise) with respect to, a pension plan that is or was subject to Section 412 of the Code or Title IV of ERISA.

Section 4.12  Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any Affiliate of Seller for which Buyer, any Acquired Company or any of their respective Affiliates may be or become liable.

Section 4.13  Bankruptcy Proceedings.  There are no bankruptcy, reorganization, insolvency or receivership actions pending, being contemplated by, or to Sellers’ Knowledge, threatened against any Seller or Acquired Company.

Section 4.14  Compliance with Laws.  To Sellers’ Knowledge, the ownership and operation of the Assets has been, and, the Assets are in conformity, in all material respects, with all Applicable Laws, including Environmental Laws, and all applicable rules, regulations and orders of all Governmental Entities having jurisdiction; provided, however, that no representation or warranty is made in this Section 4.14 with regard to Taxes.

Section 4.15  Preference Rights and Transfer Requirements.  To Sellers’ Knowledge, no Preference Rights or Transfer Requirements shall be triggered in connection with the transactions contemplated by this Agreement. To Sellers’ Knowledge, (a) all Preference Rights that are applicable to the sale, assignment, encumbrance or other transfer of any Asset or the Ivory LP Interest or any interest therein or portion thereof and (b) all Transfer Requirements that are applicable to any sale, assignment, transfer or encumbrance of any Asset or the Ivory LP Interest or any interest therein or portion thereof are expressly identified and set forth in Section 4.15 of the Sellers’ Disclosure Schedule. To Sellers’ Knowledge, except for the Preference Rights and Transfer Requirements set forth on Section 4.15 of the Sellers’ Disclosure Schedule, none of the Interests, Assets or the Ivory LP Interest is subject to, and neither Seller, any Acquired Company nor any other Affiliate of Seller is bound by, any Preference Right or Transfer Requirement.

Section 4.16  Special Warranty of Title.

(a) The Acquired Companies have Defensible Title to the Properties.

(b) None of the Partnership or any of its direct or indirect subsidiaries, including the Acquired Companies, has previously sold, conveyed, or transferred, or is subject to an enforceable agreement to sell, convey or transfer, any of the Additional Assets (or any interest therein), and the Additional Assets shall be free and clear of all Liens, other than Permitted Encumbrances, on the Closing Date.

Section 4.17  Certain Liens.  Except as set forth on Section 4.17 of the Sellers’ Disclosure Schedule, there are no Liens securing indebtedness for borrowed money or other obligations that cover any asset of any Acquired Company (including the Assets and the Ivory LP Interest) or the Interests.

Section 4.18  No Other Business.  Except for Existing Hedges and as set forth on Section 4.18 of the Sellers’ Disclosure Schedule, no Acquired Company has directly conducted any business or owned any asset or property other than the Assets, the Ivory LP Interest and the Excluded Assets.

ARTICLE V

ACKNOWLEDGMENTS AND DISCLAIMER

Section 5.1  Acknowledgment of Third Party Records and Control.  Buyer hereby agrees and acknowledges that the Additional Assets are managed by an Affiliate of Buyer pursuant to written agreement, and, therefore, Company does not control all books and records directly related to the Additional Assets and has limited access to such books and records or to the Additional Assets.

Section 5.2  Third Party Right of Offset.  Buyer hereby agrees and acknowledges that, prior to delivery to Company of any revenue attributable to the Additional Assets, an Affiliate of Buyer, as manager of the Additional Assets, has the right to deduct from the revenue attributable to such assets certain costs and fees, including third party costs reasonably incurred with respect to cost-bearing Additional Assets or the Ivory LP Interest.

Section 5.3  Disclaimer.  EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLERS WILL CONVEY TO BUYER THE INTERESTS WITHOUT ANY EXPRESS, STATUTORY, OR IMPLIED WARRANTY OR REPRESENTATION OF ANY KIND FROM SELLERS, COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES, INCLUDING WARRANTIES OR REPRESENTATIONS RELATING TO (I) COMPANY, (II) TITLE OF COMPANY IN AND TO THE ASSETS, (III) THE CONDITION OF THE ASSETS, (IV) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF THE ASSETS, (V) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF THE ASSETS FOR A PARTICULAR PURPOSE, (VI) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (VII) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR (VIII) ANY IMPLIED OR EXPRESS WARRANTY REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH EXCEPT AS SET FORTH IN THIS AGREEMENT. IN PURCHASING THE INTERESTS, BUYER ACCEPTS THE ASSETS “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR EXCEPT AS SET FORTH IN THIS AGREEMENT AND ACCEPTS THAT THE ADDITIONAL ASSETS ARE MANAGED BY A THIRD PARTY WITH RIGHTS SET FORTH IN A MANAGEMENT AGREEMENT AND AS ACKNOWLEDGED ABOVE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER SELLERS, COMPANY, NOR THEIR RESPECTIVE CONSULTANTS, REPRESENTATIVES, OR AGENTS MAKES ANY REPRESENTATION OR WARRANTY AS TO (A) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES IN, UNDER, OR ATTRIBUTABLE TO THE ASSETS, (B) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE ASSETS, (C) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE ASSETS OR ANY VALUE THEREOF OR (D) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY

DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH COMPANY OR THE PROPERTIES. BUYER AGREES THAT THE FOREGOING DISCLAIMER IS “CONSPICUOUS.”

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents to Sellers and Company that:

Section 6.1  Organization.  Buyer is validly existing and, if applicable, in good standing under the laws of the state of its formation.

Section 6.2  Power and Authority.  Buyer has all requisite power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery, and performance by Buyer of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action of Buyer.

Section 6.3  Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

Section 6.4  Non-Contravention.  Neither the execution, delivery, and performance by Buyer of this Agreement nor the consummation by it of the transactions contemplated hereby do or will (a) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of Buyer’s properties may be bound, or (c) violate any Applicable Law binding upon Buyer.

Section 6.5  Approvals.  Except for those already obtained, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement or the consummation by it of the transactions contemplated hereby.

Section 6.6  Proceedings.  There are no Proceedings pending or, to Buyer’s Knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 6.7  Financing.  Other than contractual obligations to comply with cash-call procedures, Buyer has funds or commitments for such funds, and at the Closing Buyer will have such funds, as are necessary for the consummation by it of the transactions contemplated hereby.

Section 6.8  Investment Experience.  Buyer acknowledges that it can bear the economic risk of its investment in the Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.

Section 6.9  Restricted Securities.  Buyer understands that the Interests will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Interests will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 6.10  Accredited Investor; Investment Intent.  Buyer is an accredited investor as defined in Regulation D under the Securities Act. Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except in compliance with applicable federal and state securities laws.

Section 6.11  Independent Evaluation.  Buyer is an experienced and knowledgeable investor in the oil and gas business and the business of owning and operating oil, gas and mineral properties. Buyer has had access to the officers, consultants and other Representatives of Company, and the books, records, and files of Company relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has conducted its own independent due diligence investigation, review and analysis of the Assets, and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Assets, and the value thereof.

Section 6.12  Full Disclosure Regarding Additional Assets.  Buyer, as the manager of or as an Affiliate of the manager of the Additional Assets and as the general partner of or as an Affiliate of the general partner of Ivory, acknowledges that, except as to matters relating to title or Liens, it is in a superior position to Sellers to have knowledge regarding the Additional Assets and the Ivory LP Interest. Buyer represents that it has provided Sellers with access to Buyer’s books, records, and files relating to the Additional Assets, the Ivory LP Interest and Ivory necessary for Sellers to make an informed decision as to whether to enter into this Agreement for the indirect sale of the Additional Assets and the Ivory LP Interest. Buyer represents that such books, records, and files, considered in connection with information generally available to a person actively engaged in the upstream oil and gas business, contain no untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading to a person actively engaged in the upstream oil and gas business. The information provided by Buyer to Sellers and generally described in Section 6.12 of the Buyer’s Disclosure Schedule was as of the date provided, in all material respects, a fair and substantially complete description of the information purported to be so provided.

Section 6.13  Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which any Seller, any Acquired Company or any of their respective Affiliates may be or become liable.

ARTICLE VII

CONDUCT OF SELLERS AND ACQUIRED COMPANIES PENDING CLOSING

Sellers covenant and agree with Buyer as follows:

Section 7.1  Conduct and Preservation of Business.  Except as expressly provided in this Agreement, from and after the date of execution of this Agreement and until Closing, and subject to the provisions of applicable oil and gas or other Mineral leases and other agreements, Sellers shall cause the Acquired Companies to carry on their respective businesses in the ordinary course of business consistent with past practice.

Section 7.2  Restrictions on Certain Actions.  Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or disclosed in Section 7.2 of the Sellers’ Disclosure Schedule, without the prior written consent of Buyer, prior to the Closing Sellers shall not sell, distribute or otherwise transfer any of the Interests, pledge or otherwise encumber any of the Interests, or directly or indirectly terminate or permit the termination of any NDA, and the Sellers shall not permit any Acquired Company to take, consent to or allow any of the following actions:

(a) amend its Governing Documents;

(b) issue, sell, or deliver any Equity Interest;

(c) sell, distribute or otherwise transfer any Asset or the Ivory LP Interest, except for Hydrocarbons sold in the ordinary course of business consistent with past practice;

(d) (i) declare, set aside, or pay any dividend or other distribution in respect of its Equity Interests (other than a distribution of cash); (ii) repurchase, redeem, or otherwise acquire any of its Equity Interests; or (iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization;

(e) (i) create or incur any indebtedness for borrowed money, or guarantee, assume or otherwise become liable or responsible for any indebtedness for borrowed money of any other person; (ii) make any loans, advances, or capital contributions to, or investments in, any other person; (iii) permit the pledge or other encumbrance of any of its Equity Interests; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (except for Permitted Encumbrances arising in the ordinary course of business consistent with past practice);

(f) hire any employee;

(g) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h) (i) amend any Tax Return or settle or compromise any Tax liability or enter into any agreement or preliminary settlement with any Taxing authority concerning Taxes; (ii) make or change any Tax election; or (iii) file with, or provide to, any Taxing authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;

(i) pay, discharge, or satisfy any claim or other Liability, other than the payment, discharge, or satisfaction for cash, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Unaudited Financial Statements or incurred in the ordinary course of business consistent with past practice;

(j) amend, modify, or change in any material respect any Company Contract; provided, that nothing in this Section 7.2 shall prohibit Company from entering into Hedges (which, if entered into will be terminated at or prior to Closing) or terminating or novating the Existing Hedges at or prior to Closing; or

(k) authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 7.2.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1  Access.  Subject to the terms of Section 8.2, the acknowledgment in Section 5.1, and Article IX, between the date hereof and the Closing, Sellers will give, and will cause the Acquired Companies to give, Buyer and Buyer’s authorized Representatives reasonable access to Sellers’ and the Acquired Companies’ employees, offices, accounting and financial books, records, files and other similar documents and materials relating to the Assets or the Ivory LP Interest to the extent in the possession, custody or control of any Seller, Acquired Company or Affiliate thereof, and save and except for the Sales Information.

Section 8.2  Confidentiality Agreement.

(a) The confidentiality agreement dated October 23, 2009 between the Partnership and Black Stone Minerals Company, L.P., as amended, shall remain in effect through the Closing.

(b) Sellers agree that after the Closing Date, any facts, information, know-how, processes, trade secrets, customer lists or confidential information that relate in any way to the Assets, the Ivory LP Interest or the Acquired Companies shall be maintained in confidence and shall not be divulged by

Sellers or their respective Affiliates to any person unless and until the same shall become public knowledge (other than by disclosure in breach of this Section 8.2) or as required in the ordinary course of Sellers’, or any Affiliate of Sellers’, business after the Closing Date. In the event that Sellers or their respective Representatives or Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any confidential information, then the Seller from whom (or from whose Representative or Affiliate) such information is requested will notify Buyer promptly of the request or requirement so that Buyer or an Acquired Company may seek an appropriate protective order or waive compliance with the provisions of this Section 8.2. If, in the absence of a protective order or the receipt of a waiver hereunder, a Seller or its Representative or Affiliate is, on the advice of counsel, compelled to disclose any confidential information to any tribunal or else stand liable for contempt, then the Seller or its Representative or Affiliate, as the case may be, may disclose the confidential information to the tribunal; provided, however, that Seller or its Representative or Affiliate, as the case may be, shall use commercially reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate. Notwithstanding the foregoing, this Section 8.2 shall not prohibit any Affiliate of Seller from using any confidential information in such Affiliate’s capacity as a member of the Board or a committee thereof.

Section 8.3  Reasonable Efforts.  Except as otherwise provided in this Agreement, (a) Buyer will use commercially reasonable efforts to cooperate with Sellers to obtain any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party that are required in connection with the consummation of the transactions contemplated hereby; (b) the Parties will use commercially reasonable efforts to cooperate with each other to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; (c) the Parties will use commercially reasonable efforts to cause Sellers to sell and transfer to Buyer all of the Partnership’s “Minerals Business” as such term is described in the Partnership’s filings with the United States Securities and Exchange Commission; and (d) the Parties will use commercially reasonable efforts to defend, and to cooperate with each other in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby.

Section 8.4  Notice of Litigation.  Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby, and (b) Sellers, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against any Seller or any Acquired Company and which affects this Agreement or the transactions contemplated hereby or any Proceeding which is commenced or threatened against any Acquired Company or with respect to any of the Assets or the Ivory LP Interest and which would have been listed in Section 4.8 of the Sellers’ Disclosure Schedule if such Proceeding had arisen prior to the date hereof.

Section 8.5  Notification of Certain Matters.  Sellers shall give prompt notice to Buyer of: (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by Sellers in Article III or Article IV to be untrue or inaccurate at or prior to the Closing, and (b) any failure of Sellers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Sellers hereunder prior to Closing. Buyer shall give prompt notice to Sellers of: (A) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in Article VI to be untrue or inaccurate at or prior to the Closing, and (B) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing. The delivery of any notice pursuant to this Section 8.5 shall not be deemed to: (x) modify the representations or warranties hereunder of the Party delivering such notice, or such Party’s respective Disclosure Schedule, (y) modify the conditions set forth in Article X, or (z) limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 8.6  Taxes.

(a) Tax Indemnity; Prorations.

(i) Notwithstanding any other provision of this Agreement to the contrary, including the provisions of Article XII, Sellers shall jointly and severally be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Buyer Indemnities and the Acquired Companies from and against any and all Damages that result from, arise out of, relate to, is in the nature of, or is caused by, any one or more of the following:

(A) all Taxes imposed on, or pertaining or attributable to, any of the Acquired Companies for the Pre-Closing Tax Period;

(B) a breach of any of the representations or warranties contained in Section 4.9;

(C) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any of the Acquired Companies is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation sections 1.1502-6 or 1.1502-78(b)(2) or any analogous or similar state, local, or foreign law;

(D) any and all Taxes of any person imposed on any of the Acquired Companies as a transferee or successor, by contract or pursuant to any Applicable Law, which Taxes relate to an event or transaction occurring before the Closing; and

(E) any breach or nonperformance of any covenant or agreement of Sellers under this Agreement that relates to Taxes.

Buyer shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages that result from, arise out of, relate to, is in the nature of, or is caused by, all Taxes (except income Taxes) imposed on, or pertaining or attributable to, any of the Acquired Companies for all periods after the Pre-Closing Tax Period, and any breach or nonperformance of any covenant or agreement of Buyer under this Agreement that relates to Taxes (except income Taxes). Notwithstanding any provision of this Agreement to the contrary, the indemnification obligations of Sellers and Buyer contained in this Section 8.6(a)(i) are separate and apart from the obligations of Sellers and Buyer contained Article XII and are not subject to the limitations on the amount of indemnification contained in Article XII.

(ii) For purposes of Section 8.6(a)(i)(A), the following provisions shall apply:

(A) In the case of any Tax of any of the Acquired Companies that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 8.6(a)(ii)(B) or Section 8.6(a)(ii)(C), and pertains or is attributable to any taxable period that includes (but does not end on) the day before the Effective Date (a “Straddle Period”), the amount of such Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the close of business on the day before the Effective Date;

(B) In the case of any liability for any real property, personal property, ad valorem and similar Taxes (“Property Tax”) attributable to a Straddle Period, the amount of such Property Tax attributable to the Pre-Closing Tax Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the day before the Effective Date, and the denominator of which is the number of days in such Straddle Period; and

(C) For purposes of the Texas franchise Tax, (I) the entire amount of the Texas franchise Tax imposed on any of the Acquired Companies for any privilege period beginning before January 1, 2010, whether based on taxable capital, earned surplus, or taxable margin, shall be attributable to the Pre-Closing Tax Period, and (II) for any privilege period beginning on or after January 1, 2010, the portion of the Texas franchise Tax imposed on each of the Acquired

Companies that is attributable to the Pre-Closing Tax Period shall equal the amount that would be owed if each of the Acquired Companies filed a final franchise tax report in accordance with Section 171.0011 of the Texas franchise Tax that is based on its business activity and computed on the period beginning on the day after the last day for which a Texas franchise Tax was computed on a previous report under Chapter 171 of the Texas franchise Tax that included such Acquired Company and ending on the day before the Effective Date.

(b) Responsibility for Filing Tax Returns and Paying Taxes.  Sellers shall prepare and timely file all Tax Returns required to be filed by or with respect to the Acquired Companies (including Texas franchise Tax reports that include items of the Acquired Companies through the Closing Date, and, if required by the Texas Franchise Tax Code, including the Acquired Companies on the Texas Franchise Tax combined group report of the Partnership) on or before the Closing Date and shall cause the Acquired Companies to timely pay all Taxes shown to be due on such Tax Returns. Buyer shall prepare and file all other Tax Returns required to be filed by or with respect to the Acquired Companies and shall cause the Acquired Companies to timely pay all Taxes shown to be due on such Tax Returns. With respect to any Tax Return for a Straddle Period that only includes the Acquired Companies, Buyer shall provide a copy of each such Tax Return at least twenty (20) days before the due date for such Tax Return along with a computation of the allocations of Tax, if any, to Sellers in accordance with the principles of Section 8.6(a)(ii). Prior to the filing of such Tax Returns, Buyer shall make any revisions or adjustments reasonably requested by Sellers. Five (5) days before the due date for such a Tax Return, Sellers shall pay Buyer the excess, if any, of the Sellers’ share of the Taxes for such Straddle Period over the amount of such Taxes previously paid by Sellers or otherwise taken into account in calculation of the Purchase Price. Buyer and Sellers shall each provide the other with all information reasonably necessary to prepare a Tax Return. Buyer agrees not to amend the Company’s previously filed Tax Returns without the prior written consent of both Sellers, which consent shall not be unreasonably withheld.

(c) Responsibility for Tax Audits and Contests.

(i) If notice of any action, suit, investigation, or audit by any Governmental Authority with respect to Taxes of any of the Acquired Companies (a “Tax Claim”) is received by Buyer or any of the Acquired Companies after the Closing for which Sellers may reasonably be expected to be liable pursuant to Section 8.6(a), Buyer shall notify the Sellers in writing of such Tax Claim; provided, however, that the failure to give such notice as provided herein shall not relieve Sellers of their obligations under Section 8.6(a) except to the extent that the Sellers are actually and materially prejudiced thereby.

(ii) Sellers shall control any audit or contest with respect to Taxes for taxable periods that end before the Effective Date; provided, (A) Sellers shall keep Buyer reasonably informed and consult in good faith with Buyer and its advisors with respect to any issue relating to such audit or contest; (B) Buyer shall have the right to consent to the selection of counsel or other advisors in connection with such audit or contest, which consent shall not be unreasonably withheld; (C) Sellers shall provide Buyer with copies of all correspondence, notices and other written materials received from the Taxing authority and shall otherwise keep Buyer and its advisors advised of significant developments in the audit or controversy and of significant communications involving representatives of the Taxing authority; (D) Sellers shall provide Buyer with a copy of any written submission to be sent to a Taxing authority prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that Buyer or its advisors may have with respect thereto; and (E) there will be no settlement, resolution, or closing or other agreement with respect to such audit or contest without the consent of Buyer, which shall not be unreasonably withheld. Buyer shall control any audit or contest with respect to Taxes for taxable periods that begin on or after the Effective Date. Buyer and Sellers shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes

(d) Tax Refunds.  Sellers shall be entitled to any refund of Taxes of the Acquired Companies that are solely attributable to any Tax period ending before the Effective Date. Buyer shall be entitled to all other refunds of Taxes of the Acquired Companies except that refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Sellers. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.

(e) Transfer Taxes.  Buyer shall be responsible for all state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement. Buyer and Sellers shall cooperate with each other to obtain an exemption from any such Taxes.

(f) Purchase Price Allocation.  Within a reasonable period of time after the Closing, Buyer shall deliver its proposed Allocation (as defined below) to Sellers. Sellers and Buyer shall thereafter use commercially reasonable efforts to agree on the Allocation. The Purchase Price (together with the liabilities of Company assumed by the Buyer) shall be allocated among the assets of Company in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Applicable Law, as appropriate) (the “Allocation”). Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation. If after the Closing the Purchase Price is adjusted as a result of any indemnity payments made pursuant to this Agreement, Sellers shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and Sellers and Buyer shall use their commercially reasonable efforts to agree on the final adjustment within 30 days after the indemnity payment is made. Buyer and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Sellers may reasonably request in preparing any required adjustment to the Allocation. If, contrary to the intent of the Parties hereto as expressed in this Section 8.6(f), any Taxing authority makes or proposes an allocation different from the Allocation determined hereunder, Sellers and Buyer shall cooperate with each other in good faith to contest such Taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the Party (or Parties) adversely affected by such allocation (or proposed allocation), the other Party (or Parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

(g) Disputes over Tax Provisions; Cooperation.  The Accounting Referee shall resolve any dispute between Buyer and Sellers over the calculation of Taxes and under this Section 8.6. Each of Buyer and Sellers will provide the other Party with such information and records and make such of its Representatives available as may reasonably be requested by such other Party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to Acquired Companies.

(h) Survival.  Notwithstanding any provision of this Agreement to the contrary, each Party’s representations, warranties, covenants, agreements, rights and obligations with respect to any Taxes covered by this Agreement shall survive the Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extensions thereof) applicable to such Taxes (the “Tax Survival Period”); provided, that any representation, warranty, covenant, agreement, right or obligation that is the subject of a claim for indemnification hereunder which claim was made prior to the expiration of the Tax Survival Period shall survive with respect to such claim until such claim is finally paid or adjudicated.

(i) Tax Treatment of the Transaction.  As a result of the Acquired Companies being disregarded as entities separate from Partnership for U.S. federal income Tax purposes, Sellers and Buyer agree to treat the purchase and sale of the Interests as a sale of the assets, subject to the liabilities, of the Acquired Companies by the Partnership to Buyer for U.S. federal income Tax purposes. Buyer and Sellers agree to report and file their U.S. federal income Tax Returns (and applicable state, local, and foreign Tax Returns) in all respects and for all purposes consistent with such treatment.

Section 8.7  Fees and Expenses.  All fees and expenses incurred in connection with this Agreement by Sellers or any Acquired Company will be borne by and paid by Sellers. All expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer; provided, that if the Partnership becomes liable to Eagle Rock Holdings, L.P. for the Termination Fee (as defined in the Securities Purchase Agreement)

pursuant to the first sentence of Section 10.2(b) of the Securities Purchase Agreement, Buyer shall be reimbursed for all its reasonable fees and expenses incurred in connection with this Agreement or the transactions contemplated hereby.

Section 8.8  Public Announcements.  Except as may be required by Applicable Law, including under the rules of any stock or commodities exchange, neither Buyer or any of its respective Affiliates, on the one hand, nor the Partnership or any of its direct or indirect subsidiaries, on the other hand, shall issue any press release or otherwise make any statement to the public generally (other than any proxy statement filed by the Partnership with the Securities and Exchange Commission pursuant to the Exchange Act) with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other Party.

Section 8.9  Books and Records.  At or promptly after Closing, Sellers shall deliver to Buyer all records pertaining to the Acquired Companies (other than those pertaining to the Excluded Assets) or the Assets or Ivory LP Interest that are under the control of Sellers or any of their Affiliates, including original minute books and other corporate books and records and accounts, policies of insurance, real property, equipment, materials and service contracts, Permits and Leases, and all regulatory, environmental, tariff, financial, audit, and Tax data, records, reports, returns, filings, notices, correspondence, memoranda, and other information, including all documents supporting such reports, returns, filings, correspondence and memoranda, but exclusive of any Sales Information. Buyer will preserve all records so delivered by Sellers for a period of six years following the Closing and will allow Sellers reasonable access to such records at all reasonable times for a purpose reasonably related to (i) Sellers’ ownership of the Interests or (ii) the performance by Sellers of their obligations, and the enforcement by Sellers of their rights, hereunder.

Section 8.10  Tax Deferred Exchange.  Buyer hereby acknowledges that Sellers may elect to structure the disposition of the Interests as a “like-kind” exchange under Code Section 1031 (“Exchange”) which will not delay the Closing or cause additional liability or expense to Buyer. In connection with an Exchange, Sellers’ rights under this Agreement may be assigned to a “qualified intermediary” (as defined by Treasury Regulation Section 1.1031(k)-1(g)(4)) for the purpose of completing the Exchange. Buyer agrees to cooperate, at no cost to Buyer, with Sellers and the qualified intermediary (including by executing documents) in a manner necessary to timely complete the Exchange. The purchase and sale of the Interests shall not be contingent or otherwise subject to the consummation of the Exchange. All representations, warranties, covenants, and indemnification obligations of the Parties to one another, whether set forth in this Agreement or otherwise, existing at law or in equity, shall not be affected by the Exchange. Sellers shall indemnify, defend, and hold harmless Buyer from and against any and all costs, expenses, and claims relating to its cooperation arising out of an Exchange, which indemnity shall survive Closing indefinitely.

Section 8.11  Excluded Assets; Excluded Liabilities.  Prior to the Closing, Sellers shall cause the Acquired Companies to convey, transfer and assign, without warranty and at Sellers’ cost, (a) 100% of the ownership of the Excluded Subsidiaries and (b) the assets described in Exhibit 8.11, including all rights to the name “Eagle Rock”, “EROC” and their derivatives (collectively, the “Excluded Assets”), to an entity established by Sellers or their Affiliates (the “New Entity”). The conveyance of the Excluded Assets shall provide that the New Entity shall assume any and all of the Acquired Companies’ Liabilities not attributable to or arising from the Assets (except as provided for in Sections 8.12 and 8.13) or the Ivory LP Interest, whether arising before, on or after the Closing Date (“Excluded Liabilities”), and provide for Sellers’ and Partnership’s absolute and unconditional guarantee of New Entity’s assumption obligations. The conveyances, assumptions and guarantees described above shall be pursuant to documents reasonably acceptable to Buyer. All of the Acquired Companies’ indebtedness for borrowed money and all of the Acquired Companies’ Liabilities in respect of the borrowed money indebtedness of any person other than an Acquired Company shall constitute Excluded Liabilities.

Section 8.12  Amendment to Company’s Certificate of Limited Partnership.  Immediately after the Closing, Buyer, at Buyer’s sole cost and expense, shall file an amendment to Company’s certificate of limited partnership in a form reasonably acceptable to Sellers that provides for a change in the name of Company, which name does not contain the words “Eagle Rock”, “EROC” or any derivative thereof.

Section 8.13  Logos and Names.  As soon as practicable after the Closing, Buyer, at Buyer’s sole cost and expense, will remove or cause to be removed the names and marks used by Company and all variations and derivatives thereof and logos relating thereto, if any, from the Assets, in each case only if containing the words “Eagle Rock,” “EROC” or any derivative thereof.

Section 8.14  Competing Proposals.

(a) Sellers will not, and they will cause their Representatives not to, directly or indirectly, (i) solicit the submission of any Competing Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Competing Proposal. Subject to the limitations in Section 8.14(b), nothing contained in this Agreement will prohibit Sellers or any of their Affiliates or Representatives from (A) furnishing any information to, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Competing Proposal which did not result from a breach of this Section 8.14 (a “Receiving Party”) if the Board or the Conflicts Committee determines that furnishing such information to, or entering into or participating in discussions or negotiations with, any such Person is likely to be in the best interests of the Partnership or the Non-Affiliated Unitholders or (B) taking and disclosing a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(b) Sellers will not provide any Receiving Party in respect of a Competing Proposal with any non-public information or data pertaining to the Acquired Companies or any of the Assets (the “Non-Public Information”) unless (i) Sellers have complied with all of their obligations under this Section 8.14, (ii) the Board or the Conflicts Committee determines that the provision of such Non-Public Information to the Receiving Party is likely to be in the best interests of the Partnership or the Non-Affiliated Unitholders, and (iii) Sellers have first required the Receiving Party to execute and deliver a confidentiality agreement with terms deemed reasonable in good faith by the Conflicts Committee. Sellers will promptly provide or make available to the Buyer any Non-Public Information that is provided or made available to any Receiving Party pursuant to this Section 8.14 which was not previously provided or made available to the Buyer.

Section 8.15  Termination or Novation Existing Hedges.  Prior to the Closing, the Sellers shall cause all Existing Hedges to be terminated or novated without cost, expense or detriment to any Acquired Company, any Asset or the Ivory LP Interest.

Section 8.16  Related Party Transactions.  Prior to the Closing, Sellers shall cause (i) all intercompany loans or advances between any Acquired Company and any Seller or Affiliate thereof to be satisfied in full and (ii) any contract or agreement between any Acquired Company and any Seller or Affiliate thereof to be terminated without any further Liability of any Acquired Company thereunder.

Section 8.17  Release of Liens.  Prior to the Closing, Sellers shall cause all Liens set forth, or required to be set forth, in Section 4.17 of the Sellers’ Disclosure Schedule, other than Permitted Encumbrances, to be released.

Section 8.18  Conduct of Buyer.  Buyer covenants that, from the date of this Agreement and through and including the Closing Date, Buyer will cause Ivory to carry on its business in the ordinary course of business consistent with past practice and will manage Ivory, or cause Ivory to be managed, in a manner consistent with past practice, including with respect to the timing and determination of distributions. Buyer covenants that, from the date of this Agreement and through and including the Closing Date, Buyer will manage the Additional Assets, or cause the Additional Assets to be managed, in the ordinary course of business consistent with past practice.

ARTICLE IX

BUYER’S INDEMNIFICATION FOR DUE DILIGENCE

Section 9.1  Buyer Indemnification.  In connection with the conduct of any due diligence investigation of Company and the Assets and in consideration of Company’s covenant under Section 8.1, Buyer hereby

INDEMNIFIES and SHALL DEFEND AND HOLD Company, Sellers, Affiliates thereof, and their respective owners, officers, directors, employees, agents, Representatives, contractors, successors, and permitted assigns HARMLESS from and against any and all claims to the extent arising from Buyer’s inspecting and observing the Assets, if any, including the following: (a) claims for personal injuries to or death of employees of Buyer, its contractors, agents, consultants, and Representatives, and damage to the property of Buyer or others acting on behalf of Buyer, except for injuries or death caused by the gross negligence or willful misconduct of Company (prior to Closing), Sellers, Sellers’ Affiliates or their respective officers, directors, stockholders, managers, partners, employees, contractors, agents, consultants, or Representatives; (b) claims for personal injuries to or death of employees of Company, Sellers or third parties, and damage to the property of Company or third parties, to the extent caused by the negligence, gross negligence, or willful misconduct of Buyer; and (c) liens or encumbrances for labor or materials. TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE) OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 10.1  Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Buyer contained in Article VI shall be true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of the date made and on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of such specified date.

(b) Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Sellers shall have received a certificate executed by a duly authorized officer of Buyer dated the Closing Date, representing and certifying that the conditions set forth in Sections 10.1(a) and (b) have been satisfied.

(d) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates any of the Transactions.

(e) The Required Unitholder Approvals shall have all been obtained.

(f) Sellers shall have received all other agreements, instruments and documents which are required to be executed or delivered by Buyer to Sellers at the Closing pursuant to Section 2.2(b).

Section 10.2  Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

(a) Each of the representations and warranties of Sellers contained in Article III and Article IV shall be true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of the date made and on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects, in the case of representations and warranties which are qualified by materiality) as of such specified date.

(b) Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Buyer shall have received certificates executed by a duly authorized officer of each Seller dated the Closing Date, representing and certifying on behalf of each Seller that the conditions described in Sections 10.2(a) and (b) have been satisfied.

(d) No order, writ, injunction or decree shall have been entered and be in effect by any court or any Governmental Entity of competent jurisdiction, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates any of the Transactions.

(e) Buyer shall have received an assignment executed and delivered by each Seller of the Interests, which assignments shall be substantially in the forms of the instruments attached as Exhibit 10.2(e) in all material respects.

(f) Sellers shall have delivered to Buyer a non-foreign affidavit, properly executed by the Partnership, as such affidavit is referred to in Section 1445(b)(2) of the Code and in a form prescribed by Treasury Regulations under Section 1445 of the Code, stating that the Partnership is not a “foreign person” within the meaning of Section 1445 of the Code.

(g) Buyer shall have received all other agreements, instruments and documents which are required to be executed or delivered by Sellers to Buyer at the Closing pursuant to Section 2.2(a).

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.1  Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) by mutual written consent of Sellers and Buyer; or

(b) by either Sellers or Buyer, if:

(i) the Closing shall not have occurred on or before the Outside Date, unless such failure to close shall be due to a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this clause (i); or

(ii) there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable.

In addition, this Agreement will terminate automatically at any time prior to the Closing, with no further action by Sellers or Buyer, upon the termination of the Securities Purchase Agreement pursuant to its terms. Sellers do hereby covenant and agree to provide Buyer prompt written notice of any such termination of the Securities Purchase Agreement.

Section 11.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 by Sellers, on the one hand, or Buyer, on the other, as applicable, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of any termination of this Agreement pursuant to Section 11.1 (including, without limitation, an automatic termination), this Agreement shall become void and have no effect, except that the agreements contained in Article IX, this Article XI, Sections 8.2, 8.7, 8.8, 13.1, and 13.5 and, to the extent applicable, Article XIV, shall survive the termination hereof. If this Agreement is terminated by Sellers pursuant to Section 11.1(b)(i) (and Buyer is in material breach of this Agreement), Sellers shall be entitled to receive the Deposit and Buyer shall promptly direct the Escrow Agent to deliver same to Sellers. If this Agreement is terminated under Section 11.1 for any other reason, Buyer shall be entitled to receive the Deposit and Sellers shall promptly direct the Escrow Agent to deliver same to Buyer. If this Agreement is terminated by Buyer pursuant to Section 11.1(b)(i) and Sellers are in material breach of this Agreement, Buyer shall be entitled to all rights and remedies available to it at law or in equity.

Section 11.3  Amendment.

(a) This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the Parties.

(b) Notwithstanding Section 11.3(a), if Sellers become aware at any time before the Closing Date that Sellers’ Disclosure Schedule was inaccurate or incomplete when delivered or has become inaccurate or incomplete as a result of subsequent events, Sellers will promptly (but no less than five Business Days before the Closing Date) deliver to Buyer an amendment or supplement to Sellers’ Disclosure Schedule; provided, however, that:

(i) if such amendment or supplement is based on events or matters that arose before the date of this Agreement, or events or matters that arose after the date of this Agreement and that were not expressly permitted to occur under this Agreement, no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 10.2(a) or for purposes of determining compliance with Sellers’ representations and warranties and indemnification therefor under Section 12.2; and

(ii) if such amendment or supplement is based on events or matters that arise after the date of this Agreement that are expressly permitted to occur under this Agreement, such amendment or supplement shall be immediately effective and Sellers’ Disclosure Schedule shall be read for all purposes as so amended or supplemented; provided, however, that no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition precedent set forth in Section 10.2(a).

Section 11.4  Waiver.  Sellers, on the one hand, or Buyer, on the other, may (but shall have no obligation to): (a) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION

Section 12.1  Survival.

(a) The representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely unless otherwise specified in this Agreement. The representations and warranties of the Parties contained in this Agreement (other than those in Sections 4.9 and 4.11, which shall survive the Closing until thirty (30) calendar days after the expiration of all statutes of limitations (including any and all extentions thereof) applicable to the matters covered thereby) shall survive the Closing until March 31, 2011.

(b) No Party shall have any indemnification obligation pursuant to this Article XII or otherwise in respect of any representation, warranty, covenant or agreement unless it shall have received from the Party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty, covenant or agreement is being sought on or prior to the expiration of the survival periods described above. Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the Party delivering such notice became aware of the existence of such claim.

Section 12.2  Indemnification by Sellers.

(a) Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all claims, actions, causes of action, demands, assessments, losses, damages, Liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys’ and experts’ fees and expenses), of any nature whatsoever (collectively, “Damages”), asserted against, resulting to, imposed upon, or incurred by the Buyer Indemnitees, directly or indirectly, by reason of or to the extent resulting from any breach of (i) Sellers’ representations and warranties contained in Articles III or IV; provided, however, that for purposes of determining whether any such representation or warranty has been breached, any materiality qualifier contained therein shall be disregarded, or (ii) Sellers’ covenants and agreements contained in this Agreement.

(b) Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Sellers shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Buyer Indemnitees, directly or indirectly, by reason of or to the extent resulting from or related to the Excluded Liabilities.

Section 12.3  Indemnification by Buyer.  Subject to the terms and conditions of this Article XII, from and after the Closing Date, but not before the Closing Date, Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Damages asserted against, resulting to, imposed upon, or incurred by the Seller Indemnitees, directly or indirectly, by reason of or to the extent resulting from (i) any breach by Buyer of its representations and warranties or covenants and agreements contained in Article VI, and (ii) except to the extent such Damages are covered by Sellers’ indemnification obligations in Section 12.2, the ownership and operation of the Acquired Companies and the Assets, whether before or after the Closing Date.

Section 12.4  Indemnification Proceedings.  In the event that any claim or demand for which a Party (an “Indemnifying Party”), would be liable to the other Party (an “Indemnified Party”) under Section 12.2 or Section 12.3 is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 20 days from receipt of the above notice from the Indemnified Party (in this Section 12.4, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem reasonably necessary or appropriate to protect its interest or those of the Indemnifying Party and not prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys (and appropriate local counsel) to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld or delayed).

Section 12.5  Exclusivity.  The Parties agree that in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Sellers pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, except as otherwise provided herein the only relief and remedy available to Buyer after the Closing Date in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XII.

Section 12.6  Limited To Actual Damages.  THE INDEMNIFICATION OBLIGATIONS OF THE PARTIES PURSUANT TO THIS ARTICLE XII SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES, PROVIDED THAT ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES RECOVERED BY A THIRD PARTY (INCLUDING A GOVERNMENTAL ENTITY, BUT EXCLUDING ANY AFFILIATE OF ANY PARTY) AGAINST A PARTY ENTITLED TO INDEMNITY PURSUANT TO THIS ARTICLE XII SHALL BE INCLUDED IN THE DAMAGES RECOVERABLE UNDER SUCH INDEMNITY.

Section 12.7  Indemnification Despite Negligence.  It is the express intention of the Parties that each Party be indemnified pursuant to this Article XII shall be indemnified and held harmless from and against all Damages as to which indemnity is provided for under this Article XII, notwithstanding that any such Damages arise out of or result from the ordinary, strict, sole, or contributory negligence (other than gross negligence) of such Party and regardless of whether any other party (including the other Party) is or is not also negligent. The Parties acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

Section 12.8  Tax Treatment of Indemnification Payments.  Except as otherwise required by Applicable Law, the Parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

Section 12.9  Limits on Liability for Certain Representations and Warranties.

(a) Notwithstanding anything herein to the contrary, Buyer shall not be entitled to any indemnity under Section 12.2(a)(i) for Damages resulting from any claim the amount of which is less than twenty-five thousand dollars ($25,000) (the “De Minimis Threshold”), and if less than such De Minimis Threshold such claim shall not be subject to indemnity hereunder. Furthermore, Buyer will not be entitled to indemnity under Section 12.2(a)(i) for Damages resulting from claims that exceed the De Minimis Threshold until the aggregate amount of all such claims exceeds five million one hundred thousand dollars ($5,100,000) (the “Basket Amount”), after which Buyer shall be entitled to indemnity for all Damages in excess of one million seven hundred thousand dollars ($1,700,000).

(b) Notwithstanding anything herein to the contrary, Sellers shall have no obligation or liabilities under Section 12.2(a)(i) with respect to any Damages suffered by Buyer, in the aggregate, in excess of seventeen million dollars ($17,000,000).

(c) Notwithstanding anything herein to the contrary, no indemnification shall be required to be made by Sellers pursuant to this Article XII with respect to any Damages arising out of or resulting from the breach of any representation or warranty contained in Article III or Article IV if Buyer had Knowledge as of the date hereof of the event, occurrence, condition, or circumstance constituting such breach.

(d) In the event of any conflict between Section 12.4 and Section 12.9, with respect to Sellers’ indemnification obligations, this Section 12.9 shall control.

(e) EXCEPT AS OTHERWISE PROVIDED HEREIN, THE INDEMNIFICATION AND REMEDIES SET FORTH IN THIS ARTICLE XII SHALL, FROM AND AFTER THE CLOSING, CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY BREACH OF ANY REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT; PROVIDED THAT NOTHING IN THIS SECTION 12.9 SHALL PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE OR EQUITABLE RELIEF IN PURSUIT OF ITS INDEMNIFICATION CLAIMS UNDER THIS ARTICLE XII.

ARTICLE XIII

MISCELLANEOUS

Section 13.1  Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) sent by a recognized prepaid overnight courier service (which provides a receipt), or (d) sent by facsimile transmission or email (followed by delivery under the methods provided in either clause (a) or clause (b) above), with receipt confirmed by facsimile machine or return email, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by like notice):

If to Sellers:

Eagle Rock Pipeline GP, LLC and EROC Production, L.P.
c/o Eagle Rock Energy Partners, L.P.

Mailing Address:	P. O. Box 2968 Houston, Texas 77252-2968

Physical Address:	1415 Louisiana Street The Wedge Tower, Suite 2700 Houston, Texas 77002
Attention: Charles C. Boettcher
Facsimile No.: 281-408-1302
Email: c.boettcher@eaglerockenergy.com

With a copy to (which shall not constitute notice to Sellers):

Eagle Rock Energy Partners, L.P.

Mailing Address:	P. O. Box 2968 Houston, Texas 77252-2968

Physical Address:	1415 Louisiana Street The Wedge Tower, Suite 2700 Houston, Texas 77002
Attention: Alfredo Garcia
Facsimile No.: 281-408-1302
Email: a.garcia@eaglerockenergy.com

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas 77002
Attention: Thomas R. Lamme
Facsimile No.: 832-397-8067
Email: thomas.lamme@tklaw.com

If to Buyer:

BSAP II GP, L.L.C.
c/o Black Stone Minerals Company, L.P.
1001 Fannin, Suite 2020
Houston, Texas 77002
Attention: Hallie A. Vanderhider
Facsimile No.: (713) 658-0943
Email: hvanderhider@blackstoneminerals.com

With a copy to (which shall not constitute notice to Buyer):

Fulbright & Jaworski L.L.P.
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Gene G. Lewis
Facsimile No.: (713) 651-5246
Email: glewis@fulbright.com

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 13.2  Entire Agreement.  This Agreement, together with the Sellers’ Disclosure Schedule, Exhibits, and other writings referred to herein or delivered pursuant hereto, and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 13.3  Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any Party without the prior written consent of the other Party. Notwithstanding anything herein provided to the contrary, Sellers acknowledge and agree that Buyer shall have the right to assign all or any portion of or interest in this Agreement to any Affiliate of Buyer; provided that nothing herein shall relieve Buyer from any of its obligations hereunder and that Buyer unconditionally guarantees performance of all actions hereunder and payment of all amounts required to be paid hereunder. Except as provided in Article XII, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties, and their respective successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 13.4  Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 13.5  Governing Law; Venue.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT HEREOF SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION SITTING WITHIN THE CITY OF HOUSTON, COUNTY OF HARRIS, TEXAS. IN SUCH EVENT, SUCH PARTIES HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF HOUSTON, COUNTY OF HARRIS, AND STATE OF TEXAS WITH RESPECT TO ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT OR TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT.

Section 13.6  Further Assurances.  From time to time following the Closing, at the request of any Party and without further consideration, the other Party or Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting Party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 13.7  Counterparts.  This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively one instrument. It is not necessary that each Party execute the same counterpart so long as identical counterparts are executed by each such Party. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 13.8  Injunctive Relief.  Subject to Section 12.5, the Parties acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, unless a remedy is otherwise specified herein, the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at law or in equity.

ARTICLE XIV

DEFINITIONS AND REFERENCES

Section 14.1  Certain Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 14.1 or in the section, subsections or other subdivisions referred to below:

“Additional Assets” means those assets listed or referenced on Exhibit B and B-1 which Company owns but which are managed by a third party under a management agreement or separate entity agreement.

“Affiliate” means any person directly or indirectly controlling, controlled by or under common control with a person.

“Agreement” means this Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Amended Partnership Agreement” means an amendment and restatement of the Partnership Agreement substantially in the form set forth on Exhibit B to the Securities Purchase Agreement.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Approval Date” means the date upon which the Required Unitholder Approvals have all been obtained.

“Assets” means, collectively, the Properties and the Additional Assets.

“Board” means the board of directors of G&P, LLC, the general partner of the general partner of the Partnership.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the United States are authorized or required to be closed for business.

“Buyer Indemnitees” means Buyer, its Affiliates (including the Acquired Companies after Closing), and their respective officers, directors, stockholders, managers, partners, employees, agents, and Representatives.

“Buyer’s Disclosure Schedule” means that certain Buyer’s Disclosure Schedule dated as of even date herewith furnished by Buyer to Sellers contemporaneously with the execution and delivery of this Agreement.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

“Combined Group” shall have the meaning set forth in Section 3.590(b) of the Texas Administrative Code (or any successor provision).

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other contracts that could require a person to issue any of its Equity Interests or to sell any Equity Interests it owns in another person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a person or owned by a person; (c) statutory pre-emptive rights or pre-emptive rights granted under a person’s Governing Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a person.

“Common Units” means common units representing limited partner interests in the Partnership.

“Competing Proposal” means any proposal, offer or inquiry from or by any person, other than the NGP Parties and their Affiliates or Buyer and its Affiliates, relating to (i) a merger, tender or exchange offer, consolidation, reorganization, reclassification, recapitalization, liquidation or dissolution, or other business combination involving the Company, or (ii) the acquisition of, in any manner, directly or indirectly, all or substantially all of the Equity Interests in the Company or the Assets.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Partnership and Blackstone Minerals Company, L.P. dated October 23, 2009.

“Conflicts Committee” means the conflicts committee of the Board.

“Defensible Title” means such record title to the Properties which subject to Permitted Encumbrances (i) entitles Company to receive, without suspension, reduction or termination, not less than the percentage set forth in Exhibit A-1 as the Company’s net revenue interest of all Hydrocarbons produced, saved and marketed from the Properties, and (ii) is free and clear of all Liens, except Permitted Encumbrances.

“Disclosure Schedule” means the Sellers’ Disclosure Schedule or the Buyer’s Disclosure Schedule.

“Dollars” or “$” means U.S. Dollars.

“Effective Date” means 12:01 a.m., Houston, Texas time on January 1, 2010.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful (including Hazardous Materials).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar person, any and all units, interests or other partnership or limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended

“Excluded Subsidiaries” means all persons in which Company owns any Equity Interest other than Sub and Ivory.

“Existing Hedges” means all commodity Hedges entered into prior to Closing to which any Acquired Company is a party or bound or by which any assets of any Acquired Company are affected.

“G&P, LLC” means Eagle Rock Energy G&P, LLC, a Delaware limited liability company.

“GAAP” means generally accepted accounting principles in the United States of America from time to time, applied on a consistent basis throughout the periods involved.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (a) in the instance of a corporation, the certificate of incorporation and bylaws of such corporation, (b) in the instance of a partnership, the partnership agreement, and (c) in the instance of a limited liability company, the certificate of formation and limited liability company agreement, in each case as such may have been amended from time to time.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal, or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

“Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under CERCLA, (b) any Hydrocarbons, petroleum or petroleum products, (c) radioactive materials, urea formaldehyde, asbestos and PCBs and (d) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Minerals or securities.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products extracted, separated, processed and produced therefrom.

“IRS” means the Internal Revenue Service.

“Ivory” means Ivory Working Interests, L.P., a Delaware limited partnership

“Ivory LP Interest” means a 13.2% limited partner interest in Ivory.

“Knowledge” of a specified person (or similar references to a person’s Knowledge) means all information actually known to (a) in the case of Sellers, the individuals listed in Section 14.1 of the Sellers’ Disclosure Schedule and (b) and in the case of Buyer, the individuals listed in Section 14.1 of the Buyer’s Disclosure Schedule.

“Leases” means Hydrocarbon or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Minerals and other minerals, and contractual rights to acquire any such of the foregoing, which have been earned by performance, in each case, in which any Acquired Company has an interest.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Management Agreement” means that certain Management and Executive Rights Agreement by and among Black Stone Minerals Company, L.P., Black Stone Ivory Acquisitions Partners, L.P., Black Stone Ivory Working Interests, L.L.C. and the Other Parties Hereto, dated as of June 29, 2004.

“NGP Parties” shall have the meaning assigned to such term in the Securities Purchase Agreement.

“Non-Affiliated Unitholders” means holders of Common Units other than the general partner of the Partnership and its Affiliates (including the NGP Parties and their respective Affiliates).

“Outside Date” means the later of June 30, 2010 or the fifth Business Day after the Termination Date (as defined in the Securities Purchase Agreement).

“Ownership Period” means from and after April 30, 2007, through, but not including, the Closing Date.

“Partnership” means Eagle Rock Energy Partners, L.P., a Delaware limited partnership.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 27, 2006.

“Partnership Agreement Amendment” means an amendment of the Partnership Agreement substantially in the form set forth as Exhibit A to the Securities Purchase Agreement.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Permitted Encumbrances” means:

(a) Liens for Taxes which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(b) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which no Acquired Company is in default;

(c) mechanic’s and materialman’s Liens relating to the Assets, which obligations are not yet due and pursuant to which no Acquired Company is in default;

(d) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of Assets without any adjustment in purchase price and do not decrease any

Acquired Company’s net revenue interest from that set forth on Exhibit A or A-1 or materially affect the value, use or operation of any property encumbered thereby;

(e) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained routinely and subsequent to such sale or conveyance;

(f) preferential rights to purchase and consent to transfer requirements of any person not triggered by the consummation of the transactions contemplated herein or with respect to which such consents have been obtained and the preferential purchase rights have been waived or expired without exercise;

(g) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Asset;

(h) defects or irregularities that have been cured or remedied by the passage of time, including, without limitation, applicable statutes of limitation or statutes for prescription;

(i) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings;

(j) defects or irregularities in title which for a period of 3 years or more has not delayed or prevented Company (or Company’s predecessor, if owned by Company less than 3 years) from receiving its royalty interest share of the proceeds of production from any Unit or Well;

(k) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for 3 years or more;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, any obligations or duties affecting the Assets owed to any municipality or public authority with respect to any Permit and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercises jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets;

(m) any (i) easements, rights of way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights of way on, over or in respect of property owned by an Acquired Company or over which an Acquired Company owns rights of way, easements, permits or licenses; and

(n) all oil, gas or mineral leases, and all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other similar burdens, on or deductions from the proceeds of production or any other agreements, all to the extent they do not reduce the applicable Acquired Company’s net revenue interest in the Asset(s) affected thereby below that set forth on Exhibit A or A-1.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, other entity, or Governmental Entity.

“Post-Effective Date Assets Costs” means the aggregate amount of costs paid by or on behalf of any Acquired Company, any Seller or any of their respective Affiliates which are attributable to the ownership, management or operation of the Assets on or after the Effective Date, whether paid before or after the Effective Date.

“Post-Effective Date Assets Revenues” means all revenues (net of applicable production, severance and similar Taxes) received by the Acquired Companies, any Seller or any of their respective Affiliates (including revenues received by Black Stone Minerals Company, L.P. on behalf of an Acquired Company pursuant to the Management Agreement) which are attributable to the sale of Minerals produced from or attributable to the Assets on or after the Effective Date or the ownership of the Assets on or after the Effective Date, prior to any reduction for payment of Pre-Effective Date Ivory Costs or Post-Effective Date Ivory Costs.

“Post-Effective Date Ivory Costs” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of (i) all costs (other than capital expenditures) paid by or on behalf of Ivory which are attributable to the ownership or operation of the assets of Ivory on or after the Effective Date plus (ii) all capital expenditures paid by or on behalf of Ivory which are allocable to the period on or after December 1, 2009, in each case whether paid before or after the Effective Date.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Effective Date and (b) in the case of any Straddle Period, the portion of such Straddle Period up to and including the Effective Date.

“Pre-Effective Date Assets Costs” means the aggregate amount of costs paid by or on behalf of any Acquired Company which are attributable to the ownership, management or operation of the Assets prior to the Effective Date, whether paid before or after the Effective Date.

“Pre-Effective Date Assets Revenues” means all revenues (net of applicable production, severance and similar Taxes) received by the Acquired Companies, any Seller or any of their respective Affiliates (including revenues received by Black Stone Minerals Company, L.P. on behalf of an Acquired Company pursuant to the Management Agreement) which is attributable to the sale of Minerals produced from or attributable to the Assets prior to the Effective Date or the ownership of the Assets prior to the Effective Date, prior to any reduction for payment of Pre-Effective Date Ivory Costs or Post-Effective Date Ivory Costs.

“Pre-Effective Date Ivory Costs” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of (i) all costs (other than capital expenditures) paid by or on behalf of Ivory which are attributable to the ownership or operation of the assets of Ivory prior to the Effective Date plus (ii) all capital expenditures paid by or on behalf of Ivory which are allocable to the period prior to December 1, 2009, in each case whether paid before or after the Effective Date.

“Pre-Effective Date Ivory Net Cash Flow” means, for any period, the algebraic sum, which may be a positive or negative number, of (i) a positive amount equal to the Pre-Effective Date Ivory Revenues and (ii) a negative amount equal to the Pre-Effective Date Ivory Costs.

“Pre-Effective Date Ivory Revenues” means the Sub’s pro rata share, due to its ownership of the Ivory LP Interest, of the revenues (net of applicable production, severance and similar Taxes) received by Ivory which are attributable to the sale of Minerals produced from or attributable to the assets of Ivory prior to the Effective Date.

“Preference Right” shall mean any right or agreement that enables or may enable any person to purchase or acquire any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment, encumbrance or other transfer of any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Proceedings” means any action, arbitration, audit, cause, complaint, hearing, inquiry, investigation, litigation, proceeding, review or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Entity or arbitrator.

“Properties” means all of the right, title, and interest of the Acquired Companies in and to: (a) all of the Hydrocarbons and other minerals (including all right, title and interest of the Acquired Companies in Hydrocarbons and their respective constituent products, and any other minerals, including sulfur and coal seam gas, industrial minerals, precious and semi-precious gems and minerals, lead, zinc, copper, coal, lignite, peat, phosphate, iron ore, sodium, salt, uranium, thorium, and other fissionable materials, molybdenum, vanadium, titanium, ruble ilmenite, leucoxene, zircon, monazite, gold, silver, bauxite, geothermal energy (including entrained methane, hydrostatic pressure and thermal energy) and all other substances and ore deposits of any kind or character, whether solid, liquid or gaseous (all such substances are defined for purposes of this Agreement as a “Mineral” or the “Minerals”)) in and under and that may be produced from the lands described on Exhibit A attached hereto (the “Lands”) and any lands pooled, unitized, communitized or consolidated therewith, together with each and every kind and character of right, title, claim, and interest that the Acquired Companies have in and to the Lands and any lands pooled, unitized, communitized, or consolidated therewith, whether such Hydrocarbons and other minerals be producing or not, or subject to an existing oil and gas lease or not, including (i) all fee mineral interests, royalty interests, non-participating royalty interests, overriding royalty interests, and production payments, and other interests, similar or dissimilar to the foregoing (“Mineral Interest” and collectively called the “Mineral Interests”); (ii) the production from any Hydrocarbon wells located on the Lands, whether producing, not producing, shut-in, temporarily abandoned, or permanently abandoned (the “Wells”) described on Exhibit A-1; (iii) any pools or units which include any Lands or Wells (the “Units”), and including all interest of the Acquired Companies in production from any such Unit, whether such Unit production comes from Wells located on or off of the Lands; and (b) all of the Acquired Companies’ mineral files, lease files, contract files, abstracts and title opinions, production records, Well files, division order files, accounting records (but not including Sales Information) and other files and records related directly to the Properties described in subsections (a) above.

“Reporting Entity” shall have the meaning set forth in Section 3.590(b) of the Texas Administrative Code (or any successor provision).

“Representatives” means, with respect to a person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Required Unitholder Approvals” means approval by the unitholders of the Partnership of the Unitholder Proposals, including the following: (i) approval of the Unitholder Proposals by the holders of a majority of the Common Units held by Non-Affiliated Unitholders and (ii) approval of the Amended Partnership Agreement by the holders of a Unit Majority (as defined in the Partnership Agreement).

“Sales Information” means all correspondence or other documents of the Acquired Companies relating to the transactions contemplated hereby, including (a) lists of other prospective purchasers of the Assets or the Acquired Companies compiled by Sellers or the Acquired Companies, (b) bids submitted to either Seller or the Acquired Companies by other prospective purchasers of the Assets or the Acquired Companies, (c) analyses by Sellers, the Acquired Companies, or any Affiliates thereof of any bids submitted by other prospective purchasers of the Assets or the Acquired Companies, and (d) correspondence between or among Sellers, the Acquired Companies, their respective Affiliates or their respective Representatives with respect to, or with, any other prospective purchasers of the Assets or the Acquired Companies, but not including any non-disclosure agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase and Global Transaction Agreement dated the date of this Agreement entered into by and among Natural Gas Partners VII, L.P., a Delaware limited partnership, Natural Gas Partners VIII, L.P., a Delaware limited partnership, Montierra Minerals & Production, L.P., a Texas limited partnership, Montierra Management LLC, a Texas limited liability company, Eagle Rock Holdings, L.P., a Texas limited partnership, Eagle Rock Energy GP, L.P., a Delaware limited partnership, and Eagle Rock Energy Partners, L.P., a Delaware limited partnership.

“Seller Indemnitees” means Sellers, their respective Affiliates, and their respective officers, directors, stockholders, managers, partners, employees, agents, and Representatives.

“Sellers’ Disclosure Schedule” means that certain Sellers’ Disclosure Schedule dated as of even date herewith furnished by Sellers to Buyer contemporaneously with the execution and delivery of this Agreement.

“Tax” means any federal, state, local or foreign tax (including, without limitation, any income tax, franchise tax, doing business tax, branch profits tax, capital gains tax, value-added tax, ad valorem tax, excise tax, transfer tax, employment tax, social security tax, sales tax, property tax, or any other kind of tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Taxing authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to or required to be filed with or submitted to, any Taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxing authority” means any person who has the authority to assess or collect any Tax, including the IRS.

“Transactions” means the transactions contemplated by this Agreement and the Securities Purchase Agreement.

“Transfer Requirement” shall mean any consent, approval, authorization or Permit of, or filing with or notification to, any person which must be obtained, made or complied with for or in connection with any sale, assignment, transfer or encumbrance of any portion of the Interests or any Asset or the Ivory LP Interest or any interest therein or portion thereof in order (a) for such sale, assignment, transfer or encumbrance to be effective, (b) to prevent any termination, cancellation, default, acceleration or change in terms (or any right thereof from arising) under any terms, conditions or provisions of any Asset or the Ivory LP Interest (or of any agreement, instrument or obligation relating to or burdening any Asset or the Ivory LP Interest) as a result of such sale, assignment, transfer or encumbrance, or (c) to prevent the creation or imposition of any Lien, penalty or restriction on or with respect to any of the Interests or any Asset or the Ivory LP Interest (or any right thereof from arising) as a result of such sale, assignment, transfer or encumbrance; excluding, however, from the definition of Transfer Requirements, consents and approvals of assignments by any Governmental Entity that are customarily obtained after closing transactions of this nature.

“Unitholder Proposals” means the following proposals to be presented for a vote at a special meeting of the unitholders of the Partnership: (i) approval of the Securities Purchase Agreement, (ii) approval of the Amended Partnership Agreement and (iii) approval of the Partnership Agreement Amendment.

Section 14.2  Certain Additional Defined Terms.  In addition to such terms as are defined in Section 14.1, each of the following terms is used in this Agreement as defined in the preamble, recitals or Article or Section set forth opposite such term:

Defined Term	Reference

Accounting Dispute	Section 1.3(e)
Accounting Referee	Section 1.3(e)
Adjusted Purchase Price	Section 1.2
Acquired Companies	Section 1.3(a)
Allocation	Section 8.6(f)
Assignment	Section 2.2(a)(i)
Basket Amount	Section 12.9
Buyer	Preamble
Closing	Section 2.1

Defined Term	Reference

Closing Adjustment	Section 1.3(a)
Closing Adjustment Date	Section 1.3(b)
Closing Adjustment Period	Section 1.3(a)
Closing Date	Section 2.1
Company	Recitals
Company Contracts	Section 4.10(a)
Damages	Section 12.2(a)
De Minimis Threshold	Section 12.9
Deposit	Section 1.4(a)
Exchange	Section 8.10
Excluded Assets	Section 8.11
Excluded Liabilities	Section 8.11
Final Adjustment	Section 1.3(d)
Final Settlement Date	Section 1.3(d)
Final Settlement Statement	Section 1.3(d)
Indemnified Party	Section 12.4
Indemnifying Party	Section 12.4
Interests	Recitals
Lands	Definition of Properties
Mineral(s)	Definition of Properties
Mineral Interest(s)	Definition of Properties
Minerals Business	Section 4.16
NDA	Section 2.2(a)(iv)
New Entity	Section 8.11
Non-Public Information	Section 8.14(b)
Notice Period	Section 12.4
Party/Parties	Preamble
Post-Closing Payment	Section 1.3(c)
Pre-Effective Date Net Cash Flow	Section 1.3(c)
Preference Right	Section 4.15
Preliminary Settlement Statement	Section 1.3(b)
Property Tax	Section 8.6(a)(ii)(B)
Purchase Price	Section 1.2
Receiving Party	Section 8.14(a)
Request Date	Section 1.3(e)
Sellers	Preamble
Seller Reporting Entity	Section 8.6(b)(ii)
Straddle Period	Section 8.6(a)(ii)(A)
Sub	Section 1.3(a)
Tax Claim	Section 8.6(c)
Tax Survival Period	Section 8.6(i)
Transfer Requirement	Section 4.15
Unaudited Financial Statements	Section 4.6
Unit(s)	Definition of Properties
Well(s)	Definition of Properties

Section 14.3  References and Construction.  All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(b) The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(d) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(e) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(g) No consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement.

[Remainder of Page Intentionally Left Blank — Signature Pages Follow]

SELLERS:

EAGLE ROCK PIPELINE GP, LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chief Executive Officer

EROC PRODUCTION, LLC

By:	/s/ Joseph A. Mills
Name:     Joseph A. Mills

Title:	Chief Executive Officer

BUYER:

BSAP II GP, L.L.C.

By:	Black Stone Natural Resources, L.L.C.

By:	/s/ Hallie A. Vanderhider
Name:     Hallie A. Vanderhider

Title:	President & Chief Operating Officer

Annex E

PERSONAL AND CONFIDENTIAL

Conflicts Committee of the Board of Directors of	January 12, 2010
Eagle Rock Energy G&P, LLC, the ultimate general partner of
Eagle Rock Energy Partners, L.P.
1415 Louisiana, Suite 2700
Houston, TX 77002

Gentlemen:

It is our understanding that Natural Gas Partners VII, L.P. (“NGP VII”), Natural Gas Partners VIII, L.P. (“NGP III”), together with certain affiliates (including Eagle Rock Holdings, L.P. (“ERH”)) (collectively “NGP”) and Black Stone Minerals Company, L.P. (collectively with certain of its affiliates, “Black Stone”) propose to enter into the following series of transactions (collectively, the “Transaction”) with Eagle Rock Energy Partners, L.P. (“EROC”): (i) an equity rights offering by EROC including an investment commitment from NGP to support a portion of the rights offering; (ii) a public equity offering by EROC including an investment commitment from NGP to support a portion of the public equity offering; (iii) Black Stone’s purchase of EROC’s subsidiaries that conduct EROC’s royalty and minerals business; (iv) contribution by ERH to EROC of all incentive distribution rights held by EROC’s general partner, Eagle Rock Energy GP, L.P. (“ERGP”), and all outstanding subordinated units of EROC; (v) an option for EROC to later acquire all of the limited liability company interests of Eagle Rock Energy G&P, LLC (“G&P LLC”, which is the general partner of ERGP) and all of the outstanding limited partner interests of ERGP, and upon exercise of such option, EROC would partially reconstitute the Board of Directors of G&P LLC; and (vi) as consideration for NGP’s participation in the foregoing, a payment by EROC to ERH of a fee, with alternative payment terms at EROC’s option.

The material terms and conditions of the Transaction are set forth in (i) the Amended and Restated Securities Purchase and Global Transaction Agreement by and between EROC, ERH, NGP VII, NGP VIII, Montierra Minerals and Production, L.P., Montierra Management LLC, ERGP and G&P LLC; (ii) the Purchase and Sale Agreement by and among Eagle Rock Pipeline GP, LLC, EROC Production LLC and BSAP II GP, L.L.C.; (iii) Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of EROC; and (iv) the Second Amended and Restated Agreement of Limited Partnership of EROC (collectively, the “Transaction Documents”).

You have requested our opinion (the “Opinion”) as to the fairness from a financial point of view of the terms of the Transaction to EROC and its unitholders, other than any affiliated parties that may be involved in the Transaction.

In conducting our analysis and arriving at our Opinion expressed herein, we have made such reviews, analyses, and inquiries as we deemed appropriate under the circumstances, including, without limitation, the following:

(i) Reviewed the terms and provisions of the Transaction as provided by EROC’s management (“Management”) and draft versions of the Transaction Documents, including the Amended and Restated Securities Purchase and Global Transaction Agreement, dated January 11, 2010, the Purchase And Sale Agreement dated December 18, 2009, Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of EROC dated December 18, 2009 and the Second Amended and Restated Agreement of Limited Partnership of EROC dated December 18, 2009;

(ii) Reviewed EROC’s historical and projected financial performance as provided by Management;

(iii) Probed certain assumptions underlying Management’s financial forecasts for EROC;

(iv) Reviewed certain other business and financial information relating to EROC as provided by Management that we believed to be relevant to our analysis;

(v) Conducted discussions with members of Management concerning current operations and growth prospects for EROC;

(vi) Conducted discussions with members of Management regarding the nature, pricing, and timing of the Transaction;

(vii) Discussed with Management other alternative financing scenarios and Management’s reasons for choosing to move forward with the Transaction over other potential options;

(viii) Reviewed publicly-available financial data, stock market performance data and trading multiples of companies and partnerships that we deemed to be generally comparable to EROC and/or its business segments;

(ix) Reviewed the terms of recent mergers and acquisition transactions involving companies, partnerships, and assets that we deemed generally comparable to EROC and/or its business segments;

(x) Performed a discounted cash flow analysis based on projections for EROC and/or its business segments as furnished to us by Management;

(xi) Reviewed the pro forma capitalization, credit profile and ownership profile of EROC after giving effect to the Transaction;

(xii) Reviewed EROC’s credit agreement dated December 13, 2007, as amended, with a syndicate of lenders;

(xiii) Reviewed the Transaction and our analyses with our internal Fairness Opinion Review Committee; and

(xiv) Conducted such other studies, analyses, and inquiries as we have deemed appropriate.

In preparing our Opinion: (i) we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us; (ii) we have not independently verified the accuracy and completeness of the information that formed a substantial basis of our Opinion that was supplied to us by Management or other third-party sources of information with respect to EROC, the Transaction, or other material aspects of the Opinion and do not assume any responsibility with respect thereto; and (iii) we have relied upon the assurance of Management that it is not aware of any facts that would make such information inaccurate or misleading in any respect material to our analysis. We have not made any physical inspection or independent appraisal of any of the properties or assets of EROC, nor have we evaluated the solvency or fair value of EROC under any state or federal laws relating to bankruptcy, insolvency, or similar matters. Our Opinion is based upon the totality of our analysis. We did not solely rely on any one specific valuation formula or analysis, and are not aware of any such formula or analysis that should be used in lieu of sound business judgment. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. With respect to the financial forecast information furnished to or discussed with us by Management, we have assumed that such information has been reasonably prepared and that it reflects the best currently available estimates and judgment of Management as to the expected future financial performance of EROC. For purposes of this Opinion, we have assumed that EROC is not involved in any material transaction other than the Transaction and those activities undertaken in the ordinary course of business.

This Opinion only addresses the matters specifically addressed herein. Without limiting the foregoing, this Opinion does not address or express an opinion as to: (i) matters that require legal, regulatory, accounting, insurance, tax, or other professional advice; (ii) the underlying business decision of EROC, its security holders, or any other party to proceed with or effect the Transaction; (iii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion; (iv) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors, or other constituencies of EROC, or any other party other than those set forth in this Opinion; (v) the relative merits of the Transaction as compared to any alternative business strategies that might exist for EROC or the effect of any other transaction in which EROC might engage; (vi) the tax or legal consequences of the Transaction to EROC, its security holders, or any other party; or (vii) the fairness of the amount or the nature of the compensation to any of EROC or EROC’s officers, directors, or employees, or any class of such persons. We further have assumed that the Transaction will not result in the termination of EROC as a partnership for U.S. federal income tax purposes. We have also assumed that all material governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction, including the approval of the unitholders of EROC, will be obtained without any adverse effect on EROC.

We have assumed that the Transaction will be consummated on the terms and conditions set forth in the Transaction Documents that we have reviewed as indicated above. We have also assumed that the final forms of the Transaction Documents that are executed will not differ in any material respects from the drafts thereof that were furnished to, and reviewed by, us as indicated above. Further we have assumed the consideration for the proposed Transaction will be as described in the Transaction Documents. This Opinion will no longer apply and should be disregarded if any of such terms and conditions or the consideration are modified in any material respect.

It should be understood that subsequent developments may affect the conclusions expressed in this Opinion, and Madison Williams and Company LLC disclaims any obligation to advise any person of any change in any manner affecting this Opinion that may come to our attention after the date of this Opinion. Our Opinion is limited to the fairness, from a financial point of view, of the Transaction to EROC and its unitholders (other than any affiliated parties that may be involved in the Transaction) as of the date hereof.

Based upon the foregoing, and in reliance thereon, it is our opinion that if the Transaction is consummated on the terms and conditions set forth in the Transaction Documents, the terms of the Transaction will be fair, from a financial point of view, to EROC and its unitholders (other than any affiliated parties that may be involved in the Transaction).

EROC and the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of G&P LLC (the “Board”) may disclose the fact that it has received the Opinion from us, and descriptions and summaries of the Opinion (i) in any filing made by EROC with the Securities and Exchange Commission, or any state agency, in connection with the Transaction (including without limitation, a proxy statement) (ii) in materials delivered to unitholders of the Partnership that are a part of such filings, (iii) in materials delivered to the partners of EROC, and (iv) in materials delivered to the lenders and administrative agent under EROC’s credit facilities; provided that any description of, summary of, or reference to our actions will be in form reasonably acceptable to us and our counsel. This letter is not to be quoted or referred to, in whole or in part, in any other document used in connection with the offer or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent. Notwithstanding the foregoing, we agree that (i) the Conflicts Committee may disclose the Opinion to the Board and (ii) the Opinion is intended for the benefit and use of the Conflicts Committee and the other members of the Board, in their capacity as such, in considering the Transaction.

We have been engaged by the Conflicts Committee to render this Opinion. We will receive a fee from EROC for rendering this Opinion, no portion of which is contingent upon the successful completion of the Transaction or the conclusions reached in this Opinion. We have and will also receive a fee for acting as a financial advisor to the Conflicts Committee in relation to the Transaction, no portion of which is contingent upon the successful completion of the Transaction. EROC has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may actively trade the units and other securities of EROC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Madison Williams and Company LLC, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Except as provided above, Madison Williams and Company LLC and its predecessor, SMH Capital Inc., does not have and has not had any material relationships with EROC or, to our knowledge, any of its affiliates during the two years preceding the date of this Opinion in which compensation was received or is intended to be received as a result of the relationship between Madison Williams and Company LLC and EROC or, to our knowledge, any of its affiliates.

This Opinion, which has been approved by our Fairness Opinion Review Committee, is furnished solely for your benefit and the benefit of the Board and may not be relied upon by any other person without our express, prior written consent. Our Opinion is delivered to you subject to the conditions, scope of engagement, limitations, and understandings set forth in this Opinion and our retainer agreement, and subject to the understanding that our obligations in connection with this Opinion are solely obligations of Madison Williams and Company LLC, and except in the case of fraud or willful misconduct no officer, director, employee, agent, shareholder, or controlling person of Madison Williams and Company LLC shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

MADISON WILLIAMS AND COMPANY LLC

By:	/s/ Robert Lane
Robert Lane
Director

Preliminary Form of Proxy Card
EAGLE ROCK ENERGY PARTNERS, L.P.
SPECIAL MEETING OF UNITHOLDERS
, 2010
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF EAGLE ROCK G&P, LLC
     The undersigned holder of common units of Eagle Rock Energy Partners, L.P. (“EROC”), a Delaware limited partnership, hereby acknowledges receipt of the Notice of Special Meeting of Unitholders and Proxy Statement, each dated                       , 2010, and revoking all prior proxies, hereby appoints Joseph A. Mills, Jeffrey P. Wood and Charles C. Boettcher (together, the “Proxies”), each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all of the common units which the undersigned may be entitled to vote at the special meeting of unitholders of EROC to be held at                       , at on                       ,                       , 2010, and at any adjournment or postponement thereof, on the matters set forth in this form of proxy and described in the Joint Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponement thereof, in accordance with the following instructions:
1.	To approve the Securities Purchase and Global Transaction Agreement, dated as of December 21, 2009, by and between EROC, Eagle Rock Energy GP, L.P., the general partner of EROC (“ERGP”), Eagle Rock Energy G&P, LLC, the general partner of ERGP, Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. (collectively, “Natural Gas Partners”), Montierra Minerals & Production Company, L.P., an affiliate of Natural Gas Partners (“Montierra”), the general partner of Montierra and Eagle Rock Holdings, L.P., an affiliate of Natural Gas Partners and the sole, direct or indirect, equity owner of ERGP, as the same may be amended from time to time.

FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
2.	To approve Amendment No. 1 to EROC’s First Amended and Restated Limited Partnership.

FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
3.	To approve the Second Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P.

FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
4.	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

FOR: ☐	AGAINST: ☐	ABSTAIN: ☐
     This proxy when properly executed will be voted in the manner directed herein by the undersigned unitholder. Proxy cards properly executed and returned without direction will be voted “FOR” each proposal listed above. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.
     Signature must be that of the unitholder himself or herself. If common units are held jointly, each unitholder named must sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Preliminary Form of Proxy Card
Dated:                      , 2010
IMPORTANT: Please insert date.
INDIVIDUAL HOLDER:
Signature—Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: